Exhibit 10.1
AMENDMENT AND RESTATEMENT AGREEMENT
This AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”), dated as of November 2, 2022, is made by and among Adient US LLC, a Michigan limited liability company (the “Lead Borrower”), the other Loan Parties under the Amended and Restated Credit Agreement, the Lenders and Issuing Banks party to the Amended and Restated Credit Agreement and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent for the Lenders (in such capacity, the “Administrative Agent”) and the Swingline Lender.
WHEREAS, the Loan Parties, Lenders, Issuing Banks and the Administrative Agent are party to that certain Revolving Credit Agreement, dated as of May 6, 2019 (as amended by the Amendment Agreement dated as of December 26, 2019, as amended by the Amendment Agreement dated as of November 24, 2021 and as further amended, restated, amended and restated, modified and/or supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among the Lead Borrower, the other Loan Parties party thereto, the Administrative Agent and the various financial institutions from time to time party thereto;
WHEREAS, Section 13.12(a) of the Existing Credit Agreement provides that the Administrative Agent and the Lead Borrower may amend the Loan Documents with the written consent of the Loan Parties party to the Loan Documents, the Lenders and the Administrative Agent;
WHEREAS, the Administrative Agent and the Lead Borrower desire to amend the Existing Credit Agreement in accordance with Section 13.12(a) as further described herein; and
NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
SECTION 1.    Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Amended and Restated Credit Agreement (as defined below).
SECTION 2.    Amendment and Restatement.
(a)    Effective as of the Effective Date, the Existing Credit Agreement is hereby amended and restated and replaced in its entirety in the form attached as Annex A hereto (the Existing Credit Agreement as amended and restated hereby, the “Amended and Restated Credit Agreement”).
(b)    Effective as of the Effective Date, Schedule 1.01(B), Schedule 2.01, Schedule 8.04, Schedule 8.05, Schedule 8.08(a), Schedule 8.08(b), Schedule 8.20, Schedule 8.21, Schedule 9.12, Schedule 9.18, Schedule 13.03, Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit B-1, Exhibit B-2, Exhibit C-1, Exhibit C-2, Exhibit C-3 and Exhibit C-4 to the Existing Credit Agreement are hereby replaced in their entirety pursuant to each corresponding Schedule or Exhibit attached as Annex B hereto.
(c)    From and after the effectiveness of this Agreement, the “Obligations” under the Existing Credit Agreement shall continue as “Obligations” under the Amended and Restated Credit Agreement and the Loan Documents until otherwise paid in accordance with the terms thereof, and the Commitments under each Subfacility established hereby shall (i) constitute Obligations and have all of the benefits thereof, (ii) be guaranteed by the Guarantors pursuant to the Guarantee Agreement and (iii) be secured by the Liens granted to the Collateral Agent for the benefit of the Secured Parties under the Security Documents.
(d)    On the terms and subject to the conditions set forth herein, from and after the Effective Date, each Lender hereby agrees to increase and/or make available their Commitments in the amount set forth on Schedule 2.01 in Annex B hereto to the Borrower in accordance with the Amended and Restated Credit Agreement.

(e)    Each financial institution listed on Schedule 2.01 in Annex B hereto that is not a Lender immediately prior to giving effect to this Agreement (each, a “New Lender”) shall become a Lender on the Effective Date and hereby:
(i)    confirms that it has received a copy of the Existing Credit Agreement and each other Loan Document and has received copies of the most recent financial statements delivered pursuant to Section 9.04 of the Existing Credit Agreement and such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to provide its Revolving Commitment hereunder and make the Loans and Credit Extensions with respect thereto on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender;
(ii)    confirms that it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and that it is experienced in making loans of such type;
(iii)    appoints, authorizes and instructs the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Amended and Restated Credit Agreement and the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and
(iv)    acknowledges and agrees that it shall be a “Secured Party” and “Lender” under, and for all purposes of, the Amended and Restated Credit Agreement and the other Loan Documents, be subject to and bound by the terms thereof and perform all the obligations of and shall have all the rights of a Lender.
SECTION 3.    Reallocation; Payment of Interest and Fees. On the Effective Date, (a) the Lead Borrower shall pay to the Administrative Agent, for the account of each of the Lenders under the Existing Credit Agreement (each, an “Existing Lender”), all accrued fees and interest under the Existing Credit Agreement to, and not including, the Effective Date, (b) each Existing Lender will, to the extent applicable, automatically and without further act be deemed to have assigned to each Revolving Lender party hereto, and each Revolving Lender party hereto will, to the extent applicable, automatically and without further act be deemed to have assumed, a portion of such Existing Lender’s participations under the Existing Credit Agreement in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans, in each case held by each Lender party hereto will equal the percentage of the aggregate applicable Revolving Commitments of all Lenders represented by such Lender’s applicable Revolving Commitments as set forth on Schedule 2.01 in Annex B hereto and (c) if there are any Revolving Loans outstanding under the Existing Credit Agreement, such Revolving Loans shall be prepaid from the proceeds of a borrowing of Revolving Loans under the Amended and Restated Credit Agreement.
SECTION 4.    Effectiveness. The effectiveness of the amendments set forth in Section 2 above and the reallocation described in Section 3 above are each subject to satisfaction of the following conditions precedent (the date of such satisfaction being the “Effective Date”):
(a)    Executed Agreement; Notes. The Administrative Agent shall have received (i) this Agreement, duly executed by the Loan Parties, the Lenders and the Issuing Banks and (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the applicable Borrower in favor of each Lender requesting a Note at least three (3) Business Days prior to the Effective Date.
(b)    Representations and Warranties. The representations and warranties set forth in Section 5 of this Agreement shall be true and correct in all material respects on and as of the Effective Date (after giving effect to the Amendment and Restatement Transactions); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(c)    No Default or Event of Default. No Default or Event of Default shall have occurred or be continuing, or would result from the consummation of the Amendment and Restatement Transactions, on the Effective Date.
(d)    Organizational Documents(e)    . The Administrative Agent shall have received a certificate (or certificates) of the Secretary or Assistant Secretary, statutory director, management board members or similar officer of each Loan Party (excluding the Spanish Loan Parties, in accordance with, and subject to, the terms and conditions stated in Schedule 9.12) dated the Effective Date and certifying, to the extent applicable:
(i)    that attached thereto is a true and complete copy of the certificate or articles of incorporation, any certificates of incorporation on change of name, certificates of incorporation on re-registration as a public limited company, certificate of limited partnership, certificate of formation or other equivalent constituent or constitutional and governing documents, including all amendments thereto, of such Loan Party certified as of a recent date by the applicable Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or incorporation or by the Secretary or Assistant Secretary, statutory director, management board members or similar officer of such Loan Party or other person duly authorized by the constituent or constitutional documents of such Loan Party. In relation to each Luxembourg Loan Party the above shall include (i) an excerpt issued by the RCS dated no earlier than one (1) Business Day prior to the Effective Date and (ii) a certificate issued by the RCS dated no earlier than one (1) Business Day prior to the Effective Date stating that no judicial decision pursuant to which it would be subject to one of the judicial proceedings including, but not limited to, bankruptcy (faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de la faillite), has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the Luxembourg law of 19 December 2002 on the Register of Commerce and Companies and on the accounting and annual accounts of undertakings, as amended. In relation to each Polish Loan Party the above shall include an electronic information equivalent to a current extract from the National Court Register (Krajowy Rejestr Sądowy) relating to each Polish Loan Party, issued as of a recent date, confirming that no order or resolution for any bankruptcy or restructuring proceedings or liquidation has been registered in relation to the Polish Loan Party, nor has any receiver, trustee, administrator or liquidator been appointed in respect of the Polish Loan Party. In relation to each Jersey Loan Party the above shall include copies of all consents issued to each Jersey Loan Party pursuant to the Control of Borrowing (Jersey) Order 1958, as amended. In relation to each Mexican Obligor, the above shall include (i) an excerpt of records from the Public Registry of Commerce (folio mercantil del Registro Público de Comercio) dated not earlier than twenty (20) Business Days prior to the Effective Date, except for the excerpt of records from the Public Registry of Commerce for Adient Servicios S. de R.L. de C.V., and (ii) copies of any documents which are pending registration with the relevant Commercial Registry as of the Effective Date;
(ii)    that in the case of each U.S. Loan Party, attached thereto is a true and complete copy of a certificate as to the good standing (or similar certification) of such U.S. Loan Party (to the extent that such concept exists in such jurisdiction), as of a recent date from the applicable Secretary of State (or other similar official or Governmental Authority);
(iii)    that attached thereto is a true and complete copy of the by-laws (or articles of association, articles of incorporation, partnership agreement, limited liability company agreement or other equivalent constituent or constitutional and governing documents, if any) of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in the following clause (iv);
(iv)    that attached thereto is a true and complete copy of resolutions or meeting minutes (or certificates thereof) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of each of the Loan Documents to which such person is a party on the Effective Date and that such resolutions or meeting minutes have not been modified, rescinded or amended and are in full force and effect on the Effective Date;
(v)    to the extent not covered in clause (i), (iii) or (iv) above, that attached thereto is a true and complete copy of any powers-of-attorney granted by such Loan Party to the individuals executing each of the Loan Documents to which such person is a party on the Effective Date and that such powers-of-attorney have not been limited, revoked or amended and are in full force and effect on the Effective Date;
(vi)    in the case of each company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Administrative Agent (a “Charged Company”), the above shall include either (i) a certificate of an authorised signatory of each UK Loan Party certifying that (A) Parent and each of its Subsidiaries have complied within the relevant timeframe with any notice they have received pursuant to Part 21A of the Companies Act 2006 from a Charged Company; and (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, is certified by an authorised signatory of each UK Loan Party to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or (ii) a certificate of an authorized signatory of each UK Loan Party certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006;
(vii)    that (if applicable) attached thereto is a true and complete copy of resolutions or meeting minutes (or certificates thereof) duly adopted by all the holders of the issued shares in each Loan Party or, as applicable, its general partner or its general partner’s shareholders (if such resolutions are necessary under the relevant local laws), approving the terms of, and the transactions contemplated by, the Loan Documents to which the Loan Party is a party;
(viii)    that (if applicable and not already included in the resolutions referred to in clause (iv) above) attached thereto is a true and complete copy of, a copy of any power of attorney authorizing the person(s) specified therein to sign the Loan Documents to which the Loan Party is a party on behalf of each of the Loan Party;
(ix)    in the case of each Irish Loan Party, confirming that the entry into, and the performance by that Irish Loan Party of its obligations under the Loan Documents to which it is a party does not constitute financial assistance within the meaning of Section 82 of the Irish Companies Act and that it and each other Loan Party form part of a group of companies for the purposes of Section 243 of the Irish Companies Act and that the prohibition contained in Section 239 of the Irish Companies Act does not apply to the transaction contemplated by this Agreement;
(x)    as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on the Effective Date on behalf of such Loan Party; and
(xi)    confirming that (a) borrowing or guaranteeing or securing, as appropriate, the entry into the Loan Documents and the performance of its obligations thereunder would not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded, (b) each copy document relating to it specified in this Section 4(d) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and in relation to each Luxembourg Loan Party, confirming that (a) it rents the premises of its registered office located at 35F, avenue John F. Kennedy, L-1855 Luxembourg, (b) it is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), or similar proceedings; the relevant company has not been subject to conservatory measures such as attachment order (saisie conservatoire) or garnishment (saisie attribution or saisie arrêt) and no application, petition, order or resolution has been made, or taken by the relevant company or to its knowledge by any other person for the appointment of a commissaire, curateur, liquidateur or similar officer for its administration, voluntary or judicial winding-up, voluntary or judicial liquidation, or similar proceedings, and (c) it is not, on the date of the Agreement, in a state of cessation of payments (cessation de paiement) and has not lost its commercial creditworthiness.
(e)    Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders, the favorable written opinions of (i) Sullivan & Cromwell LLP, as special New York counsel for the Loan Parties, (ii) A&L Goodbody, as special Irish counsel for Parent, (iii) Kostopoulos Rodriguez, PLLC, as special Michigan counsel for the Loan Parties (including the Lead Borrower) organized under the laws of Michigan, (iv) CM Law, as Luxembourg counsel for the Loan Parties organized under the laws of Luxembourg, (v) Wiewiórski Legal, as Polish counsel for the Loan Parties organized under the laws of Poland, (vi) Baker & McKenzie SCRL/CVBA, as Belgian counsel for the Loan Parties organized under the laws of Belgium, (vii) Vinge, as Swedish counsel for the Loan Parties organized under the laws of Sweden, (viii) Arthur Cox, special counsel to the Administrative Agent with respect to certain matters of Irish law, (ix) Appleby (Jersey) LLP, special counsel to the Administrative Agent with respect to certain matters of Jersey law, (x) Norton Rose Fulbright LLP, special counsel to the Administrative Agent with respect to certain matters of England and Wales law (xi) Baker McKenzie Madrid S.L.P., as Spanish counsel for the Loan Parties organized under the laws of Spain, (xii) CC&N Abogados, S.C., as special Mexican counsel for the Mexican Obligors and (xiii) Cuesta Campos y Asociados, S.C., as special counsel to the Administrative Agent with respect to certain matters of Mexican law (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent) (A) dated the Effective Date, (B) addressed to the Administrative Agent and the Lenders on the Effective Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering customary matters relating to the Loan Documents.
(f)    Solvency Certificate. The Lenders shall have received a solvency certificate substantially in the form of Exhibit E and signed by a Financial Officer, relating to Parent and its Subsidiaries on a consolidated basis after giving effect to the Effective Date and the Amendment and Restatement Transactions on the Effective Date.
(g)    Collateral and Guarantee Requirement. To the extent required to be satisfied on or prior to the Effective Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 13.12 of the Amended and Restated Credit Agreement) on and as of the Effective Date.
(h)    Know Your Customer. The Administrative Agent and the Lenders (as requested through the Administrative Agent) shall have received at least three (3) Business Days prior to the Effective Date (i) all documentation and other information required with respect to the Borrowers by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and (ii) a Beneficial Ownership Certification in relation to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case, to the extent requested in writing at least ten (10) Business Days prior to the Effective Date.
(i)    Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of Parent certifying compliance with the conditions in Sections 4(b) and 4(c) above.
(j)    Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate, dated on the Effective Date and signed by a Responsible Officer of each Loan Party (to the extent that such concept exists in such jurisdiction), together with all attachments contemplated thereby.
(k)    Lien Searches(l)    . (i) The Administrative Agent shall have received, as to each U.S. Loan Party (and with respect to Uniform Commercial Code lien searches, each other pledgor under the U.S. Collateral Agreement), the results of customary lien searches including a search of the Uniform Commercial Code, Tax and judgment searches, United States Patent and Trademark Office and United States Copyright Office searches, and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the Effective Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);
(ii)    The Administrative Agent shall have received, as to Parent, Adient Global Holdings Luxembourg and each Jersey Loan Party, an online search on the SIR against Parent, Adient Global Holdings Luxembourg and each Jersey Loan Party;
(iii)    The Administrative Agent shall have received, as to the U.K. Loan Parties, UK Companies House searches and evidence reasonably satisfactory to the Administrative Agent that Liens indicated by such searches are Permitted Liens or have been, or will be, simultaneously or substantially concurrently with the Effective Date released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);
(iv)    The Administrative Agent shall have received, as to Parent and any Irish Loan Party, customary searches at the Companies Registration Office and in the Index of Petitions and Winding Up Notices maintained at the Central Office of the High Court and at the Judgments Office in Dublin and evidence reasonably satisfactory to the Administrative Agent that Liens indicated by such searches are Permitted Liens or have been, or will be, simultaneously or substantially concurrently with the Effective Date released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made); and
(v)    The Administrative Agent shall have received with respect to Polish Loan Parties, current excerpt from the National Court Register (Krajowy Rejestr Sądowy) or the electronic information equivalent to a current extract from the National Court Register, which the Administrative Agent reasonably may have requested, and only to the extent such concept is applicable in such Loan Party’s jurisdiction of incorporation, formation or organization.
(l)    Fees and Expenses. The Agents shall have received (i) all fees due and payable thereto or to any Lender on or prior to the Effective Date and, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder, under this Agreement on or prior to the Effective Date and (ii) all fees and expenses required to be paid on or prior to the Effective Date pursuant to the Engagement Letter, dated as of October 7, 2022, between the Lead Borrower and JPMorgan Chase Bank, N.A. and any other letter agreement in connection with the Amendment and Restatement Transactions.
(m)    Interest and Fees. The Lead Borrower shall have paid to all Existing Lenders the amounts described in Section 3(a) above.
(n)    Flood Documentation. With respect to each Mortgaged Property located in the United States or any State thereof as of the Effective Date, the Collateral Agent shall have received the Flood Documentation.
(o)    Security and Guarantee Documents. The Administrative Agent shall have received (i) an Irish law deed of confirmation in respect of the Irish Law Debenture made between each Irish Loan Party and the Collateral Agent and (ii) an Irish law deed of confirmation in respect of the Irish Law Share Charge among each Loan Party (other than any Irish Loan Party) that owns Equity Interests of a person incorporated or organized under the laws of Ireland (other than Excluded Securities) and the Collateral Agent.
(p)    Certain UK Tax Matters. Each Lender with a European Revolving Commitment listed on Schedule 2.01 in Annex B hereto shall have provided a completed U.K. Tax Certification, attached as Annex C hereto, to the Administrative Agent and the Lead Borrower.

SECTION 5.    Representations and Warranties.
Each Loan Party represents and warrants to the Agent and the Lenders that, as of the Effective Date:
(a)    this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against such Loan Party in accordance with its terms, subject to applicable pre-insolvency, bankruptcy, insolvency, concurso mercantil, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(b)    immediately before and immediately after giving effect to this Agreement, the applicable representations and warranties of each Loan Party which are contained in (i) Article 8 of the Amended and Restated Credit Agreement or (ii) any other Loan Document in effect on the Effective Date, in each case, are true and correct in all material respects; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties were true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects; and
(c)    immediately before and immediately after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing or would result from the Agreement.
SECTION 6.    Reaffirmation.
(a)    Each Loan Party hereby expressly acknowledges the terms of this Agreement and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Agreement and (ii) its guarantee of the Obligations under each Guarantee, as applicable, and its grant of Liens on the Collateral to secure the applicable Obligations pursuant to the Security Documents.
(b)    Belgian Law. On the basis of the terms of the Initial Belgian Security Agreements and as intended and agreed at the time of entry into the Initial Belgian Security Agreements, each Loan Party which has or has purported to grant Belgian Collateral pursuant to the Initial Belgian Security Agreements hereby expressly confirms (for the avoidance of doubt) that, with effect as of the date hereof, subject to the Guarantee Limitations and any confirmation agreement:
(i)    its liabilities and obligations arising under this Agreement, the Amended and Restated Credit Agreement and each Loan Document shall form part of (but do not limit) the "Secured Obligations" as defined in each Initial Belgian Security Agreement (including by incorporation) as such Secured Obligations intended to cover any amounts due pursuant to, or in connection with, any additional facilities and any increase in any amount made available under the Loan Documents;
(ii)    any Belgian Collateral created by it under the Initial Belgian Security Agreements extends to its liabilities and obligations under the Loan Documents (including the Amended and Restated Credit Agreement); and
(iii)    the Belgian Collateral created under each Initial Belgian Security Agreement continues in full force and effect under the terms of that Initial Belgian Security Agreement.
(c)    Parties acknowledge, confirm and agree that none of the transactions contemplated by this Agreement shall constitute a novation (schuldvernieuwing/ novation) for the purposes of any applicable law.

(d)    Swedish Law. The Swedish Loan Party acknowledges and confirms that on and from the Effective Date its obligations under each Guarantee in the Loan Documents and each indemnity in the Loan Documents will continue in full force and effect and agrees that such obligations shall be extended to and shall include all of the liabilities and obligations of the Loan Parties under the Amended and Restated Credit Agreement and the other Loan Documents, subject to any limitations applicable to such Swedish Loan Party as set out in the Amended and Restated Credit Agreement.
(e)    Each Loan Party party to a Swedish Security Document acknowledges and confirms that each Swedish Security Document executed by it will on and from the Effective Date continue in full force and effect and continue to secure all present and future obligations and liabilities owed by any Loan Party under the Loan Documents and shall extend to secure all the liabilities and obligations of each Loan Party under and in accordance with the terms of the Amended and Restated Credit Agreement, whether actual or contingent and whether owed jointly or severally, as principal or surety and/or in any other capacity whatsoever, under or in connection with the Loan Documents including the Amended and Restated Credit Agreement, subject to any limitations applicable to such Loan Party as set out in the relevant Swedish Security Document.
(f)    Luxembourg Law. Without prejudice to section 6(a) above, in respect of the Initial Luxembourg Security Agreements, each of the Luxembourg Loan Parties, Adient Global Holdings Jersey, Adient Ltd., Adient Germany Ltd & Co. KG, the Parent as pledgors and the Collateral Agent in such capacity hereby agree that the Initial Luxembourg Security Agreements to which they are a party remain in full force and effect and that the pledge created under each Initial Luxembourg Security Agreement as well as the rights, powers and remedies conferred upon the Collateral Agent by each Initial Luxembourg Security Agreement or by law shall not be affected in any way whatsoever by the entry into and execution of this Agreement.
(g)    Each Mexican Obligor hereby expressly acknowledges the terms of this Agreement and reaffirms, as of the date hereof, its joint and several liability under the Amended and Restated Credit Agreement and the Guarantee Agreement.
SECTION 7.    Reference to and Effect on the Amended and Restated Credit Agreement.
(a)    On and after the effectiveness of this Agreement, each reference in the Amended and Restated Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Amended and Restated Credit Agreement, shall mean and be a reference to the Amended and Restated Credit Agreement, as amended by, and after giving effect to, this Agreement. This Agreement is a “Loan Document” for purposes of the Amended and Restated Credit Agreement and the other Loan Documents.
(b)    Each Loan Document, after giving effect to this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, except that, on and after the effectiveness of this Agreement, each reference in each of the Loan Documents to the “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Amended and Restated Credit Agreement shall mean and be a reference to the Amended and Restated Credit Agreement, as amended by and after giving effect to, this Agreement. Nothing in this Agreement can or may be construed as a novation of the Amended and Restated Credit Agreement or any other Loan Document.
SECTION 8.    Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, .PDF or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the Amendment and Restatement Transactions shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

SECTION 9.    WAIVER OF JURY TRIAL; GOVERNING LAW; JURISDICTION, ETC.
(a)    The provisions set forth in Sections 13.08 of the Amended and Restated Credit Agreement are hereby incorporated herein mutatis mutandis with all references to “this Agreement” therein being deemed references to this Agreement.
(b)    Notwithstanding paragraph (a) above:
(i)    paragraph (b) of Section 6 (Reaffirmation) and any non-contractual obligations arising out of or in connection with the security confirmation therein are governed by Belgian law;
(ii)     paragraph (d) of Section 6 (Reaffirmation) and any non-contractual obligations arising out of it or in connection with it is governed and constructed in accordance with Swedish law. The courts of Sweden shall have exclusive jurisdiction over matters arising out of or in connection with paragraph (d) of Section 6. The Stockholm District Court (Sw. Stockholms tingsrätt) shall be the court of first instance. The submission to the jurisdiction of the Swedish courts shall not limit the right of the Collateral Agent or a Secured Party to take proceedings against such Loan Party in any court which may otherwise exercise jurisdiction over the Loan Party.
(iii)    Paragraph (f) of Section 6 (Reaffirmation) is governed by, and shall be construed in accordance with, the laws of Luxembourg and any dispute arising in connection with Section 6(f) shall be submitted to the courts of the district of Luxembourg.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date and year first written above.
ADIENT US LLC,
as Lead Borrower
By:    /s/ Phillip A. Rotman II
    Name:    Phillip A. Rotman II
    Title:    Authorized Person

[Adient ABL — Amendment and Restatement Agreement]

Adient plc,
as a Loan Party
By:    /s/ Gregory Scott Smith
    Name: Gregory Scott Smith
    Title: Chief Accounting Officer

[Adient ABL — Amendment and Restatement Agreement]

ADIENT ELDON INC.
ADIENT SYSTEMS ENGINEERING LLC
ADIENT CLANTON INC.
ADIENT INC.
ADIENT HOLDING MEXICO LLC
ADIENT HOLDING BRAZIL LLC
ADIENT HOLDING SLOVAKIA LLC
ADIENT HOLDING TURKEY LLC
ADIENT HOLDING SOUTH AFRICA LLC
FUTURIS GLOBAL HOLDINGS, LLC
FUTURIS AUTOMOTIVE (NA) HOLDINGS INC.
FUTURIS AUTOMOTIVE (NA) INTERMEDIATE HOLDINGS INC.
FUTURIS AUTOMOTIVE (US) INC.
FUTURIS AUTOMOTIVE (CA) LLC
CNI ENTERPRISES, INC.
CNI-DULUTH, LLC
NICA, INC.
UNIVERSAL TRIM, INC.

By:	/s/ Phillip A. Rotman II
Name:	Phillip A. Rotman II
Title:	Authorized Person

[Adient ABL — Amendment and Restatement Agreement]

ADIENT US ENTERPRISES LIMITED PARTNERSHIP
By Adient Ltd., its general partner
By:    /s/ Brad Pilon
    Name: Brad Pilon
    Title: Authorised Person

[Adient ABL — Amendment and Restatement Agreement]

ADIENT GLOBAL HOLDINGS S.à  r.L., a Luxembourg company governed under the laws of the Grand Duchy of Luxembourg as a société à responsabilité limitée, with its registered office at 35F, Avenue John F Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 214.737.
By:    /s/ Phillip A. Rotman II
    Name:    Phillip A. Rotman II
    Title:     Category A Manager authorized

ADIENT LUXEMBOURG POLAND HOLDING S.à  r.L., a Luxembourg corporation governed under the laws of the Grand Duchy of Luxembourg as a société à responsabilité limitée, with its registered office at 35F, Avenue John F Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 204.878

By:	/s/ Phillip A. Rotman II
	Name:	Phillip A. Rotman II
	Title:	Category A Manager authorized

ADIENT LUXEMBOURG ASIA HOLDING S.à  r.L.., a Luxembourg corporation governed under the laws of the Grand Duchy of Luxembourg as a société à responsabilité limitée, with its registered office at 35F, Avenue John F Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 208.006

By:	/s/ Phillip A. Rotman II
	Name:	Phillip A. Rotman II
	Title:	Category A Manager authorized

[Adient ABL — Amendment and Restatement Agreement]

ADIENT GLOBAL HOLDINGS LUXEMBOURG S.à r.L., a Luxembourg corporation governed under the laws of the Grand Duchy of Luxembourg as a société à responsabilité limitée, with its registered office at 35F, Avenue John F Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 214.747

By:	/s/ Phillip A. Rotman II
	Name:	Phillip A. Rotman II
	Title:	Category A Manager authorized

[Adient ABL — Amendment and Restatement Agreement]

ADIENT HOLDING IRELAND LIMITED
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director

[Adient ABL — Amendment and Restatement Agreement]

ADIENT GLOBAL HOLDINGS LTD
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
ADIENT INTERNATIONAL LTD
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director

[Adient ABL — Amendment and Restatement Agreement]

ADIENT BELGIUM BV, a private limited liability company (besloten vennootschap société à responsabilité limitée) organised and existing under Belgian law, having its registered office at Paul Christiaenstraat 1, 9960 Assenede and registered under company number 0437.456.835 RLP Ghent, division Ghent.

By:	/s/ Phillip A. Rotman II
	Name:	Phillip A. Rotman II
	Title:	Director

[Adient ABL — Amendment and Restatement Agreement]

Adient Sweden AB,
as a Loan Party
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Authorized Officer

[Adient ABL — Amendment and Restatement Agreement]

ADIENT SEATING HOLDING SPAIN, S.L.U
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Joint and Several Director
ADIENT SEATING SPAIN, S.L.U.
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Joint and Several Director
ADIENT AUTOMOTIVE, S.L.U.
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Joint and Several Director
ADIENT REAL ESTATE HOLDING SPAIN, S.L.U.
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Joint and Several Director

[Adient ABL — Amendment and Restatement Agreement]

ADIENT SEATING POLAND SPÓŁKA Z OGRANICZONĄ ODPOWIEDZIALNOŚCIĄ, a Polish company with its registered office in Siemianowice Śląskie, at 93 Krupanka Street 41-100 Siemianowice Śląskie, entered into the register of entrepreneurs of the National Court Register, maintained by the District Court Katowice-Wschód in Katowice, VIII Commercial Division of the National Register Court, under the number KRS 0000236927, having the following numbers NIP: 5862148358 and REGON: 220066313 and a share capital of PLN 221,186,500.00

By:	/s/ Phillip A. Rotman II
	Name:	Phillip A. Rotman II
	Title:	Attorney-in-fact

ADIENT FOAM POLAND SPÓŁKA Z OGRANICZONĄ ODPOWIEDZIALNOŚCIĄ, a Polish company with its registered office in Żory, 6 Wygoda Street, 44-240 Żory, entered into the register of entrepreneurs of the National Court Register maintained by the District Court in Gliwice, X Commercial Division of the National Register Court, under the KRS number: 0000251430, having the following numbers NIP: 7010029670 and REGON: 140581505 and a share capital of PLN 14,650,000.00

By:	/s/ Phillip A. Rotman II
	Name:	Phillip A. Rotman II
	Title:	Attorney-in-fact

ADIENT POLAND SPÓŁKA Z OGRANICZONĄ ODPOWIEDZIALNOŚCIĄ, a Polish company with its registered office in Świebodzin, at 78 Zachodnia, 66-200 Świebodzin, entered into the register of entrepreneurs of the National Court Register, maintained by the District Court in Zielona Góra, VIII Commercial Division of the National Register Court, under the number KRS: 0000013213, having the following numbers NIP: 9271756246 and REGON: 971291505 and a share capital of PLN 2,710,000.00

By:	/s/ Phillip A. Rotman II
	Name:	Phillip A. Rotman II
	Title:	Attorney-in-fact
Adient Seating UK Ltd
[Adient ABL — Amendment and Restatement Agreement]

By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
Adient Properties UK Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
Adient Holding Germany Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
Adient Holding UK Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
Adient Financing Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
Adient Financing International Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director

[Adient ABL — Amendment and Restatement Agreement]

Adient UK Financing Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
Adient UK Financing International Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
Adient Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director
Adient UK Global Financing Ltd
By:    /s/ Phillip A. Rotman II
    Name: Phillip A. Rotman II
    Title: Director

[Adient ABL — Amendment and Restatement Agreement]

Adient Industries México S. de R.L. de C.V.
Adient Leasing México S. de R.L. de C.V.
Adient México Automotriz S. de R.L. de C.V.
Adient México Holding S. de R.L. de C.V.
Adient México S. de R.L. de C.V.
Adient Querétaro S. de R.L. de C.V.
Adient Shared Services México S. de R.L. de C.V.
Adient Servicios S. de R.L. de C.V.
Adient Subholding Leasing S. de R.L. de C.V.
Brena Mex, S. de R.L. de C.V.
Ensamble de Interiores Automotrices México S. de R.L. de C.V.
Ensamble de Interiores Automotrices, S. de R.L. de C.V.
as Mexican Obligors
By:    /s/ Phillip Allan Rotman II
    Name:    Phillip Allan Rotman II
    Title:    Attorney-in-fact
[Adient ABL — Amendment and Restatement Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
By:    /s/ Robert P. Kellas
    Name:    Robert P. Kellas
    Title:    Executive Director

[Adient ABL — Amendment and Restatement Agreement]

[Lender Signature Pages Omitted]

[Adient ABL — Amendment and Restatement Agreement]

ANNEX A

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

among

ADIENT US LLC, as Lead Borrower,
the Subsidiaries of Adient Global Holdings Ltd listed as Borrowers on the signature pages hereto, as Borrowers, and
the Mexican Obligors

VARIOUS LENDERS AND ISSUING BANKS,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, the Collateral Agent and the Swingline Lender
_______________________________________

Dated as of November 2, 2022

JPMORGAN CHASE BANK, N.A.,
BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
CITIBANK, N.A.
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
DEUTSCHE BANK SECURITIES INC.
and
MUFG BANK LTD.,
as Joint Lead Arrangers and Bookrunners and Co-Syndication Agents

CIBC BANK USA,
ING CAPITAL LLC,
KEYBANC CAPITAL MARKETS INC.,
TRUIST SECURITIES INC.
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

TABLE OF CONTENTS
[Adient ABL — Amendment and Restatement Agreement]

ARTICLE III
Yield Protection, Illegality and Replacement of Lenders
Section 3.01	Increased Costs, Illegality, etc.	139
Section 3.02	Compensation	140
Section 3.03	Change of Lending Office	140
Section 3.04	Replacement of Lenders	140
Section 3.05	Alternate Rate of Interest	141
ARTICLE IV
[Reserved]
ARTICLE V
Taxes
Section 5.01	Net Payments	144
Section 5.02	United Kingdom Tax Matters	148
ARTICLE VIA
Conditions Precedent to Credit Events on the Original Closing Date
Section 6A.01	Intercreditor Agreement	151
Section 6A.02	Notes	151
Section 6A.03	Representations and Warranties	151
Section 6A.04	No Default or Event of Default	151
Section 6A.05	Organizational Documents	151
Section 6A.06	Legal Opinion	153
Section 6A.07	Solvency Certificate	154
Section 6A.08	Collateral and Guarantee Requirement	154
Section 6A.09	Know Your Customer	154
Section 6A.10	Officer’s Certificate	154
Section 6A.11	Perfection Certificate	154
Section 6A.12	Lien Searches	154
Section 6A.13	Term Documents and First Lien Notes	155
Section 6A.14	Original Closing Date Refinancing	155
Section 6A.15	Fees and Expenses	155
Section 6A.16	Inventory Appraisal/Borrowing Base Certificate	155
Section 6A.17	Lender Loss Sharing Agreement	155
ARTICLE VIB
Conditions Precedent to Initial Credit Extension under the Spanish Subfacility
Section 6B.01	Loan Documents	156
Section 6B.02	Borrowing Base Certificate	156
Section 6B.03	Opinions of Counsel	156
Section 6B.04	Corporate Documents; Proceedings, etc	156
Section 6B.05	Reaffirmation by the Loan Parties	157
Section 6B.06	[Reserved]	157
Section 6B.07	Collateral and Guarantee Requirement	157
Section 6B.08	Approvals	157
Section 6B.09	[Reserved]	157
Section 6B.10	[Reserved]	157
Section 6B.11	Fees, etc	157
[Adient ABL — Amendment and Restatement Agreement]

Section 6B.12	Patriot Act	157
Section 6B.13	[Reserved]	157
Section 6B.14	Representations and Warranties	157
ARTICLE VIC
Conditions Precedent to Initial Credit Extension under German Subfacility
Section 6C.01	Loan Documents	158
Section 6C.02	Borrowing Base Certificate	158
Section 6C.03	Opinions of Counsel	158
Section 6C.04	Corporate Documents; Proceedings, etc	158
Section 6C.05	Inventory Requirements	158
Section 6C.06	Reaffirmation by the Loan Parties	158
Section 6C.07	Security Documents	159
Section 6C.08	Guarantee Agreement	159
Section 6C.09	[Reserved]	159
Section 6C.10	Patriot Act	159
Section 6C.11	Fees, etc	159
Section 6C.12	Representations and Warranties	159
ARTICLE VID
Conditions Precedent to Initial Credit Extension with respect to Eligible Accounts of Mexican Obligors
Section 6D.01	Loan Documents	159
Section 6D.02	Opinions of Counsel	159
Section 6D.03	Corporate Documents; Proceedings, etc	160
Section 6D.04	Reaffirmation by Loan Parties	160
Section 6D.05	Collateral and Guarantee Requirement	160
Section 6D.06	Borrowing Base Certificate	160
Section 6D.07	Fees, etc	160
Section 6D.08	Know-Your-Customer Documentation	160
Section 6D.09	Representations and Warranties	160
ARTICLE VIE
Conditions Precedent to Initial Credit Extension under the Polish Subfacility
ARTICLE VII
Conditions Precedent to All Credit Events
Section 7.01	Notice of Borrowing	161
Section 7.02	Availability	161
Section 7.03	No Default	161
Section 7.04	Representations and Warranties	161
ARTICLE VIII
Representations, Warranties and Agreements
Section 8.01	Organization; Powers	161
Section 8.02	Authorization	162
Section 8.03	Enforceability	162
Section 8.04	Governmental Approvals	162
Section 8.05	Financial Statements	163
Section 8.06	No Material Adverse Effect	163
Section 8.07	Title to Properties; Possession Under Leases; Flood Documentation	163
[Adient ABL — Amendment and Restatement Agreement]

[Adient ABL — Amendment and Restatement Agreement]

[Adient ABL — Amendment and Restatement Agreement]

[Adient ABL — Amendment and Restatement Agreement]

SCHEDULE 1.01(A)    Designated Account Debtors
SCHEDULE 1.01(B)    Mortgaged Property
SCHEDULE 1.01(C)    Existing Letters of Credit
SCHEDULE 2.01    Commitments
SCHEDULE 2.21    Sustainability Targets
SCHEDULE 8.04    Governmental Approvals
SCHEDULE 8.05    Financial Statements
SCHEDULE 8.08(a)    Subsidiaries
SCHEDULE 8.08(b)    Subscriptions
SCHEDULE 8.16    Environmental Matters
SCHEDULE 8.20    Insurance
SCHEDULE 8.21    Intellectual Property
SCHEDULE 9.12    Post-Closing Items
SCHEDULE 9.18    Deposit Accounts
SCHEDULE 10.01    Indebtedness
SCHEDULE 10.02(a)    Liens
SCHEDULE 10.04    Investments
SCHEDULE 10.07    Transactions with Affiliates
SCHEDULE 13.03    Lender Addresses
EXHIBIT A-1    Form of Notice of Borrowing
EXHIBIT A-2    Form of Notice of Swingline Borrowing
EXHIBIT A-3    Form of Notice of Conversion/Continuation
EXHIBIT B-1    Form of Revolving Note
EXHIBIT B-2    Form of Swingline Note
EXHIBIT C-1     U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT C-2     U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT C-3     U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHBIT C-4     U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT D    Form of Notice of Secured Bank Product Provider
EXHIBIT E    Form of Solvency Certificate
EXHIBIT F    [Reserved]
EXHIBIT G    Form of Perfection Certificate
EXHIBIT H    [Reserved]
EXHIBIT I    Form of U.S. Collateral Agreement
EXHIBIT J    Form of Compliance Certificate
EXHIBIT K    Form of Assignment and Assumption
EXHIBIT L    Form of Intercreditor Agreement

[Adient ABL — Amendment and Restatement Agreement]

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of November 2, 2022, among ADIENT US LLC, a Michigan limited liability company (“Adient” or the “Lead Borrower”), each of the other Borrowers (as hereinafter defined) party hereto, the Mexican Obligors (as hereinafter defined) party hereto from time to time, the Lenders (as hereinafter defined) party hereto from time to time, the Issuing Banks (as hereinafter defined) party hereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as the Administrative Agent, the Collateral Agent and the Swingline Lender. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, the Lead Borrower is party to that certain Revolving Credit Agreement, dated as of May 6, 2019 (as amended, supplemented or modified prior to the date hereof, the “Existing Credit Agreement”), among the Lead Borrower, each of the other Borrowers party thereto, the Mexican Obligors party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and JPMCB, as the Administrative Agent, the Collateral Agent and the Swingline Lender, pursuant to which the lenders thereunder have extended or committed to extend certain credit facilities to the Borrowers;
WHEREAS, the Lead Borrower has requested that the Existing Credit Agreement be amended and restated and in connection with such amendment and restatement that the Lenders extend credit in the form of the Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $1,250,000,000, consisting of (x) a North American credit facility consisting of (i) a U.S. Revolving Subfacility in an aggregate principal amount at any time outstanding not to exceed $825,000,000 and (ii) a U.S. FILO Subfacility in an aggregate principal amount at any time outstanding not to exceed $125,000,000 and (y) a European Facility consisting of (i) a Belgian Subfacility in an aggregate principal amount at any time outstanding not to exceed $50,000,000, (ii) a German Subfacility in an aggregate principal amount at any time outstanding not to exceed $50,000,000, (iii) a Polish Subfacility in an aggregate principal amount at any time outstanding not to exceed $85,000,000, (iv) a Spanish Subfacility in an aggregate principal amount at any time outstanding not to exceed $75,000,000, (v) a Swedish Subfacility in an aggregate principal amount at any time outstanding not to exceed $130,000,000, and (vi) a U.K. Subfacility in an aggregate principal amount at any time outstanding not to exceed $125,000,000, (b) the Borrowers have requested that the Issuing Banks issue Letters of Credit under any Subfacility in an aggregate stated amount at any time outstanding not to exceed $150,000,000, and (c) the Borrowers have requested the Swingline Lender to extend credit under the European Facility in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $30,000,000;
WHEREAS, the proceeds of the Revolving Loans will be used (i) to prepay in full all existing Revolving Loans (including accrued and unpaid interest, fees, expenses and other amounts related thereto, other than contingent obligations not then due and payable) outstanding under the Existing Credit Agreement on the Restatement Date, (ii) to pay fees, commissions and expenses in connection with the foregoing (clauses (i) and (ii) collectively, the “Restatement Date Refinancing”) and (iii) for general corporate purposes.
NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers, the Swingline Lender is willing to make Swingline Loans to the European Borrowers and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein.
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“2024 Senior Notes” shall mean Adient Global Holdings Jersey’s 3.50% senior unsecured notes due 2024 issued on August 19, 2016 in an original aggregate principal amount of €1,000,000,000.
“2024 Springing Maturity Date” shall mean, May 16, 2024, which is the date that is ninety-one (91) days prior to the stated maturity date of the 2024 Senior Notes.
“2026 Senior Notes” shall mean Adient Global Holdings Jersey’s 4.875% senior unsecured notes due 2026 issued on August 19, 2016 in an original aggregate principal amount of $900,000,000.
“2026 Springing Maturity Date” shall mean, February 13, 2026, which is the date that is ninety-one (91) days prior to the stated maturity date of the 2026 Senior Notes.
[Adient ABL — Amendment and Restatement Agreement]

“ABL Collateral” shall have the meaning set forth in the Intercreditor Agreement.
“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.
“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the Original Closing Date in the State of New York, in which any Person now or hereafter has rights and shall include all rights to payment for goods sold or leased, or for services rendered.
“Additional Intercreditor Agreement” shall have the meaning assigned that term in Section 12.11.
“Additional Mortgage” shall have the meaning assigned that term in Section 9.10(c).
“Additional Security Documents” shall mean each document relating to Collateral that is entered into pursuant to any Initial Security Agreement or Section 9.10.
“Adient Financial Luxembourg” shall mean Adient Financial Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B-202852.
“Adient Global Holdings” shall mean Adient Global Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B-214737.
“Adient Global Holdings Jersey” shall mean Adient Global Holdings Ltd, a limited public company incorporated in Jersey with registered number 121385.
“Adient Global Holdings Luxembourg” shall mean Adient Global Holdings Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B-214747.
“Adient Interiors Holding EU” shall mean Adient Interiors Holding EU S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 189517.
“Adient Interiors Holding Luxembourg” shall mean Adient Interiors Holding Luxembourg SCS, a common limited partnership (société en commandite simple) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 195238.
“Adient Luxembourg Asia Holding” shall mean Adient Luxembourg Asia Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B-208006.
“Adient Luxembourg China Holding” shall mean Adient Luxembourg China Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 208843.
“Adient Luxembourg Corporate Finance” shall mean Adient Luxembourg Corporate Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 205554.
“Adient Luxembourg Global Finance” shall mean Adient Luxembourg Global Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of
[Adient ABL — Amendment and Restatement Agreement]

Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B 204879.
“Adient Luxembourg Holding” shall mean Adient Luxembourg Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B-205550.
“Adient Luxembourg Poland Holding” shall mean Adient Luxembourg Poland Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office as of the Restatement Date at 35F, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B-204878.
“Adjusted Consolidated EBITDA” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Parent and the Subsidiaries for such period plus
(a)    the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:
    (i)    provision for Taxes based on income, profits or capital (including state franchise Taxes and similar Taxes in the nature of income tax) of Parent and the Subsidiaries for such period and foreign withholding Taxes; plus
    (ii)    EBITDA Fixed Charges of Parent and the Subsidiaries for such period, to the extent that such EBITDA Fixed Charges were deducted in computing such Consolidated Net Income; plus
    (iii)    the consolidated depreciation and amortization expense of Parent and its Subsidiaries for such period (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), to the extent such expenses were deducted in computing such Consolidated Net Income; plus
    (iv)    any other consolidated non-cash charges and expenses of Parent and its Subsidiaries for such period, to the extent that such consolidated non-cash charges or expenses were included in computing such Consolidated Net Income; provided that if any such non-cash charge or expense represents an accrual or reserve for anticipated cash charges or expenses in future period, the cash payment in respect thereof in such future period shall be subtracted from Adjusted Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus
    (v)    any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of Parent and its Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus
    (vi)    losses in respect of post-retirement benefits of Parent and its Subsidiaries, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus
    (vii)    any proceeds from business interruption insurance received by Parent or its Subsidiaries during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus
    (viii)    any fees and expenses related to a Qualified Securitization Transaction or a Qualified Receivables Facility, as applicable, to the extent such fees and expenses are included in computing Consolidated Net Income; plus
    (ix)    earn-out obligation expense incurred in connection with any acquisition or other Investment (including any acquisition or other investment consummated prior to the Original Closing Date) and paid or accrued during the applicable period; plus
[Adient ABL — Amendment and Restatement Agreement]

    (x)    losses attributable to, and payments of, legal settlements, fines, judgments or orders; plus
    (xi)    non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Equity Interests in non-wholly owned Subsidiaries; plus
    (xii)    Parent and its Subsidiaries’ pro rata share, whether direct or indirect, of any dividends or distributions declared but not paid during such period by any joint venture entity in which Parent or any of its Subsidiaries has a direct or indirect interest (“Declared Dividends”); plus
    (xiii)    the amount of loss on sales of Securitization Assets to a Securitization Entity in connection with a Qualified Securitization Transaction or Receivables Assets in connection with a Qualified Receivables Facility, as applicable, to the extent included in computing Consolidated Net Income; minus
(b)    the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:
    (i)    the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; plus
    (ii)    any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of Parent and its Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; plus
    (iii)    non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Adjusted Consolidated EBITDA in any prior period; plus
    (iv)    on the last day of each fiscal year of Parent, the amount of Parent and its Subsidiaries’ pro rata share of Declared Dividends during such fiscal year that have not actually been received by Parent and its Subsidiaries, directly or indirectly, as of such date;
in each case, on a consolidated basis and determined in accordance with GAAP.
Notwithstanding the preceding, the provision for Taxes based on the income or profits of, the EBITDA Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders or shareholders.
“Adjusted Daily Simple RFR” shall mean, with respect to any RFR Borrowing denominated in (i) Pounds Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Pounds Sterling, plus (b) 0.0326% and (ii) Dollars, an interest rate per annual equal to (a) the Daily Simple RFR for U.S. Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” shall mean, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” shall mean, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period, plus
[Adient ABL — Amendment and Restatement Agreement]

(b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate Loan” shall mean a Loan made by the Lenders to the Borrowers which bears interest at a rate based on the Adjusted Term SOFR Rate. Adjusted Term SOFR Rate Loans must be denominated in U.S. Dollars.
“Adjustment Date” shall mean the first day of January, April, July and October of each fiscal year.
“Administrative Agent” shall mean JPMCB, in its capacity as the Administrative Agent for the Lenders hereunder, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Administrative Agent appointed pursuant to Section 12.10.
“Administrative Agent Fees” shall have the meaning provided in Section 2.05(b).
“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Lead Borrower or any subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.
“Agents” shall mean the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Loan Documents, the Lead Arrangers and the Co-Documentation Agents.
“Aggregate Borrowing Base” shall mean the sum of all of the Borrowing Bases (excluding (i) clause (d) of the definition of “Belgian Borrowing Base,” (ii) clause (d) of the definition of “German Borrowing Base,” (iii) clause (c) of the definition of “Polish Borrowing Base,” (iv) clause (c) of the definition of “Spanish Borrowing Base,” (v) clause (c) of the definition of “Swedish Borrowing Base” and (vi) clause (d) of the definition of “U.K. Borrowing Base”).
The Aggregate Borrowing Base or any component thereof at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6A.16 or Section 9.18(a), as applicable.
The Administrative Agent shall (i) promptly notify the Lead Borrower in writing (including via e-mail) whenever it determines that a Borrowing Base as of any specified date set forth on a Borrowing Base Certificate differs from such Borrowing Base as determined by the Administrative Agent for such date, (ii) discuss the basis for any such deviation and any changes proposed by the Lead Borrower, including the reasons for any impositions of or changes in Reserves (in the Administrative Agent’s Permitted Discretion and subject to the definition thereof) or eligibility criteria, with the Lead Borrower, (iii) consider, in the exercise of its Permitted Discretion, any additional factual information provided by the Lead Borrower relating to the determination of such Borrowing Base and (iv) promptly notify the Lead Borrower of its decision with respect to any changes proposed by the Lead Borrower. Pending a decision by the Administrative Agent to make any requested change, the initial determination of such Borrowing Base by the Administrative Agent shall continue to constitute such Borrowing Base.
“Aggregate Commitments” shall mean, at any time, the aggregate amount of the European Revolving Commitments, the U.S. Revolving Commitments and the U.S. FILO Revolving Commitments of all Lenders.
“Aggregate Exposures” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Loans plus (b) the LC Exposure, each determined at such time.
“Agreed Currencies” shall mean Dollars and each Alternative Currency.
“Agreement” shall mean this Amended and Restated Revolving Credit Agreement, as may be amended, restated, amended and restated, modified, supplemented, extended or renewed from time to time.
[Adient ABL — Amendment and Restatement Agreement]

“Alternative Currency” shall mean, (i) with respect to the Belgian Subfacility, the German Subfacility, the Polish Subfacility and the Spanish Subfacility, Euros, (ii) with respect to the Swedish Revolving Loans, Euros and Swedish Krona, (iii) with respect to the U.K. Subfacility, Euros and Pounds Sterling and (iv) with respect to Letters of Credit, Euros, Swedish Krona and Pounds Sterling, in each case (including in the case of the U.S. Revolving Subfacility and the U.S. FILO Subfacility), together with each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.04.
“Amendment and Restatement Agreement” shall mean that certain Amendment and Restatement Agreement, dated as of November 2, 2022, among the Lead Borrower, each of the other Borrowers party thereto, the Mexican Obligors party thereto, the Lenders party thereto, the Issuing Banks party thereto and JPMCB, as the Administrative Agent, the Collateral Agent and the Swingline Lender.
“Amendment and Restatement Transaction Expenses” shall have the meaning assigned to such term in the definition of “Amendment and Restatement Transactions.”
“Amendment and Restatement Transactions” shall mean (i) the entering into of the Amendment and Restatement Agreement, the initial borrowing under this Agreement (if any) and the issuance of any Letters of Credit (if any) on the Restatement Date, (ii) the consummation of the Restatement Date Refinancing on the Restatement Date and (iii) the payment of fees and expenses and other costs incurred in connection with the foregoing (the “Amendment and Restatement Transaction Expenses”).
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Administrative Borrower” shall mean, (i) with respect to each Subfacility, the Lead Borrower and (ii) (a) with respect to the Belgian Subfacility, the Belgian Parent Borrower, (b) with respect to the German Subfacility, the German Parent Borrower, (c) with respect to the Polish Subfacility, the Polish Parent Borrower, (d) with respect to the Spanish Subfacility, the Spanish Parent Borrower, (e) with respect to the Swedish Subfacility, the Swedish Parent Borrower and (f) with respect to the U.K. Subfacility, the U.K. Parent Borrower.
“Applicable Margin” shall mean, with respect to any Type of Revolving Loan, other than a U.S. FILO Loan, the per annum margin set forth below, as determined by the Average Global Availability as of the most recent Adjustment Date:

Level	Average Global Availability (percentage of the Line Cap)	Base Rate Loans	Adjusted Term SOFR Rate Loans, Term Benchmark Loans, EURIBOR Rate Loans, RFR Loans, CBR Loans and STIBO Rate Loans
I	> 66%	0.50%	1.50%
II	> 33% < 66%	0.75%	1.75%
III	< 33%	1.00%	2.00%

The Applicable Margin with respect to any Type of U.S. FILO Loan shall be the per annum margin set forth below, as determined by the Average Global Availability as of the most recent Adjustment Date:
[Adient ABL — Amendment and Restatement Agreement]

Level	Average Global Availability (percentage of the Line Cap)	Base Rate Loans	Adjusted Term SOFR Rate Loans, Term Benchmark Loans, EURIBOR Rate Loans, RFR Loans, CBR Loans and STIBO Rate Loans
I	> 66%	1.25%	2.25%
II	> 33% < 66%	1.50%	2.50%
III	< 33%	1.75%	2.75%

Until the first Adjustment Date occurring after completion of the first full fiscal quarter of the Lead Borrower after the Original Closing Date, the Applicable Margin shall be determined as if Level I were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease on the first Business Day of each fiscal quarter based on Average Global Availability, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the fiscal quarter most recently ended.
“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and, in the case of Notice of Borrowings and payments by Borrowers, notified in writing to the Lead Borrower. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account of the Administrative Agent.
“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.
“Asset Sale” shall mean (x) any Disposition (including any sale and lease-back of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than Parent or a Subsidiary.
“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and the Lead Borrower (such approval by the Lead Borrower not to be unreasonably withheld, delayed or conditioned).
“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 3.05.
[Adient ABL — Amendment and Restatement Agreement]

“Availability Conditions” shall be deemed satisfied only if:
(a)    with respect to the Belgian Subfacility, each Lender’s Belgian Revolving Exposure does not exceed such Lender’s Belgian Revolving Commitment;
(b)    with respect to the German Subfacility, each Lender’s German Revolving Exposure does not exceed such Lender’s German Revolving Commitment;
(c)    with respect to the Polish Subfacility, each Lender’s Polish Revolving Exposure does not exceed such Lender’s Polish Revolving Commitment;
(d)    with respect to the Spanish Subfacility, each Lender’s Spanish Revolving Exposure does not exceed such Lender’s Spanish Revolving Commitment;
(e)    with respect to the Swedish Subfacility, each Lender’s Swedish Revolving Exposure does not exceed such Lender’s Swedish Revolving Commitment;
(f)    with respect to the U.K. Subfacility, each Lender’s U.K. Revolving Exposure does not exceed such Lender’s U.K. Revolving Commitment;
(g)    with respect to the U.S. FILO Subfacility, each Lender’s U.S. FILO Revolving Exposure does not exceed such Lender’s U.S. FILO Revolving Commitment;
(h)    with respect to the European Facility, each Lender’s European Revolving Exposure does not exceed such Lender’s European Revolving Commitment;
(i)    with respect to the European Facility, each Lender’s U.S. Revolving Exposure does not exceed such Lender’s U.S. Revolving Commitment;
(j)    with respect to the U.S. Revolving Subfacility, (A) the sum of (i) the aggregate U.S. Revolving Exposure of all Lenders plus (ii) the aggregate Belgian Revolving Exposure in respect of Belgian Revolving Loans made to the Belgian Borrowers in reliance on clause (d) of the definition of “Belgian Borrowing Base” plus (iii) the aggregate German Revolving Exposure in respect of German Revolving Loans made to the German Borrowers in reliance on clause (d) of the definition of “German Borrowing Base” plus (iv) the aggregate Polish Revolving Exposure in respect of Polish Revolving Loans made to the Polish Borrowers in reliance on clause (c) of the definition of “Polish Borrowing Base” plus (v) the aggregate Spanish Revolving Exposure in respect of Spanish Revolving Loans made to the Spanish Borrowers in reliance on clause (c) of the definition of “Spanish Borrowing Base” plus (vi) the aggregate Swedish Revolving Exposure in respect of Swedish Revolving Loans made to the Swedish Borrowers in reliance on clause (c) of the definition of “Swedish Borrowing Base” plus (vii) the aggregate U.K. Revolving Exposure in respect of U.K. Revolving Loans made to the U.K. Borrowers in reliance on clause (d) of the definition of “U.K. Borrowing Base”, does not exceed (B) the U.S. Revolving Line Cap then in effect;
(k)    with respect to the Belgian Subfacility, the aggregate Belgian Revolving Exposure of any Belgian Borrower does not exceed the Belgian Line Cap on a per-Borrower basis;
(l)    with respect to the German Subfacility, the aggregate German Revolving Exposure of any German Borrower does not exceed the German Line Cap on a per-Borrower basis;
(m)    with respect to the Polish Subfacility, the aggregate Polish Revolving Exposure of any Polish Borrower does not exceed its Polish Line Cap on a per-Borrower basis;
(n)    with respect to the Spanish Subfacility, the aggregate Spanish Revolving Exposure of any Spanish Borrower does not exceed its Spanish Line Cap on a per-Borrower basis;
(o)    with respect to the Swedish Subfacility, the aggregate Swedish Revolving Exposure of any Swedish Borrower does not exceed its Swedish Line Cap on a per-Borrower basis;
(p)    with respect to the U.K. Subfacility, the aggregate U.K. Revolving Exposure of any U.K. Borrower does not exceed its U.K. Line Cap on a per-Borrower basis;
[Adient ABL — Amendment and Restatement Agreement]

(q)    with respect to the U.S. FILO Subfacility, the aggregate U.S. FILO Revolving Exposure does not exceed the U.S. FILO Line Cap;
(r)    with respect to the European Facility, the aggregate European Revolving Exposure does not exceed the European Line Cap;
(s)    with respect to the U.S. Revolving Subfacility, the aggregate U.S. Revolving Exposure does not exceed the U.S. Revolving Line Cap; and
(t)    with respect to the Subfacilities, the Aggregate Exposure of all Lenders does not exceed the Line Cap.
“Average Global Availability” shall mean at any Adjustment Date, the average daily Global Availability for the fiscal quarter immediately preceding such Adjustment Date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” shall mean any of the following products, services or facilities extended to Parent or any of its Subsidiaries: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card, purchase card and merchant card services; (d) Supply Chain Financings and (e) other banking products or services (including, without limitation, demand lines of credit) as may be requested by Parent or any of its Subsidiaries, other than Letters of Credit issued pursuant to the provisions of Section 2.13 by the Administrative Agent or any Issuing Bank.
“Bank Product Debt” shall mean Indebtedness and other obligations of a Borrower or any of its Subsidiaries relating to Bank Products.
“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations (which shall at all times include a reserve for the maximum amount of all Noticed Hedges outstanding at that time).
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.
“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided further that with respect to Swingline Loans, the “Base Rate” shall be determined without regard to clauses (a) and (b) above. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.05 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.05(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
[Adient ABL — Amendment and Restatement Agreement]

“Base Rate Loan” shall mean each Revolving Loan which is designated or deemed designated as a Revolving Loan bearing interest at the Base Rate by the Applicable Administrative Borrower at the time of the incurrence thereof or conversion thereto. All Base Rate Loans shall be denominated in U.S. Dollars.
“Belgian Borrowers” shall mean the Belgian Parent Borrower and each Belgian Subsidiary Borrower.
“Belgian Borrowing Base” shall mean, at any time of calculation, in respect of each Belgian Borrower, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Billed Accounts of such Belgian Borrower multiplied by the advance rate of 85%; plus
(b)    the book value of Eligible Unbilled Accounts of such Belgian Borrower multiplied by the advance rate of 80%; plus
(c)    the lesser of (i) the Cost of Eligible Inventory of such Belgian Borrower multiplied by the advance rate of 75% and (ii) the appraised NOLV Percentage of Eligible Inventory of such Belgian Borrower multiplied by the advance rate of 85%; plus
(d)    the positive amount, if any, by which the U.S. Revolving Line Cap exceeds the total U.S. Revolving Exposure of all Lenders; minus
(e)    Reserves established from time to time by the Administrative Agent in accordance herewith.
“Belgian Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Belgian Loan Parties or will be granted by the Belgian Loan Parties in accordance with the requirements set forth in Section 6A.08, Section 9.10 or Section 9.12.
“Belgian Guarantor” shall mean each Belgian Subsidiary that is not a Belgian Borrower that is on the Restatement Date, or which becomes, a party to the Guarantee Agreement in accordance with the requirements of this Agreement or the provisions of such Guarantee Agreement.
“Belgian Insolvency Act” shall mean Book XX (Insolvency of Undertakings) of the Belgian Code of Economic Law.
“Belgian Law Bank Accounts Pledge Agreement” shall mean a Belgian law governed bank accounts pledge agreement, dated as of the Original Closing Date, among the Belgian Loan Parties and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Belgian Law Moveable Assets Agreement” shall mean a Belgian law governed moveable assets agreement, dated as of the Original Closing Date, among the Belgian Loan Parties and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Belgian Law Receivables Pledge Agreement” shall mean a Belgian law governed receivables pledge agreement, dated as of the Original Closing Date, among the Belgian Loan Parties and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Belgian Law Share Pledge Agreement” shall mean a Belgian law governed share pledge agreement, dated as of the Original Closing Date, among Adient Global Holdings Jersey and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Belgian Line Cap” shall mean, with respect to each Belgian Borrower, an amount that is equal to the lesser of (a) the Belgian Revolving Sublimit and (b) the then applicable Belgian Borrowing Base of such Belgian Borrower.
“Belgian Loan Party” shall mean each Belgian Borrower and each other Belgian Guarantor.
“Belgian Parent Borrower” shall mean Adient Belgium BV, a private limited liability company (besloten vennootschap /société à responsabilité limitée) organized and existing under Belgian law, having its registered
[Adient ABL — Amendment and Restatement Agreement]

office at Paul Christiaenstraat 1, 9960 Assenede and registered under company number 0437.456.835 RLP Ghent, division Ghent.
“Belgian Protective Advances” shall have the meaning provided in Section 2.18.
“Belgian Revolving Borrowing” shall mean a Borrowing comprised of Belgian Revolving Loans.
“Belgian Revolving Commitment” shall mean, with respect to each European Revolving Lender, the commitment of such European Revolving Lender to make Belgian Revolving Loans hereunder up to the amount of such European Revolving Lender’s European Pro Rata Percentage of the Belgian Revolving Sublimit; provided that such European Revolving Lender’s European Revolving Exposure does not exceed its European Revolving Commitment.
“Belgian Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Belgian Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the Belgian Subfacility, plus the aggregate amount of such Lender’s European LC Exposure in respect of Letters of Credit issued for a Belgian Borrower.
“Belgian Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the Belgian Subfacility and may constitute Belgian Revolving Loans and Swingline Loans under the Belgian Subfacility.
“Belgian Revolving Sublimit” shall mean $50,000,000.
“Belgian Security Documents” shall mean the Initial Belgian Security Agreements, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document governed by Belgian law, together with any other applicable security documents governed by Belgian law from time to time, such as a deed and any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Belgian Subfacility” shall mean the Belgian Revolving Commitments of the Lenders and the Loans and European LC Credit Extensions pursuant to those Commitments in accordance with the terms hereof.
“Belgian Subsidiary” shall mean any Subsidiary of the Parent that is incorporated, formed or otherwise organized under the laws of Belgium.
“Belgian Subsidiary Borrowers” shall mean any entity executing this Agreement as a “Belgian Subsidiary Borrower,” and each other Belgian Subsidiary that is or becomes a party to this Agreement as a Borrower after the Restatement Date pursuant to Section 9.10(g) or otherwise.
“Benchmark” shall mean, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.05.
“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollars; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
[Adient ABL — Amendment and Restatement Agreement]

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
[Adient ABL — Amendment and Restatement Agreement]

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.05 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.05.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowers” shall mean the U.S. Borrowers, the Belgian Borrowers, the German Borrowers, the Polish Borrowers, the Spanish Borrowers, the Swedish Borrowers and the U.K. Borrowers.
“Borrowing” shall mean the borrowing of the same Type, Class and in the same currency, of Revolving Loan by the Borrowers from all the Lenders having Commitments under the applicable Subfacility on a given date (or resulting from a conversion or conversions on such date), having, in the case of Adjusted Term SOFR Rate Loans, EURIBOR Rate Loans, RFR Loans or STIBO Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 3.01 shall be considered part of the related Borrowing of Term Benchmark Loans.
“Borrowing Base” shall mean any of the U.S. Revolving Borrowing Base, the Belgian Borrowing Bases, the German Borrowing Bases, the Polish Borrowing Bases, the Spanish Borrowing Bases, the Swedish Borrowing Bases, the U.K. Borrowing Bases and the U.S. FILO Borrowing Base, as applicable.
“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of the Lead Borrower in form and substance reasonably satisfactory to the Administrative Agent.
“Budget” shall have the meaning assigned to such term in Section 9.04(e).
“Business Day” shall mean any day that is any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City, and (A) in connection with Loans under the German Subfacility, any day except Saturday, Sunday and any day which shall be in Frankfurt a legal holiday or a day on which banking
[Adient ABL — Amendment and Restatement Agreement]

institutions are authorized or required by law or other government action to close in Frankfurt, (B) in connection with Loans under the European Facility, any day except Saturday, Sunday and any day which shall be in  London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, (C) if such day relates to (x) any Loans denominated in Euros, (y) payment or purchase of Euros or (z) the calculation or computation of the EURIBOR Rate, any day on which TARGET2 payment system is open for the settlement of payments in Euros, (D) if such day relates to (x) any Loans denominated in Pounds Sterling or (y) payment or purchase of Pounds Sterling, any day that is only an RFR Business Day, (E) if such day related to (x) any Loans denominated in Swedish Krona or (y) payment or purchase of Swedish Krona, any day except Saturday, Sunday and any day which shall be in Stockholm a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Stockholm and (F) with respect to all notices and determinations in connection with, and payments of principal and interest on, Term Benchmark Loans, any day which is a Business Day which is also a U.S. Government Securities Business Day or the principal financial center of such Alternative Currency.
“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Loan Party or any of its Subsidiaries and for which no Loan Party or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.
“Capitalized Lease Obligations” shall mean an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Banks or the Swingline Lenders (as applicable) and the Lenders, cash as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash in accordance with Section 2.13(j).
“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean:
    (i)    U.S. Dollars, Canadian dollars, Pounds Sterling, Euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
    (ii)    readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;
    (iii)    marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;
    (iv)    securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), in such case having maturities of not more than twelve (12) months from the date of acquisition;
[Adient ABL — Amendment and Restatement Agreement]

    (v)    certificates of deposit and eurodollar time deposits with maturities of twenty-four (24) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four (24) months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;
    (vi)    repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;
    (vii)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four (24) months after the date of acquisition;
    (viii)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and
    (ix)    Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P, maturing within twenty-four (24) months after the date of acquisition.
“Cash Management Services” shall mean any services provided from time to time to any Borrower or any of its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
“CBR Loan” shall mean a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” shall mean the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” shall mean, the greater of (i) (A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euros, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swedish Krona, the Swedish Riksbank’s (or any successor’s thereto) “repo rate” (Sw. reporänta) as published by the Swedish Riksbank (or any successor thereto) from time to time and in effect on such day and (d) any other Alternative Currency determined after the Restatement Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion plus (B) the applicable Central Bank Rate Adjustment and (ii) the Floor.
“Central Bank Rate Adjustment” shall mean, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Borrowings denominated in Pounds Sterling for the five most recent RFR Business Days preceding such day for which such Adjusted Daily Simple RFR was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period, (c) Swedish Krona, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the STIBO Rate for the five most recent Business Days preceding such day for which the STIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest STIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Swedish Krona in effect on the last Business Day in such period and (d) any other Alternative Currency determined after the Restatement Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined
[Adient ABL — Amendment and Restatement Agreement]

disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate or the STIBO Rate on any day shall be based on the EURIBO Screen Rate or the STIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.
“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the Restatement Date, (b) any change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the Restatement Date or (c) compliance by any Lender, Issuing Bank or Swingline Lender (or, for purposes of Section 3.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender, Issuing Bank or Swingline Lender with any request or directive relating to the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III (including the relevant provisions of CRR), shall in each case under clauses (x) and (y) above be deemed to be a “Change in Law” regardless of when adopted, enacted, issued or implemented but, for purposes of Section 2.15, only to the extent it is the general policy of a Lender, Issuing Bank or Swingline Lender, as applicable, to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (b) and (c) of Section 3.01 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.
“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Restatement Date, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) or any person or group of persons acting in concert of Equity Interests representing more than 50% of the aggregate ordinary voting power for the election of directors of Parent (determined on a fully diluted basis); (b) the sale, lease or transfer (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any person, other than Parent or any of its Subsidiaries; or (c) Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Lead Borrower or, except as otherwise permitted by this Agreement, any other Borrower.
“Chattel Paper” shall have the meaning provided in Article 9 of the UCC.
“Class,” (a) when used with respect to Lenders, refers to whether such Lender has a Loan, Protective Advance or Commitment with respect to the U.S. Revolving Subfacility, the U.S. FILO Subfacility, the Belgian Subfacility, the German Subfacility, the Polish Subfacility, the Swedish Subfacility, the Spanish Subfacility, or the U.K. Subfacility, (b) when used with respect to Commitments, refers to whether such Commitments are the U.S. Revolving Commitments, the U.S. FILO Revolving Commitments, the Belgian Revolving Commitments, the German Revolving Commitments, the Polish Revolving Commitments, the Spanish Revolving Commitments, the Swedish Revolving Commitments or the U.K. Revolving Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans under the U.S. Revolving Subfacility, Loans under the U.S. FILO Subfacility, Loans under the Belgian Subfacility, Loans under the German Subfacility, Loans under the Polish Subfacility, Loans under the Swedish Subfacility, Loans under the Spanish Subfacility, Loans under the U.K. Subfacility or Protective Advances under the U.S. Revolving Subfacility, the U.S. FILO Subfacility, the Belgian Subfacility, the German Subfacility, the Polish Subfacility, the Swedish Subfacility, the Spanish Subfacility, or the U.K. Subfacility.
“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Co-Documentation Agents” shall mean CIBC Bank USA, ING Capital LLC, Keybanc Capital Markets Inc., Truist Securities Inc. and U.S. Bank National Association, in their capacities as syndication agent for this Agreement.
[Adient ABL — Amendment and Restatement Agreement]

“Co-Syndication Agents” shall mean JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Crédit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc. and MUFG Bank Ltd., in their capacities as co-documentation agents under this Agreement.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean, collectively, the U.S. Collateral, the Mexican Collateral, the Irish Collateral, the Jersey Collateral, the Luxembourg Collateral and the European Collateral.
“Collateral Agent” shall mean JPMCB, in its capacity as Collateral Agent for the Secured Parties, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Collateral Agent appointed pursuant to Section 12.10.
“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to the last two paragraphs of Section 9.10, and subject to Schedule 9.12 (as may be updated pursuant to Section 13.12 of this Agreement) (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):
(a)    (x) on the Original Closing Date, the Collateral Agent shall have received:
    (i)    from (A) each U.S. Loan Party and (B) each other Loan Party that owns Equity Interests of a person incorporated or organized under the law of the United States, any state thereof, or the District of Columbia (other than Excluded Securities) (provided that the grant by any such other Loan Party under the U.S. Collateral Agreement shall be solely with respect to such Equity Interests and related rights and assets as expressly set forth in the U.S. Collateral Agreement), a counterpart of the U.S. Collateral Agreement,
    (ii)    from each Loan Party (other than the German Loan Parties), a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person,
    (iii)    from each U.K. Loan Party, a counterpart of the U.K. Debenture,
    (iv)    from each Loan Party (other than any U.K. Loan Party) that owns Equity Interests of a person incorporated or organized under the laws of England and Wales (other than Excluded Securities), a counterpart of the U.K. Share Mortgage,
    (v)    from Parent and each other Irish Loan Party, a counterpart of the Irish Law Debenture duly executed as a deed by it,
    (vi)    from each Loan Party (other than any Irish Loan Party) that owns Equity Interest of a person incorporated or organized under the laws of Ireland (other than Excluded Securities), a counterpart of the Irish Law Share Charge duly executed as a deed,
    (vii)     from each Jersey Loan Party, a counterpart of the Jersey Law All Assets Security Interest Agreement,
    (viii)    from Parent, a counterpart of the Jersey Law Parent Pledge Agreement,
    (ix)    from Adient Global Holdings Luxembourg, a counterpart of the Jersey Law Lux Parent Pledge Agreement,
    (x)    SIR Checklists signed by Parent, Adient Global Holdings Luxembourg and the Jersey Loan Parties with respect to the Collateral pledged pursuant to the Jersey Law Parent Pledge Agreement, Jersey Law Lux Parent Pledge Agreement and Jersey Law All Assets Security Interest Agreement respectively,
    (xi)    from the Belgian Loan Party, a counterpart of each of the Belgian Law Receivables Pledge Agreement, the Belgian Law Moveable Assets Agreement and the Belgian Law Bank Accounts Pledge Agreement,
[Adient ABL — Amendment and Restatement Agreement]

    (xii)    from Adient Global Holdings Jersey, a counterpart of the Belgian Law Share Pledge Agreement,
    (xiii)    from each Loan Party that owns Equity Interests of any Polish Loan Party (other than Excluded Securities), a copy of Polish Law Share Pledges (with a date certified by the notary) and Polish Law Share Power of Attorney,
    (xiv)     from each Polish Loan Party, a counterpart of the Polish Law Asset Pledge, the Polish Law Bank Accounts Pledges (with a date certified by the notary), the Polish Law Account Power of Attorney and the Polish Law Submission to Enforcement,
    (xv)    from each Luxembourg Loan Party, a counterpart of each Luxembourg Law Security Document to which it is a party,
    (xvi)     from Parent, Adient Global Holdings, Adient Global Holdings Jersey, Adient Luxembourg Asia Holding and Adient Ltd, a counterpart to the relevant Luxembourg Law Share Pledge Agreement,
    (xvii)     in respect of the Luxembourg Share Pledge Agreements, an updated copy of the shareholder’s registers of (i) Adient Global Holdings, (ii) Adient Global Holdings Luxembourg, (iii) Adient Luxembourg Poland Holding, (iv) Adient Luxembourg Asia Holding, (v) Adient Financial Luxembourg, (vi) Adient Luxembourg Holding, (vii) Adient Interiors Holding EU, (viii) Adient Luxembourg Corporate Finance, (ix) Adient Luxembourg Global Finance and (x) Adient Luxembourg China Holding, and an updated copy of the partners’ register of Adient Interiors Holding Luxembourg, evidencing that the Luxembourg Share Pledge Agreements have been duly recorded,
    (xviii)    in respect of the Luxembourg Account Pledge Agreements, a pdf copy of each of the notice of pledge to be sent by (i) Adient Global Holdings, (ii) Adient Global Holdings Luxembourg, (iii) Adient Luxembourg Asia Holding and (iv) Adient Luxembourg Poland Holding, to the relevant account bank as a perfection requirement of the Luxembourg Account Pledge Agreements, and
    (xix)    from Adient Global Holdings Jersey, a counterpart of to the Swedish Law Share Pledge, and
(y)    on the Spanish Effectiveness Date, the Collateral Agent shall have received:
    (i)    from (A) each Spanish Loan Party holding Equity Interests in another Spanish Loan Party and (B) each other Loan Party that owns Equity Interests of a person incorporated or organized under the laws of Spain (other than Excluded Securities) (provided that the grant by any such other Loan Party under the Spanish Law Share Pledges shall be solely with respect to such Equity Interests and related rights and assets as expressly set forth in the relevant Spanish Law Share Pledges), a copy of the notarized Spanish Law Share Pledges, and
    (ii)    from each Spanish Loan Party a copy of the notarized Spanish Law Bank Account Pledges, Spanish Law Receivables Pledges, and Spanish Law Irrevocable Power of Attorney, and
(z)    on the Mexican Effectiveness Date, the Collateral Agent shall have received:
    (i)    from each Mexican Obligor an original executed copy of the Initial Mexican Security Agreements, duly ratified with Mexican notary public and registered at the Registro Único de Garantías Mobiliarias and the corporate share or equity registry books of each Mexican Obligor as required under Mexican Law and provided under the Initial Mexican Security Agreements,
    (ii)    from each Mexican Obligor a certified copy of notarial irrevocable special powers of attorney, in form and substance acceptable to the Collateral Agent, conferred to the Lead Borrower for lawsuits and collections and to receive all types of notices and summons as required under the Guarantee Agreement,
[Adient ABL — Amendment and Restatement Agreement]

    (iii)    [reserved],
    (iv)    from each Mexican Obligor (if any) that owns Equity Interests of a person incorporated or organized under the laws of England and Wales (other than Excluded Securities), a counterpart of a joinder to the U.K. Share Mortgage, and
    (v)    from each Mexican Obligor (if any) that owns Equity Interest of a person incorporated or organized under the laws of Ireland (other than Excluded Securities), a counterpart of a joinder to the Irish Law Share Charge duly executed as a deed, and
(b)    (x) on the Original Closing Date and on the Restatement Date, (i)(A) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (B) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents, (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests, including the PSC Register) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers, stock transfer forms or other instruments of transfer with respect thereto (as applicable) endorsed in blank and appropriate authorities to complete and date same and certified copy share registers and (iii) the Collateral Agent shall have received with respect to each Mortgaged Property located in the United States of America or any State thereof as of the Original Closing Date, the Flood Documentation; provided that to the extent any such Flood Documentation cannot be delivered on or prior to the Original Closing Date after the Borrowers’ use of commercially reasonable efforts to do so and without undue burden and expense, then the provision of such Flood Documentation may be delivered within ninety (90) days after the Original Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion) but in any event, prior to the delivery of the related Mortgage for such Real Property, (y) on the Spanish Effectiveness Date, (i)(A) all outstanding Equity Interests directly owned by the Spanish Loan Parties, other than Excluded Securities, and (B) all Indebtedness owing to any Spanish Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents, (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests, including the PSC Register) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers, stock transfer forms or other instruments of transfer with respect thereto (as applicable) endorsed in blank and (z) on the Mexican Effectiveness Date and on the Restatement Date, (i)(A) all outstanding Equity Interests directly owned by the Mexican Obligors, other than Excluded Securities, and (B) all Indebtedness owing to any Mexican Obligor, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents, (ii) the Collateral Agent shall have received certificates (except in the case of: (i) share certificates that have a first lien ordinary pledge in favor of the Term Agent under the Term Documents, where due to this circumstance the perfection of the relevant Lien in favor of the Collateral Agent will be subject to the release of the first lien in favor of the Term Agent, and (ii) membership interests where a non-possessory pledge is created, and no physical delivery is required for perfection), updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests, including the PSC Register and the Mexican Registro Único de Garantías Mobiliarias, as applicable) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers, stock transfer forms or other instruments of transfer or pledge with respect thereto (as applicable) endorsed in guarantee or pledge (except in the case of: (i) share certificates that have a first lien ordinary pledge in favor of the Term Agent under the Term Documents, where due to this circumstance the perfection of the relevant Lien in favor of the Collateral Agent will be subject to the release of the first lien in favor of the Term Agent, and (ii) membership interests where a non-possessory pledge is created, and no physical delivery is required for perfection);
(c)    in the case of any person that becomes a Borrower or a Guarantor after the Original Closing Date, the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement, (ii) a supplement to the applicable Security Document referred to in clause (a) above and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Borrower or Guarantor and (iii) if requested by the Collateral Agent, such documents, certificates and opinions with respect to such person of the type described in Sections 6A.06, 6A.11 and 6A.12;
[Adient ABL — Amendment and Restatement Agreement]

(d)    after the Original Closing Date (x) all outstanding Equity Interests of any person that becomes a Borrower or Guarantor after the Original Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party, and Indebtedness owing to a Loan Party after the Original Closing Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Security Documents, together with stock powers, stock transfer forms or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(e)    as of the Original Closing Date and on the Restatement Date, except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office, the United States Patent and Trademark Office, registration of financing statement on the SIR in respect of each Jersey Law Security Document, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;
(f)    as of the Original Closing Date, evidence of the insurance (if any) required by the terms of Section 9.02 hereof shall have been received by the Collateral Agent;
(g)    after the Original Closing Date, the Collateral Agent shall have received such other Security Documents as may be required to be delivered pursuant to Section 9.10 or the Security Documents;
(h)    (x) within (i) ninety (90) days after the Original Closing Date with respect to each Original Closing Date Mortgaged Property set forth on Schedule 1.01(B) located in the United States and (ii) twenty (20) Business Days after the Original Closing Date with respect to each Original Closing Date Mortgaged Property set forth on Schedule 1.01(B) located in England and Wales (in each case, or on such later date as the Administrative Agent may agree in its reasonable discretion) and (y) the time periods set forth in Section 9.10 with respect to Mortgaged Properties encumbered pursuant to such Section 9.10, the Collateral Agent shall have received:
(A)    with respect to all such Mortgaged Properties in England and Wales:
(I)    all title documents relating to the relevant owner’s interests in each Mortgaged Property or a solicitor’s undertaking from a firm of solicitors regulated by the Law Society of England and Wales and approved for this purpose by the Collateral Agent in a form and substance reasonably satisfactory to the Collateral Agent to hold the same to the order of the Collateral Agent (an “Acceptable Undertaking”),
(II)    in respect of unregistered land, a clear Land Charges Registry search against the relevant owner or, in the case of registered land, a clear Land Registry official priority search in favor of the Collateral Agent, against all of the land or registered titles (as appropriate) comprising the relevant owner’s interests in each Mortgaged Property and giving not less than twenty (20) Business Days’ priority (in the case of registered land) and ten (10) days’ priority (in the case of unregistered land) beyond the Original Closing Date or the date of the acquisition of the Mortgaged Property (as applicable), and
(III)    an Acceptable Undertaking from the relevant owner’s solicitors to submit to the Land Registry all necessary Land Registry application forms in relation to the transfer of each Mortgaged Property to the relevant Borrower (if any) and the charging of each Mortgaged Property in favor of the Collateral Agent (including a form to note the obligation to make further advances and a form to register the restriction contained in the Mortgage) within the applicable priority period, duly completed and accompanied by payment of the applicable Land Registry fees,
(B)    counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner (with respect to Mortgaged Properties located in the United States) or owner (with respect to Mortgaged Properties located in England and Wales), as applicable, of such Mortgaged Property and suitable for recording, registering or filing (together with any other forms or undertakings that are required or customary
[Adient ABL — Amendment and Restatement Agreement]

to effect such recording, registration or filing) in all filing, registration or recording offices that the Collateral Agent may reasonably deem necessary or desirable (and as provided for in the Acceptable Undertaking with respect to Mortgaged Properties located in England and Wales) in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of filing, registration or recordation thereof, and
(C)    with respect to the Mortgage encumbering each such Mortgaged Property, opinions of local counsel regarding the due authorization, execution and delivery, the enforceability, and perfection of the Mortgages and such other matters customarily covered in real estate mortgage counsel opinions as the Collateral Agent may reasonably request, if and to the extent, and in such form, as local counsel customarily provides such opinions as to such other matters.
(i)    within (x) ninety (90) days after the Original Closing Date (or on such later date as the Collateral Agent may agree in its reasonable discretion) with respect to each Original Closing Date Mortgaged Property set forth on Schedule 1.01(B) located in the United States and (y) the time periods set forth in Section 9.10 with respect to Mortgaged Properties located in the United States and encumbered pursuant to said Section 9.10, the Collateral Agent shall have received:
    (i)    a policy or policies or marked up unconditional binder of title insurance with respect to properties located in the United States, or a date-down and modification endorsement, if available, paid for by the Borrowers, in the amount of the Fair Market Value of the respective Mortgaged Property, issued by a nationally recognized title insurance company (“Title Insurer”) insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located (provided, however, that in lieu of a zoning endorsement, Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider), and
    (ii)    a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States, which (A) complies in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (B) is sufficient for such Title Insurer to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent; provided, however, that so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such policy or policies and to issue a “same as survey” endorsement, in lieu of a new or revised survey Borrowers may provide a “no material change” affidavit with respect to any prior survey for the respective Mortgaged Property (which prior survey otherwise substantially complies with the foregoing survey requirements).
Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, it is understood that to the extent any Collateral (other than Collateral with respect to which a lien may be perfected by (A) the filing of a Uniform Commercial Code financing statement or the registration of a financing statement on the SIR, (B) delivery and taking possession of stock or share certificates of the Subsidiaries of Parent or, (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be provided or the security interest of the Collateral Agent therein is not or cannot be perfected on the Original Closing Date after the use of commercially reasonable efforts by the Borrowers to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the Original Closing Date or any Credit Event on or within the time periods specified in clauses (U)-(Z) below, and shall instead be required to be delivered and perfected within the time periods specified in clauses (U)-(Z) below (in each case, subject to extension by the Administrative Agent in its sole discretion):
(U)    registration at UK Companies House under Section 859A of the UK Companies Act 2006, on or prior to the date which is 21 days after the date of creation of the applicable security interest,
(V)    registration at the Companies Registration Office of Ireland pursuant to Part 7 of the Companies Act 2014 of Ireland and/or the Revenue Commissioners of Ireland pursuant to Section 1001 of
[Adient ABL — Amendment and Restatement Agreement]

the Taxes Consolidation Act, 1997 (as amended) of Ireland (provided that Parent and any other Irish Loan Party has received an Irish tax registration number as of such time) on or prior to the date which is 21 days after the date of the applicable charge’s creation,
(W)    filings with the United Kingdom Intellectual Property Office, the European Patent Office and/or the European Union Intellectual Property Office on or prior to the date which is 90 days after the date of creation of the applicable security interest,
(X)    registration at the England and Wales Land Registry by (I) in the case of registered land, the third from last day of the priority search (such search to be made in favor of the Collateral Agent on the appropriate forms against all of the registered titles comprising the relevant owner’s interests in each Mortgaged Property and giving not less than twenty (20) Business Days’ priority) and (II) in the case of unregistered land, within two months of the Original Closing Date or the date of the Additional Mortgage (as applicable) (following the completion of a Land Charges Registry search, giving not less than ten (10) days’ priority),
(Y)    filing of a copy of all Intellectual Property registrations (if any) relating to Parent and any other Irish Loan Party with the Patent Office of Ireland on or prior to the date which is twenty-one (21) days after execution of the relevant security document, or
(Z)    with respect to actions not specified in clauses (U) through (Y) above, on or prior to the date which is ninety (90) days after the Original Closing Date.
“Collection Account” shall have the meaning given to that term in Section 9.18(e)(i).
“Collections” shall have the meaning given to that term in Section 9.18(e)(i).
“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, European LC Commitment, U.S. LC Commitment or Swingline Commitment, or any Extended Revolving Loan Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate of the Responsible Officer of the Lead Borrower substantially in the form of Exhibit J hereto.
“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) the principal amount of all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn; provided that any unreimbursed amounts under commercial letters of credit shall not be counted as Consolidated Debt until five (5) Business Days after such amount is drawn), (i), (j) and (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) of the definition of “Indebtedness” of Parent and the Subsidiaries determined on a consolidated basis on such date; provided that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements; provided, further that Consolidated Debt shall exclude obligations in respect of cash management services or that are otherwise removed in consolidation. For the avoidance of doubt, Consolidated Debt shall exclude Indebtedness in respect of any Qualified Receivables Facility or any Qualified Securitization Transaction.
“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period of four consecutive fiscal quarters for which Financial Statements were required to have been delivered, the ratio of (a) Adjusted Consolidated EBITDA of the Parent and its Subsidiaries for such period, minus (x) Capital Expenditures of the Parent and its Subsidiaries paid in cash (excluding the proceeds of any Indebtedness (other than Indebtedness hereunder)), (y) the amount of cash payments made during such period (net of cash refunds received during such period) by the Parent and its Subsidiaries in respect of federal, state, local and foreign income taxes during such period and (z) Dividends permitted by Section 10.06(d) or (g) paid in cash for such period to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” shall mean, for any period of four consecutive fiscal quarters for which Financial Statements were required to have been delivered, for the Parent and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Interest Charges for such period to the extent paid in cash (or accrued and payable on a current basis in cash) and (b) the aggregate amount of scheduled amortization payments of principal made during such period in respect of long-term Consolidated Indebtedness. Notwithstanding
[Adient ABL — Amendment and Restatement Agreement]

the foregoing, for purposes of calculating Consolidated Fixed Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Original Closing Date, Consolidated Fixed Charges shall be calculated from the period from the Original Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.
“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of the Parent and its Subsidiaries, (ii) all Indebtedness of the Parent and its Subsidiaries of the type described in clause (a) of the definition of “Indebtedness” and (iii) all contingent obligations of the Parent and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis.
“Consolidated Interest Charges” shall mean, for any period of four consecutive fiscal quarters for which Financial Statements were required to have been delivered, for the Parent and its Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of the Parent and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with U.S. GAAP, excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of swap or hedging agreements and (c) amortization of deferred financing costs. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Original Closing Date (other than as a component of Adjusted Consolidated EBITDA), Consolidated Interest Charges shall be calculated from the period from the Original Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.
“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its Subsidiaries for such period, on a consolidated basis, in accordance with GAAP; provided, however, that, without duplication:
(a)    any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;
(b)    the net income (or loss) of any person that is not a Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified person or a Subsidiary of the person;
(c)    the net income (or loss) of any person and its Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of the Equity Interests of such Subsidiary held by such third parties;
(d)    [reserved];
(e)    the cumulative effect of any change in accounting principles will be excluded;
(f)    (i) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (ii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (ii) above, that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Parent or a Subsidiary of Parent, will be excluded;
(g)    the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from
[Adient ABL — Amendment and Restatement Agreement]

the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;
(i)    any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;
(j)    unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of GAAP, including pursuant to ASC 830, Foreign Currency Matters (including any net loss or gain resulting from Hedging Agreements for currency exchange risk), will be excluded;
(k)    any net gain or loss from Hedging Agreements or in connection with the early extinguishment of Hedging Agreements (including of ASC 815, Derivatives and Hedging) or from the early extinguishment or cancellation of Indebtedness shall be excluded;
(l)    to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;
(m)    non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income); and
(n)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded.
In addition, to the extent not already included in the Consolidated Net Income of such person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption. Consolidated Net Income presented in a currency other than U.S. Dollars will be converted to U.S. Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.
“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of Parent and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of Parent have been delivered (or were required to be delivered) pursuant to Section 9.04(a) or 9.04(b), as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.
“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls,” “Controlled” and “Controlling” shall have meanings correlative thereto.
[Adient ABL — Amendment and Restatement Agreement]

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Cost” shall mean, as reasonably determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a specific identification or first in first out basis or (b) market value, provided that for purposes of the calculation of Borrowing Base, the cost of Inventory shall not include (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower, or (B) write ups or write downs in cost with respect to currency exchange rates.
“Covenant Transaction” shall have the meaning assigned to such term in Section 1.03(c).
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning assigned that term in Section 13.32.
“CRR” shall mean either CRR-EU or, as the context may require, CRR-UK.
“CRR-EU” shall mean (a) Regulation (EU) No 575/2013 of the European Union on prudential requirements for credit institutions and investment firms; and (b) Regulation (EU) No 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.
“CRR-UK” shall mean CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.
“Credit Event” shall mean the making of any Loan.
“Credit Extension” shall mean, as the context may require, (i) a Credit Event or (ii) the issuance, amendment, extension or renewal of any Letter of Credit by any Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.
“CTA” shall mean the Corporation Tax Act 2009 (U.K.).
“Daily Simple RFR” shall mean, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is 5 Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Lead Borrower.
“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, administration, examinership, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, concurso mercantil or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect including any proceeding under corporate law or other law of any jurisdiction whereby a corporation seeks a stay or a compromise of the claims of its creditors against it and each of the United Kingdom’s Insolvency Act 1986, the EU Regulation 1346/2000, the Mexican Mercantile Insolvency Law (Ley de Concursos Mercantiles), the United Kingdom’s Companies Act 2006, the Irish Companies Act, the Belgian Insolvency Act and the German Insolvency Act, each as
[Adient ABL — Amendment and Restatement Agreement]

now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction.
“Declared Dividends” shall have the meaning assigned to such term in the definition of “Adjusted Consolidated EBITDA.”
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Lead Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, further, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Lead Borrower and each other Lender promptly following such determination.
“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.
“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC (and/or with respect to any Deposit Account located outside of the United States, any bank account with a deposit function).
“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for any Loan Party, in each case as required by and in accordance with the terms of Section 9.18 (or any similar agreements, documentation or requirement necessary, including notice to and acknowledgement from the relevant institution maintaining a Deposit Account as determined by the Administrative Agent in its Permitted Discretion, to perfect the security interest of the Collateral Agent and effect control over the relevant Deposit Accounts, including, in the case of Deposit Accounts located in Mexico, irrevocable mandate agreements, commercial commission and deposit agreements, trust
[Adient ABL — Amendment and Restatement Agreement]

agreements with a Mexican Trustee or any other valid form of agreement under Mexican law on terms reasonably acceptable to the Administrative Agent, including, in the case of Deposit Accounts located in Poland, irrevocable power of attorney to the bank accounts granted under Polish law on terms reasonably acceptable to the Administrative Agent, including in the case of Deposit Accounts located in Spain, irrevocable powers of attorney granted under Spanish law on terms reasonably acceptable to the Administrative Agent).
“Designated Jurisdiction” shall mean any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanctions (on the Restatement Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of the Ukraine, the Russian-controlled Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by Parent or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Parent, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.
“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.
“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.
“Dilution Reserve” shall mean, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts.
“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including any disposition of any property, business or asset to a Delaware Divided LLC pursuant to a Delaware LLC Division). The term “Disposition” shall have a correlative meaning to the foregoing.
“Disqualified Institutions” shall mean, collectively, (a) those entities identified by the Lead Borrower to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com from time to time on three (3) Business Days’ prior written notice, as competitors of Parent and its Subsidiaries and any Affiliates of such entities clearly identifiable solely by similarity of name to such entities other than bona fide debt funds and (b) those banks, financial institutions and other institutional lenders separately identified in writing by the Lead Borrower to the Lenders and the Administrative Agent prior to the Original Closing Date and any Affiliates of such entities clearly identifiable solely by similarity of name to such entities; provided that in no event shall any update to the list of Disqualified Institutions apply retroactively to disqualify any persons that have (x) previously acquired an assignment or participation interest under this Agreement or (y) previously entered into a trade to acquire an assignment or participation interest under this Agreement. Delivery of the list of Disqualified Institutions or any supplement thereto, in each case, to the Administrative Agent shall only be deemed to be received and effective if such list and each such supplement thereto is delivered to the following email address: JPMDQ_Contact@jpmorgan.com.
“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of Parent), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of Parent), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment (or offer to repay) in full of the Loans and all other Obligations that are accrued and payable and the termination of the
[Adient ABL — Amendment and Restatement Agreement]

Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Distribution Conditions” shall mean as to any relevant action contemplated in this Agreement, (i) no Default or Event of Default has then occurred and is continuing or would result from such action, (ii) (a) Global Availability on a Pro Forma Basis immediately after giving effect to such action would be at least the greater of (x) 15.0% of the Line Cap and (y) $72,500,000 and (b) over the thirty (30) consecutive days prior to consummation of such action, Global Availability averaged no less than the greater of (x) 15.0% of the Line Cap and (y) $72,500,000, on a Pro Forma Basis for such action, and (iii) if (a) Global Availability on a Pro Forma Basis immediately after giving effect to such action is less than the greater of (x) 20.0% of the Line Cap and (y) $97,500,000 or (b) over the thirty (30) consecutive days prior to consummation of such action, Global Availability averaged less than the greater of (x) 20.0% of the Line Cap and (y) $97,500,000 on a Pro Forma Basis for such action, the Consolidated Fixed Charge Coverage Ratio for the most recently ended fiscal quarter would be at least 1.0 to 1.0 on a Pro Forma Basis for such action.
“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Original Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).
“Dollar Equivalent” shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Dominion Account” shall mean a special concentration account established by the Lead Borrower in the United States, at JPMCB, an affiliate thereof, another Lender or any affiliate thereof, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.
“EBITDA Fixed Charges” shall mean the sum of, without duplication:
(a)    the consolidated interest expense of Parent and its Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Hedging Agreements in respect of interest rates (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Hedging Agreements or other derivatives pursuant to GAAP) and excluding (i) penalties and interest relating to taxes, (ii) amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees, (iii) any additional cash interest owing pursuant to any registration rights agreement, (iv) the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of such person’s outstanding Indebtedness, (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Securitization Transaction or Qualified Receivables Facility, (vi) annual agency fees paid to the administrative agents and collateral agents under this Agreement and the Term Loan Credit Agreement, (vii) costs associated with obtaining Hedging Agreements, (viii) any expense
[Adient ABL — Amendment and Restatement Agreement]

resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the any acquisition, (ix) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty and (x) interest expense resulting from push-down accounting; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus
(b)    the consolidated interest expense of Parent and its Subsidiaries that was capitalized during such period; plus
(c)    all cash dividends, whether paid or accrued, on any series of Disqualified Stock of Parent or any of its Subsidiaries or preferred stock of any non-Guarantor Subsidiary, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus
(d)    the consolidated interest income of Parent and its Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” shall mean, as to any Revolving Loans or other Indebtedness, the effective yield on such Revolving Loans or other Indebtedness as mutually determined by the Administrative Agent and the Lead Borrower in good faith, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans or other Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Loans or other Indebtedness, but excluding any arrangement, structuring, commitment, underwriting or other fees payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders. Each mutual determination of the “Effective Yield” by the Administrative Agent and the Lead Borrower shall be conclusive and binding on all Lenders absent manifest error.
“Eligible Accounts” shall mean, collectively, the Eligible Billed Accounts and the Eligible Unbilled Accounts.
“Eligible Billed Accounts” shall mean, on any date of determination of the Borrowing Base, all of the Accounts owned by all applicable Loan Parties and reflected in the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Original Closing Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Billed Accounts and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders, as the case may be, in the case of adjustments, new criteria or increases in advance rates which, in each case, have the effect of making more credit available than would have been available if the standards in effect on the Original Closing Date had continued to be in effect. Eligible Billed Accounts shall not include any of the following Accounts:
    (i)    any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (or equivalent in any foreign jurisdiction) Lien (which, for purposes of Accounts owned by Belgian Borrowers that are governed under the laws of a jurisdiction other than Belgian, shall require the taking of additional perfection steps other than solely the execution of Belgian Law Security Agreements);
[Adient ABL — Amendment and Restatement Agreement]

    (ii)    any Account that is not owned by a Loan Party;
    (iii)    any Account due from, (A) in the case of the European Facility, an Account Debtor that is not domiciled in the United States, Mexico, Austria, Belgium, Canada, Denmark, Finland, France, Greece, Germany, Italy, Ireland, Luxembourg, the Netherlands, Poland, Portugal, Spain, Sweden or the United Kingdom and (if not a natural person) organized or incorporated under the laws of the United States, Mexico, Austria, Belgium, Canada, Denmark, Finland, France, Greece, Germany, Italy, Ireland, Luxembourg, the Netherlands, Poland, Portugal, Spain, Sweden or the United Kingdom, and (B) in the case of the U.S. Revolving Subfacility or the U.S. FILO Subfacility, an Account Debtor that is not domiciled in the United States, Canada, Mexico, Belgium, Germany, Poland, Spain, Sweden or the United Kingdom and (if not a natural person) organized or incorporated under the laws of the United States, Canada, Mexico, Belgium, Germany, Poland, Spain, Sweden or the United Kingdom, unless, in each case, such Account is backed by credit insurance satisfactory to the Administrative Agent or a letter of credit acceptable to the Administrative Agent which is in the possession of, is directly drawable by the Administrative Agent and, with respect to which the Administrative Agent has “control” as defined in Section 9-107 of the UCC;
    (iv)    any Account that is payable in any currency other than (a) with respect to any Subfacility, U.S. Dollars, (b) with respect to the Belgian Subfacility, the German Subfacility, the Polish Subfacility or the Spanish Subfacility, Euros, (c) with respect to the Swedish Subfacility, Euros or Swedish Krona or (d) with respect to the U.K. Subfacility, Euros or Pounds Sterling;
    (v)    any Account that does not arise from the sale of goods or the performance of services by such Loan Party in the ordinary course of its business;
    (vi)    any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;
    (vii)    any Account (A) as to which a Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied, (B) as to which a Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process, (C) that represents a progress or milestone billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (D) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional except that Accounts arising from sales which are on a cash-on-delivery basis (to the extent such cash-on-delivery is in the ordinary course of business) shall not be deemed ineligible pursuant to this definition until 14 days after the shipment of the goods relating thereto;
    (viii)    to the extent that any defense, counterclaim or dispute arises, or any accrued rebate or sales commission payable exists or is owed, or the Account is, or is reasonably likely to become, subject to any right of recoupment, chargeback or set-off by the Account Debtor, for customer deposits or otherwise, to the extent of the amount of such rebate, sales commission, recoupment, chargeback or set-off, it being understood that the remaining balance of the Account shall be eligible;
    (ix)    any Account that is subject to any netting or similar arrangement, including, with respect to German law governed Accounts, current account arrangements (Kontokorrentabreden);
    (x)    any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
    (xi)    any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Loan Parties or that represents a partial payment on a delivered invoice;
    (xii)    any Account that arises from a sale to any director, officer, other employee or Affiliate of a Loan Party;
[Adient ABL — Amendment and Restatement Agreement]

    (xiii)    any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default at any time upon the occurrence of any of the following; provided, further, that, in calculating delinquent portions of Accounts under clause (xiii)(i)(A) below, credit balances will be excluded:
    (i)    such Account (A) is not paid and is more than ninety (90) days past due according to its original terms of sale or if no payment date is specified, more than one-hundred twenty (120) days after the date of the original invoice therefor, (B) such Account has dated terms of more than one-hundred twenty (120) days from the invoice date, or (C) such Account has been written off the books of the Loan Parties or otherwise designated as uncollectible or has been sent to a collection agency; or
    (ii)    the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or is classified by the Parent and its Subsidiaries as “cash only, bad check,” as determined by the Parent and its Subsidiaries in the ordinary course of business consistent with past-practice; or
    (iii)    a petition is filed by or against any Account Debtor obligated upon such Account under any Debtor Relief Law; provided that so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause (iii) to the extent the order permitting such financing allows the payment of the applicable Account;
    (xiv)    any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar Equivalent of all Accounts owing by such Account Debtor are ineligible under the criteria set forth in clause (xiii) above;
    (xv)    any Account as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);
    (xvi)    any Account which is evidenced by a judgment, Instrument (as defined in the applicable Security Document) or Chattel Paper (as defined in the applicable Security Document) and such Instrument or Chattel Paper is not pledged and delivered to the Administrative Agent under the Security Documents;
    (xvii)    any Account on which the Account Debtor is a Governmental Authority, unless the applicable Loan Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers to the extent required under such law for a valid assignment of such Account;
    (xviii)    any Account arising on account of a supplier rebate, unless the Loan Parties have received a waiver of offset from the supplier in form and substance reasonably satisfactory to the Administrative Agent;
    (xix)    any Account which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds, in the case of (i) an Account Debtor with an Investment Grade Rating, 25% of the aggregate Eligible Billed Accounts of all Loan Parties, (ii) in the case of an Account Debtor that does not have an Investment Grade Rating, 15% of the aggregate Eligible Billed Accounts of all Loan Parties and (iii) in the case of an Account Debtor listed on Schedule 1.01(A), the percentage set forth on such schedule opposite such Account Debtor’s name (which Schedule 1.01(A) may be updated from time to time solely with the consent of the Administrative Agent) of the aggregate Eligible Billed Accounts of all Loan Parties;
    (xx)    any Account which the goods giving rise to such Account have not been shipped to the Account Debtor (or which is accounted for as deferred revenue following the shipment thereof until the risk of loss has passed to the Account Debtor) or for which the services giving rise to such Account have not been performed by such Loan Party;
[Adient ABL — Amendment and Restatement Agreement]

    (xxi)    any Account which is owing in respect of interest and late charges or fees in respect of Indebtedness;
    (xxii)    any Account which is acquired by a Loan Party after the Original Closing Date in an acquisition or other bulk purchase of assets (other than from another Loan Party) and would constitute, taken together with all other assets acquired in such acquisition or bulk purchase after the Original Closing Date and to become eligible pursuant to this clause (xxii) or clause (xii) of the definition of “Eligible Inventory,” more than 15% of the applicable Borrowing Base, unless and until such time as the Administrative Agent shall have received or conducted a field examination, from an examiner reasonably satisfactory to the Administrative Agent, of such Accounts acquired in such acquisition or other bulk purchase of assets and such other customary due diligence as the Administrative Agent may reasonably require in its Permitted Discretion in order to determine the appropriate Reserves against such Accounts, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;
    (xxiii)    any Account as to which the contract or agreement underlying such Account is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than the United States, any state thereof, the District of Columbia or any state thereof of (A) in the case of the Borrowing Base of any European Subfacility, any European Borrower Jurisdiction of (B) in the case of the U.S. Revolving Borrowing Base or the U.S. FILO Borrowing Base, Mexico; in each case, other than as reasonably agreed by the Administrative Agent;
    (xxiv)    any Account which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract creating such Account, have the effect of restricting the assignment for or by way of security or the creation of security over such Account generally (including, without limitation, those Accounts that qualify as “disputed receivables” (créditos litigiosos) under article 1,535 of the Spanish Civil Code), in each case unless the Administrative Agent has determined that such limitation is not enforceable. Each Loan Party shall use its reasonable endeavors to remove any such restrictions from the underlying contracts evidencing its Accounts or to obtain consents to the granting of security over the Accounts from the relevant Account Debtors;
    (xxv)    any Account which is excluded from the scope of any Security Document by virtue of the definition of “Excluded Property” (or equivalent terminology in any such Security Document);
    (xxvi)    [reserved];
    (xxvii)    any Account that is accounted for as deferred revenue, including Accounts arising under extended warranty contracts;
    (xxviii)    any Account arising under a contract for which a Loan Party has posted a performance bond, up to the bond amount;
    (xxix)    any Account that is represented in the accounting of any Loan Party as unapplied cash, unreconciled difference, debit memos or credit memos, customer returns, adjustments or customer reserves;
    (xxx)    any Account due from an Account Debtor that is a Sanctioned Person;
    (xxxi)    any Account arising out of public procurement contracts; or
    (xxxii)    any Account that has been acquired by the Belgian Borrower, or by any earlier owner, as part of an acquisition of a business or of another set of assets falling under article 50 of the Belgian Code on the amicable and compulsory recovery of fiscal and non-fiscal claims of 13 April 2019, article 41quinquies of the Belgian law of 27 June 1969 on the social status of workers or article 16ter of the Belgian Royal Decree No. 38 of 27 July 1967 on the social status of self-employed persons.
“Eligible Cash” shall mean, with respect to any Person, cash of such Person that is on deposit in a Deposit Account that is subject to a Deposit Account Control Agreement in favor of the Collateral Agent; provided that if the subject account is held at an institution other than the Administrative Agent or its affiliates, at any time that either (i) the Aggregate Exposures exceed the Aggregate Borrowing Base (without giving regard to any cash included in the Borrowing Base) or (ii) the Payment Conditions are tested, the Collateral Agent reserves the right to verify the balance of such account on a daily basis.
[Adient ABL — Amendment and Restatement Agreement]

“Eligible In-Transit Inventory” shall mean Inventory in an aggregate amount not to exceed $40,000,000 that is owned by a U.S. Loan Party that would meet all of the criteria of “Eligible Inventory” if it were not in transit (solely to a location in the U.S. that would otherwise be acceptable pursuant to the other clauses of this definition). In addition, no Inventory shall be Eligible In-Transit Inventory unless (a) it is subject to a negotiable document of title, showing the Administrative Agent (or, with the consent of the Administrative Agent in its Permitted Discretion, the applicable U.S. Loan Party) as consignee and the Administrative Agent has control over such documents of title (including by delivery of customs broker or freight forwarder agreements in a form and substance reasonably acceptable to the Administrative Agent); (b) such Inventory is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation, to the extent applicable, marine cargo insurance; (c) such Inventory has been identified to the applicable sales contract and title has passed to the applicable U.S. Loan Party; (d) such Inventory is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory; (e) such Inventory is shipped by a common carrier that is not affiliated with the vendor and has not been acquired from a Person that is (x) currently the subject or target of any Sanctions or (y) a Sanctioned Person; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a customary lien waiver.
“Eligible Inventory” shall mean, subject to adjustment as set forth below, items of Inventory of any applicable Loan Party held for sale in the ordinary course. Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below apply. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Original Closing Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Inventory and to adjust advance rates, in each case, in its Permitted Discretion, subject to the approval of the Supermajority Lenders, in the case of adjustments, new criteria or increases in the advance rates, in each case, which have the effect of making more credit available than would have been available if the standards in effect on the Original Closing Date had continued to be in effect. Eligible Inventory shall not include any Inventory of the Loan Parties that:
    (i)    is not solely owned by a Loan Party (or a combination of Loan Parties), or is leased by or is on consignment to a Loan Party, or the Loan Parties do not have title thereto;
    (ii)    the Collateral Agent, on behalf of the Secured Parties, does not have a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) perfected (or equivalent in any foreign jurisdiction) Lien in respect of such Inventory; provided that to qualify as Eligible Inventory, such Lien shall be governed by the laws of the jurisdiction in which the Inventory in question is located;
    (iii)    (A) is stored at a location leased by a Loan Party unless (x) the Administrative Agent has given its prior consent thereto, (y) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Administrative Agent, or (z) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (B) is stored with a bailee or warehouseman unless either (x) a reasonably satisfactory acknowledged bailee waiver letter has been received by the Administrative Agent, or (y) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;
    (iv)    (A) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to the Administrative Agent is in place with respect to such Inventory or (B) is in transit (except Eligible In-Transit Inventory);
    (v)    is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of landlords, carriers, bailees and warehousemen if clause (iii) above has been complied with;
    (vi)    is unsalable, shopworn, seconds, damaged, obsolete, distressed, has been written off or is unfit for sale, in each case, as determined in the ordinary course of business by the Loan Parties;
    (vii)    consists of display items or packing or shipping materials or manufacturing supplies;
    (viii)    is not of a type generally held for sale in the ordinary course of the Loan Parties’, as applicable, business;
    (ix)    except as otherwise agreed by the Administrative Agent, does not conform in all material respects to the representations or warranties pertaining to Inventory set forth in the Loan Documents;
[Adient ABL — Amendment and Restatement Agreement]

    (x)    is subject to any licensing arrangement or any other Intellectual Property or other proprietary rights of any Person, the effect of which would be to limit the ability of the Administrative Agent, or any Person selling the Inventory on behalf of the Administrative Agent, to sell such Inventory in enforcement of the Administrative Agent’s Liens without further consent or payment to the licensor or such other Person (unless such consent has then been obtained);
    (xi)    is not covered by casualty insurance maintained as required by Section 9.02;
    (xii)    is acquired by a Loan Party after the Original Closing Date in an acquisition or other bulk purchase of assets (other than from another Loan Party) and would constitute, taken together with all other assets acquired in such acquisition or bulk purchase after the Original Closing Date and to become eligible pursuant to this clause (xii) or clause (xxii) of the definition of “Eligible Billed Accounts,” more than 15% of the Aggregate Borrowing Base, unless and until such time as the Administrative Agent shall have received or conducted an appraisal, from an appraiser reasonably satisfactory to the Administrative Agent, of such Inventory acquired in such acquisition or other bulk purchase of assets and such other customary due diligence as the Administrative Agent may reasonably require in its Permitted Discretion order to determine the appropriate Reserves against such Inventory, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;
    (xiii)    is located at any location where the aggregate value of all Eligible Inventory of the Loan Parties at such location is less than $250,000;
    (xiv)    is Inventory of another type deemed ineligible per the initial inventory appraisal;
    (xv)    is Inventory in relation to which (i) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory includes retention of title rights in favor of the vendor or supplier thereof, or (ii) under applicable governing laws, retention of title may be imposed unilaterally by the vendor or supplier thereof; provided that Inventory which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this sub-paragraph (xv) in the event that (A) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon the delivery of, such Inventory to the relevant Loan Party or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory;
    (xvi)    is stored at a location not in (a) the United States or Mexico, in the case of the U.S. Revolving Borrowing Base or U.S. FILO Borrowing Base, (b) Belgium, in the case of any Belgian Borrowing Base, (c) Germany, in the case of any German Borrowing Base, or (d) England or Wales, in the case of any U.K. Borrowing Base;
    (xvii)    has been returned by a customer or is in the process of being reworked or retooled;
    (xviii)    is not either Raw Materials or Finished Goods;
    (xix)    is held for use by an outside processor or subcontractor;
    (xx)    is of a type generally sold and delivered by the Loan Parties on a “drop-ship” basis;
    (xxi)    is represented in the accounting of any Loan Party as inventory adjustment, variance, reclassification, warranty reserve, write-off, inventory valuation or unreconciled difference; or
    (xxii)    has been acquired from any Sanctioned Person.
“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (ii) a Defaulting Lender or its subsidiaries, and (iii) Parent, Adient Global Holdings Jersey, each Borrower and their respective subsidiaries and Affiliates.
“Eligible Unbilled Accounts” shall mean each Account of a U.S. Borrower, a Belgian Borrower, a Polish Borrower, a Swedish Borrower, a Spanish Borrower or a U.K. Borrower that would qualify as an Eligible Billed Account except that an invoice or other electronic transmission constituting a request for payment with respect to
[Adient ABL — Amendment and Restatement Agreement]

such Account has not been sent to the applicable Account Debtor for a period of not more than ten (10) days after the performance of the obligations giving rise to such Account; provided that (x) the aggregate book value of Accounts constituting “Eligible Unbilled Accounts” of the Swedish Borrowers shall not exceed $5,000,000 at any time and (y) the aggregate book value of Accounts constituting “Eligible Unbilled Accounts” of the Spanish Borrowers (excluding any such Accounts which are subject to a Spanish law pledge agreement of which the applicable Account Debtor has been notified in writing (and the Administrative Agent shall have received written confirmation of such notice)) shall not exceed $5,000,000 at any time.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, technical standards (normas técnicas), decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).
“Environmental Permits” shall have the meaning assigned to such term in Section 8.16.
“Equity Interests” of any person shall mean any and all shares, interests, equity quotas (partes sociales), rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Parent, any Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Parent, a Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent, any Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect
[Adient ABL — Amendment and Restatement Agreement]

to any Plan; or (j) the withdrawal of any of Parent, a Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.
“ESG Amendment” shall have the meaning assigned to such term in Section 2.21(a).
“ESG Pricing Provisions” shall have the meaning assigned to such term in Section 2.21(b).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Rate” shall mean, with respect to any Borrowing denominated in Euros and for any Interest Period, the EURIBO Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBO Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Lead Borrower.
“Euro” or “€” shall mean the single currency of the Participating Member States.
“European Borrower Jurisdictions” shall mean each of Belgium, Germany, Poland, Spain, Sweden and England and Wales.
“European Borrowers” shall mean the Belgian Borrowers, the German Borrowers, the Polish Borrowers, the Spanish Borrowers, the Swedish Borrowers and the U.K. Borrowers.
“European Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of (x) each Belgian Borrowing Base, each German Borrowing Base, each Spanish Borrowing Base, each Swedish Borrowing Base and each U.K. Borrowing Base (excluding (i) clause (d) of the definition of “Belgian Borrowing Base,” (ii) clause (d) of the definition of “German Borrowing Base,” (iii) clause (c) of the definition of “Polish Borrowing Base,” (iv) clause (c) of the definition of “Spanish Borrowing Base,” (v) clause (c) of the definition of “Swedish Borrowing Base,” (vi) clause (d) of the definition of “U.K. Borrowing Base”) and (y) the positive amount, if any, by which the U.S. Revolving Line Cap exceeds the total U.S. Revolving Exposure of all Lenders at such time.
“European Collateral” shall mean all Belgian Collateral, German Collateral, Irish Collateral, Luxembourg Collateral, Jersey Collateral, Polish Collateral, Spanish Collateral, Swedish Collateral and U.K. Collateral.
“European Facility” shall mean the European Revolving Commitments of the Lenders and the Loans and Letters of Credit pursuant to those European Revolving Commitments in accordance with the terms hereof.
“European Issuing Bank” shall mean, as the context may require, (a) J.P. Morgan SE, with respect to Letters of Credit issued by it, Bank of America Europe Designated Activity Company, with respect to Letters of Credit issued by it, Citibank, N.A., with respect to Letters of Credit issued by it, Crédit Agricole Corporate and Investment Bank, with respect to Letters of Credit issued by it, Barclays Bank Ireland PLC, with respect to Letters of Credit issued by it, and (b) any other Lender that may become a European Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing; provided that the amounts set forth in clause (a) of this definition shall be correspondingly reduced on a ratable basis by the amount allocated to such new European Issuing Bank (unless otherwise agreed by all then existing European Issuing Banks). Each European Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such European Issuing Bank (including without limitation with respect to Letters of Credit with a co-Applicant that is not a European Loan Party), in which case the term “European Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.
“European Issuing Bank Sublimit” shall mean (i) with respect to J.P. Morgan SE, $10,000,000, (ii) with respect to Bank of America Europe Designated Activity Company, $10,000,000, (iii) with respect to Citibank, N.A., $8,000,000, (iv) with respect to Crédit Agricole Corporate and Investment Bank, $6,000,000, (v) with respect to
[Adient ABL — Amendment and Restatement Agreement]

Barclays Bank Ireland PLC, $6,000,000 and (vi) with respect to each other European Issuing Bank, such amount as may be agreed among the Lead Borrower and such other European Issuing Bank (and notified to the Administrative Agent) at the time such other European Issuing Bank becomes a European Issuing Bank. The European Issuing Bank Sublimit of any European Issuing Bank may be increased or decreased as agreed by such European Issuing Bank and the Lead Borrower (each acting in their sole discretion) and notified in a writing executed by such European Issuing Bank and the Lead Borrower.
“European LC Commitment” shall mean the commitment of each European Issuing Bank to issue Letters of Credit under any European Subfacility pursuant to Section 2.13.
“European LC Credit Extension” shall mean, with respect to any European Letter of Credit under any European Subfacility, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“European LC Disbursement” shall mean a payment or disbursement made by any European Issuing Bank pursuant to a European Letter of Credit under any European Subfacility.
“European LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding European Letters of Credit at such time plus (b) the aggregate principal amount of all European LC Disbursements that have not yet been reimbursed at such time. The European LC Exposure of any Lender at any time shall mean its Pro Rata Percentage (with respect to the European Facility) of the aggregate European LC Exposure at such time.
“European LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the European Borrower for any drawings under European Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding European Letters of Credit.
“European LC Sublimit” shall have the meaning provided in Section 2.13(b).
“European Letter of Credit” shall mean any letters of credit issued or to be issued by any European Issuing Bank under the European Facility for the account of any European Borrowers (or any Subsidiary of a European Borrower, with such European Borrower as a co-applicant thereof) pursuant to Section 2.13, including any standby letter of credit, time (usance), or documentary letter of credit or any indemnity, or bank guarantee or similar form of credit support issued by the Administrative Agent or a European Issuing Bank for the benefit of a European Borrower.
“European Line Cap” shall mean an amount that is equal to the lesser of (a) the European Revolving Commitments and (b) the then applicable European Borrowing Base.
“European Loan Parties” shall mean the Belgian Loan Parties, the German Loan Parties, the Irish Loan Parties, the Jersey Loan Parties, the Luxembourg Loan Parties, the Polish Loan Parties, the Spanish Loan Parties, the Swedish Loan Parties and the U.K. Loan Parties.
“European Protective Advances” shall mean the Belgian Protective Advances, German Protective Advances, Polish Protective Advances, Spanish Protective Advances, Swedish Protective Advances and U.K. Protective Advances, collectively.
“European Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make European Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “European Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its European Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ European Revolving Commitments on the Restatement Date is $300,000,000. For the avoidance of doubt, the European Revolving Commitments shall be comprised of the Belgian Revolving Commitments, the German Revolving Commitments, the Polish Revolving Commitments, the Spanish Revolving Commitments, the Swedish Revolving Commitments and the U.K. Revolving Commitments and not in duplication thereof.
“European Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding European Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the European Facility, plus the aggregate amount of such Lender’s European LC Exposure in respect of Letters of Credit issued for a European Borrower.
[Adient ABL — Amendment and Restatement Agreement]

“European Revolving Lenders” shall mean each Lender that has a European Revolving Commitment or European Revolving Loans at such time.
“European Revolving Loans” shall mean advances made pursuant to Article 2 hereof under any European Subfacility (including, for the avoidance of doubt, any Swingline Loans).
“European Subfacilities” shall mean the Belgian Subfacility, the German Subfacility, the Polish Subfacility, the Spanish Subfacility, the Swedish Subfacility and the U.K. Subfacility.
“Event of Default” shall have the meaning provided in Section 11.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Account” shall mean a Deposit Account, Securities Account or Commodity Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (ii) which is used for the sole purpose of paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party, (iv) which is a zero balance Deposit Account, Securities Account or Commodity Account, unless, in the case of a zero balance Deposit Account of a Foreign Loan Party, such zero balance Deposit Account is used for purposes of the collection of Accounts, (v) which is not otherwise subject to the provisions of this definition and, in the case of each Foreign Loan Party, is not used for the purposes of collection of Accounts and together with any other Deposit Accounts, Securities Accounts or Commodity Accounts that are excluded pursuant to this clause (v), has an average daily balance for any fiscal month of less than $5,000,000 or (vi) which is a notional account held at Bank Mendes Gans and which, for the avoidance of doubt, is not used for the purposes of collection of Accounts.
“Excluded Property” shall have the meaning assigned to such term in Section 9.10.
“Excluded Securities” shall mean any of the following:
(a)    any Equity Interests or Indebtedness with respect to which the Collateral Agent and Parent reasonably agree that the cost or other consequences (including Tax consequences) of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;
(b)    any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof is prohibited by any Requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, the Specified Foreign Laws and other applicable law);
(c)    any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation (not created in contemplation of the consummation of the Transactions) with an unaffiliated third party not in violation of Section 10.09 that was existing on the Original Closing Date or at the time of the acquisition of such subsidiary and was not created in contemplation of such acquisition, (B) any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate Parent or any Subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder;
[Adient ABL — Amendment and Restatement Agreement]

(d)    any Equity Interests of any (A) Unrestricted Subsidiary or (B) any Receivables Entity (to the extent they are restricted from being pledged by the applicable Qualified Receivables Facility);
(e)    any Equity Interests of any Immaterial Subsidiary;
(f)    any Margin Stock; and
(g)    solely with respect to the North American Facility, voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) in (A) any Foreign Subsidiary of the Lead Borrower that is a CFC or (B) any FSHCO, in each case, in excess of 65% of all such voting Equity Interests.
Notwithstanding anything to the contrary herein, in no event shall any asset included in any Borrowing Base constitute Excluded Securities.
“Excluded Subsidiary” shall mean any of the following:
(a)    each Immaterial Subsidiary,
(b)    each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),
(c)    each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),
(d)    each Subsidiary that is prohibited by any applicable contractual requirement (not created in contemplation of the consummation of the Transactions) from Guaranteeing or granting Liens to secure the Obligations on the Original Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 10.09 (and for so long as such restriction or any replacement or renewal thereof is in effect),
(e)    any Receivables Entity,
(f)    any Foreign Subsidiary (other than any Foreign Subsidiary that is organized or incorporated in a Specified Jurisdiction and, solely with respect to the North American Facility, is not (A) a Foreign Subsidiary of the Lead Borrower that is a CFC or (B) a FSHCO); provided that (x) any Foreign Subsidiary organized or incorporated under the laws of Ireland, Luxembourg or Jersey shall be an Excluded Subsidiary unless it holds, directly or indirectly, Equity Interests in a Borrower or a Guarantor or is designated by Parent as a Guarantor and (y) any Foreign Subsidiary organized or incorporated under the laws of Germany shall be an Excluded Subsidiary until the German Effectiveness Date,
(g)    solely with respect to the North American Facility, any U.S. Subsidiary (i) that is a FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary of the Lead Borrower that is a CFC,
(h)    any other Subsidiary with respect to which the Administrative Agent and Parent reasonably agree that the cost or other consequences (including, without limitation, Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are excessive in relation to the value to be afforded thereby,
(i)    [reserved],
(j)    each Unrestricted Subsidiary,
(k)    each Insurance Subsidiary,
(l)    each Not-for-Profit Subsidiary,
(m)    each Securitization Entity,
[Adient ABL — Amendment and Restatement Agreement]

(n)    Adient UK Pension Scheme Trustee Limited, a company incorporated in England and Wales with company number 04978802,
(o)    Adient Financial Luxembourg, and
(p)    Adient Holding Ltd., a company incorporated in England and Wales with company number 09975841.
Notwithstanding anything to the contrary herein, no Borrower or Mexican Obligor shall be an Excluded Subsidiary.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and Parent. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (a “Recipient”), (i) Taxes imposed on or measured by its overall net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on it in lieu of net income Taxes) and branch profits Taxes, in each case, imposed by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized in, having its principal office in or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (including, for the avoidance of doubt, being engaged in a trade or business in such jurisdiction), other than any such connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received, perfected or enforced a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or Letter of Credit, or sold or assigned an interest in any Loan, Loan Document or Letter of Credit, (ii) solely with respect to the North American Facility, U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Lender (other than to the extent such Lender is an assignee pursuant to a request by a Borrower under Section 3.04) pursuant to laws in force at the time such Lender becomes a party hereto as a Lender in respect of the North American Facility (or designates a new lending office in respect of the North American Facility), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Article 5, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder that is attributable to such Recipient’s failure to comply with Section 5.01(e) or (iv) any Tax imposed under FATCA.
“Existing Credit Agreement” shall have the meaning assign to such term in the recitals hereto.
“Existing Letter of Credit” shall mean each letter of credit that is listed on Schedule 1.01(C) hereto.
“Existing Receivables Facility” shall mean the Amended and Restated Receivables Transfer and Servicing Agreement, dated as of December 20, 2018, as may be amended, restated, supplemented or otherwise modified from time to time, among Adient Germany Limited & Co. KG, Parent, Ester Finance Titrisation, Crédit Agricole Corporate & Investment Bank, Eurotitrisation and the other entities listed therein.
“Existing Revolving Loans” shall have the meaning assigned to such term in Section 2.19.
“Extended Revolving Loan Commitments” shall mean one or more commitments hereunder to convert Existing Revolving Loans to Extended Revolving Loans of a given Extension Series pursuant to an Extension Amendment.
[Adient ABL — Amendment and Restatement Agreement]

“Extended Revolving Loans” shall have the meaning provided in Section 2.19.
“Extending Lender” shall have the meaning provided in Section 2.19(c).
“Extension Amendment” shall have the meaning provided in Section 2.19(d).
“Extension Election” shall have the meaning provided in Section 2.19(c).
“Extension Request” shall have the meaning provided in Section 2.19(a).
“Extension Series” shall have the meaning provided in Section 2.19(a).
“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Lead Borrower), including reliance on the most recent real property tax bill or assessment in the case of Real Property.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, such Code section as of the date of this Agreement (or any amended or successor version described above), or any intergovernmental agreements (or related laws, regulations or official administrative guidance) implementing the foregoing.
“FCCR Test Amount” shall have the meaning provided in Section 10.10.
“Federal Funds Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the above rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” shall mean the Fee Letter, dated as of the Original Closing Date, by and among JPMCB and the Lead Borrower.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 2.05.
“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or other executive responsible for the financial affairs of such person.
“Financial Statements” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.04(a) and (b).
“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
“Finished Goods” shall mean seating systems and components thereof, which include complete seating systems, frames, mechanisms, foam, head restraints, armrests, trim covers and related fabrics, instrument panels, floor consoles, door panels, overhead consoles, cockpit systems, and decorative trim, in each case, for use in passenger cars, light trucks, and commercial vehicles.
“First Lien Notes” shall mean $800,000,000 in aggregate principal amount of senior first lien secured notes due 2026 issued by the Lead Borrower on the Original Closing Date.
“First Lien Notes Agent” shall mean U.S. Bank, National Association, as the trustee under the indenture governing the First Lien Notes or any successor thereto acting in such capacity.
[Adient ABL — Amendment and Restatement Agreement]

“Flood Documentation” shall mean with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (and to the extent a Mortgaged Property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Lead Borrower) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies, along with a copy of the underlying policies (if requested by the Administrative Agent) required by Section 9.02(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and lender’s loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Collateral Agent and each of the Lenders, subject to the provisions of Sections 9.02(a), 9.02(b) and 9.02(c).
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, STIBO Rate, Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, STIBO Rate, Adjusted Daily Simple RFR and the Central Bank Rate shall be 0.00%.
“Foreign Loan Parties” shall mean each Loan Party that is not a U.S. Loan Party.
“Foreign Subsidiary” shall mean any Subsidiary that is not incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.
“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata Share of LC Exposure or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.11.
“Fronting Fee” shall have the meaning provided in Section 2.05(c).
“FSHCO” shall mean any U.S. Subsidiary that owns no material assets (directly or through subsidiaries) other than the Equity Interests of one or more Foreign Subsidiaries of the Lead Borrower that are CFCs.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.
“German” or “Germany” shall mean the Federal Republic of Germany (Bundesrepublik Deutschland), any governmental or public body or authority, or any subdivision thereof.
“German Account Pledge Agreements” shall mean the German account pledge agreements executed by the German Loan Parties as of the German Effectiveness Date creating security interests over certain assets of the German Loan Parties (subject to customary limitations of enforcement).
“German Borrowers” shall mean the German Parent Borrower and each German Subsidiary Borrower.
“German Borrowing Base” shall mean at any time of calculation, in respect of each German Borrower, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Billed Accounts of such German Borrower multiplied by the advance rate of 85%; plus
(b)    [reserved];
[Adient ABL — Amendment and Restatement Agreement]

(c)    the lesser of (i) the Cost of Eligible Inventory of such German Borrower multiplied by the advance rate of 75%, and (ii) the appraised NOLV Percentage of Eligible Inventory of such German Borrower multiplied by the advance rate of 85%; plus
(d)    the positive amount, if any, by which the U.S. Revolving Line Cap exceeds the total U.S. Revolving Exposure of all Lenders; minus
(e)    Reserves established from time to time by the Administrative Agent in accordance herewith.
“German Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests will be granted by the German Loan Parties in accordance with the requirements set forth in Section 6C.07, Section 9.10 or Section 9.12.
“German Effectiveness Date” shall have the meaning provided in Article 6C.
“German Global Assignment Agreements” shall mean the German global assignment agreements executed by the German Loan Parties as of German Effectiveness Date creating security interests over certain assets of the German Loan Parties (subject to customary limitations of enforcement).
“German Guarantor” shall mean each German Subsidiary that is not a German Borrower that is on the German Effectiveness Date, or which becomes, a party to the Guarantee Agreement in accordance with the requirements of this Agreement or the provisions of such Guarantee Agreement.
“German Line Cap” shall mean, with respect to each German Borrower, an amount that is equal to the lesser of (a) the German Revolving Sublimit and (b) the then applicable German Borrowing Base of such German Borrower.
“German Loan Party” shall mean each German Borrower and each German Guarantor.
“German Parent Borrower” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the German Effectiveness Date as the “German Parent Borrower.”
“German Protective Advances” shall have the meaning provided in Section 2.18.
“German Revolving Borrowing” shall mean a Borrowing comprised of German Revolving Loans.
“German Revolving Commitment” shall mean, with respect to each European Revolving Lender, the commitment of such European Revolving Lender to make German Revolving Loans hereunder up to the amount of such European Revolving Lender’s European Pro Rata Percentage of the German Revolving Sublimit; provided that such European Revolving Lender’s European Revolving Exposure does not exceed its European Revolving Commitment.
“German Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding German Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the German Subfacility, plus the aggregate amount of such Lender’s European LC Exposure in respect of Letters of Credit issued for a German Borrower.
“German Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the German Subfacility and may constitute German Revolving Loans and Swingline Loans under the German Subfacility.
“German Revolving Sublimit” shall mean $50,000,000.
“German Security Documents” shall mean the Initial German Security Agreements and, after the execution and delivery thereof, each Additional Security Document governed by German law, together with any other applicable security documents governed by German law from time to time (subject to customary limitations of enforcement).
“German Security Transfer Agreements” shall mean the German security transfer agreements executed by the German Loan Parties as of the German Effectiveness Date creating security interests over certain assets of the German Loan Parties (subject to customary limitations of enforcement).
[Adient ABL — Amendment and Restatement Agreement]

“German Subfacility” shall mean the German Revolving Commitments of the Lenders and the Loans and European LC Credit Extensions pursuant to those Commitments in accordance with the terms hereof.
“German Subsidiary” shall mean any Subsidiary of the Parent that is incorporated, formed or otherwise organized under the laws of Germany.
“German Subsidiary Borrowers” shall mean any entity executing this Agreement (or a joinder to this Agreement) on the German Effectiveness Date as a “German Subsidiary Borrower,” and each other German Subsidiary that is or becomes a party to this Agreement as a Borrower after the German Effectiveness Date pursuant to Section 9.10(g) or otherwise.
“Global Availability” shall mean, as of any applicable date, the amount by which the Line Cap at such time exceeds the Aggregate Exposures on such date.
“Governmental Authority” shall mean the government of the United States of America, Belgium, Germany, Ireland, Jersey, Luxembourg, Mexico, Poland, Spain, Sweden, the United Kingdom or any other country, including any political subdivision of any of the foregoing (including state, regional provincial, territorial, local or otherwise), the European Central Bank, the Council of Ministers of the European Union, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Original Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby.
“Guarantee Agreement” shall mean (x) with respect to each Loan Party (other than the Spanish Loan Parties), the Guarantee Agreement executed by each such Loan Party and the Collateral Agent and (y) with respect to each Spanish Loan Party, the Spanish Loan Parties Guarantee Agreement.
“Guaranteed Creditors” shall mean and include (x) each of the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank and each Swingline Lender and (y) any Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Original Closing Date or at the time of entry into a particular Secured Bank Product Obligation.
“Guarantor” shall mean and include Adient Global Holdings Jersey, Parent, each Borrower (with respect to the Obligations of each other Borrower) and each Subsidiary of Parent (other than the Borrowers) that is or becomes a party to the Guarantee Agreement, whether existing on the Original Closing Date or established, created or acquired after the Original Closing Date, unless and until such time as such Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof.
[Adient ABL — Amendment and Restatement Agreement]

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any of the Subsidiaries shall be a Hedging Agreement.
“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 9.04(a) or 9.04(b), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of Parent and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Parent and the Subsidiaries on a consolidated basis as of such date; provided that no Borrower or Mexican Obligor shall be an Immaterial Subsidiary.
“Increase Date” shall have the meaning provided in Section 2.15(b).
“Increase Loan Lender” shall have the meaning provided in Section 2.15(b).
“Incremental Revolving Commitment Agreement” shall have the meaning provided in Section 2.15(d).
“Indebtedness” of any person shall mean, without duplication,
(a)    all obligations of such person for borrowed money,
(b)    all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business),
(c)    all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business),
(d)    all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business; it being understood that, for the avoidance of doubt, obligations owed to banks and other financial institutions in connection with any arrangement whereby a bank or other institution purchases payables described in clause (i) above owed by Parent or its Subsidiaries shall not constitute Indebtedness) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto,
(e)    all Guarantees by such person of Indebtedness of others,
(f)    all Capitalized Lease Obligations of such person,
(g)    obligations under any Hedging Agreements,
(h)    the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit,
[Adient ABL — Amendment and Restatement Agreement]

(i)    the principal component of all obligations of such person in respect of bankers’ acceptances,
(j)    the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock),
(k)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed, and
(l)     all Attributable Receivables Indebtedness with respect to Qualified Receivables Facilities and obligations in respect of Qualified Securitization Transactions, if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP; provided that (i) contingent obligations incurred in the ordinary course of business or consistent with past practice, (ii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the ordinary course of business, (iii) intercompany liabilities that would be eliminated on the consolidated balance sheet of Parent and its Subsidiaries, (iv) prepaid or deferred revenue arising in the ordinary course of business, (v) in connection with the purchase by Parent or any Subsidiary of any business, assets, Equity Interests or person, any postclosing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (vi) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been irrevocably defeased or irrevocably satisfied and discharged pursuant to the terms of such agreement or (vii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, in each case, shall be deemed not to constitute Indebtedness. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement.
“Indemnified Person” shall have the meaning provided in Section 13.01(a).
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.
“Information Memorandum” shall mean the Lender Presentation dated October 13, 2022, as modified or supplemented prior to the Restatement Date.
“Initial Belgian Security Agreements” shall mean the Belgian Law Receivables Pledge Agreement, the Belgian Law Moveable Assets Agreement, the Belgian Law Bank Accounts Pledge Agreement and the Belgian Law Share Pledge Agreement.
“Initial Field Work” shall mean a field examination and inventory appraisal of the Borrowers completed by examiners and appraisers reasonably acceptable to the Administrative Agent, delivered pursuant to Section 6A.16.
“Initial German Security Agreements” shall mean the German Global Assignment Agreements, the German Security Transfer Agreements and the German Account Pledge Agreements executed by the German Loan Parties as of the German Effectiveness Date creating security interests over certain assets of the German Loan Parties.
“Initial Irish Security Agreements” shall mean the Irish Law Debenture and the Irish Law Share Charge.
[Adient ABL — Amendment and Restatement Agreement]

“Initial Jersey Security Agreements” shall mean the Jersey Law All Assets Security Interest Agreement, the Jersey Law Lux Parent Pledge Agreement and the Jersey Law Parent Pledge Agreement.
“Initial Luxembourg Security Agreements” shall mean the Luxembourg Law Share Pledge Agreements, the Luxembourg Law Receivables Pledge Agreements and the Luxembourg Law Account Pledge Agreements.
“Initial Mexican Security Agreements” shall mean the non-possessory pledge agreements, pledge agreements and each other security agreements and ancillary documents executed by the Mexican Obligors, or other Loan Parties, as of the Mexican Effectiveness Date creating security interests over the Mexican Collateral in due form and duly registered as provided in Section 6D.05.
“Initial Polish Security Agreements” shall mean each Polish Law Account Power of Attorney, the Polish Law Pledge Agreements, each Polish Law Share Power of Attorney, each Polish Law Submission to Enforcement.
“Initial Security Agreements” shall mean the Initial Belgian Security Agreements, the Initial German Security Agreements, the Initial Irish Security Agreements, the Initial Jersey Security Agreements, the Initial Luxembourg Security Agreements, the Initial Mexican Security Agreement, the Initial Polish Security Agreements, the Initial Spanish Security Agreements, the Initial Swedish Security Agreements, the Initial U.K. Security Agreements and the Initial U.S. Security Agreement.
“Initial Spanish Security Agreements” shall mean the Spanish Law Share Pledges, the Spanish Law Bank Account Pledges, the Spanish Law Receivables Pledges and the Spanish Law Irrevocable Power of Attorney.
“Initial Swedish Security Agreements” shall mean the Swedish Law Share Pledge, the Swedish Law Receivables Pledge, the Swedish Law Bank Account Pledge and the Swedish Law Business Mortgage Pledge.
“Initial U.K. Security Agreements” shall mean the U.K. Debenture and the U.K. Share Mortgage.
“Initial U.S. Security Agreement” shall mean the U.S. Collateral Agreement substantially in the form of Exhibit I dated as of the Original Closing Date, among each U.S. Loan Party, each other Loan Party that owns Equity Interests of a person incorporated or organized under the law of the United States, any state thereof, or the District of Columbia (other than Excluded Securities) (provided that the grant by any such other Loan Party under the U.S. Collateral Agreement shall be solely with respect to such Equity Interests and related rights and assets as expressly set forth in the U.S. Collateral Agreement) and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Insurance Subsidiary” shall have the meaning assigned to such term in Section 10.04(y).
“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, get-up in England and Wales and Ireland, and registrations and applications of registrations thereof, (c) patents, together with any registered or unregistered rights in designs in the United Kingdom, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement in the form of Exhibit L, dated as of the Original Closing Date, by and among the Administrative Agent, the Collateral Agent and the Term Agent, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms thereof.
“Interest Period” shall mean, as to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three, six, or, if agreed to by all Lenders under the applicable Subfacility, less than one month thereafter, as the Lead Borrower may elect, or the date any Borrowing of a Term Benchmark Loan is converted to a Borrowing of a Base Rate Loan in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.07 or Section 2.09; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on
[Adient ABL — Amendment and Restatement Agreement]

the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Inventory” shall mean all “inventory” (including parts, work-in-process, raw materials, and finished goods), as such term is defined in the UCC as in effect on the Original Closing Date in the State of New York, wherever located, in which any Person now or hereafter has rights.
“Inventory Reserve” shall mean reserves established by the Administrative Agent in its Permitted Discretion to reflect factors that may negatively impact the value of Eligible Inventory including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns, marked to market and vendor chargebacks
“Investment” shall have the meaning assigned to such term in Section 10.04.
“Investment Grade Rating” shall mean, with respect to any Person, that such Person has a corporate credit rating of BBB- or better by S&P and a corporate family rating of Baa3 or better by Moody’s (or comparable ratings by any other rating agency).
“Ireland” shall mean Ireland exclusive of Northern Ireland.
“Irish Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Irish Loan Parties or will be granted by the Irish Loan Parties in accordance with the requirements set forth in Section 6A.08, Section 9.10 or Section 9.12.
“Irish Companies Act” shall mean the Companies Act 2014 of Ireland, as amended.
“Irish Law Debenture” shall mean an Irish law debenture dated as of the Original Closing Date, between each Irish Loan Party and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Irish Law Share Charge” shall mean an Irish law share charge dated as of the Original Closing Date, among each Loan Party (other than any Irish Loan Party) that owns Equity Interests of a person incorporated or organized under the laws of Ireland (other than Excluded Securities) and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Irish Loan Party” shall mean Parent and each Irish Subsidiary that is a party to the Guarantee Agreement on the Original Closing Date or that becomes a party to the Guarantee Agreement thereafter.
“Irish Security Documents” shall mean the Initial Irish Security Agreements, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document governed by Irish law, together with any other applicable security documents governed by Irish law from time to time, such as a deed and any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Irish Subsidiary” shall mean any Subsidiary of the Parent that is incorporated, formed or otherwise organized under the laws of Ireland.
“IRS” shall mean the U.S. Internal Revenue Service.
“Issuing Banks” shall mean the U.S. Issuing Banks and the European Issuing Banks, collectively.
“ITA” shall mean the Income Tax Act 2007 (U.K.).
“JPMCB” shall have the meaning provided in the preamble hereto.
“Jersey Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Jersey Loan Parties or will be granted by the Jersey Loan Parties in accordance with the requirements set forth in Section 6A.08, Section 9.10 or Section 9.12.
[Adient ABL — Amendment and Restatement Agreement]

“Jersey Law All Assets Security Interest Agreement” shall mean a Jersey law governed security interest agreement dated as of the Original Closing Date, entered into between each Jersey Loan Party and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Jersey Law Lux Parent Pledge Agreement” shall mean a Jersey law governed security interest agreement dated as of the Original Closing Date, among Adient Global Holdings Luxembourg and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Jersey Law Parent Pledge Agreement” shall mean a Jersey law governed security interest agreement dated as of the Original Closing Date, among Parent and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Jersey Loan Party” shall mean Adient Global Holdings Jersey and each Jersey Subsidiary that is a party to the Guarantee Agreement on the Original Closing Date or that becomes a party to the Guarantee Agreement thereafter.
“Jersey Security Documents” shall mean the Initial Jersey Security Agreements, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document governed by Jersey law, together with any other applicable security documents governed by Jersey law from time to time, such as a deed and any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Jersey Subsidiary” shall mean any Subsidiary of the Parent that is incorporated, formed or otherwise organized under the laws of Jersey.
“Junior Debt Restricted Payment” shall mean, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by Parent or any if its Subsidiaries, of or in respect of principal on any Senior Notes (or any Indebtedness incurred as Permitted Refinancing Indebtedness in respect thereof) or Indebtedness (other than intercompany Indebtedness) that is (x) by its terms subordinated in right or payment to the Loan Obligations, (y) not secured by a Lien or (z) secured by a Lien that ranks junior in priority to the Lien securing the Obligations (each of the foregoing, a “Junior Financing”); provided, that the following shall not constitute a Junior Debt Restricted Payment:
(a)    Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 10.01;
(b)    payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;
(c)    payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by Parent of Qualified Equity Interests within eighteen months prior thereto; or
(d)    the conversion of any Junior Financing to Qualified Equity Interests of Parent.
“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”
“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Obligations pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).
[Adient ABL — Amendment and Restatement Agreement]

“Landlord Lien Reserve” shall mean an amount equal to three months’ rent for all of the leased locations of the Borrowers at which Eligible Inventory is stored, other than leased locations with respect to which the Administrative Agent has received a Landlord Lien Waiver and Access Agreement.
“Landlord Lien Waiver and Access Agreement” shall mean a Landlord Lien Waiver and Access Agreement, in a form reasonably approved by the Administrative Agent.
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment under any Subfacility hereunder as of such date of determination.
“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 2.13.
“LC Disbursements” shall mean the European LC Disbursements and/or the U.S. LC Disbursements.
“LC Documents” shall mean all documents, instruments and agreements delivered by any Borrower or any Subsidiary of any Borrower that is a co-applicant in respect of any Letter of Credit to any Issuing Bank or the Administrative Agent in connection with any Letter of Credit.
“LC Exposure” shall mean the European LC Exposure and/or the U.S. LC Exposure.
“LC Obligations” shall mean the European LC Obligations and/or the U.S. LC Obligations.
“LC Participation Fee” shall have the meaning provided in Section 2.05(c)(i).
“LC Request” shall mean a request in accordance with the terms of Section 2.13(b) in form and substance satisfactory to the Issuing Banks.
“LC Sublimit” shall have the meaning provided in Section 2.13(b).
“Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Crédit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc. and MUFG Bank Ltd., in their capacities as joint lead arrangers and bookrunners for this Agreement.
“Lead Borrower” shall have the meaning provided in the preamble hereto.
“Lender” shall mean each financial institution listed on Schedule 2.01 to the Amendment and Restatement Agreement, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.15, 3.04 or 13.04(b), and, as the context requires, includes the Swingline Lender.
“Lender Loss Sharing Agreement” shall mean that certain Lender Loss Sharing Agreement entered into by each Lender as of the Original Closing Date and each other Lender becoming party to this Agreement via an Assignment and Assumption or otherwise after the Original Closing Date.
“Letter of Credit” shall mean a European Letter of Credit and/or a U.S. Letter of Credit, as applicable.
“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Maturity Date.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Limited Condition Acquisition” shall mean any acquisition, including by means of a merger, amalgamation or consolidation, by Parent or one or more of its subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by Parent or its subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.
[Adient ABL — Amendment and Restatement Agreement]

“Line Cap” shall mean an amount equal to the lesser of (a) the Aggregate Commitments and (b) the then applicable Aggregate Borrowing Base.
“Liquidity Event” shall mean the occurrence of a date when (a) Global Availability shall have been less than the greater of (i) 10.0% of the Line Cap and (ii) $150,000,000, in either case for five (5) consecutive Business Days, until such date as (b) Global Availability shall have been at least equal to the greater of (i) 10.0% of the Line Cap and (ii) $150,000,000 for thirty (30) consecutive calendar days.
“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to, in the case of a U.S. Loan Party, a Dominion Account, or in the case of a Dominion Account of a Foreign Loan Party, to the Administrative Agent on a daily basis, (b) to cease following directions or instructions given to such bank or other depository by any Loan Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.
“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.
“Loan Documents” shall mean this Agreement, the Amendment and Restatement Agreement, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guarantee Agreement, each Security Document, the Intercreditor Agreement, any Permitted Junior Intercreditor Agreement, each Incremental Revolving Commitment Agreement and each Extension Amendment.
“Loan Obligations” shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance by any Loan Party of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Issuing Bank, Agent or Indemnified Person by any Loan Party arising out of this Agreement or any other Loan Document, including, without limitation, all obligations to repay principal or interest (including interest, fees and other amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Loans, Letters of Credit or any other Obligations, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Loan Party or for which any Loan Party is liable as indemnitor under the Loan Documents, whether or not evidenced by any note or other instrument.
“Loan Party” shall mean the Borrowers, the Mexican Obligors and the Guarantors.
“Loans” shall mean advances made to or at the instructions of the Applicable Administrative Borrower pursuant to Article 2 hereof and may constitute Revolving Loans, Swingline Loans or Overadvance Loans.
“Luxembourg” shall mean the Grand Duchy of Luxembourg.
“Luxembourg Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Luxembourg Loan Parties or will be granted by the Luxembourg Loan Parties in accordance with the requirements set forth in Section 6A.08, Section 9.10 or Section 9.12.
“Luxembourg Law Account Pledge Agreements” shall mean collectively:
(a)    the Luxembourg law governed account pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings as pledgor and the Collateral Agent;
(b)    the Luxembourg law governed account pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings Luxembourg as pledgor and the Collateral Agent;
(c)    the Luxembourg law governed account pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Luxembourg Asia Holding as pledgor and the Collateral Agent; and
[Adient ABL — Amendment and Restatement Agreement]

(d)    the Luxembourg law governed account pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Luxembourg Poland Holding as pledgor and the Collateral Agent.
“Luxembourg Law Receivables Pledge Agreements” shall mean collectively:
(a)    the Luxembourg law governed receivables pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Parent as pledgor and the Collateral Agent in the presence of Adient Global Holdings;
(b)    the Luxembourg law governed receivables pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Luxembourg Asia Holding as pledgor and the Collateral Agent in the presence of Adient Financial Luxembourg; and
(c)    the Luxembourg law governed receivables pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Germany Ltd. & Co. KG as pledgor and the Collateral Agent in the presence of Adient Luxembourg Asia Holding.
“Luxembourg Law Security Documents” shall mean the Initial Luxembourg Security Agreements and, after the execution and delivery thereof, each Additional Security Document governed by Luxembourg law, together with any other applicable security documents governed by Luxembourg law from time to time, such as pledge agreements as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Luxembourg Law Share Pledge Agreements” shall mean collectively:
(a)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Parent as pledgor and the Collateral Agent in the presence of Adient Global Holdings;
(b)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings as pledgor and the Collateral Agent in the presence of Adient Global Holdings Luxembourg;
(c)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings Jersey as pledgor and the Collateral Agent in the presence of Adient Luxembourg Asia Holding;
(d)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings Jersey as pledgor and the Collateral Agent in the presence of Adient Luxembourg Poland Holding;
(e)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings Jersey as pledgor and the Collateral Agent in the presence of Adient Financial Luxembourg;
(f)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Ltd., a company incorporated in England and Wales with company number 09921320 as pledgor and the Collateral Agent in the presence of Adient Luxembourg Holding;
(g)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Luxembourg Asia Holding as pledgor and the Collateral Agent in the presence of Adient Interiors Holding EU;
(h)    the Luxembourg law governed limited partnership interests pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings Jersey and Adient Luxembourg Asia Holding as pledgors and the Collateral Agent in the presence of Adient Interiors Holding Luxembourg;
[Adient ABL — Amendment and Restatement Agreement]

(i)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings Jersey as pledgor and the Collateral Agent in the presence of Adient Luxembourg Corporate Finance;
(j)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings Jersey as pledgor and the Collateral Agent in the presence of Adient Luxembourg Global Finance; and
(k)    the Luxembourg law governed share pledge agreement dated as of the Original Closing Date and to be entered into by and between, inter alia, Adient Global Holdings Jersey as pledgor and the Collateral Agent in the presence of Adient Luxembourg China Holding.
“Luxembourg Loan Party” shall mean each Luxembourg Subsidiary that is a party to the Guarantee Agreement on the Original Closing Date or that becomes a party to the Guarantee Agreement thereafter.
“Luxembourg Subsidiary” shall mean any Subsidiary of the Parent that is incorporated, formed or otherwise organized under the laws of Luxembourg.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders thereunder.
“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of Parent or any Subsidiary in an aggregate principal amount exceeding $75,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.
“Material Real Property” shall mean any parcel of Real Property located in the United States or England and Wales and having a Fair Market Value (on a per-property basis) greater than or equal to $10,000,000 (or the equivalent amount in Pounds Sterling, in the case of Real Property located in England and Wales) as of (x) the Original Closing Date, for Real Property then owned or (y) the date of acquisition, for Real Property acquired after the Original Closing Date, in each case as determined by Parent in good faith; provided, that “Material Real Property” shall exclude all leasehold interests in Real Property).
“Material Subsidiary” shall mean any Subsidiary, other than an Immaterial Subsidiary.
“Maturity Date” shall mean the date that is five (5) years after the Restatement Date (the “Stated Maturity Date”); provided that (i) if on the 2024 Springing Maturity Date, $250,000,000 or more in aggregate principal amount of 2024 Senior Notes remain outstanding, the Maturity Date shall be the 2024 Springing Maturity Date, (ii) if on the 2026 Springing Maturity Date, $250,000,000 or more in aggregate principal amount of 2026 Senior Notes remain outstanding , the Maturity Date shall be the 2026 Springing Maturity Date and (iii) if $250,000,000 or more in aggregate principal amount of any refinancing Indebtedness in respect of the 2024 Senior Notes or 2026 Senior Notes remains outstanding with a stated maturity date that will occur not later than ninety-one (91) days after the Stated Maturity Date, the Maturity Date shall be the date that is ninety-one (91) days before such stated maturity date; provided further, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Mexican Collateral” shall mean all the “Pledged Assets”, “Pledged Shares”, “Pledged Equity Interests,” “Pledged IP Rights” and any other equivalent terms as defined in the Initial Mexican Security Agreements and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Mexican Obligors or by other Loan Parties with respect to property (whether real, personal or otherwise) located or registered in Mexico or that will be granted in accordance with the requirements set forth in Section 6D.05, Section 9.10 or Section 9.12.
“Mexican Effectiveness Date” shall have the meaning provided in Article 6D.
“Mexican Obligors” shall mean each Subsidiary of Adient Global Holdings Jersey organized under the laws of Mexico that is or becomes party to this Agreement and the Mexican Security Documents on or after the Original Closing Date.
[Adient ABL — Amendment and Restatement Agreement]

“Mexican Priority Payables Reserve” shall mean reserves for amounts which rank or are capable of ranking in priority to the Liens granted to the Collateral Agent under the Security Documents and/or for amounts which may represent costs relating to the enforcement of the Collateral Agent’s Liens, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, fringe benefits, vacation and/or holiday pay, severance pay, employee deductions, income tax, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, amounts currently or past due and not paid for taxes and pension obligations and/or contributions, and on any date of determination, reserves established by the Administrative Agent in its Permitted Discretion for amounts, which rank or which would reasonably be expected to rank in priority to or pari passu with any Liens granted to the Collateral Agent under the Security Documents and/or for amounts which represent costs in connection with the preservation, protection, collection or realization of the Collateral, under applicable Mexican laws, including but not limited to the Ley de Concursos Mercantiles and Ley Federal del Trabajo, and such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time.
“Mexican Security Documents” shall mean (i) the Initial Mexican Security Agreements, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document governed by Mexican law, together with any other applicable security documents governed by Mexican law from time to time, such as deeds and any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) any amendments, reaffirmations and acknowledgements with respect to the foregoing, from time to time.
“Mexican Terms” shall mean the principles set forth in Section 1.17.
“Mexican Trustee” shall mean any Mexican bank, previously approved by the Administrative Agent, acting as mandate appointed by a Mexican Obligor to act as an irrevocable attorney-in-fact of such Mexican Obligor under the terms of the applicable Deposit Account Control Agreement entered with respect to Deposit Accounts of such Mexican Obligor.
“Mexico” shall mean the United Mexican States (Estados Unidos Mexicanos).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Properties” shall mean the Material Real Properties that are identified on Schedule 1.01(B) on the Original Closing Date (the “Original Closing Date Mortgaged Properties”) and each additional Material Real Property encumbered by a Mortgage after the Original Closing Date pursuant to Section 9.10.
“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, debentures, and other security documents (including amendments to any of the foregoing) executed and delivered with respect to Mortgaged Properties (either as stand-alone documents or forming part of other Security Documents), each in form and substance reasonably satisfactory to the Collateral Agent and the Lead Borrower, in each case, as amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“NOLV Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the blended recovery on the aggregate amount of the Eligible Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent inventory appraisal received by the Administrative Agent in accordance with Section 9.07(b), net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Eligible Inventory subject to appraisal.
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Loan Party Investment Cap” shall have the meaning assigned to such term in the definition of “Permitted Acquisition.”
[Adient ABL — Amendment and Restatement Agreement]

“Non-S-X Adjustment Amount” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”
“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.
“Non-U.S. Security Documents” shall mean the Belgian Security Documents, the German Security Documents, the Irish Security Documents, the Jersey Security Documents, the Luxembourg Law Security Documents, the Mexican Security Documents, the Polish Law Security Documents, the Spanish Security Documents, the Swedish Security Documents and/or the U.K. Security Documents.
“North American Facility” shall mean the U.S. Revolving Subfacility and the U.S. FILO Subfacility, collectively.
“Not-for-Profit Subsidiary” shall mean an entity, including entities qualifying under Section 501(c)(3) of the Code, that uses surplus revenue to achieve its goals rather than distributing them as profit or dividends.
“Note” shall mean each Revolving Note or Swingline Note, as applicable.
“Notice of Borrowing” shall mean a notice substantially in the form of the relevant notice attached as Exhibit A-1 hereto or, in the case of a Swingline Borrowing, Exhibit A-2 hereto, or in each case, such other form as the Administrative Agent and the Lead Borrower may reasonably agree.
“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit A-3 hereto or such other form as the Administrative Agent and the Lead Borrower may reasonably agree.
“Notice Office” shall mean JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road NCC5, Floor 1, Newark, DE 19713, Telephone Number: 302-455-3768, Fax Number: 302-634-4250, Email: bryan.a.cook@jpmchase.com, Attn: Bryan A. Cook, Account Manager with copies to (i) robert.kellas@jpmorgan.com and (ii) in connection with the European Facility, with copies to J.P. Morgan SE, 25 Bank Street, Canary Wharf, London E145JP, Fax number 44 207 777 2360, loan_and _agency_london@jpmorgan.com or, in each case, such other offices or persons as the Administrative Agent  may hereafter designate in writing as such to the other parties hereto.  If a notice is intended for all Lenders, a copy of such notice should also be sent to covenant.compliance@jpmchase.com.  Each Borrowing Base Certificate and any related notices shall also be delivered, in Adobe PDF format to (i) paul.j.oneill@jpmorgan.com, (ii) ib.cbc@jpmchase.com, (iii) covenant.compliance@jpmchase.com, (iv) bryan.a.cook@jpmchase.com, (v) robert.kellas@jpmorgan.com, or, in each case, such other offices or persons as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, provided, further, that, any supporting documents delivered in connection with a Borrowing Base Certificate, if in Microsoft Excel format, shall only be delivered in Microsoft Excel format to (i) paul.j.oneill@jpmorgan.com and (ii) ib.cbc.@jpmchase.com.
“Noticed Hedge” shall mean any Secured Bank Product Obligations arising under a Swap Contract with respect to which the Lead Borrower and the Secured Bank Product Provider thereof have notified the Administrative Agent of the intent to include such Secured Bank Product Obligations as a Noticed Hedge hereunder and with respect to which a Bank Products Reserve has subsequently been established in the maximum amount thereof.
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” shall mean (x) the Loan Obligations and (y) all Secured Bank Product Obligations (with respect to any Loan Party, other than any Excluded Swap Obligation of such Loan Party) entered into by the Parent or any of its Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, other than in connection with any application of proceeds pursuant to Section 11.02, (x)
[Adient ABL — Amendment and Restatement Agreement]

obligations of any Loan Party under any Secured Bank Product Obligations shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Loan Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Bank Product Obligations.
“Original Closing Date” shall mean May 6, 2019.
“Original Closing Date Mortgaged Properties” shall have the meaning assigned to such term in the definition of the term “Mortgaged Properties.”
“Original Closing Date Refinancing” shall mean the repayment in full and termination of all outstanding loans and commitments and termination and release of any security interests and guarantees in connection therewith under that certain Credit Agreement, dated as of July 27, 2016, as amended, supplemented, restated, amended and restated, extended or otherwise modified from time to time, by and among Parent, the other borrowers and guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto.
“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, any Loan Document or Letter of Credit, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04) as a result of any present or former connection between the Recipient and the jurisdiction imposing such Tax (other than any such connection arising from such Recipient having executed, delivered, become party to, performed its obligations under, received payments under, received, perfected or enforced a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or Letter of Credit, or sold or assigned an interest in any Loan, Loan Document or Letter of Credit).
“Outstanding Amount” shall mean, with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Overadvance” shall have the meaning provided in Section 2.17.
“Overadvance Loan” shall mean a Base Rate Loan, a Term Benchmark Loan, or an RFR Loan made when an Overadvance exists or is caused by the funding thereof.
“Overnight Bank Funding Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent” shall mean Adient plc, a public limited company incorporated under the laws of Ireland and any permitted successor thereof.
“Participant” shall have the meaning provided in Section 13.04(c).
“Participant Register” shall have the meaning provided in Section 13.04(c).
“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” shall have the meaning provided in Section 13.16.
“Payment” shall have the meaning provided in Section 12.14.
“Payment Conditions” shall mean, as to any relevant action contemplated in this Agreement, (i) no Default or Event of Default has then occurred and is continuing or would result from such action, (ii) (a) Global Availability on a Pro Forma Basis immediately after giving effect to such action would be at least the greater of (x) 12.5% of the Line Cap and (y) $60,000,000 and (b) over the thirty (30) consecutive days prior to consummation of such action, Global Availability averaged no less than the greater of (x) 12.5% of the Line Cap and (y) $60,000,000, on a Pro
[Adient ABL — Amendment and Restatement Agreement]

Forma Basis for such action and (iii) if (a) Global Availability on a Pro Forma Basis immediately after giving effect to such action would be less than the greater of (x) 17.5% of the Line Cap and (y) $85,000,000 and (b) over the thirty (30) consecutive days prior to consummation of such action, Global Availability averaged less than the greater of (x) 17.5% of the Line Cap and (y) $85,000,000, on a Pro Forma Basis for such action, the Consolidated Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis for such action.
“Payment Office” shall mean the office of the Administrative Agent located at 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency Services Group, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Payment Notice” shall have the meaning provided in Section 12.14.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the United Kingdom’s Pensions Act 2004.
“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrowers and the other Loan Parties substantially in the form attached hereto as Exhibit G, or such other form as is reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 9.04(f).
“Permitted Acquisition” shall mean any acquisition by Parent or a Subsidiary of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by Parent and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Acquisition), if:
    (i)    both immediately after giving effect thereto or would result therefrom, the Payment Conditions are satisfied; provided that with respect to a proposed Limited Condition Acquisition pursuant to an executed acquisition agreement, at the option of Parent, the determination of whether clauses (i) and (iii) of the Payment Conditions are satisfied shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Acquisition;
    (ii)    any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 10.01;
    (iii)    to the extent required by Section 9.10, any person acquired in such acquisition shall be merged into a Loan Party or become upon consummation of such acquisition a Guarantor; and
    (iv)    the aggregate cash consideration in respect of all such acquisitions and investments since the Original Closing Date in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Guarantors or do not become Guarantors, in each case upon consummation of such acquisition (together with Investments by Loan Parties in Subsidiaries that are not Loan Parties pursuant to Section 10.04(b)(iv)), shall not exceed the sum of (X) the greater of $500,000,000 and 5.0% of Consolidated Total Assets when made (the “Non-Loan Party Investment Cap”), plus (Y) (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Loan Party in respect of any assets not owned directly by Loan Parties or Equity Interests in persons that are not Guarantors or do not become Guarantors that were acquired in such Permitted Acquisitions in reliance on the basket in clause (X) above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under a clause of Section 10.04 (other than clause (k) thereof).
“Permitted Bond Hedge Transaction” shall mean any bond hedge, capped call or similar option transaction entered into in connection with the issuance of Permitted Convertible Indebtedness.
“Permitted Borrowing Base Liens” shall mean Liens on the Collateral permitted by Sections 10.02(d), (e), and (oo) (in the case of clauses (e) and (oo), subject to compliance with clause (iii) of the definition of “Eligible Inventory” and in each case, solely to the extent any such Lien set forth in clause (d), (e) or (oo) arises by operation of law).
[Adient ABL — Amendment and Restatement Agreement]

“Permitted Business” shall mean any business, service or activity that is the same as, or reasonably related, incidental, ancillary, complementary or similar to, or that is a reasonable extension or development of, any of the businesses, services or activities in which Parent and its Subsidiaries are engaged on the Original Closing Date.
“Permitted Convertible Indebtedness” shall mean any notes, bonds, debentures or similar instruments issued by Parent, the Lead Borrower or one of their Subsidiaries that are convertible into or exchangeable for (x) cash, (y) shares of Parent’s common stock or preferred stock or other Equity Interests other than Disqualified Stock or (z) a combination thereof.
Notwithstanding any other provision contained herein, in the case of any Permitted Convertible Indebtedness for which the embedded conversion obligation must be settled by paying solely cash, so long as substantially concurrently with the offering of such Permitted Convertible Indebtedness, Parent, the Lead Borrower or a Subsidiary enters into a cash-settled Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness, notwithstanding any other provision contained herein, for so long as such Permitted Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Permitted Convertible Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Permitted Convertible Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.
“Permitted Discretion” shall mean reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions, and as it relates to the establishment of reserves or the imposition of exclusionary criteria shall require that (a) the contributing factors to the imposition of any reserves shall not duplicate (i) the exclusionary criteria set forth in the definitions of Eligible Billed Accounts or Eligible Inventory, as applicable, and vice versa or (ii) any reserves deducted in computing book value and (b) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.
“Permitted Investments” shall mean:
(a)    direct obligations of the United States of America, Switzerland, the United Kingdom (and any nation thereof) or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Switzerland, the United Kingdom (and any nation thereof) or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;
(b)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least A by S&P or A2 by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Parent) with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(e)    securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
[Adient ABL — Amendment and Restatement Agreement]

(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;
(h)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of Parent and the Subsidiaries, on a consolidated basis, as of the end of Parent’s most recently completed fiscal year; and
(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by Parent or any Subsidiary organized/incorporated in such jurisdiction.
“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Loan Obligations, one or more customary intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Permitted Liens” shall have the meaning assigned to such term in Section 10.02.
“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of Parent and any Subsidiary which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to Parent or any of its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of Parent and any Subsidiary which are made pursuant to a Qualified Receivables Facility; provided that in no event shall Permitted Receivables Facility Assets include any assets included in any Borrowing Base.
“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.
“Permitted Receivables Jurisdiction Subsidiaries” shall mean the Subsidiaries organized in jurisdictions that are not Qualified Jurisdictions in respect thereof.
“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, redeem, repurchase, retire, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that:
(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses),
(b)    except with respect to Section 10.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Maturity Date in effect at the time of incurrence thereof and
[Adient ABL — Amendment and Restatement Agreement]

(ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced,
(c)    if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced (as determined by Parent in good faith),
(d)    no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been required to become) obligors with respect to the Indebtedness being so Refinanced (except that (i) one or more Loan Parties may be added as additional guarantors and (ii) to the extent the Indebtedness being so Refinanced was Indebtedness of a Subsidiary which was not a Loan Party, Refinancing Indebtedness incurred in respect thereof may be incurred or guaranteed by any Subsidiary which is not a Loan Party),
(e)    such Permitted Refinancing Indebtedness may be secured (i) in the case of any Indebtedness being so Refinanced that is secured, by Liens having the same (or junior) priority on the same (or any subset of the) assets plus improvements and accessions to, such property or proceeds or distributions thereof, as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 10.02 (as determined by Parent in good faith), or (ii) in the case of any Indebtedness being so Refinanced that is unsecured, by Junior Liens, and
(f)    if the Indebtedness being Refinanced was subject to a Permitted Junior Intercreditor Agreement or the Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted Junior Intercreditor Agreement and/or the Intercreditor Agreement, as applicable.
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Parent, any Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which Parent, any Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” shall have the meaning set forth in Section 12.19.
“Pledged Collateral” shall have the meaning assigned to such term in the Initial U.S. Security Agreement.
“Polish Borrowers” shall mean the Polish Parent Borrower and each Polish Subsidiary Borrower.
“Polish Borrowing Base” shall mean, at any time of calculation, in respect of each Polish Borrower, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Billed Accounts of such Polish Borrower multiplied by the advance rate of 80%; plus
(b)    the book value of Eligible Unbilled Accounts of such Polish Borrower multiplied by the advance rate of 75%; plus
(c)    the positive amount, if any, by which the U.S. Revolving Line Cap exceeds the total U.S. Revolving Exposure of all Lenders; minus
[Adient ABL — Amendment and Restatement Agreement]

(d)    Reserves established from time to time by the Administrative Agent in accordance herewith.
“Polish Collateral” shall mean all property (whether personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Polish Loan Parties or will be granted by the Polish Loan Parties in accordance with the requirements set forth in Section 6A.08, Section 9.10 or Section 9.12.
“Polish Effectiveness Date” shall have the meaning provided in Article 6E.
“Polish Guarantor” shall mean each Polish Subsidiary that is not a Polish Borrower that is on the Original Closing Date, or which becomes, a party to the Guarantee Agreement in accordance with the requirements of this Agreement or the provisions of such Guarantee Agreement.
“Polish Law Account Power of Attorney” shall mean the irrevocable powers of attorney to the bank accounts governed by the laws of Poland, dated as of the Original Closing Date and granted by each of the Polish Loan Parties, in favor of the Collateral Agent in relation to each Polish Law Bank Accounts Pledge.
“Polish Law Asset Pledge” shall mean the pledge over all assets of each Polish Loan Party, excluding real property, governed by the laws of Poland, dated as of the Original Closing Date among each Polish Loan Party and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Polish Law Bank Accounts Pledges” shall mean the pledges over bank accounts of each Polish Loan Party governed by the laws of Poland, dated as of the Original Closing Date among each Polish Loan Party and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Polish Law Pledge Agreements” shall mean the Polish Law Asset Pledge, the Polish Law Bank Accounts Pledges and the Polish Law Share Pledges.
“Polish Law Security Documents” shall mean the Initial Polish Security Agreements and after the execution and delivery thereof, each Additional Security Document governed by Polish law, together with any other applicable security documents governed by Polish law from time to time, such as a deed and any other related documents or pledge agreements as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Polish Law Share Pledges” shall mean the pledges over the shares governed by the laws of Poland, dated as of the Original Closing Date among each Loan Party that owns Equity Interests of a person incorporated or organized under the laws of Poland (other than Excluded Securities) and the Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Polish Law Share Power of Attorney” shall mean the irrevocable powers of attorney to exercise voting rights governed by the laws of Poland, dated as of the Original Closing Date granted by each Loan Party that owns Equity Interests of a person incorporated or organized under the laws of Poland (other than Excluded Securities), in favor of the Collateral Agent in relation to each Polish Law Share Pledge.
“Polish Law Submission to Enforcement” shall mean (a) prior to delivery of the submission to enforcement referred to in the succeeding clause (b), the submission to enforcement governed by the laws of Poland, dated as of the Original Closing Date, granted by each Polish Loan Party in favor of the Collateral Agent, in the form of notarial deed and (b) thereafter, the submission to enforcement governed by the laws of Poland granted by each Polish Loan Party in favor of the Collateral Agent, in the form of notarial deed and issued within 150 days of the Restatement Date (or on such later date as the Administrative Agent may agree in its reasonable discretion).
“Polish Line Cap” shall mean, with respect to each Polish Borrower, an amount that is equal to the lesser of (a) the Polish Revolving Sublimit and (b) the then applicable Polish Borrowing Base of such Polish Borrower.
“Polish Loan Party” shall mean each Polish Borrower and each Polish Guarantor.
“Polish Parent Borrower” shall mean Adient Seating Poland Spolka z ograniczona odpowiedzialnoscia.
“Polish Protective Advances” shall have the meaning provided in Section 2.18.
[Adient ABL — Amendment and Restatement Agreement]

“Polish Revolving Borrowing” shall mean a Borrowing comprised of Polish Revolving Loans.
“Polish Revolving Commitment” shall mean, with respect to each European Revolving Lender, the commitment of such European Revolving Lender to make Polish Revolving Loans hereunder up to the amount of such European Revolving Lender’s European Pro Rata Percentage of the Polish Revolving Sublimit; provided that such European Revolving Lender’s European Revolving Exposure does not exceed its European Revolving Commitment.
“Polish Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Polish Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the Polish Subfacility, plus the aggregate amount of such Lender’s European LC Exposure in respect of Letters of Credit issued for a Polish Borrower.
“Polish Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the Polish Subfacility and may constitute Polish Revolving Loans and Swingline Loans under the Polish Subfacility.
“Polish Revolving Sublimit” shall mean $85,000,000.
“Polish Subfacility” shall mean the Polish Revolving Commitments of the Lenders and the Loans and European LC Credit Extensions pursuant to those Commitments in accordance with the terms hereof.
“Polish Subsidiary” shall mean any Subsidiary of the Parent that is incorporated, formed or otherwise organized under the laws of Poland.
“Polish Subsidiary Borrowers” shall mean any entity executing this Agreement as a “Polish Subsidiary Borrower”, and each other Polish Subsidiary that is or becomes a party to this Agreement as a Borrower after the Original Closing Date pursuant to Section 9.10(g) or otherwise.
“Polish Terms” shall mean the principles set forth in Section 1.16.
“Pounds Sterling” or “£” shall mean the lawful currency of the United Kingdom.
“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent); provided that if the rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Payables Reserve” shall mean reserves for amounts which rank or are capable of ranking in priority to, or pari passu with, the Liens granted to the Collateral Agent under the Security Documents and/or for amounts which may represent costs relating to the enforcement of the Collateral Agent’s Liens, including without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, vacation and/or holiday pay, severance pay, employee deductions, income tax, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, amounts currently or past due and not paid for taxes and pension obligations and/or contributions and, with respect to the U.K. Borrowing Bases, including without limitation, the “prescribed part” of floating charge realizations held for unsecured parties, and the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer) and, with respect to the German Borrowing Bases, including without limitation, reserves for fees payable to an insolvency administrator pursuant to Sec. 171 of the German Insolvency Code (or relevant successor provision).
“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”):
[Adient ABL — Amendment and Restatement Agreement]

(i)    the Transactions, any Asset Sale, any asset acquisition or Investment (or series of related Investments), in each case, in excess of $25,000,000, merger, amalgamation, consolidation (or any similar transaction or transactions), any dividend, distribution or other similar payment,
(ii)    any operational changes or restructurings of the business of Parent or any of its Subsidiaries that Parent or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an Asset Sale or asset acquisition described in clause (i) above) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith,
(iii)    the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary, and
(iv)    any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).
Pro forma calculations made pursuant to this definition shall be determined in good faith by a Responsible Officer of the Lead Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Parent and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the twenty-four (24) month period following the consummation of such pro forma event; provided that the aggregate amount of adjustments in respect of pro forma operating improvements or synergies that do not comply with Article 11 of Regulation S-X for any four quarter period (the “Non-S-X Adjustment Amount”) shall not, when aggregated with the amount of any increase to Consolidated Net Income pursuant to the addback of cash costs and expenses related to restructurings pursuant to clause (a) thereof for such period, exceed 20% of Adjusted Consolidated EBITDA for such period prior to giving effect to such increase to Consolidated Net Income and the Non-S-X Adjustment Amount for such period. Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer of Parent setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such applicable optional rate as Parent may designate.
In the event that any financial ratio is being calculated for purposes of determining whether Indebtedness or any lien relating thereto may be incurred, Parent may elect, pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment (consistently applied for all purposes under this Agreement), in which case Indebtedness in an amount equal to such commitment shall be deemed to be outstanding for all financial calculations until such commitment is terminated, but any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.
“Projections” shall mean the projections of Parent and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Parent or any of the Subsidiaries prior to the Restatement Date.
[Adient ABL — Amendment and Restatement Agreement]

“Properly Contested” with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Loan Party; (e) no Lien is imposed on assets of the Loan Party, unless bonded and stayed to the satisfaction of the Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Pro Rata Percentage” of any Lender at any time shall mean either (i) the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment, (ii) the percentage of the total U.S. Revolving Commitments represented by such Lender’s U.S. Revolving Commitment, (iii) the percentage of the total U.S. FILO Revolving Commitments represented by such Lender’s U.S. FILO Revolving Commitment or (iv) the percentage of the total European Revolving Commitments represented by such Lender’s European Revolving Commitment (this clause (iv), such Lender’s “European Pro Rata Percentage”), as applicable.
“Pro Rata Share” shall mean, with respect to each Lender at any time, either (i) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Aggregate Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Aggregate Exposures at such time, (ii) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the U.S. Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all U.S. Revolving Exposures at such time, (iii) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the U.S. FILO Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all U.S. FILO Revolving Exposures at such time or (iv) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the European Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all European Revolving Exposures at such time, as applicable.
“Protective Advances” shall have the meaning provided in Section 2.18.
“PSC Register” shall mean the “PSC register” within the meaning of section 790C(1) of the UK Companies Act 2006.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Parent or its Controlling person or any of its subsidiaries while in possession of the financial statements provided by the Parent under the terms of this Agreement.
“Purchase Money Note” shall mean a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Parent or any of its Subsidiaries to a Securitization Entity in connection with a Qualified Securitization Transaction, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning assigned that term in Section 13.32.
“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.
“Qualified Jurisdiction” shall mean the United States, any state thereof, the District of Columbia, Mexico, Belgium, Poland, Spain, Sweden, England and Wales, Luxembourg and, on and after the German Effectiveness Date, Germany.
“Qualified Receivables Facility” shall mean (A) the Existing Receivables Facility and (B) any receivables or factoring facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by Parent, any Subsidiary and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to Parent, such Subsidiary and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted
[Adient ABL — Amendment and Restatement Agreement]

Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from Parent, such Subsidiary and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii) above, no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by Parent or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates Parent or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of Parent or any Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Qualified Securitization Transaction” shall mean any Securitization Transaction of a Securitization Entity that meets the following conditions:
(1)    the Board of Directors of the Lead Borrower shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Lead Borrower and the Securitization Entity;
(2)    all sales of accounts receivable and related assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by the Lead Borrower, and which may include any discounts customary for a Securitization Transaction) and may include Standard Securitization Undertakings; and
(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Lead Borrower) and may include Standard Securitization Undertakings.
Notwithstanding anything to the contrary, for the avoidance of doubt, the grant of a security interest in any accounts receivable of the Borrowers or any of their Subsidiaries (other than a Securitization Entity) to secure the Obligations or Indebtedness or other obligations under the Term Loan Credit Agreement shall not be deemed a Qualified Securitization Transaction.
“Raw Materials” shall mean parts and components used in the manufacturing and assembly of Finished Goods, as well as steel coil.
“RCS” shall mean the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg).
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee simple or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.
“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).
“Receivables Entity” shall mean any direct or indirect wholly owned Subsidiary of Parent which (x) is not a Loan Party and (y) engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to
[Adient ABL — Amendment and Restatement Agreement]

Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Parent (as determined by Parent in good faith) and (b) to which neither Parent nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Seller” shall mean Permitted Receivables Jurisdiction Subsidiary that is a party to the Permitted Receivables Facility Documents (other than any Receivables Entity).
“Recipient” shall have the meaning assigned to such term in the definition of “Excluded Taxes”.
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, Daily Simple SOFR or SONIA, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.
“Register” shall have the meaning provided in Section 13.04(b)(iv).
“Regulation” shall have the meaning provided in Section 8.27.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Party” shall mean with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.
“Relevant Governmental Body” shall mean (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other
[Adient ABL — Amendment and Restatement Agreement]

supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” shall mean (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Swedish Krona, the STIBO Rate or (iv) with respect to any Borrowing denominated in Pounds Sterling, the applicable Adjusted Daily Simple RFR.
“Relevant Screen Rate” shall mean (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBO Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Swedish Krona, the STIBO Screen Rate, as applicable.
“Replaced Lender” shall have the meaning provided in Section 3.04.
“Replacement Lender” shall have the meaning provided in Section 3.04.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments as of any date of determination represents greater than 50% of the sum of all outstanding principal of Commitments of Non-Defaulting Lenders at such time.
“Required Subfacility Lenders” shall mean, with respect to any Subfacility, Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments under such Subfacility as of any date of determination represents greater than 50% of the sum of all outstanding principal of Commitments under such Subfacility of Non-Defaulting Lenders at such time.
“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.
“Reserves” shall mean, without duplication of any items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its Permitted Discretion, including but not limited to Dilution Reserves, Inventory Reserves and Landlord Lien Reserves, plus any Bank Product Reserves, and (a) with respect to the Belgian Borrowing Base, the German Borrowing Base, the Polish Borrowing Base, the Spanish Borrowing Base, the Swedish Borrowing Base and the U.K. Borrowing Base, Priority Payables Reserves and reserves for extended or extendible retention of title over Accounts, if any, (b) with respect to the U.S. Revolving Borrowing Base and the U.S. FILO Borrowing Base, the Mexican Priority Payables Reserve and (c) with respect to the Polish Borrowing Base and the Swedish Borrowing Base, reserves for VAT.
Notwithstanding anything to the contrary in this Agreement, (i) such Reserves shall not be established or changed except upon not less than three (3) Business Days’ prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such Reserve being established (during which period (a) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Lead Borrower, (b) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (c) no Credit Extensions shall be made to the Borrowers if after giving effect to such Credit Extension the Availability Conditions would not be met after taking into account such Reserves); provided that no Reserves with respect to any failure to deliver Deposit Account Control Agreements in accordance with Section 9.18 may be established prior to the date that is ninety (90) days after the Original Closing Date (with respect to Deposit Accounts existing on the Original Closing Date) or sixty (60) days after the opening of the applicable Deposit Account (with respect to Deposit Accounts opened following the Original Closing Date), (ii) the amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall
[Adient ABL — Amendment and Restatement Agreement]

have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change  and (iii) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria. Notwithstanding clause (i) of the preceding sentence, changes to the Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, president, or any vice president, managing director (which shall include any Geschäftsführer), member of the management board, prokurent samoistny, prokurent łączny, director, company secretary, treasurer, controller or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of the Lead Borrower, or any other officer of the Lead Borrower having substantially the same authority and responsibility.
“Restatement Date” shall mean November 2, 2022.
“Restatement Date Refinancing” shall have the meaning assigned to such term in the recitals hereto.
“Restricted Payments” shall have the meaning assigned to such term in Section 10.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.
“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists and (d) with respect to any European Subfacility, if required by the Administrative Agent or the Required Subfacility Lenders, any date on which the Dollar Equivalent of the Outstanding Amount in respect of such European Subfacility, as recalculated based on the exchange rate therefor quoted in the Wall Street Journal on the respective date of determination pursuant to this exception, would result in an increase in the Dollar Equivalent of such Outstanding Amount by 5.0% or more since the most recent prior Revaluation Date.
“Revolving Availability Period” shall mean the period from and including the Restatement Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Revolving Borrowing” shall mean a U.S. Revolving Borrowing, a U.S. FILO Revolving Borrowing, a Belgian Revolving Borrowing, a German Revolving Borrowing, a Polish Revolving Borrowing, a Spanish Revolving Borrowing, a Swedish Revolving Borrowing and/or a U.K. Revolving Borrowing.
“Revolving Commitment” shall mean the U.S. Revolving Commitment, the U.S. FILO Revolving Commitment, the Belgian Revolving Commitment, the German Revolving Commitment, the Polish Revolving Commitment, the Spanish Revolving Commitment, the Swedish Revolving Commitment and/or the U.K. Revolving Commitment.
“Revolving Commitment Increase” shall have the meaning provided in Section 2.15(a).
“Revolving Commitment Increase Notice” shall have the meaning provided in Section 2.15(b).
“Revolving Exposure” shall mean the U.S. Revolving Exposure, the U.S. FILO Revolving Exposure, the Belgian Revolving Exposure, the German Revolving Exposure, the Polish Revolving Exposure, the Spanish Revolving Exposure, the Swedish Revolving Exposure and/or the U.K. Revolving Exposure.
[Adient ABL — Amendment and Restatement Agreement]

“Revolving Loans” shall mean the U.S. Revolving Loans, the U.S. FILO Loans, the Belgian Revolving Loans, the German Revolving Loans, the Polish Revolving Loans, the Spanish Revolving Loans, the Swedish Revolving Loans, the U.K. Revolving Loans, Protective Advances and/or Overadvance Loans.
“Revolving Notes” shall mean the U.S. Revolving Notes and the U.S. FILO Revolving Notes.
“RFR” shall mean, for any RFR Loan denominated in (a) Pounds Sterling, SONIA and (b) U.S. Dollars, Daily Simple SOFR.
“RFR Administrator” shall mean the SONIA Administrator or the SOFR Administrator, as applicable.
“RFR Borrowing” shall mean, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” shall mean, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) U.S. Dollars, a U.S. Government Securities Business Day.
“RFR Interest Day” shall have the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Daily Simple RFR.
“S&P” shall mean S&P Global Ratings or any successor thereto.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by an authority, institution or agency identified in the definition of “Sanctions,” (b) any Person operating, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b) or the government of a Designated Jurisdiction.
“Sanctions” shall mean any international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the governmental institutions and agencies of the United Kingdom, including without limitation, His Majesty’s Treasury (UK) or (e) any other relevant sanctions authority with jurisdiction over any Loan Party.
“Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider or any Person that was a Secured Bank Product Provider on the Original Closing Date or at the time it entered into a Bank Product with a Borrower or its Subsidiary, up to the maximum amount (in the case of any Secured Bank Product Provider other than JPMCB and its Affiliates) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice by the Lead Borrower or such provider to the Administrative Agent from time to time) as long as no Default or Event of Default then exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.
“Secured Bank Product Provider” shall mean, at the time of entry into a Bank Product with a Borrower or its Subsidiary (or, if such Bank Product exists on the Original Closing Date, as of the Original Closing Date) the Administrative Agent, any Lender or any of their respective Affiliates that is providing a Bank Product; provided that such provider (other than JMPCB or its Affiliate) delivers written notice to the Administrative Agent, substantially in the form of Exhibit D hereto (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral, and (ii) agreeing to be bound by Section 12.12. It is hereby understood that a Person may not be a Secured Bank Product Provider to the extent it is similarly treated as such under the Term Loan Credit Agreement in respect of such Bank Product.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Secured Bank Product Provider that is owed Secured Bank Product Obligations and each sub-agent appointed pursuant to Section 12.01 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
[Adient ABL — Amendment and Restatement Agreement]

“Securitization Assets” shall mean (a) any accounts receivable, real estate asset, mortgage receivables or related assets and the proceeds thereof subject to a Qualified Securitization Transaction and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such accounts and all records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in each case subject to a Qualified Securitization Transaction; provided that in no event shall Securitization Assets include any assets included in any Borrowing Base.
“Securitization Entity” shall mean a Wholly Owned Subsidiary of Parent (or another person formed for the purposes of engaging in a Qualified Securitization Transaction with Parent in which Parent or any of its Permitted Receivables Jurisdiction Subsidiaries makes an Investment and to which Parent or any Subsidiary of Parent transfers accounts receivable and related assets) which is designated by the Board of Directors of the Lead Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable and other Securitization Assets of Parent and its Permitted Receivables Jurisdiction Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Lead Borrower or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Lead Borrower or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Lead Borrower or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)    with which neither the Lead Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Lead Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Lead Borrower (except in respect of the transfer of Securitization Assets to the Securitization Entity and the Standard Securitization Undertakings); and
(3)    to which neither the Lead Borrower nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any designation by the Board of Directors of the Lead Borrower shall be evidenced to the Administrative Agent by delivering a certified copy of the resolutions of the Board of Directors of the Lead Borrower giving effect to such designation and an officer’s certificate executed by a Responsible Officer of the Lead Borrower certifying that such designation complied with the foregoing conditions.
“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person that is not a Subsidiary of the Lead Borrower or any of its Subsidiaries in connection with, a Qualified Securitization Transaction.
“Securitization Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by Parent, the Lead Borrower, any of their Subsidiaries or a Securitization Entity pursuant to which Parent, the Lead Borrower, such Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Parent, the Lead Borrower, any of their Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Parent, the Lead Borrower or such Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Parent, the Lead Borrower, any of their Subsidiaries which arose in the ordinary course of business of Parent, the Lead Borrower or such Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such
[Adient ABL — Amendment and Restatement Agreement]

accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Security Document” shall mean and include each U.S. Security Document and each Non-U.S. Security Document.
“Senior Notes” shall mean, collectively, the 2026 Senior Notes and the 2024 Senior Notes.
“Settlement Date” shall have the meaning provided in Section 2.14(b).
“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by Parent and its Subsidiaries on the Original Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Parent and its Subsidiaries.
“SIR” shall mean the security interest register maintained under Part 8 of the Security Interests (Jersey) Law 2012.
“SIR Checklist” shall mean a duly completed Jersey Security Interest Register checklist and consent form in the form provided by Appleby, Jersey counsel to the Administrative Agent, which form shall be reasonable and customary and consistent with this Agreement.
“SLL Principles” shall have the meaning assigned to such term in Section 2.21(b).
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” shall have the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” shall have the meaning specified in the definition of “Daily Simple SOFR”.
“SONIA” shall mean , with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Spain” shall mean the Kingdom of Spain.
“Spanish Borrowers” shall mean the Spanish Parent Borrower and each Spanish Subsidiary Borrower.
“Spanish Borrowing Base” shall mean, at any time of calculation, in respect of each Spanish Borrower, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Billed Accounts of such Spanish Borrower multiplied by the advance rate of 85%; plus
[Adient ABL — Amendment and Restatement Agreement]

(b)    the book value of Eligible Unbilled Accounts of such Spanish Borrower multiplied by the advance rate of 80%; plus
(c)    the positive amount, if any, by which the U.S. Revolving Line Cap exceeds the total U.S. Revolving Exposure of all Lenders; minus
(d)    Reserves established from time to time by the Administrative Agent in accordance herewith.
“Spanish Civil Code” shall mean the Spanish Código Civil, as amended from time to time.
“Spanish Civil Procedural Law” shall mean Law 1/2000 of 7 January (Ley de Enjuiciamiento Civil), as amended from time to time.
“Spanish Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Spanish Loan Parties or will be granted by the Spanish Loan Parties in accordance with the requirements set forth in Section 6B.07, Section 9.10 or Section 9.12.
“Spanish Commercial Code” shall mean the Spanish Commercial Code published by virtue of the Royal Decree of 22 August 1885 (Real decreto de 22 de agosto de 1885 por el que se publica el Código de Comercio), as amended from time to time.
“Spanish Companies Law” shall mean the Royal Legislative Decree 1/2010, of 2 July, whereby the companies act is approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.
“Spanish Effectiveness Date” shall have the meaning provided in Article 6B.
“Spanish Law Bank Account Pledges” shall mean the pledges over bank accounts governed by the laws of Spain, dated as of the Spanish Effectiveness Date, as amended, extended and/or confirmed from time to time, entered into by each of the Spanish Loan Parties for the benefit of all the Secured Parties identified therein from time to time.
“Spanish Law Irrevocable Power of Attorney” shall mean the irrevocable powers of attorney governed by the laws of Spain, dated as of the Spanish Effectiveness Date, as amended, extended, and/or confirmed from time to time, granted by each of the Spanish Loan Parties (and each other Loan Party granting a Spanish Law Share Pledge), in favor of the Collateral Agent in relation to the Initial Spanish Security Agreements.
“Spanish Law Receivables Pledges” shall mean the pledges over receivables governed by the laws of Spain, dated as of the Spanish Effectiveness Date, as amended, extended, and/or confirmed from time to time, entered into by each of the Spanish Loan Parties holding receivables on the Spanish Effectiveness Date for the benefit of all the Secured Parties identified therein from time to time.
“Spanish Law Security Documents” shall mean, jointly, the Initial Spanish Security Agreements, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document governed by Spanish law, together with any other applicable security documents governed by Spanish law from time to time, such as a deed and any other related documents or pledge agreements as may be required to perfect a Lien in favor of all the Secured Parties.
“Spanish Law Share Pledges” shall mean the pledges over the shares in each Spanish Loan Party governed by the laws of Spain, dated as of the Spanish Effectiveness Date, as amended, extended, and/or confirmed from time to time, entered into by each Loan Party owning Equity Interests in the Spanish Loan Parties for the benefit of all the Secured Parties identified therein from time to time.
“Spanish Line Cap” shall mean, with respect to each Spanish Borrower, an amount that is equal to the lesser of (a) the Spanish Revolving Sublimit and (b) the then applicable Spanish Borrowing Base of such Spanish Borrower.
“Spanish Loan Parties” shall mean, collectively, each Loan Party that is incorporated under the laws of Spain.
[Adient ABL — Amendment and Restatement Agreement]

“Spanish Loan Parties Guarantee Agreement” shall mean the Spanish Loan Parties Guarantee Agreement executed by each Spanish Loan Party and the Collateral Agent, as amended, extended, and/or confirmed from time to time,.
“Spanish Parent Borrower” shall mean Adient Seating Spain. S.L.
“Spanish Protective Advances” shall have the meaning provided in Section 2.18.
“Spanish Public Document” shall mean a Spanish law notarial deed (documento público), being either an escritura pública or a póliza o efecto intervenido por notario español.
“Spanish Recast Insolvency Law” shall mean the Royal Legislative Decree 1/2020 of 5 May approving the Spanish Recast Insolvency Law (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), as amended from time to time.
“Spanish Revolving Borrowing” shall mean a Borrowing comprised of Spanish Revolving Loans.
“Spanish Revolving Commitment” shall mean, with respect to each European Revolving Lender, the commitment of such European Revolving Lender to make Spanish Revolving Loans hereunder up to the amount of such European Revolving Lender’s European Pro Rata Percentage of the Spanish Revolving Sublimit; provided that such European Revolving Lender’s European Revolving Exposure does not exceed its European Revolving Commitment.
“Spanish Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Spanish Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the Spanish Subfacility, plus the aggregate amount of such Lender’s European LC Exposure in respect of Letters of Credit issued for a Spanish Borrower.
“Spanish Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the Spanish Subfacility and may constitute Spanish Revolving Loans and Swingline Loans under the Spanish Subfacility.
“Spanish Revolving Sublimit” shall mean $75,000,000.
“Spanish Subfacility” shall mean the Spanish Revolving Commitments of the Lenders and the Loans and European LC Credit Extensions pursuant to those Commitments in accordance with the terms hereof.
“Spanish Subsidiary” shall mean any Subsidiary of the Parent that is incorporated, formed or otherwise organized under the laws of Spain.
“Spanish Subsidiary Borrowers” shall mean any entity executing this Agreement as a “Spanish Subsidiary Borrower”, and each other Spanish Subsidiary that is or becomes a party to this Agreement as a Borrower after the Original Closing Date pursuant to Section 9.10(g) or otherwise.
“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 9.02(c).
“Specified Event of Default” shall mean any Event of Default arising under Section 11.01(a) (solely with respect to any material inaccuracy in any Borrowing Base Certificate under Section 8.30), 11.01(b), 11.01(c), 11.01(d) (solely relating to a failure to comply with Section 10.10 or Section 9.18(a), (c), (e), (f) or (g)), 11.01(h) or 11.01(i).
“Specified Foreign Laws” shall mean the laws of any Specified Jurisdiction.
“Specified Jurisdiction” shall mean each of Ireland, Luxembourg, Jersey, the United States, any State thereof or the District of Columbia, Mexico, England and Wales, Spain, Germany (solely from and after the German Effectiveness Date), Belgium, Poland and Sweden and each jurisdiction of a Foreign Subsidiary that has become a Guarantor pursuant to clause (ii) of Section 9.10(d).
“Specified Loan Parties” shall mean each Loan Party organized under the laws of the United States, any State thereof, the District of Columbia, Ireland, Luxembourg, Jersey or England and Wales.
[Adient ABL — Amendment and Restatement Agreement]

“Spot Rate” shall mean the exchange rate, as reasonably determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source reasonably designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in the Administrative Agent’s principal foreign exchange trading office for the first currency.
“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by Parent or any Subsidiary thereof in connection with a Securitization Transaction or Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Lead Borrower) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.
“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“STIBO Rate” shall mean, with respect to any Borrowing denominated in Swedish Krona for any Interest Period, the STIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If the STIBO Rate shall be less than 0.00%, the STIBO Rate shall be deemed to be 0.00% for purposes of this Agreement.
“STIBO Screen Rate” shall mean, with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other person that takes over the administration of that rate) for deposits in Swedish Krona with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period.
“Subfacility” shall mean the U.S. Revolving Subfacility, the U.S. FILO Subfacility, the Belgian Subfacility, the German Subfacility, the Polish Subfacility, the Spanish Subfacility, the Swedish Subfacility and/or the U.K. Subfacility.
“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. In addition, any joint venture owned by any person which is consolidated with such person pursuant to GAAP shall be a “subsidiary” of such person.
“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Parent. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Parent or any of its Subsidiaries for purposes of this Agreement.
“Subsidiary Borrower” shall mean each U.S. Subsidiary Borrower, each Belgian Subsidiary Borrower, each German Subsidiary Borrower, each Polish Subsidiary Borrower, each Spanish Subsidiary Borrower, each Swedish Subsidiary Borrower and each U.K. Subsidiary Borrower.
[Adient ABL — Amendment and Restatement Agreement]

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.
“Successor Borrower” shall have the meaning assigned to such term in Section 10.05(n)(B).
“Supermajority Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Commitments as of any date of determination represents greater than 66 2/3% of the sum of all outstanding principal of Commitments of Non-Defaulting Lenders at such time.
“Supply Chain Financing” shall mean any agreement to provide to Parent or any Subsidiary letters of credit, guarantees or other credit support or financial accommodation in respect of trade payables of Parent or any Subsidiary (including the acquisition of the receivables corresponding to such trade payables pursuant to “supply chain” or other similar financing) so long as (i) other than pursuant to this Agreement and the Security Documents, such Indebtedness is unsecured, (ii) the terms of such trade payables shall not have been extended in connection with the Supply Chain Financing and (iii) such Indebtedness represents amounts not in excess of those which Parent or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables.
“Supported QFC” shall have the meaning assigned that term in Section 13.32.
“Sustainability Assurance Provider” shall have the meaning assigned to such term in Section 2.21(a).
“Sustainability Structuring Agent” shall mean a Person to be determined prior to and in connection with an ESG Amendment to act in its capacity as the sustainability structuring agent.
“Sustainability Table” shall have the meaning assigned to such term in Section 2.21(a).
“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swedish Borrowers” shall mean the Swedish Parent Borrower and each Swedish Subsidiary Borrower.
“Swedish Borrowing Base” shall mean, at any time of calculation, in respect of each Swedish Borrower, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Billed Accounts of such Swedish Borrower multiplied by the advance rate of 85%; plus
(b)     the book value of Eligible Unbilled Accounts of such Swedish Borrower multiplied by the advance rate of 80%; plus
(c)    the positive amount, if any, by which the U.S. Revolving Line Cap exceeds the total U.S. Revolving Exposure of all Lenders; minus
(d)    Reserves established from time to time by the Administrative Agent in accordance herewith.
[Adient ABL — Amendment and Restatement Agreement]

“Swedish Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the Swedish Loan Parties or will be granted by the Swedish Loan Parties in accordance with the requirements set forth in Section 6A.08, Section 9.10 or Section 9.12.
“Swedish Companies Act” shall mean the Swedish companies act (Sw. Aktiebolagslagen (2005:551)).
“Swedish Guarantor” shall mean each Swedish Subsidiary that is not a Swedish Borrower that is on the Original Closing Date, or which becomes, a party to the Guarantee Agreement in accordance with the requirements of this Agreement or the provisions of such Guarantee Agreement.
“Swedish Krona” shall mean the lawful money of Sweden.
“Swedish Law Bank Account Pledge” shall mean the pledge over bank accounts governed by the laws of Sweden, dated as of the Original Closing Date, entered into by the Swedish Parent Borrower and the Collateral Agent for the benefit of all the Secured Parties from time to time.
“Swedish Law Business Mortgage Pledge” shall mean the pledge over a business mortgage certificate in the business of the Swedish Parent Borrower in an amount of SEK 15,000,000 governed by the laws of Sweden, dated as of the Original Closing Date, entered into by the Swedish Parent Borrower and the Collateral Agent for the benefit of all the Secured Parties from time to time.
“Swedish Law Receivables Pledge” shall mean the pledge over accounts receivable governed by the laws of Sweden, dated as of the Original Closing Date, entered into by the Swedish Parent Borrower and the Collateral Agent for the benefit of all the Secured Parties from time to time.
“Swedish Law Share Pledge” shall mean the pledge over the shares in the Swedish Parent Borrower governed by the laws of Sweden, dated as of the Original Closing Date, entered into by Adient Global Holdings Jersey and the Collateral Agent for the benefit of all the Secured Parties from time to time.
“Swedish Line Cap” shall mean, with respect to each Swedish Borrower, an amount that is equal to the lesser of (a) the Swedish Revolving Sublimit and (b) the then applicable Swedish Borrowing Base of such Swedish Borrower.
“Swedish Loan Party” shall mean each Swedish Borrower and each Swedish Guarantor.
“Swedish Parent Borrower” shall mean Adient Sweden AB, a limited liability company incorporated in Sweden with corporate registration number 556477-1144.
“Swedish Protective Advances” shall have the meaning provided in Section 2.18.
“Swedish Revolving Borrowing” shall mean a Borrowing comprised of Swedish Revolving Loans.
“Swedish Revolving Commitment” shall mean, with respect to each European Revolving Lender, the commitment of such European Revolving Lender to make Swedish Revolving Loans hereunder up to the amount of such European Revolving Lender’s European Pro Rata Percentage of the Swedish Revolving Sublimit; provided that such European Revolving Lender’s European Revolving Exposure does not exceed its European Revolving Commitment.
“Swedish Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Swedish Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the Swedish Subfacility, plus the aggregate amount of such Lender’s European LC Exposure in respect of Letters of Credit issued for a Swedish Borrower.
“Swedish Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the Swedish Subfacility and may constitute Swedish Revolving Loans and Swingline Loans under the Swedish Subfacility.
“Swedish Revolving Sublimit” shall mean $130,000,000.
“Swedish Security Documents” shall mean the Initial Swedish Security Agreements, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document governed by
[Adient ABL — Amendment and Restatement Agreement]

Swedish law, together with any other applicable security documents governed by Swedish law from time to time, such as a deed and any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Swedish Subfacility” shall mean the Swedish Revolving Commitments of the Lenders and the Loans and European LC Credit Extensions pursuant to those Commitments in accordance with the terms hereof.
“Swedish Subsidiary” shall mean any Subsidiary of Parent that is incorporated, formed or otherwise organized under the laws of Sweden.
“Swedish Subsidiary Borrowers” shall mean any entity executing this Agreement as a “Swedish Subsidiary Borrower”, and each other Swedish Subsidiary that is or becomes a party to this Agreement as a Borrower after the Original Closing Date pursuant to Section 9.10(g) or otherwise.
“Swedish Terms” shall mean the principles set forth in Section 1.13.
“Swingline Borrowing” shall mean a borrowing of a Swingline Loan.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.12.
“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any European Revolving Lender at any time shall equal its Pro Rata Percentage (with respect to the European Facility) of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean J.P. Morgan SE in its capacity as lender of Swingline Loans and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Swingline Lender appointed pursuant to Section 12.10.
“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.12 until such Loan is settled among the Lenders pursuant to Section 2.14.
“Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-2 hereto.
“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” shall mean all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholdings), value added taxes, or any other goods and services, use or sales taxes, or other similar fees or charges, imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term Agent” shall mean Bank of America, N.A., in its capacity as administrative agent and collateral agent under the Term Documents.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the STIBO Rate.
“Term Benchmark Loans” shall mean a Loan made by the Lenders to the Borrowers which bears interest at a rate based on one of the Term Benchmarks.
“Term Documents” shall mean the Term Loan Credit Agreement, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.
[Adient ABL — Amendment and Restatement Agreement]

“Term Loan Credit Agreement” shall mean (i) the Term Loan Credit Agreement entered into as of the Original Closing Date as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof) by and among the Lead Borrower, Adient Global Holdings, the lenders party thereto in their capacities as lenders thereunder, the Term Agent and the other agents and parties party thereto from time to time, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) above or (y) any subsequent Term Loan Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.
“Term SOFR Determination Day” shall have the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” shall mean, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” shall mean the date on which (a) all Aggregate Commitments shall have been terminated, (b) all Letters of Credit shall have expired or terminated or been Cash Collateralized or backstopped on terms acceptable to the Administrative Agent and the applicable Issuing Bank and (c) the principal of and interest on each Loan, all Obligations, fees and all other expenses or amounts shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due, Cash Collateralized or backstopped Letters of Credit and Secured Bank Product Obligations except to the extent then due and payable and then entitled to payment in accordance with Section 11.02).
“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 9.04(a) or 9.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 9.04(a) or 9.04(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Original Closing Date for which financial statements would have been required to be delivered hereunder had the Original Closing Date occurred prior to the end of such period.
“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Parent or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of Subsidiaries to collect and remit those funds to such third parties.
“Title Insurer” shall have the meaning assigned to such term in the definition of the term “Collateral and Guarantee Requirement.”
“Transaction Expenses” shall have the meaning assigned to such term in the definition of “Transactions.”
“Transactions” shall mean, collectively, (i) the entering into of the Term Documents and the initial borrowing under the Term Loan Credit Agreement on the Original Closing Date, (ii) the consummation of the Original Closing Date Refinancing on the Original Closing Date, (iii) the issuance of the First Lien Notes and the entering into of the documentation governing the First Lien Notes on the Original Closing Date, (iv) the entering into of the Loan Documents, the initial borrowing under this Agreement (if any) and the issuance of the initial
[Adient ABL — Amendment and Restatement Agreement]

Letters of Credit (if any) on the Original Closing Date and (v) the payment of fees and expenses and other costs incurred in connection with the foregoing (the “Transaction Expenses”).
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, an Adjusted Term SOFR Rate Loan, a EURIBOR Rate Loan, an RFR Loan or a STIBO Rate Loan.
“U.K.” or “United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.
“U.K. Borrower DTTP Filing” shall mean a United Kingdom HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant U.K. Borrower, which:
(a)    where it relates to a U.K. Treaty Lender that is a Lender under the U.K. Subfacility on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.01, and
    (i)    where the U.K. Borrower is a party to this Agreement as a Borrower on the date of this Agreement, is filed with HM Revenue & Customs within thirty (30) days of the date of this Agreement; or
    (ii)    where the U.K. Borrower is not a party to this Agreement as a Borrower on the date of this Agreement, is filed with HM Revenue & Customs within thirty (30) days of the date on which that Borrower becomes a party to this Agreement as a Borrower; or
(b)    where it relates to a U.K. Treaty Lender that is not a party to this Agreement as a Lender under the U.K. Subfacility on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the Assignment and Assumption which it executes on becoming a Lender; and
    (i)    where the U.K. Borrower is a party to this Agreement as a Borrower on the date on which that U.K. Treaty Lender becomes a Lender under the U.K. Subfacility, is filed with HM Revenue & Customs within thirty (30) days of that date; or
    (ii)    where the U.K. Borrower is not a party to this Agreement as a Borrower on the date that U.K. Treaty Lender becomes a Lender under the U.K. Subfacility, is filed with HM Revenue & Customs within thirty (30) days of the date on which that Borrower becomes a party to this Agreement as a Borrower.
“U.K. Borrowers” shall mean the U.K. Parent Borrower and each U.K. Subsidiary Borrower.
“U.K. Borrowing Base” shall mean, at any time of calculation, in respect of each U.K. Borrower, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Billed Accounts of such U.K. Borrower multiplied by the advance rate of 85%; plus
(b)    the book value of Eligible Unbilled Accounts of such U.K. Borrower multiplied by the advance rate of 80%; plus
(c)    the lesser of (i) the Cost of Eligible Inventory of such U.K. Borrower multiplied by the advance rate of 75% and (ii) the appraised NOLV Percentage of Eligible Inventory of such U.K. multiplied by the advance rate of 85%; plus
(d)    the positive amount, if any, by which the U.S. Revolving Line Cap exceeds the total U.S. Revolving Exposure of all Lenders; minus
(e)    Reserves established from time to time by the Administrative Agent in accordance herewith.
“U.K. Collateral” shall mean all the property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by the U.K. Loan Parties or will be granted by
[Adient ABL — Amendment and Restatement Agreement]

the U.K. Loan Parties in accordance with the requirements set forth in in Section 6A.08, Section 9.10 or Section 9.12.
“U.K. Debenture” shall mean the English law debenture dated as of the Original Closing Date, among the U.K. Loan Parties and the Collateral Agent.
“U.K. Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.K. Guarantor” shall mean each U.K. Subsidiary that is not a U.K. Borrower that is on the Original Closing Date, or which becomes, a party to the Guarantee Agreement in accordance with the requirements of this Agreement or the provisions of such Guarantee Agreement
“U.K. Line Cap” shall mean, with respect to each U.K. Borrower, an amount that is equal to the lesser of (a) the U.K. Revolving Sublimit and (b) the then applicable U.K. Borrowing Base of such U.K. Borrower.
“U.K. Loan Party” shall mean each U.K. Borrower and each other U.K. Guarantor.
“U.K. Non-Bank Lender” shall mean a Lender which is not a party to this Agreement as a Lender under the U.K. Subfacility on the date of this Agreement and which gives a U.K. Tax Confirmation in the Assignment and Assumption which it executes on becoming a party to this Agreement as a Lender.
“U.K. Parent Borrower” shall mean Adient Seating UK Ltd, incorporated in England and Wales with company number 00443687.
“U.K. Protective Advances” shall have the meaning provided in Section 2.18.
“U.K. Qualifying Lender” shall mean (i) a Lender under the U.K. Subfacility which is beneficially entitled to interest payable to that Lender in respect of a U.K. Revolving Loan and is:
(a)    a Lender which is:
    (i)    a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or
    (ii)    in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(b)    a Lender which is:
    (i)    a company resident in the United Kingdom for United Kingdom tax purposes; or
    (ii)    a partnership, each member of which is (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
    (iii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
    (iv)    a U.K. Treaty Lender; or
[Adient ABL — Amendment and Restatement Agreement]

    (v)    a Lender which is a building society (as defined for the purposes of section 880 ITA) making an advance under a Loan Document.
“U.K. Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“U.K. Revolving Borrowing” shall mean a Borrowing comprised of U.K. Revolving Loans.
“U.K. Revolving Commitment” shall mean, with respect to each European Revolving Lender, the commitment of such European Revolving Lender to make U.K. Revolving Loans hereunder up to the amount of such European Revolving Lender’s European Pro Rata Percentage of the U.K. Revolving Sublimit; provided that such European Revolving Lender’s European Revolving Exposure does not exceed its European Revolving Commitment.
“U.K. Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding U.K. Revolving Loans of such Lender, plus the aggregate amount of such Lender’s Swingline Exposure under the U.K. Subfacility, plus the aggregate amount of such Lender’s European LC Exposure in respect of Letters of Credit issued for a U.K. Borrower.
“U.K. Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the U.K. Subfacility and may constitute U.K. Revolving Loans and Swingline Loans under the U.K. Subfacility.
“U.K. Revolving Sublimit” shall mean $125,000,000.
“U.K. Security Documents” shall mean the Initial U.K. Security Agreements, each Deposit Account Control Agreement, and, after the execution and delivery thereof, each Additional Security Document governed by English law, together with any other applicable security documents governed by English law from time to time, such as a deed and any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“U.K. Share Mortgage” shall mean the English law share mortgage dated as of the Original Closing Date, among each Loan Party (other than any U.K. Loan Party) that owns Equity Interests of a person incorporated or organized under the laws of England and Wales (other than Excluded Securities) and the Collateral Agent.
“U.K. Subfacility” shall mean the U.K. Revolving Commitments of the Lenders and the Loans and European LC Credit Extensions pursuant to those Commitments in accordance with the terms hereof.
“U.K. Subsidiary” shall mean any Subsidiary of the Parent that is incorporated, formed or otherwise organized under the laws of England and Wales.
“U.K. Subsidiary Borrowers” shall mean any entity executing this Agreement as a “U.K. Subsidiary Borrower”, and each other U.K. Subsidiary that is or becomes a party to this Agreement as a Borrower after the Original Closing Date pursuant to Section 9.10(g) or otherwise.
“U.K. Tax Confirmation” shall mean a confirmation by a Lender under the U.K. Subfacility that the person beneficially entitled to interest payable to that Lender in respect of an advance under a U.K. Revolving Loan is either (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“U.K. Tax Deduction” shall mean a deduction or withholding for or on account of Taxes imposed by the United Kingdom from a payment under a U.K. Revolving Loan, other than a deduction or withholding required by FATCA.
“U.K. Tax Payment” shall mean either an increase in a payment made by a U.K. Credit Party (as defined in Section 5.02(r)) to the Administrative Agent or any Lender under Section 5.02(a)-(k) or a payment under Section 5.02(l).
[Adient ABL — Amendment and Restatement Agreement]

“U.K. Treaty Lender” shall mean a Lender under the U.K. Subfacility which (a) is treated as a resident of a U.K. Treaty State for the purposes of a U.K. Tax Treaty, and (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any U.K. Revolving Loan is effectively connected, and (c) meets all other conditions in the relevant U.K. Tax Treaty for full exemption from withholding taxes imposed by the United Kingdom on interest, except that for this purpose it shall be assumed that any necessary procedural formalities shall be satisfied.
“U.K. Treaty State” shall mean a jurisdiction having a double taxation agreement (a “U.K. Tax Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted Subsidiary” shall mean (1) any Subsidiary of Parent (other than a Borrower), whether now owned or acquired or created after the Original Closing Date, that is designated on or after the Original Closing Date by the Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Lead Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Original Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 10.04, and (c) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” under any Material Indebtedness issued or incurred on or after the Original Closing Date; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by Parent or one or more of its Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 10.04 (and not as an Investment permitted thereby in a Subsidiary). The Lead Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence) and (ii) the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary after the Original Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary. Notwithstanding anything to the contrary herein, the Lead Borrower shall not be permitted to designate any Borrower or Mexican Obligor as an Unrestricted Subsidiary.
“Unused Line Fee” shall have the meaning provided in Section 2.05(a).
“Unused Line Fee Rate” shall mean, (x) if the average daily unused portion of any Subfacility is greater than 50% of such Subfacility, 0.375% per annum on the average daily amount by which the Commitments under any Subfacility exceed the Revolving Exposure of all Lenders under such Subfacility, and (y) if the average daily unused portion of any Subfacility is less than or equal to 50% of such Subfacility, 0.250% per annum on the average daily amount by which the Commitments under any Subfacility exceed the Revolving Exposure of all Lenders under such
[Adient ABL — Amendment and Restatement Agreement]

Subfacility, in each case, calculated based upon the actual number of days elapsed over a 360-day year payable quarterly in arrears.
“U.S. Borrowers” shall mean (i) the Lead Borrower and (ii) any U.S. Subsidiary Borrower.
“U.S. Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any U.S. Security Document (including any Additional Security Documents but excluding the Non-U.S. Security Documents) or will be granted in accordance with requirements set forth in Section 9.12, including, without limitation, all collateral as described in the U.S. Security Agreement and all Mortgaged Properties. For the avoidance of doubt, in no event shall U.S. Collateral include Excluded Property.
“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.
“U.S. FILO Borrowing Base” shall mean at any time of calculation, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Billed Accounts of the U.S. Loan Parties multiplied by the advance rate of 10%; plus
(b)    [reserved];
(c)    on and after the Mexican Effectiveness Date, the book value of Eligible Billed Accounts of the Mexican Obligors multiplied by the advance rate of 10%; plus
(d)    [reserved];
(e)    the appraised NOLV Percentage of Eligible Inventory of the U.S. Loan Parties multiplied by the advance rate of 10%; plus
(f)    Eligible Cash of the U.S. Loan Parties in an amount not to exceed $300,000,000; minus
(g)    any Reserves established from time to time by the Administrative Agent in accordance herewith;
provided that the sum of (x) the amount included in the U.S. FILO Borrowing Base pursuant to clause (c) above and (y) the amount included in the U.S. FILO Borrowing Base pursuant to clause (e) above that is attributable to Inventory located in Mexico shall not exceed $140,000,000 in the aggregate at any time.
“U.S. FILO Lender” shall mean any Lender under the U.S. FILO Subfacility.
“U.S. FILO Line Cap” shall mean an amount equal to the lesser of (a) the U.S. FILO Revolving Commitments and (b) the then applicable U.S. FILO Borrowing Base.
“U.S. FILO Loans” shall mean advances made to or at the instructions of a U.S. Borrower pursuant to Section 2.01 hereof under the U.S. FILO Subfacility.
“U.S. FILO Revolving Borrowing” shall mean a Borrowing comprised of U.S. FILO Loans.
“U.S. FILO Revolving Commitment” shall mean the commitment of the U.S. FILO Lenders under the U.S. FILO Subfacility to make U.S. FILO Loans hereunder. The aggregate amount of the U.S. FILO Lenders’ U.S. FILO Revolving Commitments on the Restatement Date is $125,000,000.
“U.S. FILO Revolving Exposure” shall mean, with respect to any U.S. FILO Lender at any time, the aggregate principal amount at such time of all outstanding U.S. FILO Loans of such Lender.
“U.S. FILO Revolving Notes” shall mean each revolving note substantially in the form of Exhibit B-1 hereto.
[Adient ABL — Amendment and Restatement Agreement]

“U.S. FILO Subfacility” shall mean the U.S. FILO Revolving Commitments of the Lenders and the Loans pursuant to those Commitments in accordance with the terms hereof.
“U.S. GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Issuing Bank” shall mean, as the context may require, (a) JPMCB, with respect to Letters of Credit issued by it, Bank of America, N.A., with respect to Letters of Credit issued by it, Citibank, N.A., with respect to Letters of Credit issued by it, Crédit Agricole Corporate and Investment Bank, with respect to Letters of Credit issued by it, Barclays Bank PLC, with respect to Letters of Credit issued by it; (b) any other U.S. Revolving Lender that may become an U.S. Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such U.S. Revolving Lender; or (c) collectively, all of the foregoing; provided that the amounts set forth in clause (a)(i) of this definition shall be correspondingly reduced on a ratable basis by the amount allocated to such new U.S. Issuing Bank (unless otherwise agreed by all then existing U.S. Issuing Banks). Each U.S. Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such U.S. Issuing Bank (including without limitation with respect to Letters of Credit with a co-Applicant that is not a U.S. Loan Party), in which case the term “U.S. Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.
“U.S. Issuing Bank Sublimit” shall mean (i) with respect to JPMCB, $36,000,000, (ii) with respect to Bank of America, N.A., $36,000,000, (iii) with respect to Citibank, N.A., $30,000,000, (iv) with respect to Crédit Agricole Corporate and Investment Bank, $24,000,000, (v) with respect to Barclays Bank PLC, $24,000,000 and (vi) with respect to each other U.S. Issuing Bank, such amount as may be agreed among the Lead Borrower and such other U.S. Issuing Bank (and notified to the Administrative Agent) at the time such other U.S. Issuing Bank becomes a U.S. Issuing Bank. The U.S. Issuing Bank Sublimit of any U.S. Issuing Bank may be increased or decreased as agreed by such U.S. Issuing Bank and the Lead Borrower (each acting in their sole discretion) and notified in a writing executed by such U.S. Issuing Bank and the Lead Borrower.
“U.S. LC Commitment” shall mean the commitment of each U.S. Issuing Bank to issue U.S. Letters of Credit under the U.S. Revolving Subfacility pursuant to Section 2.13.
“U.S. LC Credit Extension” shall mean, with respect to any U.S. Letter of Credit under the U.S. Revolving Subfacility, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“U.S. LC Disbursement” shall mean a payment or disbursement made by any U.S. Issuing Bank pursuant to a U.S. Letter of Credit under the U.S. Revolving Subfacility.
“U.S. LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time plus (b) the aggregate principal amount of all U.S. LC Disbursements that have not yet been reimbursed at such time. The U.S. LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate U.S. LC Exposure at such time.
“U.S. LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the U.S. Borrowers for any drawings under U.S. Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding U.S. Letters of Credit.
“U.S. Letter of Credit” shall mean any letters of credit issued or to be issued by any U.S. Issuing Bank under the U.S. Revolving Subfacility for the account of the U.S. Borrowers (or any Subsidiary of the Lead Borrower, with the Lead Borrower as a co-applicant thereof) pursuant to Section 2.13, including any standby letter of credit, time (usance), or documentary letter of credit or any indemnity, or bank guarantee or similar form of credit support issued by the Administrative Agent or an Issuing Bank for the benefit of a U.S. Borrower.
“U.S. Loan Party” shall mean each U.S. Borrower and each Guarantor that is a U.S. Subsidiary.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).
[Adient ABL — Amendment and Restatement Agreement]

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement.
“U.S. Protective Advances” shall have the meaning provided in Section 2.18.
“U.S. Revolving Borrowing” shall mean a Borrowing comprised of U.S. Revolving Loans.
“U.S. Revolving Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of, without duplication:
(a)    the book value of Eligible Billed Accounts of the U.S. Loan Parties multiplied by the advance rate of 85%; plus
(b)    the book value of Eligible Unbilled Accounts of the U.S. Loan Parties multiplied by the advance rate of 80%; plus
(c)    on and after the Mexican Effectiveness Date, the book value of Eligible Billed Accounts of the Mexican Obligors multiplied by the advance rate of 80%; plus
(d)    on and after the Mexican Effectiveness Date, the book value of Eligible Unbilled Accounts of the Mexican Obligors multiplied by the advance rate of 75%; plus
(e)    the lesser of (i) the Cost of Eligible Inventory of the U.S. Loan Parties multiplied by the advance rate of 75% and (ii) the appraised NOLV Percentage of Eligible Inventory of the U.S. Loan Parties multiplied by the advance rate of 85%; plus
(f)    Eligible Cash of the U.S. Loan Parties in an amount not to exceed $300,000,000; minus
(g)    any Reserves established from time to time by the Administrative Agent in accordance herewith;
provided that (i) the sum of (w) the amount included in the U.S. Revolving Borrowing Base pursuant to clauses (c) and (d) above, (x) the amount included in the U.S. Revolving Borrowing Base pursuant to clause (e) above that is attributable to Inventory located in Mexico, (y) the amount included in the U.S. FILO Borrowing Base pursuant to clause (c) of the definition thereof and (z) the amount included in the U.S. FILO Borrowing Base pursuant to clause (e) of the definition thereof that is attributable to Inventory located in Mexico shall not exceed $140,000,000 in the aggregate at any time, and (ii) the sum of (x) the amount of the U.S. Revolving Exposure permitted to be incurred under clause (f) above and (y) the amount of U.S. FILO Loans incurred under clause (f) of the definition of “U.S. FILO Borrowing Base” shall not exceed, at any time, the lesser of (1) the amount of Eligible Cash of the U.S. Loan Parties at such time or (2) $300,000,000.
“U.S. Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its U.S. Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ U.S. Revolving Commitments on the Restatement Date is $825,000,000.
“U.S. Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding U.S. Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s U.S. LC Exposure.
“U.S. Revolving Lender” shall mean each Lender with a U.S. Revolving Commitment or U.S. Revolving Loans.
“U.S. Revolving Line Cap” shall mean an amount that is equal to the lesser of (a) the U.S. Revolving Commitments and (b) the then applicable U.S. Revolving Borrowing Base.
[Adient ABL — Amendment and Restatement Agreement]

“U.S. Revolving Loans” shall mean advances made pursuant to Article 2 hereof under the U.S. Revolving Subfacility.
“U.S. Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-1 hereto.
“U.S. Revolving Subfacility” shall mean the U.S. Revolving Commitments of the Lenders and the Loans and U.S. LC Credit Extensions pursuant to those Commitments in accordance with the terms hereof.
“U.S. Security Documents” shall mean the Initial U.S. Security Agreement, each Deposit Account Control Agreement of a U.S. Loan Party or governed by U.S. law, each Mortgage and, after the execution and delivery thereof, each Additional Security Document of a U.S. Loan Party, together with any other applicable security documents governed by U.S. law from time to time in favor of the Collateral Agent for the benefit of the Secured Parties.
“U,S, Special Resolution Regimes” shall have the meaning assigned that term in Section 13.32.
“U.S. Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is incorporated, formed or otherwise organized under the laws of the United States, any state thereof or the District of Columbia.
“U.S. Subsidiary Borrower” shall mean each U.S. Subsidiary of the Lead Borrower that is on the Original Closing Date, or which becomes, a party to this Agreement in accordance with the requirements of this Agreement.
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.01(e)(ii)(3).
“VAT” shall mean (a) any value added tax imposed by the Value Added Tax Act 1994; (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to Luxembourg, value added tax imposed under the law of 12 February 1979 relating to value added tax, as amended, implementing in Luxembourg the Council Directive 2006/112/EC on the common system of value added tax, as amended); and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) above, or imposed elsewhere.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of Parent that is a Wholly Owned Subsidiary of Parent.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Terms Generally and Certain Interpretive Provisions. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All
[Adient ABL — Amendment and Restatement Agreement]

references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with U.S. GAAP, as in effect from time to time; provided, that if at any time, any change in U.S. GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Lead Borrower notifies the Administrative Agent that the Borrowers request an amendment (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrowers shall, at no cost to the Borrowers, negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in U.S. GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in U.S. GAAP or in the application thereof, and such financial ratio or requirement shall be interpreted on the basis of U.S. GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.
Section 1.03    Exchange Rates; Currency Equivalent; Basket Calculations.
(a)    All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in U.S. Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than U.S. Dollars shall be determined by the Administrative Agent on a daily basis, based on the current Spot Rate. The Lead Borrower shall report value and other Borrowing Base components to the Administrative Agent in the currency invoiced by the Lead Borrower or shown in the Lead Borrower’s financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in U.S. Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than U.S. Dollars, the Borrowers shall repay such Obligation in such other currency.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
(c)    Notwithstanding the foregoing, for purposes of determining compliance with any covenant in Article 10, (i) with respect to any amount of cash on deposit, Indebtedness, Investment, Restricted Payment, Lien, Disposition or Attributable Receivables Indebtedness (each, a “Covenant Transaction”) in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Covenant Transaction is incurred or made, and (ii) with respect to any Covenant Transaction incurred or made in reliance on a provision that makes reference to a percentage of Consolidated Total Assets, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of Consolidated Total Assets occurring after the time such Covenant Transaction is incurred or made in reliance on such provision.
(d)    For purposes of determining compliance with any covenant in Article 10, with respect to the amount of any Covenant Transaction in a currency other than U.S. Dollars, such amount (i) if incurred or made in reliance on a fixed Dollar basket, will be converted into U.S. Dollars based on the relevant currency exchange rate in effect on the Restatement Date, and (ii) if incurred in reliance on a percentage or ratio basket, will be converted into U.S. Dollars based on the relevant currency exchange rate in effect on the date such Covenant Transaction is incurred or made and such percentage or ratio basket will be measured at the time such Covenant Transaction is incurred or made.
[Adient ABL — Amendment and Restatement Agreement]

Section 1.04    Additional Alternative Currencies.
(a)    The Borrowers may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders with Commitments in respect of the Subfacility under which such additional Alternative Currency is being requested; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Lender (in the case of any such request pertaining to Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Bank, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders with Commitments in respect of the Subfacility under which such additional Alternative Currency is being requested consent to making Loans in such requested currency, the Administrative Agent shall so notify such Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify such Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.04, the Administrative Agent shall promptly so notify such Borrower.
Section 1.05    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.06    Effectuation of the Transactions and the Amendment and Restatement Transactions. Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) and applicable on the Original Closing Date or the Restatement Date, as applicable, and thereafter, are made after giving effect to the Transactions or the Amendment and Restatement Transactions, as applicable, unless the context otherwise requires.
Section 1.07    Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.08    Interpretation (Germany). (a) Winding-up or dissolution (and any of those terms) includes the opening of insolvency proceedings (Insolvenzverfahren) over the assets of a German Loan Party pursuant to the German Bankruptcy Code (Insolvenzordnung) or the objection of a petition to open insolvency proceedings due to a lack of assets (Abweisung mangels Masse), and a German Loan Party being declared dissolved (aufgelöst). (b) Any step or procedure taken in connection with insolvency proceedings includes a German Loan Party having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung). (c) An administrator includes an insolvency administrator (Insolvenzverwalter) and insolvency trustee (Sachwalter).
[Adient ABL — Amendment and Restatement Agreement]

Section 1.09    Joint and Several Liability. To the fullest extent permitted by law the liability of each Borrower and each Mexican Obligor for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability (as set forth in Section 2.01(b) and (c)) shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower or Mexican Obligor hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or Mexican Obligor or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or Mexican Obligor or such Borrower or Mexican Obligor) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower or Mexican Obligor for the obligations hereunder or under any other Loan Document, or of such Borrower or Mexican Obligor under this Section 1.09, in bankruptcy or in any other instance.
Section 1.10    Interest Rates; Benchmark Notification.
(a)    The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.05(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.11    Jersey Terms. In this Agreement, where it relates to a person incorporated or formed or having its center of main interests in Jersey, a reference to:
(a)    a winding up, administration or dissolution includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law, and shall be construed so as to include any equivalent or analogous proceedings;
(b)    a receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, autorisés or any other person performing the same function of each of the foregoing; and
(c)    a lien or a security interest includes, without limitation, any hypothèque whether conventional, judicial granted or arising by operation of law and any security interest created pursuant to the Security Interest (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation.
Section 1.12    Spanish Terms. In this Agreement, where it relates to a person incorporated or formed or having its center of main interests in Spain, a reference to:
(a)    “insolvency” (concurso) or “insolvency proceeding” (procedimiento concursal) and any step or proceeding relating to it has the meaning attributed to them under the Spanish Recast Insolvency Law, including a declaración de concurso con independecia de su carácter necesario o voluntario (including any notice to a competent court pursuant to article 585 of the Spanish Recast Insolvency Law and its solicitud de inicio de procedimiento de concurso, auto de declaración de concurso, convenio
[Adient ABL — Amendment and Restatement Agreement]

judicial o extrajudicial con acreedores and transacción extrajudicial). A person being unable to pay its debts includes that person being in a state of insolvencia or in concurso according to Spanish Recast Insolvency Law;
(b)    “control” has the meaning stated under article 42 of the Spanish Commercial Code;
(c)    “financial assistance” means (a) with respect to a Spanish Loan Party incorporated as a Sociedad Anónima, financial assistance under Article 150 of the Spanish Companies Law; and (b) with respect to a Spanish Loan Party incorporated as a Sociedad de Responsabilidad Limitada, financial assistance under Article 143 of the Spanish Companies Law;
(d)    “winding up”, “administration” or “dissolution” includes, without limitation, disolución, liquidación, procedimiento concursal or any other similar proceedings and shall be used in those circumstances as regulated under the laws of Spain from time to time;
(e)    a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, administración concursal or a liquidador or any other person performing the same function;
(f)    a “composition”, “compromise”, “assignment” or “arrangement” with any creditor includes, without limitation, the celebration of a convenio de acreedores within the context of a concurso or a restructuring plan under Title III of the Second Book of the Spanish Recast Insolvency Law;
(g)    a “matured obligation” includes, without limitation, any crédito vencido, líquido y exigible;
(h)    a “security” includes any mortgage (hipoteca), pledge (prenda) (with or without transfer of possession), financial collateral agreement (garantía financiera pignoraticia) and, in general, any in rem security right governed by the laws of Spain; and
(i)    a “guarantee” includes any accessory personal guarantee (fianza), performance bond (aval), joint and several guarantee (garantía solidaria) and first demand guarantee (garantía a primer requerimiento).
Section 1.13    Swedish Terms. Notwithstanding and overriding any other provision of this Agreement and any other Loan Document and/or any exhibit or schedule thereto:
(a)    any transfer by novation and/or assignment, shall, as regards security governed by Swedish law, transfer and/or assign a proportionate part of the security interests granted under the relevant Swedish law governed security together with a proportional part of the security interest under the relevant Swedish Security Documents;
(b)    any obligation for any entity incorporated in Sweden to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent;
(c)    if any Swedish Loan Party is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Swedish Loan Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Act of 1944 in respect of assets held on account (SW. LAG (1944:181) OM REDOVISNINGSMEDEL) and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct;
(d)    any obligation, representation, undertaking, and/or liability of any Swedish Loan Party under this Agreement and/or the Loan Documents in respect of or in relation to, but not limited to, any borrowing, guaranty, guarantee, security, subordination, subrogation, indemnity, payment, repayment, prepayment, reimbursement or compensation obligation, liability, obligation, waiver of any rights, deemed consent, release of any rights or liabilities, obligation to pay any fees or cost and/or any other obligation or liability of itself or its subsidiaries or parent’s and/or parent’s subsidiaries or other entity and any release, disposal, transfer or other action in connection with a distressed disposal shall be limited, if (and only if) required by the provisions of the Swedish Companies Act regulating distribution of assets (chapter 17, sections 1-4) (or their equivalents from time to time) and unlawful loans, security, guarantees and financial assistance (chapter 21, sections 1-5) (or their equivalents from time to time) and it is understood and agreed that the obligations, representations, undertakings and liabilities of each Swedish Loan Party under this
[Adient ABL — Amendment and Restatement Agreement]

Agreement and any other Loan Documents and the terms and conditions of the Loan Documents only apply to the extent permitted by the above mentioned provisions of the Swedish Companies Act and that any action would not breach any of the above mentioned provisions of the Swedish Companies Act;
(e)    any obligation of a Swedish Loan Party as joint and several Borrower or Guarantor shall be subject to clause (d) above;
(f)    any security granted under a Swedish Security Document shall be granted to the Secured Parties represented by the Collateral Agent;
(g)    any release of any security created by or pursuant to a Swedish Security Document will always be subject to the prior written consent of the Collateral Agent (acting in its sole discretion on a case-by-case basis), provided however that no such consent shall be required for the disposal of an asset of a Swedish Loan Party that is subject to a business mortgage governed by Swedish law (Sw. företagshypotek), except to the extent such asset is pledged under another Swedish Security Document. Each Secured Party hereby irrevocably authorizes the Collateral Agent to release such security at its discretion without notification or further reference to any Secured Party. The Swedish Security Documents shall not operate to automatically release any asset subject to such security other than following full discharge of the obligations secured by the Swedish Security Documents;
(h)    any security created by or pursuant to a Swedish Security Document shall not be released, even if such transaction (including but not limited to any release, amalgamation, merger, consolidation, dissolution, re-designation, distribution or disposal, reorganization or reduction of capital) is permitted by this Agreement and/or any other Loan Document, without the prior written consent (in its sole discretion on a case-by-case basis) of the Collateral Agent, provided however that no such consent shall be required for the disposal of an asset of a Swedish Loan Party that is subject to a business mortgage governed by Swedish law (Sw. företagshypotek), except to the extent such asset is pledged under another Swedish Security Document. The Secured Parties Lenders hereby irrevocably authorize the Collateral Agent to release security subject to a Swedish Security Document at its discretion without notification or further reference to any Secured Part. The Swedish Security Documents and/or any other Loan Document will not operate to automatically release any asset subject to such security other than following full discharge of the obligations secured by the Swedish Security Documents.
(i)    any amalgamation, merger, consolidation, dissolution, re-designation, distribution, disposal, reorganization or reduction of capital involving an entity incorporated in Sweden (including but not limited to any Swedish Loan Party) which are subject to Swedish Security Documents will always be subject to the prior written consent of the Collateral Agent (in each case acting in its sole discretion and on a case by case basis). The Secured Parties hereby authorizes the Collateral Agent to grant such consent at its discretion without notification or further reference to any Secured Party;
(j)    the circumstance or fact that no specific reference is made to or qualification is made in respect of the Swedish Terms in a Loan Document shall not mean that the Swedish Terms do not apply and override the Swedish Terms shall always override and no statement or reference in any Loan Document that a provision or term shall apply notwithstanding any other provision shall apply in relation to the Swedish Terms;
(k)    [reserved];
(l)    a “compromise” or “arrangement” with any creditor includes (a) any write-down of debt (sw. offentligt ackord) following from any procedure of ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act (sw. lag om företagsrekonstruktion (1996:764)) (the “Swedish Company Reorganisation Act”), or (b) any write-down of debt in bankruptcy (sw. ackord i konkurs) under the Swedish Bankruptcy Act (sw. konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);
(m)    a “receiver”, “trustee” or “custodian” includes (a) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (b) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (c) ‘likvidator’ under the Swedish Companies Act;
(n)    a “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with chapter 23 of the Swedish Companies Act;
[Adient ABL — Amendment and Restatement Agreement]

(o)    a “winding-up”, “liquidation” or “dissolution” includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a ‘konkurs’ under the Swedish Bankruptcy Act and a “reorganization” includes a ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act;
(p)    an insolvency includes such entity being subject to ‘konkurs’ under the Swedish Bankruptcy Act, “företagsrekonstruktion” under the Swedish Company Reorganisation Act or ‘tvångslikvidation’ under chapter 25 of the Swedish Companies Act;
(q)    in relation to this Agreement and any other Loan Document, any winding-up, insolvency, bankruptcy proceeding, credit bidding or similar arrangement involving an entity incorporated in Sweden (including but not limited to any Swedish Loan Party) will always be subject to Swedish law and in particular to but not limited to the procedure set forth in the Swedish Bankruptcy Act, the Swedish Company Reorganisation Act and the Swedish Companies Act;
(r)    any Swedish Security Documents entered into after or reaffirmed after the obligations have been incurred, may be subject to claw back under relevant provisions of Swedish law;
(s)    any provision in this Agreement or any of the other Loan Documents providing that the Swedish Security Documents will not be affected by any amendment to this Agreement and the other Loan Documents under which the obligations arise may be held to be ineffective by a Swedish court in circumstances where the amendment to this Agreement or any of the other Loan Documents is material to the security provider’s obligations and the security provider has not consented to such amendment (even if the Swedish Security Document states that the obligations arising under this Agreement and the other Loan Documents ‘as they may be amended from time to time’);
(t)    any provision in this Agreement or any of the other Loan Documents providing that the Swedish Security Documents shall be reinstated in certain circumstances after it has been released may not be enforceable under Swedish law;
(u)    any provision in this Agreement or any of the other Loan Documents providing that the Swedish Security Documents shall remain valid upon or extend to any new debt following any repayment or refinancing of the original debt or similar arrangement is likely not to be valid and enforceable under Swedish law or held effective by a Swedish court given that Swedish security is accessory to the obligations it secures; and
(v)    the covenants provided in Section 9.06 with respect to sanctions shall not be made by nor apply to any Swedish Loan Party in so far as they would violate or expose any Swedish Loan Party or any of their respective subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/1996 and EU Regulation (EU) 2018/1100) none of the covenants provided in Section 9.06 with respect to sanctions shall be made to any Lender incorporated in or organized under the laws of any member state of the European Union (acting through any of their subsidiaries, also including subsidiaries not incorporated in a member state of the European Union, as notified by such Lender to the Administrative Agent), EU Regulation (EC) 2271/1996, EU Regulation (EU) 2018/1100 (or any related laws of any member state of the European Union) or any similar applicable anti-boycott law or regulation in connection with any waiver, determination or direction relating to any part of Section 9.06 of which a Lender does not have the benefit, and the commitment of that Lender will be excluded for the purpose of determining whether the consent of the requisite majority of Lenders has been obtained or whether the determination or direction by the requisite majority of Lenders has been made.
Section 1.14    Luxembourg Terms. In each Loan Document, where it relates to a person incorporated or having its centre of main interests in Luxembourg, a reference to:
(a)    a “winding-up”, “administration” or “dissolution” includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings;
[Adient ABL — Amendment and Restatement Agreement]

(b)    an “agent” includes, without limitation, a “mandataire”;
(c)    “constitutional documents” includes the up-to-date articles of association (statuts) or the articles of incorporation of that person, as appropriate;
(d)    a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:
(i)    juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;
(ii)    liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies’ Act”);
(iii)    juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies’ Act;
(iv)    commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and
(v)    juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition with creditors to avoid bankruptcy, as amended;
(e)    a “matured obligation” includes, without limitation, any exigible, certain and liquid obligation;
(f)    “Security” or a “security interest” includes, without limitation, any hypothèque, nantissement, privilège, gage, droit de retention, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce or sûreté réelle and any type of real security or agreement or arrangement having a similar effect whatsoever whether granted or arising by operation of law; and
(g)    a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) and having lost its creditworthiness (ébranlement de crédit).
Section 1.15    Belgian Terms. In this Agreement, where it relates to a Belgian Loan Party, a reference to:
(a)    a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer shall be deemed to include any curator / curateur, vereffenaar / liquidateur, voorlopig bewindvoerder / administrateur provisoire, mandataris ad hoc / mandataire ad hoc, as applicable, and ondernemingsbemiddelaar / médiateur d’entreprise and sekwester / séquestre;
(b)    a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling / cessation de paiements);
(c)    insolvency shall be deemed to include a gerechtelijke reorganisatie / réorganisation judiciaire, faillissement / faillite and any other concurrence between creditors (samenloop van schuldeisers / concours des créanciers);
(d)    suspension of payment, moratorium of any indebtedness or reorganisation shall be deemed to include any gerechtelijke reorganisatie / réorganisation judiciaire;
(e)    winding up, administration, liquidation or dissolution includes any vereffening / liquidation, ontbinding / dissolution, faillissement / faillite and sluiting van een onderneming / fermeture d’enterprise;
[Adient ABL — Amendment and Restatement Agreement]

(f)    assignment, composition, compromise or similar arrangement with any creditor shall be deemed to include a minnelijk akkoord met alle schuldeisers/ accord amiable avec tous les créanciers or gerechtelijke reorganisatie / réorganisation judiciaire, as applicable;
(g)    attachment, sequestration, distress, execution or analogous events shall be deemed to include any uitvoerend beslag / saisie exécutoire and bewarend beslag / saisie conservatoire;
(h)    security interest or security shall be deemed to include any mortgage (hypotheek / hypothèque), pledge (pand / gage), privilege (voorrecht / privilège), retention right (eigendomsvoorbehoud / réserve de propriété), any security in rem (zakelijke zekerheid / sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid / transfert à titre de garantie) and, in general, any right in rem created for the purpose of granting security and any promise or mandate to create any of the security interest mentioned above;
(i)    a company which is organized under the laws of Belgium, incorporated in Belgium or whose jurisdiction of incorporation is Belgium means that this company has its principal place of business (voornaamste vestiging / établissement principal) (within the meaning of the Belgian law of 16 July 2004 on conflicts of law code) in Belgium;
(j)    an amalgamation, demerger, merger, consolidation or corporate reconstruction includes a overdracht van algemeenheid / transfert d’universalité, overdracht van bedrijfstak / transfert de branche d’activité, splitsing / scission and fusie / fusion and assimilated transactions in accordance with Articles 12:7 and 12:8 of the Belgian Companies Code (gelijkgestelde verrichtingen / operations assimilées);
(k)    a subsidiary shall be deemed to include a dochtervennootschap / filiale as defined in Article 1:15 of the Belgian Companies Code; and
(l)    the Belgian Companies Code means the Belgian Wetboek van Vennootschappen en Verenigingen / Code des Sociétés et des Associations dated 23 March 2019, as amended from time to time.
Section 1.16    Polish Terms. In each Loan Document, where it relates to a person incorporated or having its center of main interests in Poland, a reference to:
(a)    a dissolution or similar arrangement includes a postępowanie upadłościowe;
(b)    a composition, administration, reorganisation or similar arrangement with any creditor includes a postępowanie upadłościowe and postępowanie restrukturyzacyjne of each kind, i.e. postępowanie o zatwierdzenie układu, przyspieszone postępowanie układowe, postępowanie układowe, postępowanie sanacyjne;
(c)    a compulsory manager, receiver or administrator includes a tymczasowy nadzorca sądowy, sędzia-komisarz, syndyk or zarządca established under Polish Insolvency Act of 28 February 2003 (Journal of Laws of 2019, item 498, as amended), a nadzorca sądowy established under Article 38 of the Polish Restructuring Law of 15 May 2015 (Journal of Laws of 2019, item 326, as amended), a zarządca established under Article 27 of the Polish Act on Registered Pledges and the Pledge Register dated 6 December 1996 (Journal of Laws of 2018, item 2017, as amended) and zarządca przymusowy established under Article 1064(1) of the Polish Civil Procedure Code dated 17 November 1964 (Journal of Laws of 2018, item 60, as amended); and
(d)    a winding up includes a declaration of bankruptcy.
Section 1.17    Mexican Terms. In this Agreement, where it relates to a person incorporated or formed or having its center of main interests in Mexico, a reference to:
(a)    “constitutional documents” means escritura constitutiva, contrato social, estatutos sociales and any organizational documents, and amendments thereto, of a sociedad, asociación, fundación and any persona jurídica;
(b)    “corporation” means sociedad anónima (and any of its modalities, including, but not limited, to sociedad anónima promotora de inversión, sociedad anónima promotora de inversión bursátil, sociedad anónima bursátil and sociedad financiera de objeto múltiple);
[Adient ABL — Amendment and Restatement Agreement]

(c)    “limited liability company” means sociedad de responsabilidad limitada;
(d)    “insolvency” (concurso) or “insolvency proceeding” (procedimiento concursal) includes, without limitation, any concurso mercantil, quiebra, execution of any composition with creditors or administración por el conciliador o el síndico in accordance with the Ley de Concursos Mercantiles (or concurso de acreedores under the Código Civil Federal or civil codes of the Mexican states) and any other proceedings or legal concepts similar to the foregoing;
(e)     “winding up”, “administration” or “dissolution” includes, without limitation, disolución, liquidación, procedimiento concursal or any other similar proceedings and shall be used in those circumstances as regulated under the laws of Mexico from time to time;
(f)    a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, a conciliador or síndico and any other person performing the same function of each of the foregoing;
(g)    a “composition”, “compromise”, “assignment” or “arrangement” with any creditor includes, without limitation, the execution of a convenio de acreedores within the context of a concurso mercantil or concurso de acreedores;
(h)    a “matured obligation” includes, without limitation, any crédito líquido y exigible and crédito vencido;
(i)    a “security” includes any mortgage (hipoteca), pledge (prenda) (with or without transfer of possession) and, in general, any in rem security right governed by the laws of Mexico;
(j)    “joint and several liability” means obligación solidaria and “jointly and severally liable” means obligados solidariamente, and
(k)    a “guarantee” includes any accessory personal guarantee (fianza), performance bond (aval), joint and several liability (obligación solidaria) and first demand guarantee (garantía a primer requerimiento); in the understanding however, that the obligations assumed by the Mexican Obligors under this Agreement and the Guarantee Agreement are an obligación solidaria.
Section 1.18    Amendment and Restatement. This Agreement shall amend and restate the Existing Credit Agreement in its entirety, with the parties hereby agreeing that there is not, nor is there intended to be, a novation of the Existing Credit Agreement or any other Loan Document under the Existing Credit Agreement and from and after the effectiveness of this Agreement, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed and governed by this Agreement. From and after the effectiveness of this Agreement, the “Obligations” under the Existing Credit Agreement shall continue as Obligations under the Loan Documents under this Agreement and the Loan Documents until otherwise paid in accordance with the terms hereof. The Security Documents and the grant of Liens on all of the Collateral described therein do and shall continue to secure the payment of all Obligations. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that the Liens securing the “Obligations” (as defined in the Existing Credit Agreement) of any Loan Party, shall from and after the Restatement Date secure the payment and performance of all Obligations (as defined in this Agreement) of such Loan Party for the benefit of the Administrative Agent and the Secured Parties, and each Loan Party reaffirms its prior grant of the Liens granted by it pursuant to the “Security Documents” (as defined in the Existing Credit Agreement) and all such Liens shall continue in full force and effect after giving effect to this Agreement and are hereby confirmed and reaffirmed by each of the Loan Parties. The parties hereto further acknowledge and agree that all “Security Documents” (as defined in the Existing Credit Agreement) shall remain in full force and effect after the Restatement Date in favor of and for the benefit of the Administrative Agent and the Secured Parties (with each reference therein to the administrative agent, the collateral agent, the credit agreement or a loan document being a reference to the Administrative Agent, the Collateral Agent, this Agreement or the other Loan Documents, as applicable), in each case, as such Security Documents are modified on the Restatement Date if applicable, and each Loan Party hereby confirms and ratifies its obligations thereunder.
ARTICLE II
AMOUNT AND TERMS OF CREDIT
Section 2.01    The Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth and set forth in the Amendment and Restatement Agreement, (i) each U.S. Revolving Lender agrees, severally and not jointly, to make U.S. Revolving Loans to the U.S. Borrowers in
[Adient ABL — Amendment and Restatement Agreement]

U.S. Dollars or in one or more Alternative Currencies, if any, at any time and from time to time on and after the Restatement Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the U.S. Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; provided that, no U.S. Revolving Loans may be made to any U.S. Borrower unless the amount of outstanding U.S. FILO Loans is equal to the U.S. FILO Line Cap; and (ii) each European Revolving Lender agrees, severally and not jointly, to make (A) Belgian Revolving Loans to the Belgian Borrowers in U.S. Dollars or in one or more Alternative Currencies, at any time and from time to time on and after the Restatement Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the Belgian Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; (B) German Revolving Loans to the German Borrowers in U.S. Dollars or in one or more Alternative Currencies, if any, at any time and from time to time on and after the German Effectiveness Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the German Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; (C) Polish Revolving Loans to the Polish Borrowers in U.S. Dollars or in one or more Alternative Currencies, at any time and from time to time on and after the Polish Effectiveness Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the Polish Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; (D) Spanish Revolving Loans to the Spanish Borrowers in U.S. Dollars or in one or more Alternative Currencies, at any time and from time to time on and after the Spanish Effectiveness Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the Spanish Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; (E) Swedish Revolving Loans to the Swedish Borrowers in U.S. Dollars or in one or more Alternative Currencies, at any time and from time to time on and after the Restatement Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the Swedish Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met; and (F) U.K. Revolving Loans to the U.K. Borrowers in U.S. Dollars or in one or more Alternative Currencies, at any time and from time to time on and after the Restatement Date until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the U.K. Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in the Availability Conditions not being met. Subject to the terms and conditions set forth herein, the U.S. FILO Lenders agree to make U.S. FILO Loans to the U.S. Borrowers in U.S. Dollars or one or more Alternative Currencies, if any, until the earlier of one (1) Business Day prior to the Maturity Date and the termination of the U.S. FILO Revolving Commitment of such Lender in an aggregate principal amount that will not result in the aggregate amount of the U.S. FILO Loans exceeding the U.S. FILO Line Cap. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans under each applicable Subfacility.
(a)    Subject to Section 13.26 and Section 1.13, all Borrowers and all Mexican Obligors shall be jointly and severally liable for all European Revolving Loans regardless of which Borrower receives the proceeds thereof; provided that each Spanish Borrower shall be liable for European Revolving Loans made to another Borrower solely in its capacity as a guarantor under the Spanish Loan Parties Guarantee Agreement.
(b)    All U.S. Borrowers and all Mexican Obligors shall be jointly and severally liable for all U.S. Revolving Loans and U.S. FILO Loans regardless of which U.S. Borrower received the proceeds thereof. For the avoidance of doubt, regarding the Mexican Obligors’ joint and several liability, it is hereby acknowledged that the rules governing bonds (fianzas) contained in (i) Articles 2686, 2706, 2715 and related articles of the Civil Code for the State of Nuevo León, of the Mexican Republic, (ii) correlated provisions of the civil codes of any other states of the Mexican Republic where the registered corporate domicile or assets of the Mexican Obligors are or will be located and (iii) correlated provisions of the Federal Civil Code of the Mexican Republic, shall not apply as the joint and several obligation of the Mexican Obligors is not a bond (fianza), and therefore, the Mexican Obligors waive any right of priority and excursion (beneficios de orden y excusión) that they could have in their favor under Mexican laws.
Section 2.02    Loans.
(a)    Each (i) U.S. Revolving Loan shall be made as part of a Borrowing consisting of U.S. Revolving Loans made by the Lenders ratably in accordance with their applicable U.S. Revolving Commitments, (ii) U.S. FILO Loan shall be made as part of a Borrowing consisting of U.S. FILO Loans made by the U.S. FILO Lenders ratably in accordance with their applicable U.S. FILO Revolving Commitments, (iii) Belgian Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Belgian Revolving Loans made by the relevant Lenders ratably in accordance with their applicable Belgian Revolving Commitments, (iv) German Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of German
[Adient ABL — Amendment and Restatement Agreement]

Revolving Loans made by the relevant Lenders ratably in accordance with their applicable German Revolving Commitments, (v) Polish Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Polish Revolving Loans made by the relevant Lenders ratably in accordance with their applicable Polish Revolving Commitments, (vi) Spanish Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Spanish Revolving Loans made by the relevant Lenders ratably in accordance with their applicable Spanish Revolving Commitments, (vii) Swedish Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Swedish Revolving Loans made by the relevant Lenders ratably in accordance with their applicable Swedish Revolving Commitments and (viii) U.K. Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of U.K. Revolving Loans made by the relevant Lenders ratably in accordance with their applicable U.K. Revolving Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) in the case of Base Rate Loans equal to the amount requested by the applicable Borrower and (ii) in the case of Term Benchmark Loans or RFR Loans, (A) an integral multiple of the Dollar Equivalent of $250,000 and not less than the Dollar Equivalent of $1,000,000, or (B) equal to the remaining available balance of the Revolving Commitments under the applicable Subfacility.
(b)    Subject to Sections 3.01 and 3.05, (a) (i) each Borrowing of U.S. Revolving Loans or U.S. FILO Loans shall be comprised entirely of Base Rate Loans or Adjusted Term SOFR Rate Loans, (ii) each borrowing of Belgian Revolving Loans shall be comprised entirely of Adjusted Term SOFR Rate Loans or EURIBOR Rate Loans, (iii) each borrowing of German Revolving Loans shall be comprised entirely of Adjusted Term SOFR Rate Loans or EURIBOR Rate Loans, (iv) each borrowing of Polish Revolving Loans shall be comprised entirely of Adjusted Term SOFR Rate Loans or EURIBOR Rate Loans, (v) each borrowing of Spanish Revolving Loans shall be comprised entirely of Adjusted Term SOFR Rate Loans or EURIBOR Rate Loans, (vi) each borrowing of Swedish Revolving Loans shall be comprised entirely of Adjusted Term SOFR Rate Loans, EURIBOR Rate Loans or STIBO Rate Loans and (vii) each borrowing of U.K. Revolving Loans shall be comprised entirely of Adjusted Term SOFR Rate Loans, EURIBOR Rate Loans or RFR Loans in each case, as the applicable Borrower may request pursuant to Section 2.03 and (b) (i) each Borrowing made in U.S. Dollars shall be comprised entirely of Base Rate Loans or Adjusted Term SOFR Rate Loans, (ii) each Borrowing made in Euros shall be comprised entirely of EURIBOR Rate Loans, (iii) each Borrowing made in Pounds Sterling shall be comprised entirely of RFR Loans and (iv) each Borrowing made in Swedish Krona shall be comprised entirely of STIBO Rate Loans. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement or cause the Borrowers to pay additional amounts pursuant to Section 3.01. Borrowings of more than one Type may be outstanding at the same time; provided, further, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than (A) ten Borrowings in the U.S. Revolving Subfacility, (B) five Borrowings in the U.S. FILO Subfacility, (C) five Borrowings in the Belgian Subfacility, (D) five Borrowings in the German Subfacility, (E) five Borrowings in the Polish Subfacility, (F) five Borrowings in the Spanish Subfacility, (G) five Borrowings in the Swedish Subfacility and (H) five Borrowings in the U.K. Subfacility, respectively, outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate (i) in New York City, in the case of Loans to a U.S. Borrower not later than 3:00 p.m. New York time and (ii) in London, in the case of Loans to a European Borrower, not later than the Applicable Time specified by the Administrative Agent in the case of any Loans to a European Borrower, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Applicable Administrative Borrower in the applicable Notice of Borrowing maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Lead Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such
[Adient ABL — Amendment and Restatement Agreement]

amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(f)    If an Issuing Bank shall not have received from the applicable Borrowers the payment required to be made by Section 2.13(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each applicable Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each such Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan (for LC Disbursements denominated in U.S. Dollars), a EURIBOR Rate Loan with an Interest Period of one month (for LC Disbursements denominated in Euros), an RFR Loan (for LC Disbursements denominated in Pounds Sterling) or a STIBO Rate Loan with an Interest Period of one month (for LC Disbursements denominated in Swedish Krona) of such Lender, and such payment shall be deemed to have reduced the applicable LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the applicable Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.13(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Lender under the applicable Subfacility shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Lead Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06, and (ii) in the case of such Lender, at the Base Rate (for U.S. Dollars) or the Adjusted Term SOFR Rate, the EURIBOR Rate, the Daily Simple RFR or the STIBO Rate, as applicable, with an Interest Period of one month for all Alternative Currencies.
Section 2.03    Borrowing Procedure. To request a Revolving Borrowing, the Applicable Administrative Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) or (other than in the case of requests in relation to Belgian Revolving Loans, German Revolving Loans, Polish Revolving Loans, Spanish Revolving Loans, Swedish Revolving Loans or U.K. Revolving Loans) telephone (promptly confirmed by telecopy or electronic transmission) (i) in the case of a Borrowing of Term Benchmark Loans under the U.S. Revolving Subfacility or U.S. FILO Subfacility, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing to the Administrative Agent’s New York office, (ii) in the case of a Borrowing of Adjusted Term SOFR Rate Loans under any European Subfacility, not later than 11:00 a.m., New York City time, four (4) Business Days before the date of the proposed Borrowing to the Administrative Agent’s New York office, (iii) in the case of a Borrowing of EURIBOR Rate Loans under any Subfacility, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing to the Administrative Agent’s New York office, (iv) in the case of a Borrowing of RFR Loans under any Subfacility, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of the proposed Borrowing to the Administrative Agent’s New York office, (v) in the case of a Borrowing of STIBO Rate Loans under any Subfacility, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing to the Administrative Agent’s New York office and (vi) in the case of a Borrowing of Base Rate Loans under the U.S. Revolving Subfacility or the U.S. FILO Subfacility, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing to the Administrative Agent’s New York office. Each such telephonic Notice of Borrowing shall be irrevocable, subject to Sections 2.09, 3.01 and 3.05, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Borrowing in a form approved by the Administrative Agent and signed by the Lead Borrower. Each such telephonic and written Notice of Borrowing shall specify the following information in compliance with Section 2.02:
(a)    the name of the Borrower;
[Adient ABL — Amendment and Restatement Agreement]

(b)    the aggregate amount of such Borrowing;
(c)    the date of such Borrowing, which shall be a Business Day;
(d)    whether such Borrowing is to be a Borrowing of Base Rate Loans, a Borrowing of Adjusted Term SOFR Rate Loans, a Borrowing or EURIBOR Rate Loans, a Borrowing of RFR Loans or a Borrowing of STIBO Rate Loans;
(e)    in the case of a Borrowing of Term Benchmark Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(f)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02;
(g)    the Subfacility under which the Loans are to be borrowed;
(h)    the currency of the Borrowing;
(i)    the amount of Eligible Cash as of the close of business on the Business Day prior to the date of such notice and the remaining Global Availability after adjusting for the proposed Borrowing; and
(j)    that the conditions set forth in Article 6 or Article 7, as applicable, are satisfied or waived as of the date of the notice.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (x) in the case of a Borrowing in U.S. Dollars under the U.S. Revolving Subfacility or the U.S. FILO Subfacility, a Borrowing of Base Rate Loans and (y) in the case of any Borrowing under any European Subfacility, a Borrowing of Adjusted Term SOFR Rate Loans with an Interest Period of one month. If no Interest Period is specified with respect to any requested Borrowing of Term Benchmark Loans, then the Applicable Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified, then the requested Borrowing shall be made in U.S. Dollars. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
This Section 2.03 shall not apply to Swingline Loans, the borrowing of which shall be in accordance with Section 2.12.
Section 2.04    Evidence of Debt; Repayment of Loans.
(a)    Each U.S. Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent (A) for the account of each Lender under the U.S. Revolving Subfacility, the then unpaid principal amount of each U.S. Revolving Loan of such Lender, and (B) for the account of each U.S. FILO Lender, if applicable, the then unpaid principal amount of each U.S. FILO Loan of such U.S. FILO Lender, in each case, on the Maturity Date. Each Borrower, jointly and severally, hereby unconditionally promises to pay to (i) the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date and (ii) the Administrative Agent (A) for the account of each Lender under the Belgian Subfacility, the then unpaid principal amount of each Belgian Revolving Loan of such Lender, (B) for the account of each Lender under the German Subfacility, the then unpaid principal amount of each German Revolving Loan of such Lender, (C) for the account of each Lender under the Polish Subfacility, the then unpaid principal amount of each Polish Revolving Loan of such Lender, (D) for the account of each Lender under the Spanish Subfacility, the then unpaid principal amount of each Spanish Revolving Loan of such Lender, (E) for the account of each Lender under the Swedish Subfacility, the then unpaid principal amount of each Swedish Revolving Loan of such Lender and (F) for the account of each Lender under the U.K. Subfacility, the then unpaid principal amount of each U.K. Revolving Loan of such Lender, in each case, on the Maturity Date, provided that the aggregate liability of each Belgian Loan Party under the Loan Documents shall at all times be limited as set out in the Guarantee Agreement.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Applicable Administrative Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.
[Adient ABL — Amendment and Restatement Agreement]

(c)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof, the currency thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender. The Applicable Administrative Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.
(d)    The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
(e)    Any Lender under the U.S. Revolving Subfacility or the U.S. FILO Subfacility may request that Loans made by it under such Subfacility be evidenced by a promissory note. In such event, the applicable Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B-1 or Exhibit B-2, as applicable.
(f)    Any Spanish Borrower shall promptly, and in any event within ten (10) Business Days following a request by the Administrative Agent, provide the Administrative Agent (in favor of the Lenders) with a notarized acknowledgement of debt (acta de reconocimiento de deuda) duly formalized as a Spanish Public Document at: (i) the end of the Revolving Availability Period; and (ii) any time upon request by the Administrative Agent during a Default which is continuing (with a maximum of two notarized acknowledgements of debt (actas de reconocimiento de deuda) per calendar year being requested by the Administrative Agent per Spanish Borrower). The Administrative Agent may but (unless requested to do so by any Lender) shall not be obliged to make any such request under this paragraph (f).
Section 2.05    Fees.
(a)    Unused Line Fee. With respect to each Subfacility, and provided that the aggregate liability of each Belgian Loan Party under the Loan Documents shall at all times be limited as set out in the Guarantee Agreement, the applicable Borrowers shall, jointly and severally, pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), under each Subfacility, a fee in U.S. Dollars equal to the Unused Line Fee Rate multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) under such Subfacility exceed the average daily balance of outstanding Revolving Loans (other than Swingline Loans) under such Subfacility and stated amount of outstanding Letters of Credit under such Subfacility during any fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall accrue commencing on the Restatement Date, and will be payable in arrears, on the fifteenth day following the last day of each fiscal quarter, commencing on or about January 15, 2023.
(b)    Administrative Agent Fees. The Borrowers, jointly and severally, and provided that the aggregate liability of each Belgian Loan Party under the Loan Documents shall at all times be limited as set out in the Guarantee Agreement, agree to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Lead Borrower and the Administrative Agent (the “Administrative Agent Fees”).
(c)    LC and Fronting Fees. With respect to the U.S. Revolving Subfacility, the U.S. Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each U.S. Revolving Lender a participation fee (“U.S. LC Participation Fee”) in U.S. Dollars with respect to its participations in U.S. Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Adjusted Term SOFR Rate Loans that are not U.S. FILO Loans pursuant to Section 2.06, on the average daily amount of such U.S. Revolving Lender’s U.S. LC Exposure (excluding any portion thereof attributable to unreimbursed U.S. LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date on which such U.S. Revolving Lender’s U.S. Revolving Commitment terminates and the date on which such U.S. Revolving Lender ceases to have any U.S. LC Exposure, and (ii) to each U.S. Issuing Bank a fronting fee (“U.S. Fronting Fee”) in U.S. Dollars, which shall accrue at the rate of 0.125% per annum on the average daily amount of the U.S. LC Exposure (excluding any portion thereof attributable to unreimbursed U.S. LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date of termination of the U.S. Revolving Commitments and the date on which there ceases to be any U.S. LC Exposure, as well as each U.S. Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any U.S. Letter of Credit or processing of drawings thereunder as agreed among the Lead Borrower and
[Adient ABL — Amendment and Restatement Agreement]

such U.S. Issuing Bank from time to time. With respect to the European Facility, the European Borrowers, jointly and severally, and provided that the aggregate liability of each Belgian Loan Party under the Loan Documents shall at all times be limited as set out in the Guarantee Agreement, agree to pay (i) to the Administrative Agent for the account of each European Revolving Lender a participation fee (and together with the U.S. LC Participation Fee, the “LC Participation Fees”) in the same currency of the denomination of the European Letters of Credit issued with respect to its participations in European Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Adjusted Term SOFR Rate Loans that are not U.S. FILO Loans pursuant to Section 2.06, on the average daily amount of such European Revolving Lender’s European LC Exposure (excluding any portion thereof attributable to unreimbursed European LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date on which such European Revolving Lender’s European Revolving Commitment terminates and the date on which such European Revolving Lender ceases to have any European LC Exposure, and (ii) to each European Issuing Bank a fronting fee (together with the U.S. Fronting Fee, the “Fronting Fees”) in Euros, which shall accrue at the rate of 0.125% per annum on the average daily amount of the European LC Exposure (excluding any portion thereof attributable to unreimbursed European LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date of termination of the European Revolving Commitments and the date on which there ceases to be any European LC Exposure, as well as each European Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any European Letter of Credit or processing of drawings thereunder as agreed among the Lead Borrower and such European Issuing Bank from time to time. LC Participation Fees and Fronting Fees accrued to but excluding the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Restatement Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within ten (10) days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)    All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to each Issuing Bank. Once paid, none of the fees shall be refundable under any circumstances.
Section 2.06    Interest on Loans.
(a)    (i) Subject to the provisions of Section 2.06(b), the Loans comprising each Borrowing of Base Rate Loans, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
(ii)    Subject to the provisions of Section 2.06(b), the Loans comprising each Borrowing of Term Benchmark Loans shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the STIBO Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
(iii)    Subject to the provisions of Section 2.06(b), the Loans comprising each Borrowing of RFR Loans shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Margin in effect from time to time.
(iv)    Subject to the provisions of Section 2.06(b), the Loans comprising each Borrowing of CBR Loans shall bear interest at a rate per annum equal to the Central Bank Rate for such period plus the Applicable Margin in effect from time to time.
(v)    Subject to the provisions of Section 2.06(b), the Loans comprising each Borrowing of Swingline Loans shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans.
[Adient ABL — Amendment and Restatement Agreement]

(c)    Accrued interest on each Loan shall be payable (i) in the case of Base Rate Loans, on each Adjustment Date, commencing with January 1, 2023, in arrears for such Base Rate Loans, (ii) in the case of Term Benchmark Loans, at the end of the current Interest Period therefor and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in the case of RFR Loans, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (iv) in the case of all Revolving Loans, upon termination of the Revolving Commitments; provided that (x) interest accrued pursuant to paragraph (b) of this Section 2.06 shall be payable on demand and, absent demand, on each Adjustment Date, at the end of the current Interest Period and upon termination of the Revolving Commitments, as applicable, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)    All interest hereunder shall be computed on the basis of (x) in the case of Loans denominated in Pounds Sterling, a year of 365 days, (y) in the case of Adjusted Term SOFR Rate Loans, Base Rate Loans determined by reference to Term SOFR, EURIBOR Rate Loans, RFR Loans denominated in U.S. Dollars, and Loans denominated in Swedish Krona, a year of 360 days and (z) in the case of any other Loans, a year of 365/366 days, except that interest computed by reference to the Term SOFR Rate and the EURIBOR Rate denominated in Euros (other than Base Rate Loans determined by reference to Term SOFR) and Daily Simple RFR with respect to Dollars and all fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Overnight Bank Funding Rate, Central Bank Rate, Term SOFR, Adjusted Term SOFR Rate, EURIBOR Rate, Adjusted EURIBOR Rate, Daily Simple RFR, Adjusted Daily Simple RFR or STIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
Section 2.07    Termination and Reduction of Commitments.
(a)    The Revolving Commitments, the Swingline Commitment, the European LC Commitment and the U.S. LC Commitment shall automatically terminate on the Maturity Date.
(b)    The Lead Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided that (i) after giving effect to any such reduction or termination, the European Revolving Commitments shall not exceed 35.0% of the Aggregate Commitments, (ii) any such reduction shall be in an amount that is (x) an integral multiple of $1,000,000 or (y) the entire remaining Revolving Commitments of such Class and (iii) the Revolving Commitments under any Subfacility shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans under such Subfacility in accordance with Section 2.09, the Revolving Exposures under such Subfacility would exceed the Commitments under such Subfacility. The U.S. FILO Revolving Commitments may not be reduced unless all Revolving Loans under the U.S. Revolving Subfacility have been previously or are concurrently repaid in full.
(c)    The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments of any Subfacility under paragraph (b) of this Section 2.07 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.07 shall be irrevocable except that, to the extent delivered in connection with a refinancing of the applicable Obligations, such notice shall not be irrevocable until such refinancing is closed and funded. Any effectuated termination or reduction of the Revolving Commitments of any Subfacility shall be permanent. Each reduction of the Revolving Commitments of any Subfacility shall be made ratably among the relevant Lenders in accordance with their respective Revolving Commitments.
Section 2.08    Interest Elections.
(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of Term Benchmark Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Applicable Administrative Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of Term Benchmark Loans Loans, may elect Interest Periods therefor, all as provided in this Section 2.08, provided always that no Term Benchmark Loan or RFR Loan to a European Borrower may be converted. The Applicable Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in
[Adient ABL — Amendment and Restatement Agreement]

which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than (A) ten Borrowings in the U.S. Revolving Subfacility, (B) five Borrowings in the U.S. FILO Subfacility, (C) five Borrowings in the Belgian Subfacility, (D) five Borrowings in the German Subfacility, (E) five Borrowings in the Polish Subfacility, (F) five Borrowings in the Spanish Subfacility, (G) five Borrowings in the Swedish Subfacility and (H) five Borrowings in the U.K. Subfacility.
(b)    To make an election pursuant to this Section 2.08, the Applicable Administrative Borrower shall notify the Administrative Agent of such election by telephone (other than in relation to a European Revolving Loan) or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Notice of Borrowing would be required under Section 2.03 if such Applicable Administrative Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05. Each such telephonic Notice of Conversion/Continuation shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Notice of Conversion/Continuation substantially in the form of Exhibit A-3, unless otherwise agreed to by the Administrative Agent and the Applicable Administrative Borrower.
(c)    Each telephonic and written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Borrowing of Base Rate Loans, a Borrowing of Adjusted Term SOFR Rate Loans, a Borrowing of EURIBOR Rate Loans, a Borrowing of RFR Loans or a Borrowing of STIBO Rate Loans;
(iv)    the currency of the resulting Borrowing; and
(v)    if the resulting Borrowing is a Borrowing of Term Benchmark Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Notice of Conversion/Continuation requests a Borrowing of Term Benchmark Loans but does not specify an Interest Period, then the Applicable Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. No Borrowing may be converted into or continued as a Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing and reborrowed in the other currency.
(d)    Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If a Notice of Conversion/Continuation with respect to a Borrowing of Adjusted Term SOFR Rate Loans under the U.S. Revolving Subfacility or the U.S. FILO Subfacility is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans. If a Notice of Conversion/Continuation with respect to a Term Benchmark Borrowing under any European Subfacility is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an Adjusted Term SOFR Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of Term Benchmark Loans, (ii) unless repaid, each Borrowing of Term Benchmark Loans and RFR Loans, in each case denominated in Dollars, shall be converted to a Borrowing of Base Rate Loans at the end of the Interest Period applicable thereto (in the case of Term Benchmark Loans) or on the date interest is required to be paid pursuant to Section 2.06(c) (in the case of RFR Loans) and (iii)
[Adient ABL — Amendment and Restatement Agreement]

each EURIBOR Rate Borrowing, STIBO Rate Borrowing or RFR Borrowing, in each case denominated in an Alternative Currency, shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Loans denominated in any Alternative Currency shall either be (A) converted to a Base Rate Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.
Section 2.09    Optional and Mandatory Prepayments of Loans.
(a)    Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing (provided that no U.S. FILO Loan may be prepaid unless, prior to or simultaneously with such prepayment, all Revolving Loans outstanding under the U.S. Revolving Subfacility are repaid in full), in whole or in part, subject to the requirements of this Section 2.09; provided, further, that each partial prepayment shall be in an amount that is an integral multiple of $100,000.
(b)    Revolving Loan Prepayments.
(i)    In the event of the termination of all the Revolving Commitments of any Subfacility, the applicable Borrowers shall, on the date of such termination, (x) repay or prepay all the outstanding Revolving Borrowings of such Subfacility, (y) in the case of a termination of any European Subfacility, repay or prepay all outstanding Swingline Loans under such European Subfacility and (z) Cash Collateralize or backstop the LC Exposure in respect of such Subfacility on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Banks in accordance with Section 2.13(j).
(ii)    In the event of any partial reduction of the Revolving Commitments under any Subfacility, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Lead Borrower and the Lenders of the Aggregate Exposures after giving effect thereto and (B) if (1) the U.S. Revolving Exposures would exceed the U.S. Revolving Line Cap then in effect (it being understood that for this purpose, the U.S. Revolving Borrowing Base shall deduct any Belgian Revolving Exposures borrowed in reliance on clause (d) of the definition of “Belgian Borrowing Base”, German Revolving Exposures borrowed in reliance on clause (d) of the definition of “German Borrowing Base”, Polish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Polish Borrowing Base”, Spanish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Spanish Borrowing Base”, Swedish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Swedish Borrowing Base” and U.K. Revolving Exposures borrowed in reliance on clause (d) of the definition of “U.K. Borrowing Base”), after giving effect to such reduction, then the U.S. Borrowers shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), first, repay or prepay U.S. Revolving Borrowings and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (2) the U.S. FILO Revolving Exposures at any time exceed the U.S. FILO Line Cap then in effect, such excess shall be deemed drawn under the U.S. Revolving Subfacility pursuant to the U.S. Revolving Borrowing Base then in effect, and if the result causes the U.S. Revolving Exposures to exceed the U.S. Revolving Line Cap then in effect (it being understood that for this purpose, the U.S. Revolving Borrowing Base shall deduct any Belgian Revolving Exposures borrowed in reliance on clause (d) of the definition of “Belgian Borrowing Base”, German Revolving Exposures borrowed in reliance on clause (d) of the definition of “German Borrowing Base”, Polish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Polish Borrowing Base”, Spanish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Spanish Borrowing Base”, Swedish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Swedish Borrowing Base” and U.K. Revolving Exposures borrowed in reliance on clause (d) of the definition of “U.K. Borrowing Base”) the U.S. Borrowers shall, immediately after demand (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, repay or prepay U.S. Revolving Borrowings, and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (3) the Belgian Revolving Exposures with regard to any Belgian Borrower exceed the Belgian Line Cap for such Belgian Borrower then in effect, after giving effect to such reduction, then the applicable Belgian Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice),
[Adient ABL — Amendment and Restatement Agreement]

first, repay or prepay Swingline Loans made to such Belgian Borrower, second, repay or prepay Belgian Revolving Borrowings, and third replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (4) the German Revolving Exposures with regard to any German Borrower exceed the German Line Cap for such German Borrower then in effect, after giving effect to such reduction, then the applicable German Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), first, repay or prepay Swingline Loans made to such German Borrower, second, repay or prepay German Revolving Borrowings and third replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (5) the Polish Revolving Exposures with regard to any Polish Borrower exceed the Polish Line Cap for such Polish Borrower then in effect, after giving effect to such reduction, then the applicable Polish Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), first, repay or prepay Swingline Loans made to such Polish Borrower, second, repay or prepay Polish Revolving Borrowings in an amount sufficient to eliminate such excess and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (6) the Spanish Revolving Exposures with regard to any Spanish Borrower exceed the Spanish Line Cap for such Spanish Borrower then in effect, after giving effect to such reduction, then the applicable Spanish Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), first, repay or prepay Swingline Loans made to such Spanish Borrower, second, repay or prepay Spanish Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (7) the Swedish Revolving Exposures with regard to any Swedish Borrower exceed the Swedish Line Cap for such Swedish Borrower then in effect, after giving effect to such reduction, then the applicable Swedish Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), first, repay or prepay Swingline Loans made to such Swedish Borrower, second, repay or prepay Swedish Revolving Borrowings and third replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (8) the U.K. Revolving Exposures with regard to any U.K. Borrower exceed the U.K. Line Cap for such U.K. Borrower then in effect, after giving effect to such reduction, then the applicable U.K. Borrower shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), first, repay or prepay Swingline Loans made to such U.K. Borrower, second, repay or prepay U.K. Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (9) the European Revolving Exposures would exceed the European Line Cap then in effect, after giving effect to such reduction, then the European Borrowers shall on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings under the European Facility and third, replace or Cash Collateralize outstanding Letters of Credit issued under the European Facility in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, or (10) the Aggregate Exposures would exceed the Line Cap then in effect, after giving effect to such reduction, then the Borrowers shall, on the date of such reduction (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within (5) five Business Days following such notice), first, in the case of the European Facility only, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.
(iii)    In the event that (1) the U.S. Revolving Exposures at any time exceeds the U.S. Revolving Line Cap then in effect (it being understood that for this purpose, the U.S. Revolving Borrowing Base shall deduct any Belgian Revolving Exposures borrowed in reliance on clause (d) of the definition of “Belgian Borrowing Base”, German Revolving Exposures borrowed in reliance on clause (d) of the definition of “German Borrowing Base”, Polish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Polish Borrowing Base”, Spanish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Spanish Borrowing Base”, Swedish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Swedish Borrowing Base” and U.K. Revolving Exposures borrowed in reliance on clause (d) of the definition of “U.K. Borrowing Base”), the U.S. Borrowers shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice), apply an amount equal to such excess to first,
[Adient ABL — Amendment and Restatement Agreement]

repay or prepay U.S. Revolving Borrowings and any interest accrued thereon, and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (2) the U.S. FILO Revolving Exposures at any time exceed the U.S. FILO Line Cap then in effect, such excess shall be deemed drawn under the U.S. Revolving Subfacility pursuant to the U.S. Revolving Borrowing Base then in effect, and if the result causes the U.S. Revolving Exposures to exceed the U.S. Revolving Line Cap then in effect (it being understood that for this purpose, the U.S. Revolving Borrowing Base shall deduct any Belgian Revolving Exposures borrowed in reliance on clause (d) of the definition of “Belgian Borrowing Base”, German Revolving Exposures borrowed in reliance on clause (d) of the definition of “German Borrowing Base”, Polish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Polish Borrowing Base”, Spanish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Spanish Borrowing Base”, Swedish Revolving Exposures borrowed in reliance on clause (c) of the definition of “Swedish Borrowing Base” and U.K. Revolving Exposures borrowed in reliance on clause (d) of the definition of “U.K. Borrowing Base”) the U.S. Borrowers shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice), apply an amount equal to such excess to first, repay or prepay U.S. Revolving Borrowings and any interest accrued thereon, and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, (3) the Belgian Revolving Exposures with regard to any Belgian Borrower at any time exceed the Belgian Line Cap for such Belgian Borrower then in effect, such Belgian Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice), apply an amount equal to such excess to first, repay or prepay the Swingline Loans made to such Belgian Borrower, and second, prepay the Loans and any interest accrued thereon, (4) the German Revolving Exposures with regard to any German Borrower at any time exceed the German Line Cap for such German Borrower then in effect, such German Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice), apply an amount equal to such excess to first, repay or prepay the Swingline Loans made to such German Borrower, and second, prepay the Loans and any interest accrued thereon, (5) the Polish Revolving Exposures with regard to any Polish Borrower at any time exceed the Polish Line Cap for such Polish Borrower then in effect, such Polish Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice), apply an amount equal to such excess to first, repay or prepay the Swingline Loans made to such Polish Borrower, and second, prepay the Loans and any interest accrued thereon, (6) the Spanish Revolving Exposures with regard to any Spanish Borrower at any time exceed the Spanish Line Cap for such Spanish Borrower then in effect, such Spanish Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice), apply an amount equal to such excess to first, repay or prepay the Swingline Loans made to such Spanish Borrower, and second, prepay the Loans and any interest accrued thereon, (8) the Swedish Revolving Exposures with regard to any Swedish Borrower at any time exceed the Swedish Line Cap for such Swedish Borrower then in effect, such Swedish Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five Business Days following notice), apply an amount equal to such excess to first, repay or prepay the Swingline Loans made to such Swedish Borrower, and second, prepay the Loans and any interest accrued thereon, (7) the U.K. Revolving Exposures with regard to any U.K. Borrower at any time exceed the U.K. Line Cap for such U.K. Borrower then in effect, such U.K. Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice), apply an amount equal to such excess to first, repay or prepay the Swingline Loans made to such U.K. Borrower, and second, prepay the Loans and any interest accrued thereon, (8) the European Revolving Exposures would exceed the European Line Cap then in effect, the European Borrowers shall, immediately after demand (or, if such excess is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following such notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings under the European Facility and third, replace or Cash Collateralize outstanding Letters of Credit issued under the European Facility in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, or (9) the Aggregate Exposures at any time exceed the Line Cap then in effect, the Borrowers under the applicable Subfacility shall, immediately after demand (or, if such overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, first, in the case of the European Facility only, repay or
[Adient ABL — Amendment and Restatement Agreement]

prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.
(iv)    In the event that (1) the aggregate LC Exposure exceeds the LC Sublimit then in effect, the Lead Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess, or (2) the aggregate European LC Exposure exceeds the European LC Sublimit then in effect, the Lead Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding European Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.
(c)    Application of Prepayments.
(i)    Prior to any optional or mandatory prepayment of Borrowings hereunder, the Lead Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph (i) of Section 2.09(c). Unless during a Liquidity Period, except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Loan Documents; second, in the case of a mandatory prepayment of a European Subfacility, to interest then due and payable on the Borrowers’ Swingline Loans under such European Subfacility; third, in the case of a mandatory prepayment of a European Subfacility, to the principal balance of the Swingline Loan under such European Subfacility outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 3.02 and 5.01 in respect of the applicable Subfacility subject to such mandatory prepayment; fifth, to the principal balance of the Revolving Loans in respect of the applicable Subfacility subject to such mandatory prepayment until the same have been prepaid in full; sixth, to Cash Collateralize all LC Exposure in respect of the applicable Subfacility subject to such mandatory prepayment plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by the Intercreditor Agreement or, in the absence of any such requirement, returned to the Lead Borrower or to such party as otherwise required by law.
(ii)    Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Term Benchmark Loans and RFR Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the applicable Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of Term Benchmark Loans and RFR Loans, as applicable, on the last day of the then next-expiring Interest Period for such Term Benchmark Loans or on the date interest is required to be paid pursuant to Section 2.06(c) (in the case of RFR Loans) (with all interest accruing thereon for the account of the applicable Borrowers) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.
(d)    Notice of Prepayment. The Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (other than in the case of the requests in relation to European Revolving Loans and Swingline Loans) (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Borrowing of Term Benchmark Loans denominated in U.S. Dollars, to the Administrative Agent’s New York office not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of a Borrowing of Base Rate Loans, to the Administrative Agent’s New York office not later than 1:00 p.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of a Borrowing of RFR Loans denominated in Dollars, not later than 11:00 a.m., New York City time, five (5) U.S. Government Securities Business Days before the date of prepayment, (iv) in the case of prepayment of a Swingline Loan, to the Administrative Agent’s London office not later than 1:00 p.m., London time, on the date of prepayment, (v) in the case of prepayment of a Borrowing of EURIBOR Rate Loans, in the Administrative Agent’s London office not later than 1:00 p.m., London time three (3) Business Days before the date of prepayment, (vi) in the case of prepayment of a Borrowing of RFR Loans denominated in Pounds Sterling, in the Administrative Agent’s London office not later than 11:00 a.m., New York City time five (5) Business Days before the date of prepayment and (vii) in the case of prepayment of a Borrowing of STIBO Rate Loans, in the Administrative Agent’s London office not later than 11:00 a.m., New York City time three (3) Business Days before the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section shall be irrevocable, except that the Lead Borrower may, by subsequent notice to the Administrative Agent,
[Adient ABL — Amendment and Restatement Agreement]

revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) the Lead Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within five (5) Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans or Term Benchmark Loans with an Interest Period of one month, in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
Section 2.10    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02, 5.01 and 5.02 or otherwise) at or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to (x) 2:00 p.m., New York City time or (y) other Applicable Time specified by the Administrative Agent), on the date when due, in immediately available funds, without set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s applicable office in such Alternative Currency and in same day funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in U.S. Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 5.01, 5.02 and 13.01 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 11.02 hereof, as applicable, ratably among the parties entitled thereto.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender under such Subfacility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders under such Subfacility to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Lead Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Lead Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any
[Adient ABL — Amendment and Restatement Agreement]

Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Loan Parties rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Loan Party in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due under the applicable Subfacility to the Administrative Agent for the account of the Lenders or applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks under the applicable Subfacility, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.11    Defaulting Lenders.
(a)    Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 13.12; provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in any of such calculations to the extent that disregarding the applicable Revolving Commitments would not cause the Revolving Exposure of any Lender under any Subfacility to exceed the amount of such Lender’s Revolving Commitment under such Subfacility.
(b)    Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non-Defaulting Lenders and other Secured Parties have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to the Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Unused Line Fee under Section 2.05(a). To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, LC Participation Fees attributable to such LC Obligations under Section 2.05(c) shall be paid to such other Lenders. The Administrative Agent shall be paid all LC Participation Fees attributable to LC Obligations that are not so reallocated.
(c)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.02 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of
[Adient ABL — Amendment and Restatement Agreement]

any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)    Cure. The Lead Borrower, Administrative Agent and applicable Issuing Bank may reasonably agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Lead Borrower, Administrative Agent and applicable Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
Section 2.12    Swingline Loans.
(a)    Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, make Swingline Loans to the European Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the Availability Conditions failing to be met; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Lead Borrower may borrow, repay and reborrow Swingline Loans.
(b)    Swingline Loans. To request a Swingline Loan, the applicable European Borrower shall notify the Administrative Agent of such request (i) by telephone (confirmed by telecopy), (ii) hand delivery or telecopy to the Administrative Agent of a written Notice of Swingline Borrowing in a form approved by the Administrative Agent and signed by the Lead Borrower or (iii) by electronic mail submitted to european.loan.operations@jpmorgan.com with a copy to loan_and_agency_london@jpmorgan.com, in each case, not later than 12:00 Noon, London time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from any European Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable European Borrower by means of a credit to the general deposit account of such European Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to the applicable Issuing Bank) by 5:00 p.m., London time, on the requested date of such Swingline Loan. No European Borrower may request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $100,000 and must be in U.S. Dollars.
(c)    Prepayment. The applicable Borrowers shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 4:00 p.m., London time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s Administrative Questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.
(d)    Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 4:00 p.m., London time, on any Business Day require the Lenders under the applicable European Subfacility to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding under such European Subfacility. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to such Lender, specifying in such notice such Lender’s Pro Rata Percentage (with respect to the European Facility) of
[Adient ABL — Amendment and Restatement Agreement]

such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage (with respect to the European Facility) of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s European Revolving Exposure to exceed such Lender’s European Revolving Commitment). Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.14 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Lead Borrower (or other party on behalf of the Lead Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.
(e)    If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of the Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.13(o)), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Maturity Date.
Section 2.13    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, (x) the Lead Borrower may request the issuance of U.S. Letters of Credit in U.S. Dollars or in one or more applicable Alternative Currencies (if any) for any U.S. Borrower’s account or the account of a Subsidiary of the Lead Borrower in a form reasonably acceptable to the Administrative Agent and the applicable U.S. Issuing Bank, at any time and from time to time during the Revolving Availability Period; provided that the Lead Borrower shall be a co-applicant with respect to each U.S. Letter of Credit issued for the account of or in favor of any Subsidiary that is not a U.S. Borrower and (y) any European Borrower may request the issuance of European Letters of Credit in U.S. Dollars or in one or more applicable Alternative Currencies (if any) for such European Borrower’s account or the account of a Subsidiary of such European Borrower in a form reasonably acceptable to the Administrative Agent and the applicable European Issuing Bank, at any time and from time to time during the Revolving Availability Period; provided that with respect to each Letter of Credit issued for the account of or in favor of any Subsidiary that is not itself a European Borrower but is a Subsidiary of a European Borrower, such European Borrower shall be a co-applicant. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary in this Agreement, each Existing Letter of Credit shall be deemed issued under this Agreement from and after the Restatement Date and shall be a U.S. Letter of Credit for purposes of this Agreement.
(b)    Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) an LC Request to the applicable Issuing Bank and the Administrative Agent not later than the Applicable Time specified by the Administrative Agent on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the applicable Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date
[Adient ABL — Amendment and Restatement Agreement]

thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may reasonably require and shall attach the agreed form of the Letter of Credit. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank, (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension; and (z) such other matters as the applicable Issuing Bank may reasonably require. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application substantially on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x)) that, after giving effect to such issuance, amendment, renewal or extension) (A) the LC Exposure shall not exceed $150,000,000 (the “LC Sublimit”), (B) the European LC Exposure shall not exceed $40,000,000 (the “European LC Sublimit”), (C) the Availability Conditions are satisfied, (D) the European LC Exposure attributable to European Letters of Credit issued by any European Issuing Bank shall not exceed the Dollar Equivalent of such European Issuing Bank’s European Issuing Bank Sublimit, (E) the U.S. LC Exposure attributable to U.S. Letters of Credit issued by any U.S. Issuing Bank shall not exceed the Dollar Equivalent of such U.S. Issuing Bank’s U.S. Issuing Bank Sublimit and (F) if a Defaulting Lender exists, either such Lender or the Lead Borrower has entered into arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank to eliminate any Fronting Exposure associated with such Lender.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree and, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and, (y) unless Cash Collateralized or otherwise credit supported or agreed to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case the expiry may extend no longer than twelve (12) months after the Letter of Credit Expiration Date) the Letter of Credit Expiration Date. Each Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but, subject to the foregoing, not beyond the date that is after the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
(d)    Participations.
    (i)    By the issuance of a U.S. Letter of Credit (or an amendment to a U.S. Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable U.S. Issuing Bank or the U.S. Revolving Lenders, the applicable U.S. Issuing Bank hereby grants to each U.S. Revolving Lender, and each such U.S. Revolving Lender hereby acquires from such U.S. Issuing Bank, a participation in such U.S. Letter of Credit equal to such U.S. Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable U.S. Issuing Bank, such U.S. Revolving Lender’s Pro Rata Percentage of each U.S. LC Disbursement made by the applicable U.S. Issuing Bank and not reimbursed by the U.S. Borrowers on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the U.S. Borrowers for any reason. Each applicable Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of U.S. Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any U.S. Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
    (ii)    By the issuance of a European Letter of Credit (or an amendment to a European Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable European Issuing Bank or the European Revolving Lenders, the applicable European Issuing Bank hereby grants to each European Revolving Lender, and each such European Revolving Lender hereby acquires from such European Issuing Bank, a participation in such European Letter of Credit equal to such European Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such European Letter of Credit. In consideration and in furtherance of the foregoing, each European Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable European Issuing Bank, such European Revolving Lender’s Pro Rata Percentage of each European LC Disbursement made by the applicable European Issuing Bank and not reimbursed by the European Borrowers on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the applicable European Borrowers for any reason. Each
[Adient ABL — Amendment and Restatement Agreement]

applicable Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of European Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any European Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement.
(i)    If any U.S. Issuing Bank shall make any U.S. LC Disbursement in respect of a U.S. Letter of Credit, the U.S. Borrowers shall reimburse such U.S. LC Disbursement by paying to the applicable U.S. Issuing Bank an amount equal to such U.S. LC Disbursement not later than (x) in the case of reimbursement in U.S. Dollars, 2:00 p.m., New York City time, on the Business Day after receiving notice from such U.S. Issuing Bank of such U.S. LC Disbursement or (y) in the case of reimbursement in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the Business Day after receiving notice from such U.S. Issuing Bank of such U.S. LC Disbursement; provided that, whether or not the Lead Borrower submits a Notice of Borrowing, the applicable U.S. Borrower shall be deemed to have requested (except to the extent such U.S. Borrower makes payment to reimburse such U.S. LC Disbursement when due) a Borrowing of Base Rate Loans, in the case of reimbursement in U.S. Dollars or EURIBOR Rate Loans, RFR Loans or STIBO Rate Loans, as applicable, in the case of reimbursement in an Alternative Currency under the U.S. Revolving Subfacility with an Interest Period of one month, as applicable, in an amount necessary to reimburse such U.S. LC Disbursement. If such U.S. Borrower fails to make such payment when due, the applicable U.S. Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each U.S. Revolving Lender of the applicable U.S. LC Disbursement, the payment then due from such U.S. Borrower in respect thereof and such U.S. Revolving Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each such U.S. Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed U.S. LC Disbursement (in U.S. Dollars, if the applicable U.S. Letter of Credit was denominated in U.S. Dollars, or in the applicable Alternative Currency, if the applicable U.S. Letter of Credit was denominated in an Alternative Currency) in the same manner as provided in Section 2.02(f) with respect to Loans made by such U.S. Revolving Lender, and the Administrative Agent shall promptly pay to the applicable U.S. Issuing Bank the amounts so received by it from such U.S. Revolving Lenders. In the case of a U.S. Letter of Credit denominated in an Alternative Currency, the applicable U.S. Borrower shall reimburse the applicable U.S. Issuing Bank in such Alternative Currency, unless (A) such U.S. Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars, the applicable U.S. Borrower shall have notified such U.S. Issuing Bank promptly following receipt of the notice of drawing that such U.S. Borrower will reimburse such U.S. Issuing Bank in U.S. Dollars. In the case of any such reimbursement in U.S. Dollars of a drawing under a U.S. Letter of Credit denominated in an Alternative Currency, the applicable U.S. Issuing Bank shall notify the applicable U.S. Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following receipt by the Administrative Agent, of any payment from the U.S. Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable U.S. Issuing Bank. Any payment made by a U.S. Revolving Lender pursuant to this paragraph to reimburse an U.S. Issuing Bank for any U.S. LC Disbursement (other than the funding of Base Rate Loans, EURIBOR Rate Loans, RFR Loans or STIBO Rate Loans as contemplated above) shall not constitute a U.S. Revolving Loan and shall not relieve any U.S. Borrower of its obligation to reimburse such U.S. LC Disbursement. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in U.S. Dollars pursuant to the third sentence in this Section 2.13(e)(i) and (B) the U.S. Dollar amount paid by the U.S. Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the U.S. Borrowers agree, as a separate and independent obligation, to indemnify the applicable U.S. Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.
(ii)    If any European Issuing Bank shall make any European LC Disbursement in respect of a European Letter of Credit, the European Borrowers under the applicable European Subfacility shall reimburse such European LC Disbursement by paying to the applicable European Issuing Bank an amount equal to such European LC Disbursement not later than (x) in the case of reimbursement in U.S. Dollars, 2:00 p.m., New York City time, on the Business Day after receiving notice from such European Issuing Bank of such European LC Disbursement or (y) in the case of reimbursement in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the Business Day after receiving notice from such European Issuing Bank of such European LC Disbursement; provided that, whether or not the applicable European Borrower submits a Notice of Borrowing, such European Borrower shall be deemed to have requested (except to the extent such European Borrower makes payment to reimburse such European LC Disbursement when due) a Borrowing of Term Benchmark Loans or RFR Loans under the applicable European Subfacility of such European Borrower with an Interest Period of one month, as applicable, in an amount necessary to reimburse such European LC Disbursement. If such European Borrower fails to make such payment when due, the applicable European Issuing Bank shall notify the Administrative Agent and the
[Adient ABL — Amendment and Restatement Agreement]

Administrative Agent shall notify each European Revolving Lender of the applicable European LC Disbursement, the payment then due from such European Borrower in respect thereof and such European Revolving Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each such European Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed European LC Disbursement (in U.S. Dollars, if the applicable European Letter of Credit was denominated in U.S. Dollars, or in the applicable Alternative Currency, if the applicable European Letter of Credit was denominated in an Alternative Currency) in the same manner as provided in Section 2.02(f) with respect to Loans made by such European Revolving Lender, and the Administrative Agent shall promptly pay to the applicable European Issuing Bank the amounts so received by it from such European Revolving Lenders. In the case of a European Letter of Credit denominated in an Alternative Currency, the applicable European Borrower shall reimburse the applicable European Issuing Bank in such Alternative Currency, unless (A) such European Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in U.S. Dollars, or (B) in the absence of any such requirement for reimbursement in U.S. Dollars, the applicable European Borrower shall have notified such European Issuing Bank promptly following receipt of the notice of drawing that such European Borrower will reimburse such European Issuing Bank in U.S. Dollars. In the case of any such reimbursement in U.S. Dollars of a drawing under a European Letter of Credit denominated in an Alternative Currency, the applicable European Issuing Bank shall notify the applicable European Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following receipt by the Administrative Agent, of any payment from the European Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable European Issuing Bank. Any payment made by a European Revolving Lender pursuant to this paragraph to reimburse an European Issuing Bank for any European LC Disbursement (other than the funding of Term Benchmark Loans or RFR Loans as contemplated above) shall not constitute a European Revolving Loan and shall not relieve any European Borrower of its obligation to reimburse such European LC Disbursement. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in U.S. Dollars pursuant to the third sentence in this Section 2.13(e)(ii) and (B) the Dollar amount paid by the European Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the European Borrowers agree, as a separate and independent obligation, to indemnify the applicable European Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.
(f)    Obligations Absolute.
(i)    Subject to the limitations set forth below, the obligation of the Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary of any Letter of Credit, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrowers hereunder; provided that the Borrowers shall have no obligation to reimburse any Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of any Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such
[Adient ABL — Amendment and Restatement Agreement]

documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(ii)    No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Document. No Issuing Bank makes to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Loan Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.
(iii)    No Issuing Bank or any of its Affiliates, and their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.
(g)    Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by terms and conditions of Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, such Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower or the applicable European Borrower by telephone (confirmed by telecopy and/or electronically) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.13, then Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.13 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Resignation or Removal of any Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Administrative Agent and the Lead Borrower. Any Issuing Bank may be replaced at any time by agreement between the Lead Borrower and the Administrative Agent; provided that so long as no Event of Default has occurred and is continuing under Section 11.01(b), 11.01(c), 11.01(h) or 11.01(i), such successor Issuing Bank shall be reasonably acceptable to the Lead Borrower. One or more Lenders may be appointed as additional Issuing Banks in accordance with paragraph (k) below. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Lead Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Lead Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
(j)    Cash Collateralization.
    (i)    If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit
[Adient ABL — Amendment and Restatement Agreement]

of Cash Collateral pursuant to this paragraph, the Lead Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to 102.00% of the LC Exposure as of such date. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Lead Borrower under this Agreement, but shall be immediately released and returned to the Lead Borrower (in no event later than two (2) Business Days) once all Specified Events of Default are cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Lead Borrower and at the Lead Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Lead Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Lead Borrower.
    (ii)    The Lead Borrower shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.
(k)    Additional Issuing Banks. The Lead Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional U.S. Revolving Lenders or European Revolving Lenders to act as a U.S. Issuing Bank or a European Issuing Bank, respectively under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be an Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank,” “European Issuing Bank” or “U.S. Issuing Bank,” as applicable, shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, European Issuing Bank and/or U.S. Issuing Bank, as the context shall require.
(l)    No Issuing Bank shall be under an obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which such Issuing Bank in good faith deems material to it; or
(ii)    the issuance of such Letter of Credit would violate one or more policies or procedures of such Issuing Bank.
(m)    No Issuing Bank shall be under an obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(n)    LC Collateral Account.
(i)    The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a dominion and control agreement, a restricted deposit account designated “The Lead Borrower LC Collateral Account” (or such sub-accounts as the Administrative Agent may require for purposes of administration or collateral separation or otherwise). Each Loan Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.13(j) hereof.
(ii)    The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first, for the liabilities in respect of Letters of Credit outstanding from time to time and second, for the other
[Adient ABL — Amendment and Restatement Agreement]

Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Lead Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.13(j).
(o)    Extended Commitments. If the Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.13(d) and (e)) under (and ratably participated in by Lenders) the Extended Revolving Loan Commitments under the applicable Subfacility, if any, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments under such Subfacility at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.13(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Loans in any Letter of Credit issued before the Maturity Date.
Section 2.14    Settlement Amongst Lenders.
(a)    The Swingline Lender may, at any time (but, in any event shall weekly), on behalf of the Lead Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders under the applicable European Subfacility to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Percentage with respect to the European Facility of the Outstanding Amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Article 7 have been satisfied. Upon such request, each such Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires such a Revolving Loan to be made by such Lenders and the request therefor is received prior to 12:00 Noon London time on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. London time that day; and, if the request therefor is received after 12:00 Noon London time, then no later than 3:00 p.m. London time on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any such Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.
(b)    The amount of each Lender’s Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.
(c)    The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Pro Rata Percentage of applicable repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender under any applicable Subfacility with respect to Revolving Loans under such Subfacility to the Borrowers (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage under such Subfacility of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.
[Adient ABL — Amendment and Restatement Agreement]

Section 2.15    Revolving Commitment Increase.
(a)    Subject to the terms and conditions set forth herein, after the Restatement Date, the Lead Borrower shall have the right to request, by written notice to the Administrative Agent, an increase in the Revolving Commitments under any Subfacility other than the U.S. FILO Subfacility (a “Revolving Commitment Increase”) in an aggregate amount not to exceed $250,000,000 in the aggregate; provided that (i) any Revolving Commitment Increase for the U.S. Revolving Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the U.S. Revolving Subfacility) and pursuant to the documentation applicable to the U.S. Revolving Subfacility, (ii) any Revolving Commitment Increase for the Belgian Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the Belgian Subfacility) and pursuant to the documentation applicable to the Belgian Subfacility, (iii) any Revolving Commitment Increase for the German Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the German Subfacility) and pursuant to the documentation applicable to the German Subfacility, (iv) any Revolving Commitment Increase for the Polish Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the Polish Subfacility) and pursuant to the documentation applicable to the Polish Subfacility, (v) any Revolving Commitment Increase for the Spanish Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the Spanish Subfacility) and pursuant to the documentation applicable to the Spanish Subfacility, (vi) any Revolving Commitment Increase for the Swedish Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the Swedish Subfacility) and pursuant to the documentation applicable to the Swedish Subfacility, (vii) any Revolving Commitment Increase for the U.K. Subfacility shall be on the terms (including the latest Maturity Date of any Class of Commitments under the U.K. Subfacility) and pursuant to the documentation applicable to the U.K. Subfacility, (viii) any Revolving Commitment Increase shall be in a minimum amount of $25,000,000 (which may be allocated in smaller increments to various Subfacilities so long as the aggregate amount of the Revolving Commitment Increase is at least $25,000,000) or, if less than $25,000,000 is available, the amount left available, or such lesser amount as may be agreed by the Administrative Agent in its sole discretion, and (ix) following any Revolving Commitment Increase, the European Revolving Commitments shall not exceed 35.0% of the Aggregate Commitments.
(b)    Each notice submitted pursuant to this Section 2.15 (a “Revolving Commitment Increase Notice”) requesting a Revolving Commitment Increase shall specify the amount of the increase in the Revolving Commitments being requested and the relevant Subfacility to be increased. Upon receipt of a Revolving Commitment Increase Notice, the Administrative Agent may (at the direction of the Lead Borrower) promptly notify the Lenders under the applicable Subfacility and/or such other Persons who may participate as Lenders of the requested increase in Revolving Commitments; provided that (i) each applicable Lender or additional financial institution may elect or decline, in its sole discretion, to have its Revolving Commitment increased in connection with any requested Revolving Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolving Commitment unless it, in its sole discretion, so agrees; (ii) if commitments from additional financial institutions are obtained in connection with the Revolving Commitment Increase, any Person or Persons providing such commitment shall be subject to the written consent of the Administrative Agent, the Swingline Lenders and the Issuing Banks (such consent not to be unreasonably withheld or delayed), if such consent would be required pursuant to Section 13.04; (iii) in no event shall a Defaulting Lender be entitled to participate in such Revolving Commitment Increase and (iv) no Issuing Bank or Swingline Lender shall be required to act in such capacity under the Revolving Commitment Increase without its prior written consent. In the event that any Lender or other Person agrees to participate in any Revolving Commitment Increase (each, an “Increase Loan Lender”), such Revolving Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Lead Borrower, which date shall be as soon as practicable after the date of receipt of the Revolving Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) no Event of Default would exist after giving effect thereto; (2) the representations and warranties under Article 8 shall be true in all material respects; (3) the Revolving Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Lead Borrower, the Administrative Agent, and the Increase Loan Lenders; (4) the Loan Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent such amendments to the Loan Documents, legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent; and (5) the Borrowers shall have paid to the Administrative Agent and the Lenders such additional fees, costs and expenses as may be agreed to be paid by the Borrowers in connection therewith (including, without limitation, any notary and registration fees and any expenses relating to the delivery of any notices).
(c)    On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.15, (i) the Administrative Agent shall effect a settlement of all outstanding Revolving Loans under the increased Subfacility among the Lenders that will reflect the adjustments to the Revolving Commitments of the applicable Lenders as a result of the Revolving Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Loan
[Adient ABL — Amendment and Restatement Agreement]

Parties of the occurrence of the Revolving Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Revolving Commitments of the affected Lenders and (iv) Notes will be issued, at the expense of the Borrowers, to any Lender participating in the Revolving Commitment Increase and requesting a Note.
(d)    The terms and provisions of the Revolving Commitment Increase shall be identical to the Revolving Loans and the Revolving Commitments under the applicable Subfacility and, for purposes of this Agreement and the other Loan Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be Revolving Loans. Without limiting the generality of the foregoing, (i) the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the existing Revolving Loans, (ii) unused line fees applicable to the Revolving Commitment Increase shall be calculated using the same Unused Line Fee Rates applicable to the existing Revolving Loans, (iii) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Revolving Loans under the applicable Subfacility, (iv) after giving effect to such Revolving Commitment Increases, Revolving Commitments shall be reduced based on each Lender’s Pro Rata Percentage, and (v) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the existing Revolving Loans under the applicable Subfacility. Each joinder agreement and any amendment to any Loan Document requested by the Administrative Agent in connection with the establishment of the Revolving Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Revolving Commitment Agreement”) and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.15.
Section 2.16    Lead Borrower and Applicable Administrative Borrower.
(a)    Each Borrower (to the fullest extent permitted by law) hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Revolving Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any Issuing Bank or any Lender, and each Borrower of any Subfacility (to the fullest extent permitted by law) hereby designates the Applicable Administrative Borrower of such Subfacility as its representative and agent for purposes of requests for Revolving Loans and Letters of Credit and designation of interest rates. Each of the Lead Borrower and each Applicable Administrative Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Lead Borrower on behalf of any Borrower, and any Notice of Borrowing, request for a Letter of Credit or designation of interest rate by any Applicable Administrative Borrower on behalf of the Borrowers of its Subfacility. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower or, in the case of any Notice of Borrowing, request for a Letter of Credit or designation of interest rate, the Applicable Administrative Borrower for its Subfacility shall be binding upon and enforceable against it.
(b)    Each Belgian Loan Party agrees, and hereby undertakes, to ratify and to confirm each decision taken or action performed by the Lead Borrower on its behalf as its representative and agent in the exercise or purported exercise of the powers granted pursuant to this Section 2.16, to the extent such ratification and confirmation is necessary under Belgian law to ensure the validity and the binding character vis-à-vis such Belgian Loan Party of the decision or action concerned.
Section 2.17    Overadvances. If (i) the aggregate U.S. Revolving Loans outstanding exceed the U.S. Revolving Line Cap, (ii) the aggregate Belgian Revolving Loans outstanding exceed the Belgian Line Cap, (iii) the aggregate German Revolving Loans outstanding exceed the German Line Cap, (iv) the aggregate Polish Revolving Loans outstanding exceed the Polish Line Cap, (v) the aggregate Spanish Revolving Loans outstanding exceed the Spanish Line Cap, (vi) the aggregate Swedish Revolving Loans outstanding exceed the Swedish Line Cap, (vii) the aggregate U.K. Revolving Loans outstanding exceed the U.K. Line Cap or (viii) the aggregate Revolving Loans outstanding exceed the Line Cap (each of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), an “Overadvance”), in each case at any time, the excess amount shall be payable by the applicable Borrowers on demand (or, if such Overadvance is due to the imposition of new Reserves, a change in the methodology of calculating existing Reserves, a change in eligibility standards or the occurrence of a Revaluation Date, within five (5) Business Days following notice) by the Administrative Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The
[Adient ABL — Amendment and Restatement Agreement]

Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required) and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Aggregate Borrowing Base, (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than thirty (30) consecutive days. In no event shall Overadvance Loans be required that would cause (i) the aggregate outstanding U.S. Revolving Exposure to exceed the aggregate U.S. Revolving Commitments, (ii) the aggregate outstanding Belgian Revolving Exposure to exceed the Belgian Revolving Sublimit, (iii) the aggregate outstanding German Revolving Exposure to exceed the aggregate German Revolving Sublimit, (iv) the aggregate outstanding Polish Revolving Exposure to exceed the aggregate Polish Revolving Sublimit, (v) the aggregate outstanding Spanish Revolving Exposure to exceed the aggregate Spanish Revolving Sublimit, (vi) the aggregate outstanding Swedish Revolving Exposure to exceed the aggregate Swedish Revolving Sublimit, (vii) the aggregate outstanding U.K. Revolving Exposure to exceed the aggregate U.K. Revolving Sublimit, (viii) the aggregate outstanding European Revolving Exposure to exceed the European Revolving Commitments or (ix) the Aggregate Exposure to exceed the Aggregate Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall any Borrower or other Loan Party be permitted to require any Overadvance Loan to be made. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvances by written notice to the Administrative Agent.
Section 2.18    Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make Base Rate Loans, EURIBOR Rate Loans, RFR Loans or STIBO Rate Loans with an Interest Period of one month (each such loan in respect of U.S. Collateral, Jersey Collateral, Irish Collateral, Luxembourg Collateral or Mexican Collateral, a “U.S. Protective Advance”; in respect of Belgian Collateral, a “Belgian Protective Advance”, in respect of German Collateral, a “German Protective Advance”, in respect of Polish Collateral, a “Polish Protective Advance”, in respect of Spanish Collateral, a “Spanish Protective Advance”, in respect of Swedish Collateral, a “Swedish Protective Advance”, in respect of U.K. Collateral, a “U.K. Protective Advance” and collectively, “Protective Advances”) (a) (i) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Aggregate Borrowing Base, (ii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the U.S. Revolving Subfacility, not to exceed 10% of the U.S. Revolving Borrowing Base, (iii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Belgian Subfacility, not to exceed 10% of the Belgian Borrowing Base, (iv) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the German Subfacility, not to exceed 10% of any German Borrowing Base, (v) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Polish Subfacility, not to exceed 10% of any Polish Borrowing Base, (vi) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Spanish Subfacility, not to exceed 10% of the Spanish Borrowing Base, (vii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the Swedish Subfacility, not to exceed 10% of the Swedish Borrowing Base and (viii) in an aggregate amount, together with the aggregate amount of Overadvance Loans under the U.K. Subfacility, not to exceed 10% of the U.K. Borrowing Base, in each case, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations under such Subfacility; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses; provided that, (i) the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolving Loans and LC Obligations shall not exceed the Aggregate Commitments, (ii) the aggregate amount of outstanding U.S. Protective Advances plus the outstanding amount of U.S. Revolving Loans and U.S. LC Obligations shall not exceed the aggregate U.S. Revolving Commitments, (iii) the aggregate amount of outstanding Belgian Protective Advances plus the outstanding amount of Belgian Revolving Loans and European LC Obligations under the Belgian Subfacility shall not exceed the Belgian Revolving Sublimit, (iv) the aggregate amount of outstanding German Protective Advances plus the outstanding amount of German Revolving Loans and European LC Obligations under the German Subfacility shall not exceed the German Revolving Sublimit, (v) the aggregate amount of outstanding Polish Protective Advances plus the outstanding amount of Polish Revolving Loans and European LC Obligations under the Polish Subfacility shall not exceed the Polish Revolving Sublimit, (vi) the aggregate amount of outstanding Spanish Protective Advances plus the outstanding amount of Spanish Revolving Loans and European LC Obligations under the Spanish Subfacility shall not exceed the Spanish Revolving Sublimit, (vii) the aggregate amount of outstanding Swedish Protective Advances plus the outstanding amount of Swedish Revolving Loans and European LC Obligations under the Swedish Subfacility shall not exceed the Swedish Revolving Sublimit, (viii) the aggregate amount of outstanding U.K. Protective Advances plus the outstanding amount of U.K. Revolving Loans and European LC Obligations under the U.K. Subfacility shall not exceed the U.K. Revolving Sublimit and (ix) the aggregate amount of outstanding European Protective Advances plus the outstanding amount of European
[Adient ABL — Amendment and Restatement Agreement]

Revolving Loans and European LC Obligations shall not exceed the aggregate European Revolving Commitments. Each Protective Advance shall be repaid by the applicable Borrowers within thirty (30) days of the making of such Protective Advance. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Percentage. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided, further, that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being Properly Contested.
Section 2.19    Extended Loans.
(a)    Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, the Lead Borrower may at any time and from time to time when no Event of Default then exists request that all or a portion of the then-existing Revolving Loans under any Subfacility (the “Existing Revolving Loans”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Revolving Loans (any such Revolving Loans which have been so converted, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.19. In order to establish any Extended Revolving Loans, the Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Loans to be established, which shall (x) be identical as offered to each Lender (including as to the proposed interest rates and fees payable) and (y) be identical to the Existing Revolving Loans, except that: (i) repayments of principal of the Extended Revolving Loans may be delayed to later dates than the Maturity Date; (ii) the Effective Yield with respect to the Extended Revolving Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Existing Revolving Loans to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans); provided, however, that (A) in no event shall the final maturity date of any Extended Revolving Loans at the time of establishment thereof be earlier than the then Maturity Date of any other Revolving Loans hereunder and (B) the Weighted Average Life to Maturity of any Extended Revolving Loans at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Revolving Loans then outstanding. Any Extended Revolving Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Loans, as applicable, for all purposes of this Agreement; provided that any Extended Revolving Loans converted from Existing Revolving Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Revolving Loans.
(b)    With respect to any Extended Revolving Loans, subject to the provisions of Sections 2.12(e) and 2.13(o), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and/or Extended Revolving Loan Commitments in accordance with their Pro Rata Share of the Aggregate Commitments under each Extension Series of Extended Revolving Loans, and the Existing Revolving Loans, of the applicable Subfacility (and, except as provided in Sections 2.12(e) and 2.13(o), without giving effect to changes thereto on the Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Loan Commitments).
(c)    The Lead Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Revolving Loans, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19. No Lender shall have any obligation to agree to have any of its Existing Revolving Loans converted into Extended Revolving Loans pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Loans subject to such Extension Request converted into Extended Revolving Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Loans which it has elected to request be converted into Extended Revolving Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to
[Adient ABL — Amendment and Restatement Agreement]

the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Existing Revolving Loans subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Loans requested pursuant to such Extension Request, Revolving Loans subject to such Extension Elections shall be converted to Extended Revolving Loans, on a pro rata basis based on the aggregate principal amount of Revolving Loans included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, the Lead Borrower shall have the option to increase the amount of Extended Revolving Loans so that such excess does not exist.
(d)    Extended Revolving Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Lender providing Extended Revolving Loans thereunder which shall be consistent with the provisions set forth in Section 2.19(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment.
(e)    With respect to any Extension Amendment consummated by a Borrower pursuant to this Section 2.19, (i) such Extension Amendment shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, (ii) with respect to Extended Revolving Loan Commitments under the European Facility, if the aggregate amount extended is less than (A) the European LC Commitment, the European LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the European LC Commitment does not exceed the aggregate Revolving Commitment under the European Facility which would be in effect after the Maturity Date), and, if applicable, the European Borrowers shall Cash Collateralize obligations under any issued European Letters of Credit in an amount equal to 102% of the stated amount of such European Letters of Credit, or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment under the European Facility which would be in effect after the Maturity Date), and, if applicable, the European Borrowers shall prepay any outstanding Swingline Loans and (iii) with respect to Extended Revolving Loan Commitments under the U.S. Revolving Subfacility, if the aggregate amount extended is less than (A) the U.S. LC Commitment, the U.S. LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date (to the extent needed so that the U.S. LC Commitment does not exceed the aggregate Revolving Commitment under the U.S. Revolving Subfacility which would be in effect after the Maturity Date), and, if applicable, the U.S. Borrowers shall Cash Collateralize obligations under any issued U.S. Letters of Credit in an amount equal to 102% of the stated amount of such U.S. Letters of Credit. The Administrative Agent and the Lenders hereby consent to each Extension Amendment and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any Extension Amendment or any other transaction contemplated by this Section 2.19; provided that such consent shall not be deemed to be an acceptance of the Extension Request.
(f)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Revolving Loans incurred pursuant thereto, (ii) establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.19 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extension Amendment, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).
Section 2.20    MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or the Loans (including
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pursuant to Section 2.15 or Section 2.19) or any other incremental or additional credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) any Credit Event, or (iii) the issuance, renewal or extension of Letters of Credit shall be subject to and conditioned upon: (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by the Flood Insurance Laws and as otherwise reasonably required by the Collateral Agent and (2) the Collateral Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).
Section 2.21    Sustainability Targets.
(a)    The parties hereto acknowledge that the Sustainability Targets have not been determined and agreed as of the date of this Agreement and that Schedule 2.21 therefore has been intentionally left blank. The Lead Borrower may, at any time, submit a request in writing to the Administrative Agent that this Agreement be amended to include the Sustainability Targets and other related provisions (including without limitation those provisions described in this Section 2.21), to be mutually agreed among the parties hereto in accordance with this Section 2.21 and Section 13.12 (such amendment, the “ESG Amendment”). Such request shall be accompanied by the proposed Sustainability Targets as prepared by the Lead Borrower in consultation with the Sustainability Structuring Agent and devised with assistance from the Sustainability Assurance Provider (defined below), which shall be included as Schedule 2.21 (the “Sustainability Table”). The proposed ESG Amendment shall also include the ESG Pricing Provisions (defined below) and identify a sustainability assurance provider, determined among the Administrative Agent, the Lead Borrower and the Sustainability Structuring Agent, provided that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Lead Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing (the “Sustainability Assurance Provider”).
(b)    The Administrative Agent, the Lenders and the Lead Borrower shall in good faith enter into discussions to reach an agreement in respect of the proposed Sustainability Targets and Sustainability Assurance Provider, and any proposed incentives and penalties for compliance and noncompliance, respectively, with the Sustainability Targets, including any adjustments to the Applicable Margin and/or the Unused Line Fee Rate (such provisions, collectively, the “ESG Pricing Provisions”); provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or an increase of more than (a) 0.01% in the Unused Line Fee Rate and/or (b) 0.05% in the margin applicable to Base Rate Loans, Term Benchmark Loans, EURIBOR Rate Loans, RFR Loans, CBR Loans and STIBO Rate Loans, as set forth in the definition of “Applicable Margin”, during any fiscal year, which pricing adjustments shall be applied in accordance with the terms as further described in the ESG Pricing Provisions; provided that (i) in no event shall the Unused Line Fee Rate or the Applicable Margin applicable to Base Rate Loans, Adjusted Term SOFR Rate Loans, EURIBOR Rate Loans, RFR Loans, CBR Loans or STIBO Rate Loans, in each case, be less than 0% at any time and (ii) for the avoidance of doubt, such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The ESG Amendment (including the ESG Pricing Provisions) will become effective once the Lead Borrower, the Administrative Agent, the Sustainability Structuring Agent and the Required Lenders have executed the ESG Amendment. The Lead Borrower agrees and confirms that the ESG Pricing Provisions shall follow the Sustainability Linked Loan Principles, as published in March 2022, and as may be updated, revised or amended from time to time by the Loan Market Association , the Asia Pacific Loan Market Association and the Loan Syndications & Trading Association (the “SLL Principles”).
(c)    Following the effectiveness of the ESG Amendment, any amendment or other modification to the ESG Pricing Provisions which does not have the effect of reducing the Unused Line Fee Rate or the Applicable Margin applicable to Base Rate Loans, Term Benchmark Loans, EURIBOR Rate Loans, RFR Loans, CBR Loans or STIBO Rate Loans to a level not otherwise permitted by this Section 2.21 shall be subject only to the consent of the Required Lenders.
As used in this Section 2.21, “Sustainability Targets” means specified key performance indicators with respect to certain environmental, social and governance targets of the Lead Borrower and its Subsidiaries, which shall be confirmed by the Lead Borrower and its counsel as being consistent with the SLL Principles.
ARTICLE III
YIELD PROTECTION, ILLEGALITY AND REPLACEMENT OF LENDERS
Section 3.01    Increased Costs, Illegality, etc.
(a)    [Reserved]
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(b)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or such Issuing Bank; or
(iii)    subject any Lender, any Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 5.01(a), (B) U.K. Tax Deductions for which U.K. Tax Payments are payable under Section 5.02 (or for which U.K. Tax Payments would have been payable under Section 5.02 but for the application of an exception under Section 5.02(d)) or (C) Excluded Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Lead Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(c)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or such Issuing Bank, to a level below that which such Lender or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Lead Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(d)    A certificate of a Lender, an Issuing Bank or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section 3.01, and certifying that it is the general practice and policy of such Lender or such Issuing Bank to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to the Lead Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated but shall not require any Lender, any Issuing Bank or the Administrative Agent to disclose confidential or price sensitive information. The Lead Borrower shall pay such Lender, such Issuing Bank or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(e)    Promptly after any Lender, any Issuing Bank or the Administrative Agent has determined that it will make a request for increased compensation pursuant to this Section 3.01, such Lender shall notify the Lead Borrower thereof. Failure or delay on the part of any Lender, any Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Lead Borrower shall not be required to compensate a Lender, an Issuing Bank or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, such Issuing Bank or the Administrative Agent, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, such Issuing Bank’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 3.02    Compensation. Each Borrower, jointly and severally, and provided that the aggregate liability of each Belgian Loan Party under the Loan Documents shall at all times be limited as set out in the Guarantee Agreement, agrees to compensate each Lender, upon its written request (which request shall set forth in
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reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Term Benchmark Loans or RFR Loans but excluding loss of anticipated profits (and without giving effect to the minimum “Adjusted Term SOFR Rate,” “Adjusted EURIBOR Rate,” “Daily Simple RFR” or “STIBO Rate,” as applicable, or similar minimum)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Term Benchmark Loans or RFR Loans, as applicable, does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Section 11.01) or conversion of any of its Term Benchmark Loans or RFR Loans, as applicable, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any Term Benchmark Loans is not made on any date specified in a notice of termination or reduction given by the Lead Borrower; or (iv) as a consequence of any other default by any Borrower to repay its Term Benchmark Loans or RFR Loans, as applicable, when required by the terms of this Agreement or any Note held by such Lender.
Section 3.03    Change of Lending Office. Each Lender and Issuing Bank agrees that on the occurrence of any event giving rise to the operation of Section 3.01, Section 5.01(a), (c) or Section 5.02(c) with respect to such Lender or Issuing Bank, it will use reasonable efforts to designate a different lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates; provided that such designation (i) would eliminate or reduce amounts payable pursuant to Section 3.01, Section 5.01(a), (c) or Section 5.02(c), as applicable, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not, in the reasonable judgment of such Lender, otherwise be materially disadvantageous to such Lender or Issuing Bank. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with such designation or assignment. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender or Issuing Bank provided in Sections 3.01, 5.01 and 5.02.
Section 3.04    Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 3.01, Section 5.01(a), (c) or Section 5.02(c) with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Lead Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04) and to the Issuing Banks (to the extent such Issuing Banks’ consent would be required for an assignment to such Replacement Letter pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Lead Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of each Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement, and (iii) in the case of any replacement resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 5.01(a), (c), such replacement will result in a reduction in such compensation or payments. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.04 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 5.02, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender hereunder.
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If any Lender or Issuing Bank requests compensation under Section 3.01, or if any Loan Party is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 5.01(a), (c) or Section 5.02(c) then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 5.01(a), (c) or 5.02(c), as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 3.05    Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.05, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the STIBO Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the STIBO Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Lead Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Notice of Conversion/Continuation that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be a Notice of Conversion/Continuation or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.05(a)(i) or (ii) above or (y) a Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.05(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for a Base Rate Borrowing and (B) for Loans denominated in an Alternative Currency, Notice of Conversion/Continuation that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Lead Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.05(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Lead Borrower delivers a new Notice of Conversion/Continuation in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.05(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.05(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central
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Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Lead Borrower’s election prior to such day: (A) be prepaid by the Lead Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Lead Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Subfacility Lenders of each affected Subfacility.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.05, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.05.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or STIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
[Adient ABL — Amendment and Restatement Agreement]

(f)    Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Lead Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Lead Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.05, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Lead Borrower’s election prior to such day: (A) be prepaid by the Lead Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Lead Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
ARTICLE IV
[RESERVED]
ARTICLE V
TAXES
Section 5.01    Net Payments.
(a)    Subject to Section 5.02 below, all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by any applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by such applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 5.01) the applicable Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. As soon as reasonably practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.01, the Applicable Administrative Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Applicable Administrative Borrower, as the case may be, a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment
[Adient ABL — Amendment and Restatement Agreement]

or other evidence of such payment reasonably satisfactory to the Applicable Administrative Borrower or the Administrative Agent, as the case may be.
(b)    The Applicable Administrative Borrower shall timely pay in accordance with applicable Requirements of Law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Other than in respect of a U.K. Tax Deduction under a U.K. Revolving Loan (in respect of which the provisions of Section 5.02 shall apply), without duplication of any additional amounts paid pursuant to Section 5.01(a)(iii) or any amounts paid pursuant to Section 5.01(b), the Applicable Administrative Borrower shall indemnify and hold harmless each Recipient within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.01 or Section 5.02), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Applicable Administrative Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(d)    Subject to Section 5.02 below, the Applicable Administrative Borrower shall promptly upon becoming aware that a Loan Party must make any deduction or withholding in respect of Taxes (or that there is any change in the rate or the basis of any deduction or withholding in respect of Taxes) notify the Administrative Agent accordingly.
(e)    Other than in respect of a U.K. Tax Deduction under a U.K. Revolving Loan (in respect of which the provisions of Section 5.02 shall apply), any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Applicable Administrative Borrower and the Administrative Agent, at the time(s) and in the manner(s) reasonably requested by the Applicable Administrative Borrower or the Administrative Agent and within a reasonable time period, such information and/or properly completed and executed documentation reasonably requested by the Applicable Administrative Borrower or Administrative Agent as may permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Applicable Administrative Borrower or the Administrative Agent as will enable the Applicable Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 5.01(e), (i) the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.01(e)(i), (ii) or (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission (A) would subject such Lender to any material unreimbursed cost or expense, (B) would materially prejudice the legal or commercial position of such Lender, (C) would be unduly burdensome for such Lender to provide or (D) with respect to any Loan to a Polish Borrower, documentation that would be unduly onerous for such Lender to provide, in such Lender’s sole good faith discretion, and (ii) the completion, execution and submission of such documentation shall only be required to the extent the relevant Lender is legally eligible to do so (including, for the avoidance of doubt, confirmation of a statement only to the extent true, accurate and complete in all respects).
Without limiting the foregoing, with respect to any Loan to a U.S. Borrower:
(i)    Each Lender under the North American Facility that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under the North American Facility (and from time to time upon the reasonable request of the Lead Borrower or the Administrative Agent) two properly completed and duly executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from United States backup withholding Tax.
(ii)    Each Non-U.S. Lender under the North American Facility shall, to the extent it is legally eligible to do so, deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two properly completed and duly executed originals of whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender (or, if such Non-U.S. Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) eligible for the benefits of an income tax treaty to
[Adient ABL — Amendment and Restatement Agreement]

which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax such treaty;
(2)    IRS Form W-8ECI with respect to such Non-U.S. Lender (or, if such Non-U.S. Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to the person treated as its owner for U.S. federal income tax purposes);
(3)    in the case of a Non-U.S. Lender (or, if such Non-U.S. Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” that is related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Code and that no payment under any Loan Document is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Lender (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Non-U.S. Lender (or, if such Non-U.S. Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) is not the beneficial owner of such payments, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-3 or Exhibit C-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 on behalf of such direct and indirect partner(s).
(iii)    Any Non-U.S. Lender under the North American Facility shall, to the extent it is legally eligible to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under the North American Facility (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iv)    If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v)    Each Lender (A) shall promptly notify the Applicable Administrative Borrower and the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction, and (B) if any documentation it previously delivered pursuant to this Section 5.01(e) expires or becomes inaccurate in any respect, shall promptly (x) update such documentation or (y) notify the Applicable Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
[Adient ABL — Amendment and Restatement Agreement]

(vi)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.01(e).
(f)    If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund or repayment (including by way of reduction or offset of Taxes due) of an Indemnified Tax, Other Tax or Tax in respect of which a U.K. Tax Payment has been made (each, a “Refund”) for which it has received a payment from a Loan Party pursuant to this Section 5.01 or Section 5.02 (as applicable), then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such Refund) as the Lender or the Administrative Agent, as the case may be, determines in good faith to be the portion of the Refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses (including Taxes) imposed on the Refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such Refund had not been imposed in the first instance and no amounts had been paid in respect thereof pursuant to this Section 5.01 or Section 5.02; provided that the Loan Party, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period after such funds were paid over to any Loan Party pursuant to this Section 5.01(f), except to the extent that the refund was initially claimed at the written request of such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Lead Borrower’s request, provide the Lead Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such Refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential). No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 5.01 or Section 5.02.
(g)    VAT.
(i)    All amounts expressed to be payable under a Loan Document by any party to the Administrative Agent or any Lender (for the purposes of this Section 5.01, each, a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of that VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).
(ii)    If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(A)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Section 5.01(g)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT payable on that supply; and
(B)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse and indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
[Adient ABL — Amendment and Restatement Agreement]

(iv)    Any reference in this Section 5.01(g) to any party shall, at any time when such party is treated as a member of a group or fiscal unity for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping or fiscal unity rules, respectively, provided for in article 11 of the Council Directive 2006/112/EC as amended (or as implemented by the relevant member state of the European Union), or any other similar provision in any jurisdiction so that a reference to a party shall be construed as a reference to that party of the relevant group or fiscal unity of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or fiscal unity at that time (as the case may be).
(v)    In relation to any supply made by a Finance Party to any party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
(h)    The agreements in this Section 5.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.
(i)    For purposes of this Section 5.01, the term “Lender” shall include any Issuing Bank and the Swingline Lender and the term “Loan Document” shall include any Letter of Credit.
Section 5.02    United Kingdom Tax Matters. The provisions of Section 5.01(a) and (d) shall not apply, and the provisions of Section 5.01(c) and (e) shall not apply to the extent stated therein, and instead the provisions of this Section 5.02 shall apply, to any U.K. Tax Deduction in respect of any U.K. Revolving Loan.
(a)    Tax Gross-Up. All payments by any U.K. Credit Party in respect of any U.K. Revolving Loan shall be made without any U.K. Tax Deduction unless a U.K. Tax Deduction is required by applicable Requirement of Law.
(b)    Each U.K. Credit Party shall promptly upon becoming aware that it must make a U.K. Tax Deduction (or that there is any change in the rate or the basis of a U.K. Tax Deduction) in respect of a U.K. Revolving Loan notify the Administrative Agent accordingly. Similarly, a Lender under the U.K. Subfacility shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the U.K. Parent Borrower.
(c)    If a U.K. Tax Deduction is required by any applicable Requirement of Law, the amount of the payment due from the applicable U.K. Loan Party shall be increased to an amount which (after making any U.K. Tax Deduction) leaves an amount equal to the payment which would have been due if no such U.K. Tax Deduction had been required.
(d)    A payment shall not be increased under paragraph (c) above by reason of a U.K. Tax Deduction from a payment of interest by a U.K. Credit Party in respect of a U.K. Revolving Loan, if on the date on which the payment falls due;
(i)     the payment could have been made to the relevant Lender without such U.K. Tax Deduction if the Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or
(ii)    the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (i)(b) of the definition of U.K. Qualifying Lender, and (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the U.K. Credit Party making the payment a certified copy of that Direction; and (B) the payment could have been made to the Lender without the U.K. Tax Deduction if that Direction had not been made; or
(iii)    the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (i)(b) of the definition of U.K. Qualifying Lender and (A) the relevant Lender has not given a U.K. Tax Confirmation to the U.K. Credit Party; and (B) the payment could have been made to the Lender without the U.K. Tax Deduction if the Lender had given a U.K. Tax Confirmation to the U.K. Credit Party, on the basis that the U.K. Tax Confirmation would have enabled the U.K. Credit Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
[Adient ABL — Amendment and Restatement Agreement]

(iv)    the relevant Lender is a U.K. Treaty Lender and a U.K. Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without any U.K. Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.
(e)    If a U.K. Credit Party is required to make a U.K. Tax Deduction in respect of a U.K. Revolving Loan, that U.K. Credit Party shall make that U.K. Tax Deduction and any payment required in connection with that U.K. Tax Deduction within the time allowed and in the minimum amount required by law.
(f)    Within thirty (30) days after making either a U.K. Tax Deduction in respect of a U.K. Revolving Loan or any payment required in connection with that U.K. Tax Deduction, the U.K. Credit Party making that U.K. Tax Deduction shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the U.K. Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)    (i) Subject to paragraph (ii) below, a U.K. Treaty Lender and the U.K. Credit Party which is making a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the U.K. Credit Party to obtain authorization to make that payment without a U.K. Tax Deduction.
(ii)    (A) a U.K. Treaty Lender that is a Lender on the Restatement Date that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in writing to the Lead Borrower; and (B) a U.K. Treaty Lender which becomes a Lender after the Restatement Date that holds a passport under the HMRC DT Treaty Passport scheme and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes on becoming a Lender, and having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.
(h)    If a U.K. Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 5.02(g)(ii) above; and (i) the applicable U.K. Borrower has not made a U.K. Borrower DTTP Filing in respect of that Lender; or (ii) the applicable U.K. Borrower has made a U.K. Borrower DTTP Filing in respect of that Lender but: (A) that U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (B) HM Revenue & Customs has not given the applicable U.K. Borrower authority to make payments to that Lender under a U.K. Revolving Loan without a U.K. Tax Deduction within 60 days of the date of the U.K. Borrower DTTP Filing, and in each case, the applicable U.K. Borrower has notified that Lender in writing, that Lender and the applicable U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for the applicable U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.
(i)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 5.02(g)(ii) above, the applicable U.K. Borrower shall not make a U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in the U.K. Subfacility or any U.K. Revolving Loan unless the Lender otherwise agrees.
(j)    A U.K. Borrower shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of that U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(k)    A U.K. Non-Bank Lender shall promptly notify the Lead Borrower and the Administrative Agent is there is any change in the position from that set out in a U.K. Tax Confirmation supplied by that U.K. Non-Bank Lender.
(l)    Tax Indemnity.
(i)    The U.K. Loan Parties shall (within three (3) Business Days of demand by the Administrative Agent) pay to the relevant Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes imposed by the United Kingdom which give rise to a U.K. Tax Deduction, by that Lender in respect of the U.K. Subfacility or any U.K. Revolving Loan.
(ii)    Section 5.02(l)(i) above shall not apply: (A) with respect to any Taxes assessed on a Lender: (1) under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or (2) under the law of the jurisdiction in which that Lender’s lending office is located in respect of amounts received or receivable in that jurisdiction, if
[Adient ABL — Amendment and Restatement Agreement]

those Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or (B) to the extent a loss, liability or cost: (1) is compensated for by an increased payment under Section 5.02(a)-(k); (2) would have been compensated for by an increased payment under Section 5.02(a)-(k) but was not so compensated solely because one of the exclusions in Section 5.02(d) applied; or (3) relates to a deduction or withholding from a payment under a Loan Document required to be made by a Loan Party or the Administrative Agent under FATCA.
(iii)    A Lender making, or intending to make a claim under Section 5.02 (l)(i) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the U.K. Parent Borrower.
(iv)    A Lender shall, on receiving a payment from a U.K. Credit Party under Section 5.02(l)(i), notify the Administrative Agent.
(m)    [Reserved].
(n)    Lender Status Confirmation. Each Lender which becomes a party to this Agreement as a Lender under the U.K. Subfacility after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any U.K. Credit Party, which of the following categories it falls within:
(i)    not a U.K. Qualifying Lender;
(ii)    a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or
(iii)    a U.K. Treaty Lender.
In the event that a Lender fails to confirm its status in accordance with this Section 5.02(n), then that Lender shall be treated for the purposes of this Agreement (including by each U.K. Credit Party) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Lead Borrower). For the avoidance of doubt, the Assignment and Assumption which a Lender executes on becoming a party as a Lender to this Agreement shall not be invalidated by any failure of a Lender to comply with this Section 5.02(n).
(o)    Determination. Except as otherwise expressly provided in Section 5.02, a reference to “determines” or “determined” in connection with tax provisions contained in this Section 5.02 means a determination made in the absolute discretion of the person making the determination.
(p)    Survival. The agreements in this Section 5.02 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.
(q)    For purposes of this Section 5.02, the term “Lender” shall include any Issuing Bank and the Swingline Lender and the term “Loan Document” shall include any Letter of Credit.
(r)    For the purposes of this Section 5.02, the term “U.K. Credit Party” shall mean, and be limited to, any U.K. Borrower and any Guarantor in respect of the obligations of a U.K. Borrower under the U.K. Subfacility or any U.K. Revolving Loan.
ARTICLE VIA
CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE ORIGINAL CLOSING DATE
The Administrative Agent, Swingline Lender, the Issuing Banks and the Lenders shall not be required to fund any Revolving Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Original Closing Date, until the following conditions are satisfied or waived.
Section 6A.01    Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement, duly executed by the Term Loan Agent, the First Lien Notes Agent and the Administrative Agent and acknowledged by the Loan Parties.
[Adient ABL — Amendment and Restatement Agreement]

Section 6A.02    Notes. The Administrative Agent shall have received a Note duly executed by a Responsible Officer of each of the Borrowers in favor of each Lender requesting a Note at least three (3) Business Days prior to the Original Closing Date.
Section 6A.03    Representations and Warranties. The representations and warranties set forth in (i) Article 8 of this Agreement or (ii) any other Loan Document in effect on the Original Closing Date shall be true and correct in all material respects on and as of the Original Closing Date (after giving effect to the Transactions); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
Section 6A.04    No Default or Event of Default. No Default or Event of Default shall have occurred or be continuing, or would result from the consummation of the Transactions, on the Original Closing Date.
Section 6A.05    Organizational Documents. The Administrative Agent shall have received a certificate (or certificates) of the Secretary or Assistant Secretary, statutory director, management board members or similar officer of each Loan Party (other than the German Loan Parties) dated the Original Closing Date and certifying, to the extent applicable:
(a)    that attached thereto is a true and complete copy of the certificate or articles of incorporation, any certificates of incorporation on change of name, certificates of incorporation on re-registration as a public limited company, certificate of limited partnership, certificate of formation or other equivalent constituent or constitutional and governing documents, including all amendments thereto, of such Loan Party certified as of a recent date by the applicable Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or incorporation or by the Secretary or Assistant Secretary, statutory director, management board members or similar officer of such Loan Party or other person duly authorized by the constituent or constitutional documents of such Loan Party. In relation to each Luxembourg Loan Party the above shall include (i) an excerpt issued by the RCS dated no earlier than one (1) Business Day prior to the Original Closing Date and (ii) a certificate issued by the RCS dated no earlier than one (1) Business Day prior to the Original Closing Date stating that no judicial decision pursuant to which it would be subject to one of the judicial proceedings including, but not limited to, bankruptcy (faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de la faillite), has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the Luxembourg law of 19 December 2002 on the Register of Commerce and Companies and on the accounting and annual accounts of undertakings, as amended. In relation to each Polish Loan Party the above shall include an electronic information equivalent to a current extract from the National Court Register (Krajowy Rejestr Sądowy) relating to each Polish Loan Party, issued as of a recent date, confirming that no order or resolution for any bankruptcy or restructuring proceedings or liquidation has been registered in relation to the Polish Loan Party, nor has any receiver, trustee, administrator or liquidator been appointed in respect of the Polish Loan Party. In relation to each Spanish Loan Party the above shall include (i) a certificate from the Commercial Registry (certificación del Registro Mercantil) dated not earlier than twenty (20) Business Days prior to the Original Closing Date regarding due incorporation and existence (existencia y vigencia), no causes of winding up or dissolution (ausencia de causas de disolución o liquidación), management body (órgano de administración), no insolvency (no insolvencia) –to the extent provided by the relevant Registrar-, and including up to date and consolidated by-laws (estatutos actualizados y consolidados) or, alternatively, a certificate issued by the Commercial Registry containing all entries in respect of the relevant Spanish Loan Party (certificación literal del Registro Mercantil) dated not earlier than twenty (20) Business Days prior to the Original Closing Date, (ii) an online excerpt issued by the Commercial Registry on the Original Closing Date and (iii) copies of any documents which are pending registration with the relevant Commercial Registry as of the Original Closing Date;
(b)    that in the case of each U.S. Loan Party, attached thereto is a true and complete copy of a certificate as to the good standing (or similar certification) of such U.S. Loan Party (to the extent that such concept exists in such jurisdiction), as of a recent date from the applicable Secretary of State (or other similar official or Governmental Authority);
(c)    that attached thereto is a true and complete copy of the by-laws (or articles of association, articles of incorporation, partnership agreement, limited liability company agreement or other equivalent constituent or constitutional and governing documents, if any) of such Loan Party as in effect on the Original Closing Date and at all times since a date prior to the date of the resolutions described in the following clause d;
[Adient ABL — Amendment and Restatement Agreement]

(d)    that attached thereto is a true and complete copy of resolutions or meeting minutes (or certificates thereof) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) (duly notarized in the case of a Spanish Loan Party in case powers of attorney are granted therein) authorizing the execution, delivery and performance of each of the Loan Documents to which such person is a party on the Original Closing Date and that such resolutions or meeting minutes have not been modified, rescinded or amended and are in full force and effect on the Original Closing Date;
(e)    to the extent not covered in clause (a), (c) or (d) above, that attached thereto is a true and complete copy of any powers-of-attorney granted by such Loan Party to the individuals executing each of the Loan Documents to which such person is a party on the Original Closing Date and that such powers-of-attorney have not been limited, revoked or amended and are in full force and effect on the Original Closing Date;
(f)    in the case of each company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Administrative Agent (a “Charged Company”), the above shall include either (i) a certificate of an authorised signatory of each UK Loan Party certifying that (A) Parent and each of its Subsidiaries have complied within the relevant timeframe with any notice they have received pursuant to Part 21A of the Companies Act 2006 from a Charged Company; and (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, is certified by an authorised signatory of each UK Loan Party to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or (ii) a certificate of an authorized signatory of each UK Loan Party certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006;
(g)    that attached thereto is a true and complete copy of resolutions or meeting minutes (or certificates thereof) duly adopted by all the holders of the issued shares in each Loan Party or, as applicable, its general partner or its general partner’s shareholders (if such resolutions are necessary under the relevant local laws), approving the terms of, and the transactions contemplated by, the Loan Documents to which the Loan Party is a party (duly notarized in the case of Spanish Loan Party in case the resolutions of its board of directors are also notarized);
(h)    that (if applicable and not already included in the resolutions referred to in paragraph (d) above) attached thereto is a true and complete copy of, a copy of any power of attorney authorizing the person(s) specified therein to sign the Loan Documents to which the Loan Party is a party on behalf of each of the Loan Party;
(i)    in the case of each Irish Loan Party, confirming that the entry into, and the performance by that Irish Loan Party of its obligations under the Loan Documents to which it is a party does not constitute financial assistance within the meaning of Section 82 of the Irish Companies Act and that it and each other Loan Party form part of a group of companies for the purposes of Section 243 of the Irish Companies Act and that the prohibition contained in Section 239 of the Irish Companies Act does not apply to the transaction contemplated by this Agreement;
(j)    as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on the Original Closing Date on behalf of such Loan Party;
(k)    [reserved]; and
(l)    confirming that (a) borrowing or guaranteeing or securing, as appropriate, the entry into the Loan Documents and the performance of its obligations thereunder would not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded, (b) each copy document relating to it specified in this Article 6A is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and in relation to each Luxembourg Loan Party, confirming that (a) it rents the premises of its registered office located at 35F, avenue John F. Kennedy, L-1855 Luxembourg and (b) it is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), or similar proceedings; the relevant company has not been subject to conservatory measures such as attachment order (saisie conservatoire) or garnishment (saisie attribution or saisie arrêt) and no application, petition, order or resolution has been made, or taken by the relevant company or to its knowledge by any other person for the
[Adient ABL — Amendment and Restatement Agreement]

appointment of a commissaire, curateur, liquidateur or similar officer for its administration, winding-up or similar proceedings.
Section 6A.06    Legal Opinion. The Administrative Agent shall have received, on behalf of itself and the Lenders, the favorable written opinions of (i) Sullivan & Cromwell LLP, as special New York counsel for the Loan Parties, (ii) A&L Goodbody, as special Irish counsel for Parent, (iii) Ogier, as special Jersey counsel for the Jersey Loan Parties, (iv) Kostopoulos Rodriguez, PLLC, as special Michigan counsel for the Loan Parties (including the Lead Borrower) organized under the laws of Michigan, (v) Waller Lansden Dortch & Davis, LLP, as Alabama counsel for the Loan Parties organized under the laws of Alabama, (vi) Collin Maréchal, as Luxembourg counsel for the Loan Parties organized under the laws of Luxembourg, (vii) Wiewiórski Legal, as Polish counsel for the Loan Parties organized under the laws of Poland, (viii) Baker & McKenzie SCRL/CVBA, as Belgian counsel for the Loan Parties organized under the laws of Belgium, (ix) Vinge, as Swedish counsel for the Loan Parties organized under the laws of Sweden, (x) Arthur Cox, special counsel to the Administrative Agent with respect to certain matters of Irish law, (xi) Appleby, special counsel to the Administrative Agent with respect to certain matters of Jersey law, (xii) Norton Rose Fulbright LLP, special counsel to the Administrative Agent with respect to certain matters of England and Wales law and Polish Law, (xiii) Norton Rose Fulbright Luxembourg SCS, special counsel to the Administrative Agent with respect to certain matters of Luxembourg law, (xiv) NautaDutilh BV/SRL, special counsel to the Administrative Agent with respect to certain matters of Belgian law, (xv) Baker McKenzie Advokatbyrå KB, special counsel to the Administrative Agent with respect to certain matters of Swedish law, (xvi) Baker McKenzie Madrid S.L.P., as Spanish counsel for the Loan Parties organized under the laws of Spain and (xvii) CC&N Abogados, S.C., as Mexican counsel to the Mexican Obligors (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent) (A) dated the Original Closing Date, (B) addressed to the Administrative Agent and the Lenders on the Original Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering customary matters relating to the Loan Documents.
Section 6A.07    Solvency Certificate. The Lenders shall have received a solvency certificate substantially in the form of Exhibit E and signed by a Financial Officer, relating to Parent and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Original Closing Date.
Section 6A.08    Collateral and Guarantee Requirement. To the extent required to be satisfied on the Original Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 13.12) on and as of the Original Closing Date.
Section 6A.09    Know Your Customer. The Administrative Agent and the Lenders (as requested through the Administrative Agent) shall have received at least three (3) Business Days prior to the Original Closing Date (i) all documentation and other information required with respect to the Borrowers by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and (ii) a Beneficial Ownership Certification in relation to any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case, to the extent requested in writing at least ten (10) Business Days prior to the Original Closing Date.
Section 6A.10    Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of Parent certifying compliance with the conditions in Sections 6A.03 and 6A.04 above.
Section 6A.11    Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate, dated on the Original Closing Date and signed by a Responsible Officer of each Loan Party (to the extent that such concept exists in such jurisdiction), together with all attachments contemplated thereby.
Section 6A.12    Lien Searches.
(a)    The Administrative Agent shall have received, as to each U.S. Loan Party (and with respect to Uniform Commercial Code lien searches, each other pledgor under the U.S. Collateral Agreement), the results of customary lien searches including a search of the Uniform Commercial Code, Tax and judgment searches, United States Patent and Trademark Office and United States Copyright Office searches, and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the Original Closing Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);
(b)    The Administrative Agent shall have received, as to Parent, Adient Global Holdings Luxembourg and each Jersey Loan Party, an online search on the SIR against Parent, Adient Global Holdings Luxembourg and each Jersey Loan Party;
[Adient ABL — Amendment and Restatement Agreement]

(c)    The Administrative Agent shall have received, as to the U.K. Loan Parties, UK Companies House searches and evidence reasonably satisfactory to the Administrative Agent that Liens indicated by such searches are Permitted Liens or have been, or will be, simultaneously or substantially concurrently with the Original Closing Date released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);
(d)    The Administrative Agent shall have received, as to Parent and any Irish Loan Party, customary searches (i) at the Companies Registration Office and in the Index of Petitions and Winding Up Notices maintained at the Central Office of the High Court and at the Judgments Office in Dublin and (ii) at the Irish Patents Office, the European Patent Office and the European Intellectual Property Office and evidence reasonably satisfactory to the Administrative Agent that Liens indicated by such searches are Permitted Liens or have been, or will be, simultaneously or substantially concurrently with the Original Closing Date released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made); and
(e)    The Administrative Agent shall have received with respect to Polish Loan Parties, current excerpt from the National Court Register (Krajowy Rejestr Sądowy) or the electronic information equivalent to a current extract from the National Court Register, which the Administrative Agent reasonably may have requested, and only to the extent such concept is applicable in such Loan Party’s jurisdiction of incorporation, formation or organization.
Section 6A.13    Term Documents and First Lien Notes. The Administrative Agent shall be reasonably satisfied that (i) the Term Documents required to be executed on the Original Closing Date and (ii) the documentation governing the First Lien Notes required to be executed on the Original Closing Date, in each case, shall have been duly executed and delivered by each party thereto.
Section 6A.14    Original Closing Date Refinancing. The Administrative Agent shall be reasonably satisfied that prior to or substantially simultaneously with the Borrowing of the Loans on the Original Closing Date, the Original Closing Date Refinancing shall have been consummated.
Section 6A.15    Fees and Expenses. The Agents shall have received all fees due and payable thereto or to any Lender on or prior to the Original Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Original Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder, under this Agreement on or prior to the Original Closing Date.
Section 6A.16    Inventory Appraisal/Borrowing Base Certificate. The Lead Borrower shall have delivered to the Administrative Agent the Initial Field Work and a Borrowing Base Certificate in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrowing Base Certificate shall evidence Global Availability of at least $600,000,000 after giving effect to the Borrowings to be made on the Original Closing Date.
Section 6A.17    Lender Loss Sharing Agreement. The Administrative Agent shall have received a counterpart to the Lender Loss Sharing Agreement from each Lender and each Issuing Bank.
ARTICLE VIB
CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION UNDER THE SPANISH SUBFACILITY
The Administrative Agent, the Swingline Lender, the European Issuing Banks and the Lenders shall not be required to fund any Spanish Revolving Loans, or arrange for the issuance of any European Letters of Credit under the Spanish Subfacility, until the following additional conditions are either satisfied or waived by the Required Subfacility Lenders under the Spanish Subfacility (the date on which such conditions are satisfied or waived, the “Spanish Effectiveness Date”); provided that the condition in Section 6B.08 may only be waived by the written consent of all of the European Revolving Lenders. The Spanish Effectiveness Date occurred on July 3, 2019.
Section 6B.01    Loan Documents. On or prior to the Spanish Effectiveness Date, each Spanish Borrower shall have executed and delivered to the Administrative Agent a counterpart of this Agreement (or any joinder to this Agreement).
Section 6B.02    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, in form and substance reasonably satisfactory to the Administrative Agent, which shall include a calculation of each Spanish Borrowing Base as of the date of the most recent Borrowing Base Certificate delivered prior to the Spanish Effectiveness Date.
[Adient ABL — Amendment and Restatement Agreement]

Section 6B.03    Opinions of Counsel. On the Spanish Effectiveness Date, the Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of (i) Sullivan & Cromwell LLP, as special New York counsel for Parent, the Borrowers and the Guarantors, (ii) Baker McKenzie Madrid S.L.P., as Spanish counsel for the Loan Parties organized under the laws of Spain and (iii) Cuatrecasas, Gonçalves Pereira, S.L.P., special counsel to the Administrative Agent with respect to certain matters of Spanish law (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent), in each case (A) dated the Spanish Effectiveness Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Banks and the Lenders on the Spanish Effectiveness Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
Section 6B.04    Corporate Documents; Proceedings, etc.
(a)    On the Spanish Effectiveness Date, the Administrative Agent shall have received a certificate from each Spanish Loan Party, dated the Spanish Effectiveness Date, signed by a Responsible Officer of such Spanish Loan Party, and attested to by the Secretary or any Assistant Secretary of such Spanish Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, and certifying, to the extent applicable:
    (i)    that attached thereto is a true and complete copy of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Spanish Loan Party and the above shall include a (i) certificate from the Commercial Registry (certificación del Registro Mercantil) dated not earlier than sixty (60) days prior to the Spanish Effectiveness Date regarding due incorporation and existence (existencia y vigencia), no causes of winding up or dissolution (ausencia de causas de disolución o liquidación), management body (órgano de administración), no insolvency (no insolvencia) –to the extent provided by the relevant Registrar, and including up to date and consolidated by-laws (estatutos actualizados y consolidados) or, alternatively, a certificate issued by the Commercial Registry containing all entries in respect of the relevant Spanish Loan Party (certificación literal del Registro Mercantil) dated not earlier than sixty (60) days prior to the Spanish Effectiveness Date, (ii) an online excerpt regarding issued by the Commercial Registry on the Spanish Effectiveness Date and (iii) copies of any documents which are pending registration with the relevant Commercial Registry as of the Spanish Effectiveness Date;
    (ii)    that attached thereto are true and complete copies of the resolutions of such Spanish Loan Party referred to in such certificate (duly notarized in the case of a Spanish Loan Party in case powers of attorney are granted therein) authorizing the execution, delivery and performance of each of the Loan Documents to which such person is a party on the Spanish Effectiveness Date;
    (iii)    to the extent not covered in clause (i) or (ii) above, that attached thereto is a true and complete, duly notarized copy of any powers-of-attorney granted by such Spanish Loan Party to the individuals executing each of the Loan Documents to which such person is a party on the Spanish Effectiveness Date;
    (iv)    that attached thereto is a true and complete copy of resolutions or meeting minutes (or certificates thereof) duly adopted by all the holders of the issued shares in each Loan Party or, as applicable, its general partner or its general partner’s shareholders (if such resolutions are necessary under the relevant local laws), approving the terms of, and the transactions contemplated by, the Loan Documents to which the Spanish Loan Party is a party (duly notarized in case the resolutions of its directors are also notarized);
    (v)    as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on the Spanish Effectiveness Date on behalf of such Spanish Loan Party;
    (vi)    [reserved]; and
    (vii)    confirming that (a) borrowing or guaranteeing or securing, as appropriate, the entry into the Loan Documents and the performance of its obligations thereunder would not cause any borrowing, guarantee, security or similar limit binding on any Spanish Loan Party to be exceeded, (b) each copy document relating to it specified in this Article 6B has not been amended and is correct, complete and in full force and effect as of the Spanish Effectiveness Date;
and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.
[Adient ABL — Amendment and Restatement Agreement]

Section 6B.05    Reaffirmation by the Loan Parties. Each Loan Party (other than the Spanish Loan Parties) shall have reconfirmed their security and guaranty obligations with respect to the Obligations under the Spanish Subfacility.
Section 6B.06    [Reserved].
Section 6B.07    Collateral and Guarantee Requirement. To the extent required to be satisfied on the Spanish Effectiveness Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 13.12) on and as of the Spanish Effectiveness Date.
Section 6B.08    Approvals. (i) Citibank, N.A. shall have received internal approvals with respect to the Spanish Subfacility (including “know your customer” approval with respect to each Spanish Borrower) and (ii) Citibank, N.A. shall have provided the Lead Borrower and the Administrative Agent with a written confirmation of the satisfaction of clause (i) above.
Section 6B.09    [Reserved].
Section 6B.10    [Reserved].
Section 6B.11    Fees, etc. On the Spanish Effectiveness Date, the Lead Borrower shall have paid, without duplication of any costs, fees and expenses paid on the Original Closing Date pursuant to Section 6A.15, to the Agents and their Affiliates that are Lenders on the Spanish Effectiveness Date all costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three (3) Business Days prior the Spanish Effectiveness Date and other compensation payable to the Agents or such Lender that have been separately agreed and are payable in respect of the Transaction and the joinder of the Spanish Loan Parties to this Agreement to the extent then due.
Section 6B.12    Patriot Act. The Agents shall have received from the Spanish Loan Parties, at least three (3) Business Days prior to the Spanish Effectiveness Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case to the extent requested in writing at least ten (10) Business Days prior to the Spanish Effectiveness Date.
Section 6B.13    [Reserved].
Section 6B.14    Representations and Warranties. The representations and warranties set forth in Article 8 with respect to each Spanish Loan Party shall be true and correct in all material respects on the Spanish Effectiveness Date (in each case, any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects on the Spanish Effectiveness Date).
ARTICLE VIC
CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION UNDER GERMAN SUBFACILITY
The Administrative Agent, the Swingline Lender, the European Issuing Banks and the Lenders shall not be required to fund any German Revolving Loans, or arrange for the issuance of any European Letters of Credit under the German Subfacility, until the following additional conditions are either satisfied or waived by the Required Subfacility Lenders under the German Subfacility (the date on which such conditions are satisfied or waived, the “German Effectiveness Date”).
Section 6C.01    Loan Documents. On or prior to the German Effectiveness Date, each German Borrower shall have executed and delivered to the Administrative Agent a counterpart of this Agreement (or any joinder to this Agreement).
Section 6C.02    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, in form and substance reasonably satisfactory to the Administrative Agent, which shall include a calculation of each German Borrowing Base as of the date of the most recent Borrowing Base Certificate delivered prior to the German Effectiveness Date.
Section 6C.03    Opinions of Counsel. On the German Effectiveness Date, the Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of (i) Sullivan & Cromwell LLP, as special New York counsel for Parent, the Borrowers and the Guarantors, (ii) Sullivan & Cromwell LLP, as German counsel for the Loan Parties organized under the laws of Germany and (iii) Norton Rose Fulbright LLP, special
[Adient ABL — Amendment and Restatement Agreement]

counsel to the Administrative Agent with respect to certain matters of German Law (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent), in each case (A) dated the German Effectiveness Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Banks and the Lenders on the German Effectiveness Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
Section 6C.04    Corporate Documents; Proceedings, etc.. (a) On the German Effectiveness Date, the Administrative Agent shall have received a certificate from each German Loan Party, dated the German Effectiveness Date, signed by a Responsible Officer of such German Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents which shall include an electronic excerpt from the commercial register and simple copies of the shareholder list and of the articles of association), as applicable, of such German Loan Party and the resolutions of such German Loan Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.
Section 6C.05    Inventory Requirements. The Administrative Agent shall have received the results of an appraisal and a field examination, from an appraiser and an examiner reasonably satisfactory to the Administrative Agent, of all applicable Inventory requested to be included in the German Borrowing Base and such other customary legal and commercial due diligence as the Administrative Agent may reasonably require in its Permitted Discretion in order to determine customary and appropriate reserves, if any, against such Inventory, after giving effect to the advances rates set forth in the Borrowing Base component definitions and the existing exclusionary criteria.
Section 6C.06    Reaffirmation by the Loan Parties. Each Loan Party (other than the German Loan Parties) shall have reconfirmed their security and guaranty obligations with respect to the Obligations under the German Subfacility.
Section 6C.07    Security Documents. On the German Effectiveness Date, each German Loan Party shall have duly authorized, executed and delivered the Initial German Security Agreements, covering all of such Loan Party’s present and future Collateral referred to therein.
Section 6C.08    Guarantee Agreement. On the German Effectiveness Date, each German Loan Party shall have duly authorized, executed and delivered a joinder agreement to the Guarantee Agreement.
Section 6C.09    [Reserved].
Section 6C.10    Patriot Act. (i) The Agents shall have received from the German Loan Parties, at least three (3) Business Days prior to the German Effectiveness Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case to the extent requested in writing at least ten (10) Business Days prior to the German Effectiveness Date, (ii) each European Revolving Lender shall have received internal “know your customer” approvals with respect to the German Loan Parties and (iii) each European Revolving Lender shall have provided the Lead Borrower and the Administrative Agent with a written confirmation of the satisfaction of clause (ii) above with respect to itself.
Section 6C.11    Fees, etc. On the German Effectiveness Date, the Lead Borrower shall have paid, without duplication of any costs, fees and expenses paid on the Original Closing Date pursuant to Section 6A.15, to the Agents and their Affiliates that are Lenders on the German Effectiveness Date all costs and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three (3) Business Days prior the German Effectiveness Date and other compensation payable to the Agents or such Lender that have been separately agreed and are payable in respect of the joinder of the German Loan Parties to this Agreement to the extent then due.
Section 6C.12    Representations and Warranties. The representations and warranties set forth in Article 8 with respect to each German Loan Party shall be true and correct in all material respects on the German Effectiveness Date (in each case, any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects on the German Effectiveness Date)
[Adient ABL — Amendment and Restatement Agreement]

ARTICLE VID
CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION WITH RESPECT TO ELIGIBLE ACCOUNTS OF MEXICAN OBLIGORS
Clause (c) of the definition of “U.S. FILO Borrowing Base” and clauses (c) and (d) of the definition of “U.S. Revolving Borrowing Base” shall be disregarded in the calculation of the U.S. FILO Borrowing Base and the U.S. Revolving Borrowing Base until the following additional conditions are either satisfied or waived by the Required Subfacility Lenders under the U.S. Revolving Subfacility and the Required Subfacility Lenders under the U.S. FILO Subfacility (the date on which such conditions are satisfied or waived, the “Mexican Effectiveness Date”). The Mexican Effectiveness Date occurred on July 3, 2019.
Section 6D.01    Loan Documents. On or prior to the Mexican Effectiveness Date, each Mexican Obligor shall have executed and delivered to the Administrative Agent a counterpart of this Agreement (or any joinder to this Agreement).
Section 6D.02    Opinions of Counsel. On the Mexican Effectiveness Date, the Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of (i) CC&N Abogados, S.C., as Mexican counsel to the Mexican Obligors and (ii) Cuesta Campos y Asociados, S.C., as special counsel to the Administrative Agent with respect to certain matters of Mexican law (or, in each case, such other counsel as may be reasonably acceptable to the Administrative Agent), in each case (A) dated the Mexican Effectiveness Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders on the Mexican Effectiveness Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
Section 6D.03    Corporate Documents; Proceedings, etc.
(a)    On the Mexican Effectiveness Date, the Administrative Agent shall have received a certificate from each Mexican Obligor, dated the Mexican Effectiveness Date, signed by an attorney-in-fact or a member of the board of directors of such Mexican Obligor, in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Mexican Obligor and the resolutions of such Mexican Obligor referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.
(b)    The Administrative Agent shall have received copies of commercial files (folios mercantiles) and bring-down telegrams or facsimiles, if any, for the Mexican Obligors which the Administrative Agent reasonably may have requested.
Section 6D.04    Reaffirmation by Loan Parties. The Loan Parties (other than the Mexican Obligors) shall have reconfirmed their security and guaranty obligations with respect to the Obligations under the U.S. Revolving Subfacility and the U.S. FILO Subfacility.
Section 6D.05    Collateral and Guarantee Requirement. To the extent required to be satisfied on the Mexican Effectiveness Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 13.12) on and as of the Mexican Effectiveness Date.
Section 6D.06    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, in form and substance reasonably satisfactory to the Administrative Agent, which shall include a calculation of the U.S. Revolving Borrowing Base (including clauses (c) and (d) of the definition thereof) and the U.S. FILO Borrowing Base (including clauses (c) and (d) of the definition thereof), in each case, as of the date of the most recent Borrowing Base Certificate delivered prior to the Mexican Effectiveness Date.
Section 6D.07    Fees, etc. On the Mexican Effectiveness Date, the Lead Borrower shall have paid, without duplication of any costs, fees and expenses paid on the Original Closing Date pursuant to Section 6A.15, to the Agents and their Affiliates that are Lenders on the Mexican Effectiveness Date all costs, fees and expenses (including, without limitation, legal fees, Notary Public fees and relevant expenses) to the extent invoiced at least three (3) Business Days prior the Mexican Effectiveness Date and other compensation payable to the Agents or such Lender that have been separately agreed and are payable in respect of the Transaction and the joinder of the Mexican Obligors to this Agreement to the extent then due.
Section 6D.08    Know-Your-Customer Documentation. The Agents shall have received from the Mexican Obligors, at least three (3) Business Days prior to the Mexican Effectiveness Date, all documentation and
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other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the Beneficial Ownership Regulation and Federal Law for Prevention and Identification of Operations with Illicitly Obtained Resourced (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Illicita), in each case to the extent requested in writing at least ten (10) Business Days prior to the Mexican Effectiveness Date.
Section 6D.09    Representations and Warranties. The representations and warranties set forth in Article 8 with respect to each Mexican Obligor shall be true and correct in all material respects on the Mexican Effectiveness Date (in each case, any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects on the Mexican Effectiveness Date).
ARTICLE VIE
CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION UNDER THE POLISH SUBFACILITY
The Administrative Agent, the Swingline Lender, the European Issuing Banks and the Lenders shall not be required to fund any Polish Revolving Loans, or arrange for the issuance of any European Letters of Credit under the Polish Subfacility, until the following additional conditions are satisfied or waived by the written consent of all of the European Revolving Lenders (the date on which such conditions are satisfied or waived, the “Polish Effectiveness Date”): (i) Citibank, N.A. shall have received internal approvals with respect to the Polish Subfacility (including “know your customer” approval with respect to each Polish Borrower) and (ii) Citibank, N.A. shall have provided the Lead Borrower and the Administrative Agent with a written confirmation of the satisfaction of clause (i) above.
ARTICLE VII
CONDITIONS PRECEDENT TO ALL CREDIT EVENTS
The obligation of each Lender and each Issuing Bank to make any Credit Extension (but limited, in the case of the initial Credit Extension on the Original Closing Date (if any), to Sections 7.01 and 7.02 below) shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:
Section 7.01    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Banks and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).
Section 7.02    Availability. The Availability Conditions shall be satisfied on the proposed date of such Credit Extension.
Section 7.03    No Default. No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.
Section 7.04    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article 8 hereof or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty). The acceptance of the benefits of each Credit Event after the Original Closing Date shall constitute a representation and warranty by each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Article 7 and applicable to such Credit Event are satisfied as of that time (other than such conditions which are subject to the discretion of the Administrative Agent or the Lenders). All of the Notes, certificates, legal opinions and other documents and papers referred to in Article 6 and in this Article 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.
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ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
On the Original Closing Date, the Spanish Effectiveness Date, the German Effectiveness Date, the Mexican Effectiveness Date, the Polish Effectiveness Date and the date of each Credit Extension, as provided in Article 7, the Borrowers and the Mexican Obligors represent and warrant to the Lenders, the Swingline Lender and the Issuing Banks that:
Section 8.01    Organization; Powers. Parent and each of the Subsidiaries which is a Loan Party or a Material Subsidiary (a) is a partnership, limited liability company, public limited company, private company limited by shares, corporation or other entity duly organized/incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization/incorporation (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to Parent, the Mexican Obligors and the Borrowers), clause (b) (other than with respect to Parent, the Mexican Obligors and the Borrowers), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.
Section 8.02    Authorization. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, partnership, limited liability company or other organizational action required to be obtained by such Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to any Loan Party (including, with respect to Parent and any other Irish Loan Party, Section 82 or Section 239 of the Irish Companies Act), (B) the certificate or articles of incorporation or other constitutional documents (including any partnership, limited liability company or operating agreements) or by-laws or articles of association of any Loan Party, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to any Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 8.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.
Section 8.03    Enforceability. This Agreement has been duly executed and delivered by the Borrowers and the Mexican Obligors and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, Irish examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.
Section 8.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrowers or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, the United Kingdom Intellectual Property Office, the European Patent Office and the European Union Intellectual Property Office, and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 8.04, recordation of the Mortgages and any other filings or registrations required to perfect Liens created by the Security Documents (including, in the case of any Security Document entered into by an U.K. Loan Party, any required registrations with the UK Companies House under Section 859A of the UK Companies Act 2006 and/or with the Land Registry or Land Charges Registry in England), and including in the case of any Security Document entered into by Parent or any
[Adient ABL — Amendment and Restatement Agreement]

other Irish Loan Party any required registrations with the Companies Registration Office of Ireland pursuant to Part 7 of the Irish Companies Act 2014 and/or with the Revenue Commissioners of Ireland pursuant to Section 1001 of the Taxes Consolidation Act, 1997 of Ireland (as amended) in the case of each Jersey Law Security Document the filing of the financing statements on SIR and/or with the Revenue Commissioners of Ireland pursuant to Section 1001 of the Taxes Consolidation Act, 1997 of Ireland (as amended).
Section 8.05    Financial Statements. Parent has heretofore furnished to the Lenders (a) the audited consolidated balance sheets as of September 30, 2021, September 30, 2020 and September 30, 2019 and the related statements of income, stockholders’ or shareholders’ equity, and cash flow for Parent and its consolidated subsidiaries for the fiscal years ended on September 30, 2021, September 30, 2020 and September 30, 2019 and (b) the unaudited consolidated balance sheet as of June 30, 2022 and related statements of income, stockholders’ or shareholders’ equity and cash flow for Parent and its consolidated subsidiaries for the fiscal quarter ended on June 30, 2022, in each case, including the notes thereto (collectively, the “Historical Financial Statements”). The Historical Financial Statements present fairly in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 8.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.
Section 8.06    No Material Adverse Effect. Except as disclosed in filings with the SEC, since June 30, 2022, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
Section 8.07    Title to Properties; Possession Under Leases; Flood Documentation.
(a)    Each of Parent and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, subject to Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law, subject to the provisions of the immediately preceding sentence.
(b)    As to all improved Material Real Property located in the United States which is subject to a Mortgage, (i) the Collateral Agent has received the Flood Documentation with respect to such Material Real Property on or prior to the granting of such Mortgage thereon, (ii) all flood hazard insurance policies required pursuant to Section 9.02(c) with respect to any such Material Real Property have been obtained and remain in full force and effect to the extent required by such Section, and (iii) except to the extent that the Lead Borrower has previously given written notice thereof to the Collateral Agent, there has been, to the Lead Borrower’s knowledge, no redesignation of any Material Real Property subject to a Mortgage into Special Flood Hazard Area.
(c)    Schedule 1.01(B) hereto sets forth a complete list of Material Real Properties as of the Restatement Date.
Section 8.08    Subsidiaries.
(a)    Schedule 8.08(a) (as may be updated pursuant to Section 13.12 of this Agreement) sets forth as of the Restatement Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Parent and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Parent or by any such subsidiary.
(b)    As of the Restatement Date, after giving effect to the Amendment and Restatement Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of Parent or any of the Subsidiaries, except as set forth on Schedule 8.08(b) (as may be updated pursuant to Section 13.12 of this Agreement).
Section 8.09    Litigation; Compliance with Law. There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Parent, any Borrower or any Mexican Obligor, threatened in writing against Parent, any
[Adient ABL — Amendment and Restatement Agreement]

Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by Parent, any Borrower or any of their subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed on Form 10-K or Form 10-Q.
None of Parent, the Borrowers, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 8.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 8.10    Federal Reserve Regulations. No part of the proceeds of any Credit Event will be used by Parent, the Borrowers and their Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.
Section 8.11    Investment Company Act. None of the Borrowers or the other Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 8.12    Use of Proceeds.
(a)    The Borrowers will use the proceeds of the Loans made on the Restatement Date to finance, in part, the Restatement Date Refinancing, to pay Amendment and Restatement Transaction Expenses, and for general corporate purposes.
(b)    All proceeds of the Credit Extensions after the Restatement Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other permitted Investments, Dividends and any other purpose not prohibited hereunder.
(c)    The Credit Extensions shall not be utilized for any purpose that would (i) constitute unlawful financial assistance within the meaning of Sections 678 or 679 of the UK Companies Act 2006 or (ii) breach Section 82 or Section 239 of the Irish Companies Act 2014.
Section 8.13    Tax. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect,
(a)    Parent and each of the Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;
(b)    Parent and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments for which Parent or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and the amount thereof is being contested in good faith by appropriate proceedings; and
(c)    as of the Restatement Date, with respect to Parent and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.
Section 8.14    No Material Misstatements.
(a)    All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Parent, the Borrowers, the Subsidiaries, the Amendment and Restatement Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Amendment and Restatement Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or the Administrative Agent, as applicable (and as of the Restatement Date, with respect to Information provided prior thereto) and did
[Adient ABL — Amendment and Restatement Agreement]

not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).
(b)    The Projections and other forward looking information prepared by or on behalf of Parent, the Borrowers or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Amendment and Restatement Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by Parent and the Borrowers to be reasonable as of the date thereof (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized) and as of the date such Projections and information were furnished to the Lenders or the Administrative Agent.
Section 8.15    Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no Reportable Event has occurred during the past five years as to which Parent, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) none of Parent, the Borrowers, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.
Section 8.16    Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by Parent or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Parent, the Mexican Obligors’ or the Borrowers’ knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to Parent or any of its Subsidiaries, (b) each of Parent and its Subsidiaries has all environmental permits, licenses, concessions, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 8.16, no Hazardous Material is located at, on or under any property currently or, to Parent’s, the Mexican Obligors’ or the Borrowers’ knowledge, formerly owned, operated or leased by Parent or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which Parent or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of Parent or any of the Subsidiaries of any property currently or, to Parent’s, the Mexican Obligors’ or the Borrowers’ knowledge, formerly owned, operated or leased by Parent or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Restatement Date.
Section 8.17    Security Documents.
(a)    Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.
(i)    As of the Restatement Date, in the case of the Pledged Collateral and U.S. Pledged Collateral described in the U.S. Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and U.S. Pledged Collateral and required to be delivered under the U.S. Collateral Agreement to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement (other than the Intellectual Property), as a result of the filing of the financing statements and other filings specified in the Perfection Certificate in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) has or shall have, as applicable, a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial
[Adient ABL — Amendment and Restatement Agreement]

Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession.
(ii)    In the case of the Collateral described in any Security Document to which a U.K. Loan Party is a party, as a result of the required registration with the UK Companies House under Section 859A of the UK Companies Act 2006, the Land Registry or Land Charges Registry in England, the United Kingdom Intellectual Property Office, the European Patent Office, and the European Intellectual Property Office (by or on behalf of the Collateral Agent), the Collateral Agent (for the benefit of the Secured Parties) has a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, to the extent perfection can be achieved by such registration.
(iii)    In the case of the Collateral described in the Irish Security Documents or any other Security Document to which Parent or any other Irish Loan Party is a party, as a result of the required registration with the Companies Registration Office of Ireland pursuant to Part 7 of the Irish Companies Act and/or with the Revenue Commissioners of Ireland pursuant to Section 1001 of the Taxes Consolidation Act, 1997 of Ireland (as amended) (to the extent that Parent or any other Irish Loan Party has obtained an Irish tax registration number), the Irish Patents Office, European Patent Office and the European Intellectual Property Office, the Collateral Agent (for the benefit of the Secured Parties) has a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, to the extent perfection can be achieved by such registration.
(iv)    In the case of the Collateral described in the Jersey Law Security Documents, as a result of the required registrations of financing statements on the SIR (by or on behalf of the Collateral Agent), the Collateral Agent (for the benefit of the Secured Parties) has a perfected security interest pursuant to the Security Interests (Jersey) Law 2012 (the “SIJL”) in such Collateral, to the extent perfection under the SIJL can be achieved by such registration.
(v)    In the case of the Collateral described in the Spanish Law Security Documents, Luxembourg Law Security Documents and the Polish Law Security Documents, as a result of the completion of the required perfection and/or registration requirements therein (by or on behalf of the Collateral Agent and the Secured Parties), the Collateral Agent and the Secured Parties identified therein have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, to the extent perfection can be achieved by completing such requirements or registration.
(b)    As a result of the the U.S. Collateral Agreement or an ancillary document thereunder being properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, as a result of the the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) has a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Restatement Date).
(c)    The Mortgages, if any, on the Original Closing Date Mortgaged Properties, and the Mortgages executed and delivered after the Original Closing Date pursuant to Section 9.10, shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Mortgage, the Collateral Agent and the other Secured Parties, legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are validly filed, registered or recorded in the proper real estate filing, registration or recording offices and any other required registrations have been validly completed by or on behalf of the Collateral Agent (including, in the case of any Mortgage over Mortgaged Property located in England and Wales, any required registration with the Land Registry or Land Charges Registry of England), and all relevant mortgage Taxes and recording and registration charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record or registered notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof.
(d)    Notwithstanding anything herein (including this Section 8.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity
[Adient ABL — Amendment and Restatement Agreement]

Interests of any Foreign Subsidiary (other than Foreign Subsidiaries organized in a Specified Jurisdiction), or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law (other than any applicable Specified Foreign Law).
Section 8.18    Solvency. Immediately after giving effect to the Amendment and Restatement Transactions on the Restatement Date and the making of each Loan on the Restatement Date and the application of the proceeds of such Loans, (i) Parent and any other Irish Loan Party are able to pay their debts within the meaning of Section 570 of the Irish Companies Act; (ii) the fair value of the assets of Parent and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (iii) the present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iv) Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (v) Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital; and, with respect to a Subsidiary of Parent incorporated in England and Wales or Ireland, (vi) it is not unable and does not admit its inability to pay its debts as they fall due, (vii) it is not deemed to, or is not declared to, be unable to pay its debts under applicable law, (viii) it has not suspended or threatened to suspend making payments on any of it debts and (ix) by reason of actual or anticipated financial difficulties, it has not commenced negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling any of its indebtedness. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
Section 8.19    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Parent and its Subsidiaries, threatened against Parent or any of the Subsidiaries; (b) the hours worked and payments made to employees of Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Parent or any of the Subsidiaries or for which any claim may be made against Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Amendment and Restatement Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Parent or any of the Subsidiaries (or any predecessor) is a party or by which Parent or any of the Subsidiaries (or any predecessor) is bound.
Section 8.20    Insurance. Schedule 8.20 (as may be updated pursuant to Section 13.12 of this Agreement) sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of Parent or the Subsidiaries as of the Restatement Date. As of such date, such insurance is in full force and effect.
Section 8.21    Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 8.21 (as may be updated pursuant to Section 13.12 of this Agreement), (a) Parent and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that is used or held for use or is otherwise reasonably necessary in the operation of their respective businesses (provided that this representation and warranty shall not be construed as a representation and warranty that the operation of Parent’s, and each of its Subsidiaries’, businesses do not infringe, misappropriate or violate the Intellectual Property of any person, the sole representation and warranty in respect of which is set out in the following clause (b)), (b) to the knowledge of the Parent, the Mexican Obligors and the Borrowers, the operation of Parent’s, and each of its Subsidiaries’, businesses is not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any other person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by Parent and its Subsidiaries is pending or, to the knowledge of the Parent, the Mexican Obligors and the Borrowers, threatened and (ii) to the knowledge of the Parent, the Mexican Obligors and the Borrowers, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.
Section 8.22    USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, Parent and each of its Subsidiaries is in compliance with the USA PATRIOT Act.
Section 8.23    Anti-Corruption Laws and Sanctions. Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. Neither Parent nor any Subsidiary of Parent, nor, to the knowledge of Parent, any director, officer, agent, employee or affiliate of Parent or any of its
[Adient ABL — Amendment and Restatement Agreement]

Subsidiaries that, in each such case, is acting or benefitting in any capacity in connection with the Credit Extensions, (i) is currently the subject of any Sanctions or (ii) is operating, organized/incorporated or residing in any Designated Jurisdiction. Neither Parent nor any Subsidiary of Parent will, directly or, to its knowledge, indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any Credit Extension made pursuant to the terms of this Agreement to any Subsidiary, joint venture partner, or other person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (b) to fund any activity or business in, of or with, any Designated Jurisdiction or any Sanctioned Person, or (c) in any other manner that will (to the knowledge of Parent) result in any violation by Parent or any Subsidiary of Parent or such Subsidiary of Sanctions, to the extent such violation in this clause (c) is reasonably expected to have a Material Adverse Effect.
Section 8.24    Jersey Loan Parties.
(a)    All returns, resolutions and documents required by any legislation to be filed by a Jersey Loan Party with the Jersey Registrar of Companies or the Jersey Financial Services Commission have been duly prepared, kept and filed (within all applicable time limits) and are correct.
(b)    Each Jersey Loan Party is not a “financial services company” or a “utility company” (as respectively defined in the Income Tax (Jersey) Law 1961).
(c)    Each Jersey Loan Party is exempt from the duty to hold a business licence under the Control of Housing and Work (Jersey) Law 2012.
(d)    Each Jersey Loan Party does not conduct any unauthorised “financial services business” (as defined in the Financial Services (Jersey) Law 1998).
(e)    Each Jersey Loan Party is and will remain an “international services entity” (within the meaning of the Goods and Services Tax (Jersey) Law 2007).
(f)    The information contained in the SIR Checklist provided by Parent is accurate and complete.
Section 8.25    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 8.26    Beneficial Ownership Certificate. As of the Restatement Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Section 8.27    Centre of Main Interests. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Loan Party incorporated under the laws of a country that is a member state of the European Union, is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction. The “centre of main interest” (as that term is used in the Cross Border Insolvency Regulations 2006) of each UK Loan Party is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in the Cross Border Insolvency Regulations 2006) in any other jurisdiction.
Section 8.28    UK Pensions. Except for the UK Pension Scheme, no Loan Party or any of its Subsidiaries is or has at any time been: (a) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) of such an employer.
Section 8.29    Ranking. Each U.K. Loan Party’s and each Irish Loan Party’s payment obligations under the Loan Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
Section 8.30    Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate (a) assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in any Borrowing Base as an “Eligible Billed Account” is an Eligible Billed Account, each material Account reflected therein as eligible for inclusion in any Borrowing Base as an “Eligible Unbilled Account” is an Eligible Unbilled Account and the material Inventory reflected therein as eligible for inclusion in each Borrowing
[Adient ABL — Amendment and Restatement Agreement]

Base constitutes Eligible Inventory; and (b) the information contained in such Borrowing Base Certificate is accurate and complete.
Section 8.31    Irish Pensions. None of the Loan Parties is or has at any time been a participating employer in an occupational pension scheme which is not a defined contribution scheme (as defined in Section 2(1) of the Irish Pensions Act 1990).
ARTICLE IX
AFFIRMATIVE COVENANTS
The Borrowers and the Mexican Obligors covenant and agree with each Lender, each Issuing Bank and the Swingline Lender that from and after the Original Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Parent and the Borrowers will, and will cause each of the Subsidiaries to:
Section 9.01    Existence; Business and Properties.
(a)    Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of Parent (other than a Borrower or a Mexican Obligor), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 10.05, and (iii) for the liquidation or dissolution of Subsidiaries (other than a Borrower or a Mexican Obligor) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Parent or a Wholly Owned Subsidiary of Parent in such liquidation or dissolution; provided, that (x) Guarantors may not be liquidated into Subsidiaries that are not Loan Parties, and (y) U.S. Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 10.05).
(b)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) except with respect to Intellectual Property, which is addressed in clause (c) below, lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).
(c)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, take all steps necessary to preserve, prosecute, maintain, renew, extend, protect, enforce and keep in full force and effect the Intellectual Property which is owned by Parent or its Subsidiaries, to the extent used or held for use in the conduct of its business.
Section 9.02    Insurance.
(a)    Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or Similar Businesses operating in the same or similar locations, and within ninety (90) days after the Original Closing Date (or such later date as the Collateral Agent may agree in writing in its reasonable discretion), cause the Collateral Agent to be listed as a co-insured or co-loss payee, on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in any Specified Jurisdiction and as an additional or co-insured on all general liability policies. Notwithstanding the foregoing, Parent and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or (iii) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.
(b)    Except as the Collateral Agent may agree in its reasonable discretion, within thirty (30) days after the later of the Original Closing Date and, with respect to any Original Closing Date Mortgaged Property, the date on which such Mortgaged Property is required to be encumbered by a Mortgage hereunder (or such later date (A) not to exceed an additional fifteen (15) days if reasonably required by the Lead Borrower or (B) as such period may be further extended in the sole discretion of the Collateral Agent), subject to Section 9.02(a)(i), cause all such property and casualty insurance policies with respect to the Mortgaged Property located in the United States of
[Adient ABL — Amendment and Restatement Agreement]

America or England and Wales to be endorsed or otherwise amended to include a “standard” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, deliver a certificate of insurance with respect to each Mortgaged Property to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.
(c)    Prior to the delivery of the applicable Mortgage, if any portion of any Mortgaged Property located in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” (each, a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws (as now or hereafter in effect or successor act thereto), (i) obtain and maintain, with a financially sound and reputable insurer (except to the extent that any insurer insuring such Mortgaged Property of such Loan Party ceases to be financially sound and reputable after the Original Closing Date, in which case such Loan Party shall promptly replace such insurer with a financially sound and reputable insurer), such flood insurance in such reasonable total amount as the Collateral Agent and the Lenders may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) promptly upon request of the Collateral Agent or any Lender, deliver to the Collateral Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.
(d)    In connection with the covenants set forth in this Section 9.02, it is understood and agreed that:
(i)    the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 9.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrowers, on behalf of themselves and behalf of each of Parent and the Subsidiaries, hereby agree, to the extent permitted by law, to waive, and further agree to cause each of Parent and their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;
(ii)    the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 9.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Parent and the Subsidiaries or the protection of their properties; and
(iii)    the amount and type of insurance that Parent and its Subsidiaries have in effect as of the Original Closing Date and the certificates and endorsements, if any, listing the Collateral Agent as a co-insured, co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 9.02.
Section 9.03    Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) Parent or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP and the amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 9.04    Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders (including their Public-Siders)):
(a)    within ninety (90) days after the end of each fiscal year, commencing with the first fiscal year ending after the Original Closing Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance
[Adient ABL — Amendment and Restatement Agreement]

sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Parent or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any Indebtedness incurred under this Agreement or the Term Loan Credit Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Parent of annual reports on Form 10-K of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 9.04(a) to the extent such annual reports include the information specified herein and are delivered within the time period specified above);
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Original Closing Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Parent on behalf of Parent as fairly presenting, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Parent of quarterly reports on Form 10-Q of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 9.04(b) to the extent such quarterly reports include the information specified herein and are delivered within the time period specified above);
(c)    (x) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of Parent (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 9.04(c) (or since the Original Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) set forth the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period and (y) concurrently with any delivery of financial statements under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);
(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent or any of the Subsidiaries with the SEC, or distributed to its stockholders or shareholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of Parent or the Borrowers or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;
(e)    within ninety (90) days after the beginning of each fiscal year that commences after the Original Closing Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of projected cash flow and projected income to be prepared on a quarter by quarter basis (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Parent to the effect that the Budget is based on assumptions believed by Parent to be reasonable as of the date of delivery thereof;
(f)    concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 9.10(d) (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable);
[Adient ABL — Amendment and Restatement Agreement]

(g)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and
(h)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).
Each of the Borrowers represents and warrants that each of it and its Controlling and Controlled entities, in each case, if any (collectively with the Borrowers, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, each Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 9.04(a) and (b) above, along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of any such securities. The Borrowers will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall the Borrowers request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrowers’ compliance with the covenants contained herein.
Section 9.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of any Borrower obtains actual knowledge thereof:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    any other development specific to Parent or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and
(d)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 9.05 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 9.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 9.06 shall not apply to Environmental Laws, which are the subject of Section 9.09, or to laws related to Taxes, which are the subject of Section 9.03. Parent will implement and maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, its Subsidiaries and their respect directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
Section 9.07    Maintaining Records; Access to Properties and Inspections.
(a)    Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Parent or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Parent, and as often as reasonably requested and to make extracts from and copies of such
[Adient ABL — Amendment and Restatement Agreement]

financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Parent to discuss the affairs, finances and condition of Parent or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as Parent has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.
(b)    The Lead Borrower will permit the Administrative Agent, subject to reasonable advance notice to, and reasonable coordination with, the Lead Borrower and during normal business hours, to visit and inspect the properties of any Borrower, at the Borrower’s expense as provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Borrower’s business, financial condition, assets and results of operations (it being understood that a representative of the Lead Borrower and such Borrower shall be permitted to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the Administrative Agent shall only be permitted to conduct one field examination and the Lead Borrower shall be required to provide the Administrative Agent with one inventory appraisal conducted by an appraiser chosen by the Administrative Agent and consented to by the Lead Borrower (such consent not to be unreasonably withheld or delayed) in a form and on a basis reasonably satisfactory to the Administrative Agent with respect to any Collateral comprising the Aggregate Borrowing Base per 12-month period; provided, further, that (i) if at any time Global Availability is less than 20% of the Line Cap for a period of five (5) consecutive Business Days during such 12-month period, one additional field examination and one additional inventory appraisal of ABL Collateral will be permitted in such 12-month period and (ii) during any Liquidity Period, one additional field examination and one additional inventory appraisal of ABL Collateral be permitted in such 12-month period, except that during the existence and continuance of a Specified Event of Default, there shall be no limit on the number of additional field examinations and inventory appraisals of ABL Collateral that shall be permitted at the Administrative Agent’s request. No such inspection or visit shall unduly interfere with the business or operations of any Borrower, nor result in any damage to the property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Each of the Lead Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrowers shall not be entitled to rely upon them.
(c)    The Lead Borrower will reimburse (or will cause to be reimbursed) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 13.01) of the Administrative Agent in connection with (i) one examination per fiscal year of any Borrower’s books and records as described in clause (a) above and (ii) field examinations and inventory appraisals of Collateral comprising the Aggregate Borrowing Base, in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section 9.07 shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.
Section 9.08    Use of Proceeds. Use the proceeds of the Loans made in the manner contemplated by Section 8.12 and Section 8.23.
Section 9.09    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 9.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 9.10    Further Assurances; Additional Guarantors; Additional Security.
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, the notarization of the Spanish Law Security Documents, the formalization as a Spanish Public Document of the Guarantee Agreement executed by each Spanish Loan Party, putting a certified date on relevant Polish Law Security Documents, the delivery of notifications to counterparties and the registration in any applicable public registry), that may be required by the Security Documents or that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide
[Adient ABL — Amendment and Restatement Agreement]

to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection of the Liens created or intended to be created by the Security Documents.
(b)    If any asset (other than Real Property) is acquired by any Loan Party (including, without limitation, any acquisition pursuant to a Delaware LLC Division) after the Original Closing Date or owned by an entity at the time it becomes a Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z)(i) in the case of a Loan Party organized under the laws of the United States or any state thereof, assets (other than Equity Interests) owned thereby and located outside of the United States, and (ii) in the case of a Loan Party organized or incorporated under the laws of any Specified Jurisdiction, assets (other than Equity Interests) owned thereby and located outside of such Specified Jurisdiction), such Loan Party will, (A) notify the Collateral Agent of such acquisition or ownership; provided that this clause (A) will be deemed satisfied with respect to any applicable asset so long as such notice is delivered on the first date on which financial statements are required to be delivered pursuant to Section 9.04(a) or (b) which occurs at least ten (10) Business Days after the acquisition of such asset, or at any time prior thereto) and (B) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 9.10, all at the expense of the Loan Parties, subject to the penultimate paragraph of this Section 9.10.
(c)    Grant and cause each of the Guarantors to grant to the Collateral Agent (or to all the Secured Parties, if necessary or customary under applicable local law) security interests in, and mortgages on, any Material Real Property of such Loan Parties, as applicable, that are not Mortgaged Property as of the Original Closing Date, to the extent acquired after the Original Closing Date or to the extent a new Guarantor owns Material Real Property after the Original Closing Date, within (i) with respect to each Mortgaged Property located in the United States, ninety (90) days after such acquisition or such Real Property becoming Material Real Property or such new Guarantor becoming a Guarantor, as applicable and (ii) with respect to each Mortgaged Property located in England and Wales, twenty (20) days after such acquisition or such new Guarantor becoming a Guarantor, as applicable, or in each case, such later date as the Collateral Agent may agree in its reasonable discretion, pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the Lead Borrower (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and record, register or file, and cause each such Subsidiary to record, register or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording, registration or filing, in each case subject to the penultimate paragraph of this Section 9.10. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrowers shall cause the requirements set forth in clauses (b)(x)(iii), (h) and (i) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.
Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any Real Property acquired by any Loan Party after the Original Closing Date until (1) the date that occurs forty-five (45) days after the Collateral Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Real Property: (i) a completed flood hazard determination from a third party vendor, (ii) if such Real Property is located in a “special flood hazard area,” (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance is not available and (B) evidence of receipt by the applicable Loan Party of such notice, and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Real Property is located, evidence of flood insurance, and (2) the Collateral Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).
(d)    Subject to the terms of the Intercreditor Agreement, if any additional direct or indirect Subsidiary of Parent (i) is formed (including, without limitation, the formation of any Subsidiary of Parent that is a Delaware Divided LLC), acquired or ceases to constitute an Excluded Subsidiary following the Original Closing Date and such Subsidiary is (1) a Wholly Owned Subsidiary which is a U.S. Subsidiary or a Foreign Subsidiary organized or incorporated in a Specified Jurisdiction and which is not an Excluded Subsidiary or (2) any other U.S. Subsidiary or Foreign Subsidiary organized or incorporated in a Specified Jurisdiction that may be designated by Parent in its sole discretion, (ii) becomes a borrower or a guarantor of the obligations of any borrower under the Term Loan Credit Agreement and organized or incorporated under the laws of the United States (or any State thereof or the District of Columbia) or any Specified Jurisdiction or (iii) that is not then a Borrower or a Guarantor guarantees or incurs any other Indebtedness under either the Term Loan Credit Agreement or the indenture governing the First Lien Notes or guarantees or incurs any capital markets Indebtedness of Parent, the Borrowers or any Subsidiary of Parent with an
[Adient ABL — Amendment and Restatement Agreement]

aggregate principal amount in excess of $400,000,000, in each case, within twenty (20) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion), notify the Collateral Agent thereof and, within thirty (30) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion (or, in the case of clause (iii) above, twenty (20) Business Days following the date such Indebtedness is guaranteed or incurred by the applicable Subsidiary), cause such Subsidiary to become a Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate paragraph of this Section 9.10. Notwithstanding anything to the contrary herein, (x) except with respect to clause (y) below, in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by Parent in its sole discretion and (y) no Foreign Subsidiary other than a Foreign Subsidiary organized or incorporated in a Specified Jurisdiction shall become a Guarantor unless the Administrative Agent shall have consented in writing (such consent shall be in the sole discretion of the Administrative Agent).
(e)    Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate, registered or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification or registered number (to the extent relevant in the applicable jurisdiction of organization or incorporation) and (D) in any Loan Party’s jurisdiction of organization or incorporation; provided, that the Loan Parties shall not effect or permit any such change unless all filings have been made, or will have been made within ten (10) days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.
(f)    If any additional Subsidiary of Parent is formed or acquired after the Original Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Subsidiary of a Loan Party, within thirty (30) days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within sixty (60) days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate paragraph of this Section 9.10.
(g)    At the option of the Lead Borrower, it may (i) cause a U.S. Subsidiary to become a “U.S. Subsidiary Borrower” hereunder, (ii) cause a Belgian Subsidiary to become a “Belgian Subsidiary Borrower” hereunder, (iii) cause a Polish Subsidiary to become a “Polish Subsidiary Borrower” hereunder, (iv) cause a Swedish Subsidiary to become a “Swedish Subsidiary Borrower” hereunder, (v) cause a U.K. Subsidiary to become a “U.K. Subsidiary Borrower” hereunder, (vi) after the Spanish Effectiveness Date, cause a Spanish Subsidiary to become a “Subsidiary Borrower” hereunder, (vii) after the Mexican Effectiveness Date, cause a Mexican Subsidiary to become a “Mexican Obligor” hereunder or (viii) after the German Effectiveness Date, cause a German Subsidiary to become a “Subsidiary Borrower” hereunder, in each case, by (x) delivering a written notice to the Agent and the Lenders at least fifteen (15) Business Days prior to such Subsidiary becoming a Subsidiary Borrower or Mexican Obligor, as applicable, (y) at least three (3) Business Days prior to such Subsidiary becoming a Subsidiary Borrower, delivering to the Agents and the Lenders under the applicable Subfacility all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case to the extent requested in writing at least ten (10) Business Days prior to such Subsidiary becoming a Subsidiary Borrower or Mexican Obligor, as applicable, and (z) causing such Subsidiary (A) to execute a joinder agreement to this Agreement in form and substance satisfactory to the Administrative Agent (and notarized as a Spanish Public Document in the case of a Spanish Subsidiary, at the reasonable request of the Administrative Agent or the Collateral Agent) and such Security Documents creating such Lien over its assets in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of all the Secured Parties, if necessary or customary under applicable local law) on such terms and of such scope substantially consistent with the applicable Initial Security Agreements or in such other form acceptable to the Collateral Agent and, in any event, in form and substance reasonably satisfactory to the Collateral Agent; (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; (C) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this
[Adient ABL — Amendment and Restatement Agreement]

Section 9.10(g) and customarily opined upon by counsel to the Loan Parties as the Administrative Agent may reasonably request; (D) in the case of a U.S. Subsidiary, Belgian Subsidiary, U.K. Subsidiary or German Subsidiary (x) the Administrative Agent shall have received the results of an appraisal and a field examination, from an appraiser and an examiner reasonably satisfactory to the Administrative Agent, of all applicable Inventory requested to be included in the U.S. Borrowing Base, Belgian Borrowing Base, U.K. Borrowing Base or German Borrowing Base (respectively) and such other customary legal and commercial due diligence as the Administrative Agent may reasonably require in its Permitted Discretion in order to determine customary and appropriate reserves, if any, against such Inventory, after giving effect to the advances rates set forth in the relevant Borrowing Base component definitions and the existing exclusionary criteria and (y) such U.S. Subsidiary, Belgian Subsidiary, U.K. Subsidiary or German Subsidiary shall have duly authorized, executed and delivered such customary documentation governed by United States, Belgian, English or German law (as applicable), and taken such other customary collateral security and perfection actions, deemed reasonably necessary by the Administrative Agent in its Permitted Discretion, to provide a valid and enforceable first priority (subject to Permitted Borrowing Base Liens) and perfected or equivalent Lien in such Inventory.
Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 9.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):
(i)    any Real Property other than Material Real Property;
(ii)    motor vehicles and other assets subject to certificates of title (other than to the extent that a security interest therein can be perfected automatically or by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any action under Specified Foreign Law);
(iii)    letter of credit rights (other than to the extent that a security interest therein can be perfected automatically or by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any action under Specified Foreign Law);
(iv)    commercial tort claims with a value of less than $10,000,000 (other than to the extent that a security interest therein can be perfected automatically or by the filing of a financing statement under the Uniform Commercial Code or applicable filings under Specified Foreign Law or is perfected without any filing under Specified Foreign Law);
(v)    property subject to a Lien pursuant to Section 10.02(c), (i) or (kk) securing a purchase money security interest, Capitalized Lease Obligation or similar arrangement permitted under this Agreement;
(vi)    leases, licenses, permits and other agreements permitted under this Agreement, in each case, to the extent, and so long as, the pledge thereof as Collateral would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Specified Foreign Law, the Bankruptcy Code or other Requirement of Law and other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code, Specified Foreign Law or other applicable law;
(vii)    other assets to the extent the pledge thereof or the security interest therein is prohibited by applicable law, rule or regulation (other than to the extent such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Specified Foreign Law of the applicable jurisdiction, Bankruptcy Code or any other Requirement of Law and other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code, Specified Foreign Law or other applicable law) or which require governmental (including regulatory) consent, approval, license or authorization or third party consent binding on any asset on the Original Closing Date or at the time of their acquisition, as applicable, to be pledged (unless such consent, approval, license or authorization has been received);
(viii)    those assets as to which the Administrative Agent and the Borrowers shall reasonably agree that the costs or other adverse consequences (including, without limitations, Tax consequences) of obtaining such security interest or perfection thereof are likely to be excessive in relation to the value of the security to be afforded thereby;
[Adient ABL — Amendment and Restatement Agreement]

(ix)    “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law;
(x)    assets of any Permitted Receivables Jurisdiction Subsidiary securing any Qualified Receivables Facility in compliance with Section 10.02(z);
(xi)     any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent Liens and security interests therein are prohibited or restricted thereby, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or Specified Foreign Law, as applicable (other than the proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or Specified Foreign Law, as applicable); and
(xii)    Excluded Securities;
provided, that (x) Parent may in its sole discretion elect to exclude any property from the definition of “Excluded Property” and (y) in no event shall any asset included in any Borrowing Base constitute Excluded Property.
Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Original Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents, (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (C) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar Tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the Fair Market Value of such Mortgaged Property as determined in good faith by the Lead Borrower (subject to such lesser amount agreed to by the Collateral Agent).
Section 9.11    Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.
Section 9.12    Post-Closing. Take all necessary actions to satisfy the items described on Schedule 9.12 (as may be updated pursuant to Section 13.12 of this Agreement) within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).
Section 9.13    Maintenance of Ratings. Use commercially reasonable efforts to maintain a corporate family rating of Parent from each of S&P and Moody’s; provided that there shall be no requirement to obtain or maintain any specific rating.
Section 9.14    UK Pensions. Parent shall (a) ensure that the UK Pension Scheme is funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by Parent or any of its Subsidiaries in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or Parent or any of its Subsidiaries ceasing to employ any member of such a pension scheme); (b) except for the UK Pension Scheme, ensure that neither it nor any of its Subsidiaries is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer; (c) to the extent that it is able to obtain a copy, deliver to the Administrative Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to Adient Global Holdings Jersey or its Subsidiaries); and (ii) at any other time if the Administrative Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to the UK Pension Scheme; (d) promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise); (e) immediately notify the Administrative Agent on it becoming aware of any investigation or proposed investigation by
[Adient ABL — Amendment and Restatement Agreement]

the Pensions Regulator which is likely to lead to the issue of a Financial Support Direction or a Contribution Notice to it or any of its Subsidiaries; and (f) immediately notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
Section 9.15    Centre of Main Interests. Each Loan Party that is incorporated in a jurisdiction to which the Regulation applies shall maintain its “centre of main interests” in its jurisdiction of incorporation for the purposes of the Regulation.
Section 9.16    People with Significant Control Regime. Each of Parent and each of its Subsidiaries shall (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Collateral Agent, and (b) promptly provide the Collateral Agent with a copy of that notice.
Section 9.17    Spanish “Pagarés” (Promissory Notes). Each Spanish Borrower undertakes to comply at all times with the following obligations in relation to any “pagaré” that any of their Account Debtors may deliver them as payment instruments: (i) to keep all “pagarés” at a separate location in their premises until the date in which such “pagarés” need to be presented for collection, in a specific locked box marked with the reference “JPM Revolving Credit Agreement” at their principal office, the exact location of which will be notified at all times to the Administrative Agent; (ii) to permit at all times during the continuance of an Event of Default the Administrative Agent immediate access to such “pagarés” and the location in which they are kept, ready for inspection upon request by it; (iii) to prevent the access by any third parties to such locked box other than the Administrative Agent, and other than those employees of the Spanish Borrowers insofar as necessary to ensure that the “pagarés” are duly presented for collection at the date of payment set forth in such “pagaré”; (iv) to only proceed to collect such “pagarés” in accordance with this Agreement; (v) to instruct all of its Account Debtors that issue such “pagarés” from now on to do so with the specific mention “not to the order” (“no a la orden”), so that they cannot be endorsed to any third party; and (vi) upon occurrence of an Event of Default, to immediately send the relevant locked box in which “pagarés” are kept and any other “pagaré” received during such period to the Administrative Agent for its custody and collection, for as long as such Event of Default is continuing. In addition to the above, the relevant Spanish Borrowers hereby authorize the Administrative Agent and its designees, and grant them full powers of attorney, upon occurrence of and continuance of an Event of Default, to take in such Spanish Borrowers’ name and on their behalf any and all steps necessary or desirable, in the judgment of the Administrative Agent or its designees, to collect all amounts due under any and all of their “pagarés”, including, without limitation, endorsing (if possible) such “pagarés” to the Administrative Agent, and enforcing such “pagarés” and the related contracts thereto
Section 9.18    Collateral Monitoring and Reporting.
(a)    Borrowing Base Certificates. By the 20th day after the end of each month (commencing with the month ended October 31, 2022) ending after the Restatement Date (or, in each case, if such date is not a Business Day, the following Business Day), the Lead Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of such previous month (provided that, during a Liquidity Period, if requested by the Administrative Agent, the Lead Borrower shall deliver to the Administrative Agent weekly Borrowing Base Certificates by Wednesday (or if such date is not a Business Day, the following Business Day) of every week prepared as of the close of business on Friday of the previous week, which weekly Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent), or more frequently if elected by the Lead Borrower, provided that the Aggregate Borrowing Base shall continue to be reported on such more frequent basis for at least three (3) months following any such election; provided, further, that (i) Inventory amounts shown in the Borrowing Base Certificates delivered on a weekly basis will be based on the Inventory amount (a) set forth in the most recent weekly report, where possible, and (b) for the most recently ended month for which such information is available with regard to locations where it is impracticable to report Inventory more frequently, and (ii) the amount of Eligible Accounts shown in such Borrowing Base Certificate will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended month. In addition, an updated Borrowing Base Certificate will be delivered in connection with any Notice of Borrowing delivered following the transfer of any assets pursuant to Section 10.05(c) between the Loan Parties if such transferred assets would need to be included in the applicable Borrowing Base in order to meet the Availability Conditions. All calculations of Global Availability in any Borrowing Base Certificate shall be made by the Lead Borrower and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.
(b)    Records and Schedules of Accounts. The Lead Borrower shall keep materially accurate and complete records of all Accounts, including all payments and collections thereon, and shall submit to the
[Adient ABL — Amendment and Restatement Agreement]

Administrative Agent, upon the Administrative Agent’s request, sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent on a periodic basis (but not more frequently than at the time of delivery of each of the Financial Statements). The Lead Borrower shall also provide to the Administrative Agent, upon the Administrative Agent’s request, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and the amount, invoice date and due date as the Administrative Agent may reasonably request. If Accounts owing from any single Account Debtor in an aggregate face amount of $10,000,000 or more cease to be Eligible Accounts, the Borrowers shall notify the Administrative Agent of such occurrence promptly (and in any event within three (3) Business Days) after any Responsible Officer of the Lead Borrower has actual knowledge thereof.
(c)    Maintenance of Dominion Account by U.S. Loan Parties. With respect to each U.S. Loan Party’s Deposit Accounts (other than Excluded Accounts) and Dominion Accounts, within ninety (90) days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Original Closing Date or, if opened following the Original Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Deposit Account or the date any Person that owns such Deposit Account becomes a U.S. Loan Party hereunder, (i) each U.S. Loan Party shall obtain from each bank or other depository institution that maintains such Deposit Account, a Deposit Account Control Agreement, in form reasonably satisfactory to the Administrative Agent that provides for such bank or other depository institution, following its receipt of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), to transfer to a Dominion Account, on a daily basis, all balances in such Deposit Account (net of such minimum balance required by the bank at which such Deposit Account is maintained) for application to the Obligations then outstanding (the “U.S. Sweep”); provided that, following the termination of the Liquidity Period, the Administrative Agent shall promptly instruct such bank or other depository institution to terminate the U.S. Sweep; (ii) the Lead Borrower shall establish the Dominion Account and obtain a Deposit Account Control Agreement in form reasonably satisfactory to the Administrative Agent, from the applicable Dominion Account bank, establishing the Administrative Agent’s control over such Dominion Account, (iii) each U.S. Loan Party irrevocably appoints the Administrative Agent as such U.S. Loan Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made and (iv) each U.S. Loan Party shall instruct each Account Debtor to make all payments with respect to ABL Collateral into Deposit Accounts subject to Deposit Account Control Agreements, and if deposited in violation of such instructions, the U.S. Loan Parties shall promptly (and in any event within seven (7) days) direct any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Account pursuant to clause (v) of the definition thereof); and it is expressly acknowledged that the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement within such ninety (90) or sixty (60) day period, at or after the end of such period, as applicable. The provisions of this Section 9.18(c) do not apply to Excluded Accounts.
(d)    [Reserved.]
(e)    Belgian, German, Mexican, Polish, Spanish, Swedish and U.K. Deposit Accounts.
(i)    Each Foreign Loan Party shall, with respect to its Deposit Accounts into which proceeds of the Accounts of such Foreign Loan Party (“Collections”) are paid or any master account in a European Borrower Jurisdiction or Mexico to which any such Accounts are swept (each such Deposit Account being a “Collection Account”), within (A) in the case of each Foreign Loan Party (other than a German Loan Party or a Swedish Loan Party), ninety (90) days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Original Closing Date or, if opened following the Original Closing Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Collection Account or the date any Person that owns such Collection Account becomes a Foreign Loan Party hereunder, (B) in the case of each German Loan Party within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) of the German Effectiveness Date or, if opened following the German Effectiveness Date, within sixty (60) days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening of such Collection Account or the date any Person that owns such Collection Account becomes a German Loan Party hereunder, and (C) in the case of each Swedish Loan Party, at the commencement of a Liquidity Period or, if opened after the commencement of a Liquidity Period, immediately on the opening of such Collection Account or the date, after the commencement of a Liquidity Period, that any Person that owns such Collection Account becomes a Swedish Loan Party hereunder, take all actions necessary to obtain a Deposit Account Control Agreement, in form reasonably satisfactory to the Administrative Agent (with respect to (i) the Belgian Loan Parties under applicable Belgian law, (ii) the German Loan Parties under applicable German law, (iii) the Mexican Obligors under applicable Mexican law, (iv) the Polish Loan Parties under applicable Polish law, (v) the Spanish Loan Parties under applicable Spanish law, (v) the Swedish Loan Parties under applicable Swedish law and (vi) the U.K. Loan Parties under the applicable law of England and Wales), in each case, that provides for such bank or other depository institution, (x) in the case of each Foreign Loan Party (other than a Swedish Loan Party) following its receipt of a Liquidity Notice or
[Adient ABL — Amendment and Restatement Agreement]

receipt of such Liquidity Notice by a Mexican Trustee appointed and acting as mandate of Collection Accounts of Mexican Obligors (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), and (y) in the case of each Swedish Loan Party, at all times, to transfer to the Administrative Agent, on a daily basis, all balances in such Collection Account (net of such minimum balance required by the bank at which such Collection Account is maintained) for application to the Obligations then outstanding (the “Foreign Sweep”); provided that, in the case of each Foreign Loan Party (other than a Swedish Loan Party), following the termination of the Liquidity Period, the Administrative Agent shall promptly instruct such bank or other depository institution (or instruct the Mexican Trustee appointed and acting as mandate of Collection Accounts of Mexican Obligors) to terminate the Foreign Sweep. It is expressly acknowledged that the Administrative Agent reserves the right to impose Reserves with respect to the failure to obtain any such Deposit Account Control Agreement within such ninety (90) day, sixty (60) day or other period, at or after the end of such period, as applicable. The provisions of this Section 9.18(e) do not apply to Excluded Accounts.
(f)    Deposit Account Operations.
(i)    Schedule 9.18 sets forth all Deposit Accounts (other than Excluded Accounts or accounts not required to be subject to a Deposit Account Control Agreement pursuant to Section 9.18(e)) maintained by the Loan Parties, including the Dominion Accounts, as of the Restatement Date. The Lead Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account (other than any Excluded Accounts), and shall not open any Deposit Accounts (other than any Excluded Accounts) at a bank not reasonably acceptable to the Administrative Agent.
(ii)    If any Loan Party receives cash or any check, draft or other item of payment payable to such Loan Party with respect to any ABL Collateral, it shall hold the same in trust for the Collateral Agent and promptly (and in any event within seven (7) days) deposit the same into any Deposit Account that is subject to a Deposit Account Control Agreement or a Dominion Account.
(iii)    Each Foreign Loan Party agrees that upon the commencement and during the continuation of a Liquidity Period, the only way in which monies may be withdrawn from any Deposit Account with respect to which Deposit Account Control Agreements have been entered into (including for purposes of establishing the amounts in such Deposit Account as “Eligible Cash”) is (i) by (or on the authorization or instruction of) the Collateral Agent (or the Administrative Agent) in order to apply them in accordance with Section 11.02(c) or (ii) at the sole discretion of, and through the express authorization or instruction by, the Collateral Agent (or the Administrative Agent).
(iv)    The Collateral Agent shall be given sufficient access to each relevant Deposit Account (including each Collection Account) to ensure that the provisions of Section 11.02(c) are capable of being complied with including, without limitation, by having entered into a Deposit Account Control Agreement or other equivalent agreement with the account bank holding the relevant Deposit Account requiring such account bank to follow the instructions of the Administrative Agent and/or the Collateral Agent if instructions are given by it.
(v)    Each Foreign Loan Party shall instruct each Account Debtor to pay all Collections into segregated Collection Accounts, which only contain Collections and are not used for any other purpose and which are subject to a Deposit Account Control Agreement as specified in clause (e) above (and if deposited in violation of such instructions, each Foreign Loan Party shall promptly (and in any event within seven (7) days) direct any such payments into such Collection Accounts).
(g)    Transfer of Accounts; Notification of Account Debtors.
(i)    At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Liquidity Period, the Foreign Loan Parties shall (a) at the discretion of the Administrative Agent, either (i) immediately cause all of their Deposit Accounts into which the proceeds of Accounts are being paid (each, an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) promptly open new Deposit Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent or an Affiliate of the Administrative Agent (such new bank accounts being Deposit Accounts under and for the purposes of this Agreement), and (b) if new Deposit Accounts have been established pursuant to this Section (each, a “New Collection Account”) ensure that all Account Debtors are instructed to pay the Collections owing to such Loan Parties to the New Collection Accounts. Until all Collections have been redirected to the New Collection Accounts, each such Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).
[Adient ABL — Amendment and Restatement Agreement]

(ii)    Each Spanish Loan Party and each Swedish Loan Party shall, on the Original Closing Date or the Spanish Effectiveness Date, as applicable, give notice to each of its Account Debtors of the security interest of the Collateral Agent (or of the Secured Parties, if necessary or customary under applicable local law) over the Accounts and the Collections created under the relevant Security Documents in the form specified in those Security Documents. At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Liquidity Period, each Foreign Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Collateral Agent over the Accounts and the Collections, it shall give notice to such Account Debtors and if any such Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent or the Collateral Agent to serve such notice on their behalf.
Section 9.19    Financial Assistance. Each Loan Party and its Subsidiaries shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, to the extent such legislation is applicable to such Loan Party or such Subsidiary, including §§ 678-679 of the United Kingdom’s Companies Act 2006 and Section 82 of the Irish Companies Act and Article 150 of the Spanish Companies Law (in respect to a Spanish Loan Party incorporated as a Sociedad Anónima) and Article 143 of the Spanish Companies Law (in respect to a Spanish Loan Party incorporated as a Sociedad de Responsabilidad Limitada) and Sections 30, 31 of the German Act on Limited Liability Companies (GmbH-Gesetz), in each case as amended, and article 430-19 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, or any equivalent and applicable provisions under the laws of the jurisdiction of organization of such Loan Party and its Subsidiaries, including in relation to the execution of the Security Documents by such Loan Party and payments of amounts due under this Agreement.
Section 9.20    European Collateral. Each Foreign Loan Party shall ensure that (i) its standard terms and conditions of purchase at all times contain a condition to the effect that title to the purchased goods transfers to such Loan Party at a time no later than on delivery of the purchased goods to such Loan Party and that, pursuant to such standard terms and conditions of purchase, there are no extendible retention of title rights in favour of its suppliers, (ii) its standard terms and conditions of purchase are not amended in a manner that would prejudice the interest of the Lenders without the prior consent in writing of the Administrative Agent, and (iii) if the reference on any purchase order or equivalent document is to the standard terms and conditions of purchase as set out on a specified website, the relevant website must be maintained, up to date and publicly accessible at all times.  During any Liquidity Period or at any other time at which the Administrative Agent in its Permitted Discretion determines that the Collateral of any Foreign Loan Party may be at substantial risk of loss of title, at the request of the Administrative Agent, the specified Loan Party must send a copy of its standard terms and conditions of purchase (or other notice satisfactory to the Administrative Agent which rejects retention of title and/or extendible retention of title provisions in relation to the Loan Party’s Inventory) to its suppliers. Upon the occurrence of a Liquidity Period which is continuing the Administrative Agent may request that any Foreign Loan Party shall change its standard terms and conditions of purchase or change its purchase standards so that all purchases will be effected through an Affiliate located in the United States.
Section 9.21    Irish Pensions. Parent shall (a) ensure that all pension schemes operated by or maintained for its or its Subsidiaries’ benefit and/or any of its employees are fully funded based on the statutory funding objective under applicable Irish pensions legislation and regulations and that no action or omission is taken by Parent or any of its Subsidiaries in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or Parent or any of its Subsidiaries ceasing to employ any member of such a pension scheme); (b) ensure that it or any of its Subsidiaries is not at any time a participating employer in an occupational pension scheme which is not a defined contribution scheme (as defined in the Irish Pensions Act 1990, as amended); (c) deliver to the Administrative Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to Parent or its Subsidiaries); and (ii) at any other time if the Administrative Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in clause (a) above; and (d) promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
Section 9.22    Undertaking to grant future Spanish Law Receivables Pledges. Each Spanish Loan Party which is not a party to the Spanish Law Receivables Pledges as pledgor undertakes to grant a pledge subject to Spanish law over any Eligible Account that may own at any time on the same terms as in the Spanish Law Receivables Pledges within ten (10) Business Days of the date on which such Spanish Loan Party acquired the relevant Eligible Account. The Spanish Law Irrevocable Powers of Attorney shall expressly empower the Collateral Agent to grant the pledge over such Eligible Account on behalf of the relevant Spanish Loan Party.
[Adient ABL — Amendment and Restatement Agreement]

ARTICLE X
NEGATIVE COVENANTS
The Borrowers and the Mexican Obligors covenant and agree with each Lender, each Issuing Bank and the Swingline Lender that from the Original Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Parent and the Borrowers will not, and will not permit any of the Subsidiaries to:
Section 10.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness outstanding on the Original Closing Date (provided, that any Indebtedness incurred pursuant to this clause (a) in an aggregate principal amount in excess of $35,000,000 shall be set forth on Schedule 10.01), and any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred pursuant to this clause (a); provided, that any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Loan Obligations under this Agreement on customary terms;
(b)    Indebtedness created hereunder (including pursuant to Section 2.15 and Section 2.19) and under the other Loan Documents;
(c)    Indebtedness of Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;
(d)    Indebtedness (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of any person providing such Indebtedness) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty, liability or self-insurance obligations, supply chain financings transactions, trade contracts, bankers’ acceptances, guarantees, performance, tender, bid, stay, surety, statutory, judgment, appeal, advance payment, completion, export or import, indemnities, customs, value added or similar tax or other guarantees and warranties, revenue bonds or similar instruments, in each case in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations;
(e)    Indebtedness of Parent to any Subsidiary and of any Subsidiary to Parent or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party owing to a Loan Party incurred pursuant to this Section 10.01(e) shall be subject to Section 10.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 10.01(e) shall be subordinated in right of payment to the Loan Obligations under this Agreement on customary terms;
(f)    [reserved];
(g)    Indebtedness arising in connection with endorsement of instruments for collection or deposit, from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business;
(h)    (i) Indebtedness of a Subsidiary acquired after the Original Closing Date or a person merged or consolidated with Parent, any Borrower or any Subsidiary after the Original Closing Date and Indebtedness otherwise assumed by any Loan Party in connection with a Permitted Acquisition; provided, that, Indebtedness incurred pursuant to this clause (h)(i) shall be in existence prior to such Permitted Acquisition and shall not have been created in contemplation thereof or in connection therewith; (ii) Indebtedness incurred to finance any Permitted Acquisition; provided that (A) before and after giving effect to such Permitted Acquisition on a Pro Forma Basis, no Default or Event of Default exists, (B) after giving effect to such acquisition on a Pro Forma Basis, the Consolidated Fixed Charge Coverage Ratio shall be equal to or greater than 2.00 to 1.00, (C) any such Indebtedness, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent, (D) such Indebtedness shall not mature prior to the date that is the latest final maturity date of the Loans existing at the time of such incurrence (or in the case of any Junior Financing, until the date that is 91 days thereafter) and (E) the then outstanding aggregate principal amount of Indebtedness incurred pursuant to this clause (h)(ii), Section 10.01(p) and Section 10.01(q) by Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $500,000,000 and (y) 5.00% of Consolidated Total Assets at the time of incurrence, and (iii) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness incurred pursuant to this clause (h);
[Adient ABL — Amendment and Restatement Agreement]

(i)    (x) Capitalized Lease Obligations, mortgage financings, purchase money obligations (including Indebtedness as lessee or guarantor) and other Indebtedness (including, for the avoidance of doubt, any Indebtedness in connection with sale leaseback transactions) in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, repair, replacement, installation or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property), in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(i), would not exceed the greater of $500,000,000 and 5.0% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;
(j)    the First Lien Notes and any Permitted Refinancing Indebtedness in respect thereof;
(k)    (x) other Indebtedness of Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(k), would not exceed the greater of $750,000,000 and 7.5% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;
(l)    the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof;
(m)    Guarantees:
(i)    by any Loan Party of any Indebtedness of any Loan Party permitted to be incurred under this Agreement,
(ii)    by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 10.04,
(iii)    by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party, and
(iv)    by any Loan Party of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 10.01(q) and to the extent such Guarantees are permitted by Section 10.04; provided, that Guarantees by any Loan Party under this Section 10.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment;
(n)    Indebtedness arising from agreements of Parent or any Subsidiary providing for Guarantees, indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, other Investments or the disposition of any business, assets, Equity Interests or Subsidiary not prohibited by this Agreement;
(o)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;
(p)    (i) other Indebtedness of Parent or any Subsidiary so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, (A) the Consolidated Fixed Charge Coverage Ratio on a Pro Forma Basis is equal to or greater than 2.00 to 1.00, (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (C) any such Indebtedness, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent, (D) such Indebtedness shall not mature prior to the date that is the latest final maturity date of the Loans existing at the time of such incurrence (or in the case of any Junior Financing, until the date that is ninety-one (91) days thereafter) and (E) the then outstanding aggregate principal amount of Indebtedness incurred pursuant to this clause (p), Section 10.01(h)(ii) and Section 10.01(q) by Subsidiaries that are not Borrowers or Guarantors shall not exceed the greater of (x) $500,000,000 and (y)
[Adient ABL — Amendment and Restatement Agreement]

5.00% of Consolidated Total Assets at the time of incurrence, and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(q)    (x) Indebtedness of Subsidiaries that are not Guarantors or Borrowers in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(q), Section 10.01(h)(ii) and Section 10.01(p), would not exceed the greater of $500,000,000 and 5.0% of Consolidated Total Assets and (y) any Permitted Refinancing Indebtedness in respect thereof;
(r)    Indebtedness incurred in the ordinary course of business in respect of obligations of Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;
(s)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of Parent or any Subsidiary incurred in the ordinary course of business;
(t)    (x) Indebtedness incurred (i) under the Existing Receivables Facility and (ii) by Permitted Receivables Jurisdiction Subsidiaries in connection with Qualified Securitization Transactions and Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(t), would not exceed the greater of $500,000,000 and 5.0% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness incurred by Permitted Receivables Jurisdiction Subsidiaries;
(u)    obligations in respect of Bank Product Debt;
(v)    [reserved];
(w)    Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness by Parent or any Subsidiary of, joint ventures or Unrestricted Subsidiaries subject to compliance with Section 10.04, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 10.01(w), would not exceed the greater of $500,000,000 and 5.0% of Consolidated Total Assets when incurred;
(x)    Indebtedness issued by Parent or any Subsidiary to current or former officers, directors and employees, their respective permitted transferees, assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted by Section 10.06;
(y)    Indebtedness consisting of obligations of Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;
(z)    Indebtedness of Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of Parent and the Subsidiaries;
(aa)    Indebtedness under tax-favored or government sponsored financing transactions (including, for the avoidance of doubt, financing transactions sponsored by the European Investment Bank); provided that the net proceeds of such Indebtedness incurred after the Original Closing Date shall be used to prepay, repay or refinance other Indebtedness incurred under other tax-favored or government sponsored financing transactions;
(bb)    Indebtedness consisting of (i) obligations to pay, or the financing of, insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
[Adient ABL — Amendment and Restatement Agreement]

(cc)    Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; and
(dd)    (i) Indebtedness incurred pursuant to the Term Loan Credit Agreement and the related credit documents in an aggregate principal amount not to exceed (x) $1,000,000,000 plus (y) the Incremental Amount (as defined in the Term Loan Credit Agreement in effect on the Restatement Date) and (ii) any Permitted Refinancing Indebtedness in respect thereof.
For purposes of determining compliance with this Section 10.01 or Section 10.02, if Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.
Further, for purposes of determining compliance with this Section 10.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 10.01(a) through (dd) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 10.02), (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 10.01(a) through (dd), the Lead Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 10.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that (1) all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 10.01 and (2) all Indebtedness outstanding under the Term Loan Credit Agreement and any Permitted Refinancing Indebtedness in respect thereof shall at all times be deemed to have been incurred pursuant to clause (dd) of this Section 10.01 and (C) at the option of the Lead Borrower by written notice to the Administrative Agent, any Indebtedness incurred to finance a Limited Condition Acquisition shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated).
For the avoidance of doubt, this Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
Section 10.02    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of Parent or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
(a)    Liens on property or assets of Parent and the Subsidiaries existing on the Original Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $35,000,000, set forth on Schedule 10.02(a), and any modifications, replacements, renewals or extensions of Liens permitted by this clause (a); provided, that such Liens shall secure only those obligations that they secure on the Original Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations that is permitted by Section 10.01) and shall not subsequently apply to any other property or assets of Parent or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;
(b)    any Lien created under the Loan Documents (including Liens created under the Security Documents securing Secured Bank Product Obligations);
(c)    any Lien on any property or asset of Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 10.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and
[Adient ABL — Amendment and Restatement Agreement]

accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Borrowers or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)) and (iii) to the extent such Lien applies to any ABL Collateral, such Lien shall be junior in priority to the Lien on the ABL Collateral securing the Obligations;
(d)    Liens for Taxes, assessments or other governmental charges, levies or claims not yet delinquent by more than thirty (30) days or that are being contested in good faith in compliance with Section 9.03(i);
(e)    Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Parent or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(f)    (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any Subsidiary;
(g)    pledges and deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)    zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Parent or any Subsidiary;
(i)    Liens securing Indebtedness permitted by Section 10.01(i); provided, that such Liens do not apply to any property or assets of Parent or any Subsidiary other than the property or assets acquired, leased (including in connection with a sale leaseback transaction), constructed, replaced, repaired, improved with or financed by such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);
(j)    Liens securing Indebtedness permitted under Section 10.01(dd); provided that such Indebtedness shall be subject to the Intercreditor Agreement;
(k)    Liens arising out of (i) judgments, decrees, orders or awards not constituting an Event of Default under Section 11.01(j) or (ii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;
[Adient ABL — Amendment and Restatement Agreement]

(l)    any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by Parent or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Parent or any Subsidiary in the ordinary course of business;
(n)    Liens (i) that are banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;
(o)    Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts, banker’s acceptances or similar obligations permitted under Section 10.01(d), (g) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;
(p)    leases or subleases, and licenses or sublicenses (including with respect to any Real Property, fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property) and covenants not to sue of or under Intellectual Property or software or other technology, granted to others in the ordinary course of business or otherwise not interfering in any material respect with the business of Parent and its Subsidiaries, taken as a whole;
(q)    pledges and deposits and other Liens in favor of customs and revenue authorities to secure contested Taxes and payment of customs duties in connection with the importation of goods;
(r)    Liens solely on any cash earnest money deposits made by Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(s)    Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party which obligations are not prohibited under Section 10.01;
(t)    Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions and customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued;
(u)    Liens securing Indebtedness permitted under Section 10.01(j); provided that such Indebtedness shall be subject to the Intercreditor Agreement;
(v)    [Reserved];
(w)    Liens arising from precautionary Uniform Commercial Code financing statements (or other similar filings in other applicable jurisdictions) regarding operating leases or other obligations not constituting Indebtedness;
(x)    Liens, encumbrances or restrictions (including, without limitation, put and call agreements) (i) on Equity Interests in joint ventures that are not Subsidiaries (A) securing obligations of
[Adient ABL — Amendment and Restatement Agreement]

such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;
(y)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;
(z)    (i) Liens created in connection with any Qualified Securitization Transaction or Qualified Receivables Facility that, in the good faith determination of Parent, are necessary or advisable to effect such Qualified Securitization Transaction or Qualified Receivables Facility and (ii) Liens on Securitization Assets incurred in connection with a Qualified Securitization Transaction and Liens on Receivables Assets incurred in connection with a Qualified Receivables Facility; provided that such Liens (x) only apply to Receivables Assets of Permitted Receivables Jurisdiction Subsidiaries and (y) do not apply to any ABL Collateral;
(aa)    Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;
(bb)    (i) any condemnation or eminent domain proceedings affecting any Real Property and (ii) in the case of Real Property in which a Loan Party has a leasehold interest or easement rights, any Lien, mortgage, security interest, restriction, encumbrance or any other matter of record to which the fee simple interest (or any superior leasehold interest) is subject;
(cc)    Liens securing Indebtedness or other obligation (i) of Parent or a Subsidiary in favor of a Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;
(dd)    Liens securing obligations under Hedging Agreements consisting of Liens on any margin or collateral posted by Parent or any Subsidiary under a Hedging Agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rule, or requirement;
(ee)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of Parent or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 10.01;
(ff)    subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Parent or any Subsidiary;
(gg)    [reserved];
(hh)    Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods by Parent or any of the Subsidiaries in the ordinary course of business;
(ii)    with respect to any Real Property which is acquired in fee after the Original Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of Parent or any of its Subsidiaries;
(jj)    Liens securing Indebtedness permitted by Section 10.01(aa), provided that such Liens do not at any time encumber any Collateral;
(kk)    Liens securing Indebtedness permitted by Section 10.01(k) and any Permitted Refinancing Indebtedness thereof; provided that to the extent such Lien applies to any ABL Collateral, such Lien shall be junior in priority to the Lien on the ABL Collateral securing the Obligations;
(ll)    Liens to secure any Permitted Refinancing Indebtedness incurred in accordance with the definition thereof;
[Adient ABL — Amendment and Restatement Agreement]

(mm)    [reserved];
(nn)    Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Agreement for so long as such agreements are in effect;
(oo)    Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by persons (including, without limitation, any client or supplier) other than Parent or its Subsidiaries;
(pp)    (Liens on Equity Interests or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and
(qq)    in the case of Liens on any Collateral, Junior Liens.
For purposes of determining compliance with this Section 10.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in Sections 10.02(a) through (qq) but may be permitted in part under any combination thereof, (B) in the event that a Lien securing any obligation (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in Sections 10.02(a) through (qq), the Lead Borrower may, in its sole discretion, classify or divide such Lien securing such obligation (or any portion thereof) in any manner that complies with this Section 10.02 and will be entitled to only include the amount and type of such Lien or such obligation secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such obligation (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that (1) all Liens securing Indebtedness under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 10.02 and (2) all Liens securing Indebtedness outstanding under the Term Loan Credit Agreement and any Permitted Refinancing Indebtedness in respect thereof shall at all times be deemed to have been incurred pursuant to clause (j) of this Section 10.02 and (C) at the option of the Lead Borrower by written notice to the Administrative Agent, any Lien incurred to finance a Limited Condition Acquisition shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated).
Section 10.03    Limitations on Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Amend or modify, or permit the amendment or modification of (i) any provision of the Term Documents or the indenture or other definitive documentation governing the First Lien Notes, (ii) any provision of the definitive documentation governing any Junior Financing (after the entering into thereof) or (iii) its certificate or articles of incorporation, certificate of formation, limited liability company or by-laws (or the equivalent organizational documents), in each case, in a manner that is materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.
Section 10.04    Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:
(a)    Guarantees permitted by Section 10.01;
(b)    (i)    Investments by any Specified Loan Party in any other Specified Loan Party;
(ii)    Investments by any Loan Party (other than a Specified Loan Party) in any other Loan Party;
(iii)    Investments by any Subsidiary that is not a Loan Party in any Loan Party or any Subsidiary that is not a Loan Party;
(iv)    other intercompany liabilities amongst Parent and its Subsidiaries (or solely amongst its Subsidiaries) in the ordinary course of business in connection with the cash management operations of Parent and its Subsidiaries; and
[Adient ABL — Amendment and Restatement Agreement]

(v)    Investments by any Borrower or any Guarantor in any Subsidiary that is not a Loan Party (together with the aggregate amount of investments made pursuant to clause (iv) of the definition of “Permitted Acquisition”) in an aggregate outstanding amount not to exceed the Non-Loan Party Investment Cap.
(c)    Permitted Investments and Investments that were Permitted Investments when made;
(d)    Investments arising out of the receipt by Parent or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 10.05;
(e)    loans and advances to officers, directors, employees or consultants (i) in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Parent;
(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(g)    Hedging Agreements entered into for non-speculative purposes;
(h)    Investments existing or committed, or anticipated to exist in the future, as of the Original Closing Date, and, with respect to all such investments in an aggregate amount in excess of $35,000,000, set forth on Schedule 10.04, and any extensions, modifications, renewals, replacements, refundings, refinancings or reinvestments of Investments permitted by this clause (h), so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Original Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Original Closing Date or as otherwise permitted by this Section 10.04);
(i)    Investments resulting from pledges and deposits under Sections 10.02(f), (g), (n), (q), (r), (dd) and (ii);
(j)    other Investments by Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (x) the greater of $1,000,000,000 and 10.0% of Consolidated Total Assets when made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (x); provided, that if any Investment pursuant to this Section 10.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of Parent, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 10.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 10.04(j);
(k)    Investments constituting Permitted Acquisitions;
(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Parent or a Subsidiary as a result of a foreclosure by Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(m)    Investments of a Subsidiary acquired after the Original Closing Date or of a person merged into Parent or merged into or consolidated with a Subsidiary after the Original Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 10.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 10.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
[Adient ABL — Amendment and Restatement Agreement]

(n)    acquisitions by Parent or any Subsidiary of obligations of one or more officers or other employees of Parent or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Parent, so long as no cash is actually advanced by Parent or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(o)    Guarantees by Parent or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (e), (f), (g), (h), (i), (j) or (k) of the definition thereof, in each case entered into by Parent or any Subsidiary in the ordinary course of business;
(p)    Investments to the extent that payment for such Investments is made with any contribution to the common equity of Parent or any Subsidiary, or with or out of the proceeds of Qualified Equity Interests of Parent;
(q)    Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(r)    loans and advances to future, present or former officers, directors, employees, members of management or consultants or their respective estates, spouses or former spouses in connection with such person’s purchase or redemption of Equity Interests of Parent, to the extent not prohibited by Section 10.06;
(s)    advances in the form of deposits, prepayment of expenses and other credits made in the ordinary course of business;
(t)    Investments by Parent and the Subsidiaries, if Parent or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 10.06(g) in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 10.06(g) for all purposes of this Agreement);
(u)    (i) Investments by Parent, the Lead Borrower or any of their Subsidiaries in any Qualified Receivables Facility or any Securitization Entity or any Investments by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness or (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Qualified Receivables Facility; provided, however, that such Investment is solely in the form of a Purchase Money Note, equity interests or contribution of additional accounts receivable generated by Parent, the Lead Borrower or any of their Subsidiaries;
(v)    Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;
(w)    to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;
(x)    Investments by Parent or any Subsidiary in joint ventures, Permitted Businesses and Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $500,000,000 and 5.0% of Consolidated Total Assets when made;
(y)    any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with customary practices of portfolio management;
(z)    Investments made in connection with the Transactions;
(aa)    additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, the Payment Conditions are satisfied;
(bb)    Investments in any Permitted Bond Hedge Transaction;
[Adient ABL — Amendment and Restatement Agreement]

(cc)    to the extent constituting an Investment, repurchases of the First Lien Notes, the Senior Notes and other Indebtedness that is not subordinated to the Loan Obligations and otherwise permitted hereunder;
(dd)    guaranties, keepwells and similar arrangements made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Parent or any Subsidiary and performance guarantees with respect to obligations that are permitted by this Agreement;
(ee)    Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement; and
(ff)    contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of Parent;
provided that to the extent any Investment under this Section 10.04 constitutes an intercompany loan or other intercompany Indebtedness owing from a non-Loan Party to a Loan Party and with a value in excess of $15,000,000, such loan or other Indebtedness shall be documented by a promissory note and pledged to the Administrative Agent for the benefit of the Secured Parties in accordance with the applicable Security Documents.
For purposes of determining compliance with this Section 10.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 10.04(a) through (aa) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 10.04(a) through (aa), the Lead Borrower may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 10.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Schedule 10.04 shall be deemed outstanding under Section 10.04(b) or Section 10.04(h), as applicable.
Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 10.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Permitted Investments shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.
Section 10.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person (including, in each case, pursuant to a Delaware LLC Division), except that this Section 10.05 shall not prohibit:
(a)    (i) the purchase and Disposition by Parent or any Subsidiary of inventory, products, equipment, services or accounts receivable in the ordinary course of business or consistent with past practice,
(ii)    the disposition of a business not comprising the disposition of an entire line of business,
(iii)    the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by the Lead Borrower),
(iv)    the Disposition by Parent or any Subsidiary of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or consistent with past practice, or
(v)    the Disposition of Permitted Investments in the ordinary course of business;
[Adient ABL — Amendment and Restatement Agreement]

(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom,
(i)    the merger, amalgamation or consolidation of any Subsidiary with or into Parent or any Borrower in a transaction in which Parent or such Borrower is the survivor,
(ii)    the merger, amalgamation or consolidation of any Subsidiary (other than a Borrower) with or into any Guarantor in a transaction in which the surviving or resulting entity is or becomes a Guarantor,
(iii)    and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Guarantor receives any consideration (unless otherwise permitted by Section 10.04),
(iv)    the merger, amalgamation or consolidation of any Subsidiary that is not a Guarantor with or into any other Subsidiary that is not a Guarantor,
(v)    the solvent liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if (x) the Lead Borrower or Parent determines in good faith that such liquidation, dissolution or change in form is in the best interests of Parent and its Subsidiaries and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 9.01(a),
(vi)    the merger, amalgamation or consolidation of any Subsidiary (other than a Borrower) with any other person in order to effect an Investment permitted pursuant to Section 10.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 10.04 (other than Section 10.04(m)(ii))), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 9.10, or
(vii)    any Subsidiary (other than a Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 10.05;
(c)    Dispositions to Parent, a Borrower or a Subsidiary; provided, that any Dispositions by (x) a Loan Party to a Subsidiary that is not a Loan Party or (y) a Specified Loan Party to a Subsidiary that is not a Specified Loan Party, in each case, in reliance on this clause (c) shall be made in compliance with Section 10.04 (other than Section 10.04(aa));
(d)    licenses, sublicenses, or covenants not to sue by Parent or any Subsidiary of or under Intellectual Property or software or other technology;
(e)    Investments permitted by Section 10.04 (other than Section 10.04(m)(ii)), Permitted Liens, and Restricted Payments permitted by Section 10.06;
(f)    the discount, forgiveness or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
(g)    other Dispositions of assets (including in connection with sale leaseback transactions); provided, that any such Dispositions shall comply with the final sentence of this Section 10.05;
(h)    Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition); provided, that following any such merger, consolidation or amalgamation involving any Borrower, such Borrower is the surviving entity or the requirements of Section 10.05(n) are otherwise complied with;
(i)    leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;
[Adient ABL — Amendment and Restatement Agreement]

(j)    Dispositions of inventory or Dispositions or abandonment of Intellectual Property of Parent and its Subsidiaries determined in good faith by the management of the Lead Borrower to be no longer economically practicable or commercially reasonable to maintain or useful or necessary in the operation of the business of Parent or any of the Subsidiaries;
(k)    Dispositions pursuant to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $25,000,000;
(l)    the purchase and Disposition (including by capital contribution) of Securitization Assets and Permitted Receivables Facility Assets, in each case, by Permitted Receivables Jurisdiction Subsidiaries, or participations therein, including pursuant to Qualified Securitization Transactions Qualified Receivables Facilities;
(m)    any exchange or swap of assets (other than cash and Permitted Investments) for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of Parent and the Subsidiaries as a whole, determined in good faith by the management of the Lead Borrower;
(n)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into any Borrower, provided that (A) such Borrower shall be the surviving entity or (B) if the surviving entity is not the applicable Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the jurisdiction of the applicable Borrower, (2) the Successor Borrower shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto and, in the case of any Security Document, by executing and/or delivering any additional required documents, in each case in a form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3) above, (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its guarantee as reaffirmed pursuant to clause (3) above, (6) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel and (7) to the extent requested by the Administrative Agent or a Lender (as requested through the Administrative Agent), the Administrative Agent and any such Lender shall have received at least three (3) Business Days prior to the consummation of such merger, amalgamation or consolidation all documentation and other information required with respect to the Successor Borrower by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement);
(o)    any conversion of a Loan Party from a corporation to a limited liability company, or from a limited liability company to a corporation, or other change in corporate formation;
(p)    any surrender, termination or waiver of contract rights or settlement, release, waiver of, recovery on or surrender of contract, tort or other claims of any kind;
(q)    any solvent liquidation or dissolution of a Subsidiary of Parent, provided that such Subsidiary’s direct parent is also either Parent or a Subsidiary and immediately becomes the owner of such Subsidiary’s assets;
(r)    any financing transaction with respect to property built, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Parent or any of its Subsidiaries after the Original Closing Date, including, sale leaseback transactions and Securitization Transactions permitted by this Agreement;
[Adient ABL — Amendment and Restatement Agreement]

(s)    any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(t)    the sale, transfer, termination or other disposition in connection with Hedging Agreements incurred in compliance with this Agreement or the partial or total unwinding of obligations in respect of any Bank Product Debt in compliance with this Agreement;
(u)    sales of assets received by Parent or any Subsidiary upon the foreclosure on a Lien;
(v)    dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, and dispositions of property subject to casualty events (including, without limitation, resulting from any involuntary loss or damage to or destruction of any property or assets of Parent or any Subsidiary;
(w)    the termination of leases and subleases in the ordinary course of business;
(x)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;
(y)    dispositions of assets or Investments (including Equity Interests) in connection with the establishment or operation of joint ventures to the extent required by, or made pursuant to (including customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in) joint venture arrangements and similar binding arrangements;
(z)    any exchange of assets for other assets used in the business of Parent or any Subsidiary (including a combination of such assets and a de minimis amount of cash or Permitted Investments) of comparable or greater market value than the assets exchanged, as determined in good faith by Parent, which exchange occurs within ninety (90) days of the transfer of such assets;
(aa)    any sale leaseback transaction of any property acquired or built after the Original Closing Date; provided that such sale is for at least Fair Market Value;
(bb)    the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of Parent or any of Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes; and
(cc)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within ninety (90) days of such disposition or (ii) the proceeds of such disposition are applied within ninety (90) days of such disposition to the purchase price of such replacement property (which replacement property is purchased within ninety (90) days of such disposition);
provided that, in each case, if (i) (x) any such disposition involves assets that accounted for more than 15% of the Aggregate Borrowing Base immediately prior to such disposition and (y) any Revolving Loans are outstanding at such time, or (ii) any such disposition results in a Borrower ceasing to be a Subsidiary, as a condition to such disposition, an updated Borrowing Base certificate shall be delivered to the Administrative Agent recalculating the applicable Borrowing Bases after giving effect to such disposition.
Notwithstanding anything to the contrary contained in Section 10.05 above, no Disposition of assets under Section 10.05(g) shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by Parent or such Subsidiary from the transferee that are converted by Parent or such Subsidiary into cash or Permitted Investments within 180 days after receipt thereof (to the extent of the cash or Permitted Investments received) and (c) any Designated Non-Cash Consideration received by Parent or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed, in the aggregate, the greater of $300,000,000 and 3.0% of Consolidated
[Adient ABL — Amendment and Restatement Agreement]

Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
Section 10.06    Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions), (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) or (iii) make any Junior Debt Restricted Payment, (all of the foregoing, “Restricted Payments”); provided, however, that:
(a)    Payments may be made by any Subsidiary (provided, that Restricted Payments made by a non-Wholly Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of Parent or the Subsidiary which is the parent of such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);
(b)    Restricted Payments may be made to purchase, retire or redeem the Equity Interests of Parent or any Subsidiary (including related stock appreciation rights or similar securities) held by any future, present or former directors, consultants, officers or employees of Parent or any of the Subsidiaries (or such person’s estates or heirs) or by any Plan, management equity plan, stock option plan or any shareholders’ agreement or other management or employee benefit plan or similar agreement or arrangement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan, agreement or arrangement or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any calendar year $60,000,000 (with unused amounts in any period permitted to be carried over to succeeding periods until used in full; provided, that the total amount of such purchases or redemptions under this clause (b) in any calendar year shall not exceed $120,000,000) (plus (x) the amount of net proceeds contributed to Parent that were received by Parent from sales of Qualified Equity Interests of Parent to directors, consultants, officers or employees of Parent or any Subsidiary that occur after the Original Closing Date and (y) the amount of proceeds of any key-man life insurance policies received after the Original Closing Date, (provided, that Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (x) and (y) in any calendar year); and provided, further, that cancellation of Indebtedness owing to Parent or any Subsidiary from any future, present or former employee, director or consultant of Parent or any Subsidiary in connection with a repurchase of Equity Interests of Parent or any Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this Section 10.06;
(c)    any person may (i) make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests or (ii) withhold a portion of Equity Interests issued upon any such exercise to cover any withholding tax obligations in respect of such issuance;
(d)    any Restricted Payment so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, the Distribution Conditions are satisfied;
(e)    Restricted Payments made in connection with the Transactions;
(f)    Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Equity Interests or Indebtedness convertible into, or exchangeable for, Equity Interests or (iii) stock dividends, splits or combinations or business combinations;
(g)    other Restricted Payments may be made in an aggregate amount not to exceed the greater of $100,000,000 and 1.0% of Consolidated Total Assets when made;
(h)    [reserved];
(i)    [reserved];
[Adient ABL — Amendment and Restatement Agreement]

(j)    Parent may pay dividends on, or repurchase or redeem, its Equity Interests in an aggregate amount not to exceed $100,000,000 in any calendar year;
(k)    Parent, the Lead Borrower or any Subsidiary thereof may (i) pay any premium or other amount in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction and (ii) make any Restricted Payments and/or payments or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction (including making payments and/or deliveries due upon exercise and settlement or termination thereof);
(l)    Parent and any Subsidiary may declare and pay regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of Parent or any of its Subsidiaries issued not in violation of Section 10.01; and
(m)    any person may make (i) purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees and (ii) purchases of Receivables Assets in connection with a Qualified Receivables Facility and distributions or payments of other payments associated therewith.
Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 10.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, retirement defeasance or other payment within sixty (60) days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 10.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).
Section 10.07    Transactions with Affiliates.
(a)    Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $35,000,000 unless the terms of such transaction are substantially no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined, in the case of any transaction (or series of related transactions) involving aggregate consideration in excess of $75,000,000, by the Board of Directors of Parent or such Subsidiary in good faith.
(b)    The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,
(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Parent or any Subsidiary, as appropriate,
(ii)    transactions with a person (other than an Unrestricted Subsidiary) that is an Affiliate of Parent solely because Parent owns, directly or through a Subsidiary, an Equity Interest in, or controls, such person,
(iii)    transactions among Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which Parent or a Subsidiary is the surviving entity),
(iv)    the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Parent and the Subsidiaries in the ordinary course of business,
(v)    (A) the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and (B) permitted transactions, agreements and arrangements in existence on the Original Closing Date and set forth on Schedule 10.07, and, in each case, any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not more disadvantageous to the Lenders when taken as a whole in any material respect than the original agreement as in effect on the Original Closing Date (as determined by the Lead Borrower in good faith),
[Adient ABL — Amendment and Restatement Agreement]

(vi)    (A) any employment agreement, consulting agreement, severance agreement, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of the Subsidiaries in the ordinary course of business and any payments pursuant thereto, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)    Restricted Payments permitted under Section 10.06 and Investments permitted under Section 10.04,
(viii)    transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice,
(ix)    any transaction in respect of which the Lead Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to Parent or such Subsidiary, as applicable, from a financial point of view,
(x)    payments to or the receipts of payments from, and entry into and the consummation of transactions with joint ventures entered into in the ordinary course of business,
(xi)    solely with respect to any Permitted Receivables Jurisdiction Subsidiaries, (A) transactions pursuant to any Qualified Receivables Facility, and (B) customary transactions with a Securitization Entity effected as part of a Qualified Securitization Transaction, including in respect of Standard Securitization Undertakings, any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Transaction and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation,
(xii)    transactions between Parent or any of the Subsidiaries and any person, a director of which is also a director of Parent; provided, however, that (A) such director abstains from voting as a director of Parent on any matter involving such other person and (B) such person is not an Affiliate of Parent for any reason other than such director’s acting in such capacity,
(xiii)    transactions permitted by, and complying with, the provisions of Section 10.05 (other than Section 10.05(m)),
(xiv)    intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Lead Borrower) for the purpose of improving the consolidated Tax efficiency of Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein; provided, that any such transaction does not materially decrease the value of any interest of any Secured Party in the Guarantees or Collateral,
(xv)    payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) made in the ordinary course of business or approved by a majority of the Disinterested Directors of Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,
(xvi)    transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to Parent or the Subsidiaries,
(xvii)    any issuance of Qualified Equity Interests of Parent to Affiliates of Parent,
(xviii)    sales of Equity Interests of Parent to Affiliates of Parent or any Subsidiary not otherwise prohibited by this Agreement and the granting of registration and other customary rights in connection therewith,
(xix)    transactions with an Affiliate where the only consideration paid is Qualified Equity Interests of Parent,
[Adient ABL — Amendment and Restatement Agreement]

(xx)    any contributions to the common equity capital of Parent or any Subsidiary,
(xxi)    pledges of Equity Interests of Unrestricted Subsidiaries, and
(xxii)    any purchases by Parent’s Affiliates of Indebtedness or Disqualified Stock of Parent or any Subsidiary the majority of which Indebtedness or Disqualified Stock is purchased by persons who are not Parent’s Affiliates; provided that such purchases by Parent’s Affiliates are on the same terms as such purchases by such persons who are not Parent’s Affiliates.
Section 10.08    Business of Parent and the Subsidiaries; Etc. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Original Closing Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.
Section 10.09    Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit Parent or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by any Borrower or any Guarantor pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(a)    restrictions imposed by applicable law rule, regulation, order or other requirement;
(b)    contractual encumbrances or restrictions (i) in effect on the Original Closing Date under Indebtedness existing on the Original Closing Date, (ii) contained in the indentures governing the Senior Notes, (iii) contained in the indenture and related documentation governing the First Lien Notes, (iv) contained in the Term Loan Credit Agreement and the related documentation or (v) contained in any Indebtedness outstanding pursuant to Section 10.01(z), or, in each case, any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Lead Borrower) (provided that, in each case, such documentation shall permit the Liens on Collateral granted pursuant to the Loan Documents);
(c)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;
(d)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(e)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;
(f)    any restrictions imposed by any agreement relating to Indebtedness permitted to be incurred under Section 10.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions either (i) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement, or, in the case of Permitted Refinancing Indebtedness, the Indebtedness being refinanced, or (ii) are not materially more disadvantageous to the Lenders than is customary in comparable financings (in each case, as determined in good faith by the Lead Borrower, and in the case of clause (ii), either (x) the Lead Borrower determines in good faith that such encumbrance or restriction will not affect the Borrower’s ability to make principal or interest payments on the Loan Obligations or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness);
(g)    customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;
(h)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
[Adient ABL — Amendment and Restatement Agreement]

(i)    customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;
(j)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 10.05 pending the consummation of such sale, transfer, lease or other disposition;
(k)    Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.09;
(l)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Lead Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent and its Subsidiaries to meet their ongoing obligations;
(m)    any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;
(n)    restrictions in agreements representing Indebtedness permitted under Section 10.01 of a Subsidiary that is not a Guarantor that apply only to such Subsidiary and its Subsidiaries that are not Guarantors;
(o)    customary restrictions contained in contracts, leases, subleases, licenses, sublicenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(p)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(q)    restrictions created in connection with any Qualified Securitization Transaction or restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;
(r)    [reserved];
(s)    any encumbrances or restrictions of the type referred to in Section 10.09(A) above imposed by any other instrument or agreement entered into after the Original Closing Date that contains encumbrances and restrictions that, as determined by the Lead Borrower in good faith, will not materially adversely affect the Borrowers’ ability to make payments on the Loans;
(t)    customary restrictions imposed in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations on the property purchased or leased relating to the sale, lease or transfer of such property;
(u)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with an Investment permitted hereunder), which limitation is applicable only to the assets that are the subject of such agreements;
(v)    restrictions imposed in connection with any Investment permitted under Section 10.04;
(w)    in the case of the redesignation of an Unrestricted Subsidiary as a Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Parent or a Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Parent or a Subsidiary, restrictions imposed under any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation of such redesignation, merger, amalgamation, consolidation or transfer); and
[Adient ABL — Amendment and Restatement Agreement]

(x)    (any encumbrances or restrictions of the type referred to in clause 10.09(A) or (B) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (w) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Lead Borrower, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement
Section 10.10    Financial Covenant. On any date when Global Availability is less than the greater of (a) 10.0% of the Line Cap, and (b) $100,000,000 (the “FCCR Test Amount”), have a Consolidated Fixed Charge Coverage Ratio of less than 1.0 to 1.0, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Lead Borrower was required to deliver Financial Statements, and at the end of each succeeding fiscal quarter thereafter until the date on which Global Availability has exceeded the FCCR Test Amount for thirty (30) consecutive days.
Section 10.11    Fiscal Quarter and/or Fiscal Year. In the case of Parent, permit any change to its fiscal quarter and/or fiscal year; provided, that Parent and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as Parent and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize Parent and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).
Section 10.12    Spanish “Pagarés” (Promissory Notes). Each of the Spanish Borrowers undertakes at all times to comply with the following obligations in relation to any “pagaré” that any of their Account Debtors may deliver them as payment instruments: not to sell, assign or otherwise dispose of, or create or suffer to exist any adverse claim upon or with respect to, any “pagaré”, or endorse, or assign any right to receive income in respect thereof, or allow any rights of setoff to arise in connection therewith, other than in accordance with this Article 10.
ARTICLE XI
EVENTS OF DEFAULT
Section 11.01    Events of Default. In case of the happening of (each, an “Event of Default”) on and after the Original Closing Date, any of the following events:
(a)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;
(b)    default shall be made in the payment of any principal of any Loan, any European LC Disbursement or any U.S. LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
(d)    (x) default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in Section 9.01(a) (solely with respect to Parent and the Borrowers), 9.05(a), 9.08, 9.18(c)-(g) or in Article 10 or (y) the Borrowers shall fail to deliver a Borrowing Base Certificate required to be delivered under this Agreement within five (5) Business Days of the date such Borrowing Base Certificate is required to be delivered (other than during the occurrence of a Liquidity Period, in which case such period shall be three (3) Business Days);
(e)    default shall be made in the due observance or performance by any of the Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent to the Lead Borrower and (y) any Borrower’s actual knowledge of such default;
[Adient ABL — Amendment and Restatement Agreement]

(f)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness; provided, further that this clause (f) shall not apply to, in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, Equity Interests (other than Disqualified Stock) of Parent or a combination thereof (in each case to the extent permitted hereunder);
(g)    there shall have occurred a Change of Control;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Parent, any Borrower or any Material Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership, administration, Irish examinership or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator, administrator or similar official for or to Parent, any Borrower or any of the Material Subsidiaries for or to a substantial part of the property or assets of Parent, any Borrower or any of the Material Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement, administration, examinership or other relief in respect of Parent, any Borrower or any Material Subsidiary (except in a transaction permitted hereunder) (including for the avoidance of doubt, in relation to any company incorporated and organized under the laws of Spain, (1) any filing for a concurso necesario or (2) if it is subject to any mandatory obligation to be wound-up (causa obligatoria de disolución) as established in article 363 of the Spanish Companies Law, unless the relevant Spanish company evidences that it is in a position to implement any of the mechanisms applicable in accordance with the relevant regulation in order to cure that situation within the period legally established for that purpose); and (A) in the case of any Borrower or any Material Subsidiary (other than a Material Subsidiary incorporated in England and Wales or Ireland) such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; and (B) except, only in the case of a winding-up petition in respect of Parent or a Material Subsidiary incorporated in England and Wales or Ireland, where such petition is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement; or (iv), in the case of Parent or a Material Subsidiary incorporated in England and Wales or Ireland, a moratorium is declared in respect of any indebtedness of Parent or that Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;
(i)    Parent, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, concurso mercantil, receivership, administration, Irish examinership or any other Debtor Relief Law (including for the avoidance of doubt, in relation to any company incorporated and organized under the laws of Spain, any filing under article 585 of the Spanish Recast Insolvency Law or a filing of a concurso voluntario), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator, administrator or similar official for Parent, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Parent, any Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due;
(j)    the failure by Parent, any Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $75,000,000, which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of Parent, any Borrower or any Material Subsidiary to enforce any such judgment;
[Adient ABL — Amendment and Restatement Agreement]

(k)    (i) an ERISA Event shall have occurred, (ii) the PBGC shall have instituted proceedings (including giving notice of intent thereof) to terminate any Plan or Plans or (iii) Parent, any Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA; and in the case of each of clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(l)    (i) any Loan Document, including any subordination provision therein, shall for any reason cease to be (or be asserted in writing by any Borrower or any Guarantor to not be) a legal, valid and binding obligation of any Loan Party party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof other than Specified Foreign Laws, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the U.S. Collateral Agreement or to file Uniform Commercial Code continuation statements or the registration of a financing statement on the SIR, or from the failure of the Collateral Agent to make necessary filings under the UK Companies House under Section 859A of the UK Companies Act 2006 and/or with the Land Registry or Land Charges Registry in England and/or required registrations with the Companies Registration Office of Ireland pursuant to Part 7 of the Irish Companies Act and/or with the Revenue Commissioners of Ireland pursuant to Section 1001 of the Taxes Consolidation Act, 1997 of Ireland (as amended) (provided that Parent has obtained an Irish tax registration number), or to make any other similar filings (provided the Loan Parties have provided any cooperation, documentation or other assistance reasonably requested on reasonable notice by the Collateral Agent and/or Administrative Agent to enable the Collateral Agent to make any such filings by the applicable deadline), and in any case so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party, or (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 11.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement; and
(m)    The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to Adient Global Holdings Jersey or any of its Subsidiaries unless the aggregate liability of the Loan Parties under all Financial Support Directions and Contributions Notices is less than $20,000,000;
then, and in every such event (other than an event with respect to Parent or any Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to Parent, take any or all of the following actions, at the same or different times: (i) terminate, reduce or condition any of the Commitments or make any adjustment to any Borrowing Base, (ii) declare the Loans then outstanding and all other Obligations to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) require the Loan Parties to Cash Collateralize the LC Obligations, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 7.01 are satisfied); and in any event with respect to Parent and the Borrowers described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
[Adient ABL — Amendment and Restatement Agreement]

In addition to any other rights and remedies granted to the Administrative Agent and the Secured Parties in the Loan Documents, following the occurrence and continuation of an Event of Default, the Collateral Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, following the occurrence and continuation of an Event of Default, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Guarantor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, subject to applicable laws and conditions provided by the relevant Security Documents, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Guarantor of any cash collateral arising in respect of the Collateral on such terms as the Collateral Agent deems reasonable, and/or may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Guarantor, which right or equity is hereby waived and released. The Administrative Agent or Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Article 11, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Guarantor. To the extent permitted by applicable law, each Guarantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder, except abuse of right and fraud. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
In relation to the Polish Loan Parties the provisions of this Section 11.01 shall apply subject to the relevant provisions of the Polish Act of February 28, 2003 Bankruptcy Law (in particular subject to Art. 83 and subsequent thereof), and subject to relevant provisions of the Polish Act of May 15, 2015 Restructuring Law (in particular subject to Art. 225, 247, 273, 297 thereof).
Section 11.02    Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above):
(a)    any amounts received on account of the Obligations (other than proceeds of the Collateral) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied ratably by the Administrative Agent, separately in respect of each Subfacility, in the following order:
First, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization, if any, including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith;
Second, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations);
Third, to interest then due and payable on the Swingline Loans;
Fourth, to the principal balance of the Swingline Loans outstanding until the same has been prepaid in full and the principal balance of Protective Advances outstanding until paid in full;
Fifth, to interest then due and payable on Revolving Loans and other amounts due pursuant to Sections 3.01, 3.02, 5.01 and 5.02;
[Adient ABL — Amendment and Restatement Agreement]

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Seventh, to the principal balance of Revolving Borrowings then outstanding and all Obligations on account of Noticed Hedges with Secured Parties, pro rata;
Eighth, to all other Obligations pro rata; and
Ninth, the balance, if any, as required by the Intercreditor Agreement or any Permitted Junior Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
Notwithstanding the foregoing, no amounts shall be applied to the U.S. FILO Subfacility at any time when Obligations remain outstanding under any other Subfacility.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.
In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Eighth of this Section 11.02(a), the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.02(a) is subject to the provisions of the Intercreditor Agreement and any Permitted Junior Intercreditor Agreement.
(b)    subject to the Intercreditor Agreement, any proceeds of U.S. Collateral and Mexican Collateral received by the Administrative Agent shall be applied ratably in the following order:
First, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the U.S. Borrowers;
Second, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations or the Guarantee by the U.S. Borrowers of the Obligations of the Foreign Loan Parties) due from the U.S. Borrowers;
Third, to the principal balance of the U.S. Protective Advances outstanding until the same has been prepaid in full;
Fourth, to interest then due and payable on Revolving Loans under the U.S. Revolving Subfacility and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Fifth, to Cash Collateralize all U.S. LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Sixth, to the principal balance of Revolving Borrowings under the U.S. Revolving Subfacility then outstanding and all Obligations of the U.S. Borrowers on account of Noticed Hedges with Secured Parties, pro rata;
[Adient ABL — Amendment and Restatement Agreement]

Seventh, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Foreign Loan Parties;
Eighth, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations) due from the Foreign Loan Parties;
Ninth, to interest then due and payable on the Swingline Loans;
Tenth, to the principal balance of the Swingline Loans outstanding until the same has been prepaid in full and the principal balance of Protective Advances under each European Subfacility outstanding until the same has been prepaid in full;
Eleventh, to interest then due and payable on Revolving Loans under each European Subfacility and other amounts due pursuant to Sections 3.01, 3.02, 5.01 and 5.02;
Twelfth, to Cash Collateralize all European LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Thirteenth, to the principal balance of Revolving Borrowings under the European Subfacilities then outstanding and all Obligations of the Foreign Loan Parties on account of Noticed Hedges with Secured Parties, pro rata;
Fourteenth, to interest then due and payable on U.S. FILO Loans under the U.S. FILO Subfacility, and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Fifteenth, to the principal balance of U.S. FILO Loans under the U.S. FILO Subfacility then outstanding;
Sixteenth, to all other Obligations pro rata; and
Seventeenth, the balance, if any, as required by the Intercreditor Agreement or any Permitted Junior Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Sixteenth of this Section 11.02(b), the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.02(b) is subject to the provisions of the Intercreditor Agreement and any Permitted Junior Intercreditor Agreement.
(c)    Subject to the Intercreditor Agreement, any proceeds of European Collateral received by the Administrative Agent shall be applied ratably in the following order:
First, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Foreign Loan Parties;
Second, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations) due from the Foreign Loan Parties;
Third, to interest then due and payable on the Swingline Loans;
[Adient ABL — Amendment and Restatement Agreement]

Fourth, to the principal balance of the Swingline Loans outstanding until the same has been prepaid in full and the principal balance of Protective Advances under each European Subfacility outstanding until the same has been prepaid in full;
Fifth, to interest then due and payable on Revolving Loans under each European Subfacility and other amounts due pursuant to Sections 3.01, 3.02, 5.01 and 5.02;
Sixth, to Cash Collateralize all European LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Seventh, to the principal balance of Revolving Borrowings under the European Subfacilities then outstanding and all Obligations of the Foreign Loan Parties on account of Noticed Hedges with Secured Parties, pro rata;
Eighth, to the payment of all reasonable and documented costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the U.S. Borrowers;
Ninth, to the payment of all other reasonable and documented costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations or the Guarantee by the U.S. Borrowers of the Obligations of the Foreign Loan Parties) due from the U.S. Borrowers;
Tenth, to the principal balance of the U.S. Protective Advances outstanding until the same has been prepaid in full;
Eleventh, to interest then due and payable on Revolving Loans under the U.S. Revolving Subfacility and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Twelfth, to Cash Collateralize all U.S. LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Thirteenth, to the principal balance of Revolving Borrowings under the U.S. Revolving Subfacility then outstanding and all Obligations of the U.S. Borrowers on account of Noticed Hedges with Secured Parties, pro rata;
Fourteenth, to interest then due and payable on U.S. FILO Loans under the U.S. FILO Subfacility, and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Fifteenth, to the principal balance of U.S. FILO Loans under the U.S. FILO Subfacility then outstanding;
Sixteenth, to all other Obligations pro rata; and
Seventeenth, the balance, if any, as required by the Intercreditor Agreement or any Permitted Junior Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Sixteenth of this Section 11.02(c), the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.02(c) is subject to the provisions of the Intercreditor Agreement and any Permitted Junior Intercreditor Agreement.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
[Adient ABL — Amendment and Restatement Agreement]

ARTICLE XII
THE ADMINISTRATIVE AGENT
Section 12.01    Appointment and Authorization.
(a)    Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, expressly including appearing before Spanish notaries to grant or execute any Spanish Public Document or private document related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, amendments or ratifications of the Loan Documents, all the above with express faculties of self-contracting (autocontratación), sub-empowering (subdelegación) or multiple representation (multirepresentación). The provisions of this Article 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and neither the Lead Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. At the request of the Administrative Agent, a Lender that cannot authorize or empower, or has not authorized or empowered, the Administrative Agent to act on its behalf, irrevocably undertakes before the Administrative Agent and the other Lenders, to appear and execute with the Administrative Agent to enable the Administrative Agent to exercise any right, power, authority or discretion vested in it as Administrative Agent pursuant to this Agreement and to execute any document or instrument including any Spanish Public Document.
(b)    Each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as Secured Bank Product Provider) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent and, to the extent relevant, security trustee of such Lender hereunder and under the other Loan Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Loan Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, it being understood that the provisions of this Article 12 apply to the Collateral Agent in its capacity as such and references to Administrative Agent in the rest of this Article 12 shall be interpreted accordingly to include references to the Collateral Agent (including in the Collateral Agent’s capacity as trustee of any trust under the Security Documents). The Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or Collateral Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 12 and Article 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” or “security trustee” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and/or the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.
(c)    In relation to any Spanish Law Security Document, the following additional provisions shall apply:
(i)    each of the Secured Parties (other than the Collateral Agent) hereby:
(A)    appoints the Collateral Agent to be its mandatario (empowered representative) for the purpose of executing any Security Document which is expressed to be governed by Spanish law in the name and on behalf of the Secured Parties, with the power to determine and agree any term and condition of such Security Document, execute any other agreement or instrument, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder in the name and on behalf of the Secured Parties; and
(B)    undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Collateral Agent acting in such capacity;
(ii)    for the above purposes, each of the Secured Parties shall, if so requested by the Collateral Agent:
[Adient ABL — Amendment and Restatement Agreement]

(A)    grant a power of attorney in favor of the Collateral Agent entitling it to grant, perfect, register, novate, enforce and/or cancel the relevant Security Document which is expressed to be governed by Spanish law; and
(B)    notarize this power of attorney before a notary public in their jurisdiction of incorporation (if the process of notarization exists within that relevant jurisdiction, if not, to carry out the proper legalization process in order for such power of attorney to be valid in Spain);
(iii)    notwithstanding the above, if the Collateral Agent deems it necessary or convenient, the Security Documents which are expressed to be governed by Spanish law will be granted in favor of all relevant Secured Parties as secured parties, and not only to the Collateral Agent acting in the name and on behalf of each of them;
(iv)    each of the Secured Parties hereby authorizes the Collateral Agent (whether or not by or through employees or agents):
(A)    to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent by the Security Documents which are expressed to be governed by Spanish law together with such powers and discretions as are reasonably incidental thereto; and
(B)    to take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents which are expressed to be governed by Spanish law;
(v)    to the extent any Secured Party is unable to grant such powers referred to above or in any other provision of this Agreement to the Collateral Agent, each such Secured Party irrevocably undertakes before the Collateral Agent and the other Secured Parties to appear and execute with the Collateral Agent such documents necessary to enable the Collateral Agent to exercise any right, power, authority or discretion vested in it as Collateral Agent pursuant to this Agreement and to execute any document or instrument including any Spanish Public Document.
(d)    In relation to any Polish Law Security Documents, the following additional provisions shall apply:
(i)    pursuant to Article 4 section 1 of the Polish Act of December 6, 1996 on the Registered Pledge and the Register of Pledges (Uniform text of 2018, item 2017, as amended), in order to secure the payment of the Obligations, the Secured Parties appoint the Collateral Agent as the pledge administrator (administrator zastawu) of each registered pledge established under the Polish Law Pledge Agreements;
(ii)    the Collateral Agent hereby accepts its appointment as the administrator of each registered pledge established under the Polish Law Pledge Agreements;
(iii)    the Collateral Agent is hereby irrevocably authorized to:
(A)    enter into each Polish Law Pledge Agreement, in its own name, but on the account of the Secured Parties; and
(B)    exercise the other rights and take the other decisions, at its own discretion, as granted to it under each Polish Law Pledge Agreement;
(iv)    subject to applicable Polish laws, the Collateral Agent will have the right to enforce each registered pledge in accordance with the relevant Polish Law Pledge Agreement provided that any of the Obligations of the Secured Parties become due and payable in full or in part; and
(v)    the Secured Parties shall not have any independent power to enforce, or have recourse to the assets encumbered with any registered pledge or to exercise any right, power, authority or discretion arising under the relevant Polish Law Pledge Agreement except through the Collateral Agent.
(e)    The Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreements, any Permitted Junior Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be binding upon the Lenders.
[Adient ABL — Amendment and Restatement Agreement]

Section 12.02    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 12.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Lead Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 11 and Section 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Lead Borrower or a Lender;
(e)    shall not be required to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(f)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Articles 6A, 6B, 6C or 6D or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Borrowers, any subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Spot Rate or Dollar Equivalent; and
(g)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or
[Adient ABL — Amendment and Restatement Agreement]

arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
(h)    Each Lender will be responsible for carrying out any Spanish formalities required under Spanish law pursuant to the terms of this Agreement or the Spanish Law Security Documents.
Section 12.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable, in the absence of its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment) in selecting such counsel, accountants or other experts, for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 12.05    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Co-Syndication Agents or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 12.06    Non-reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 12.07    Indemnification by the Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 13.01(a) to be paid by them to the Administrative Agent or the Collateral Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans held by each Lender or, if the Loans have been repaid in full, based on the amount of outstanding Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent (or any such sub-agent) in connection with such capacity; provided, further that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent. The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 5.01.
Section 12.08    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 12.09    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and
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payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 6A, 6B, 6C, 6D and 13.01) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, examiner, sequestrator, judicial manager, or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 6A, 6B, 6C, 6D and 13.01.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(v) of Section 13.04 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 12.10    Resignation of the Agents.
(a)    The Administrative Agent (including as Collateral Agent) and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01(b), (c), (h) or (i)), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or, in the case of a Collateral Agent, such other third party providing agency services as may be acceptable to the Required Lenders and consented to by the Lead Borrower (other than during the existence of an Event of Default under Section 11.01(b),
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(c), (h) or (i)); provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Disqualified Institution. If no such successor shall have been so appointed by the Required Lenders (and consented to by the Lead Borrower, to the extent so required) and shall have accepted such appointment within thirty (30) days after such retiring Agent gives notice of its resignation, then such retiring Agent may, with the Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01(b), (c), (h) or (i)), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such retiring Agent on behalf of the Lenders under any of the Loan Documents, then such retiring Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Parties’ security interest thereon until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of the Lead Borrower, to the extent so required) appoint a successor Agent as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment hereunder (which, in the case of any third party providing services as a Collateral Agent hereunder may require the entry into such customary documentation reasonably satisfactory to the Lead Borrower as such third party provider shall require, including without limitation in certain jurisdictions a security trust deed or similar arrangement), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring Agent, and such retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After such retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Agent was acting as an Agent hereunder.
(b)    Any resignation by JPMCB as administrative agent pursuant to this Section 12.10 shall also constitute its resignation as lender of the Swingline Loans to the extent that JPMCB is acting in such capacity at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring lender of the Swingline Loans and (ii) the retiring lender of the Swingline Loans shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.
Section 12.11    Collateral Matters and Guarantee Matters. The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 13.18 or if approved, authorized or ratified in accordance with Section 13.12. The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, (x) enter into the Intercreditor Agreement with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under any of Sections 10.02(j), (u) or (ll) (solely as it relates to clause (j) or (u) of Section 10.02) (and in accordance with the relevant requirements thereof), (y) enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under any of Section 10.02(i) or (ll) (solely as it relates to clause (i) of Section 10.02) (and in accordance with the relevant requirements thereof) and (z) enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under any of Sections 10.02(c), (qq) and/or (ll) (solely as it relates to clause (c) or (qq) of Section 10.02) (and in accordance with the relevant requirements thereof) (any of the foregoing (other than the Intercreditor Agreement) under clause (y) or this clause (z), an “Additional Intercreditor Agreement”). The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Lead Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Additional Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and each other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Additional Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i) or (z) of Section 10.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that
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is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Lead Borrower; provided, that prior to any such request, the Lead Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 10.09. The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 12.12    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice substantially in the form of Exhibit D to the Administrative Agent of such agreement, agrees to be bound by this Article 12. Each such Secured Bank Product Provider shall indemnify and hold harmless the Administrative Agent and the Collateral Agent, to the extent not reimbursed by the Loan Parties, against all claims that may be incurred by or asserted against the Administrative Agent and the Collateral Agent in connection with such provider’s Secured Bank Product Obligations.
Section 12.13    Withholding Taxes. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate documentation was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 12.13. For purposes of this Section 12.13, the term “Lender” shall include any Issuing Bank and the Swingline Lender.
Section 12.14    Acknowledgements of Lenders and Issuing Banks.
(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning any Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Restatement Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved,
[Adient ABL — Amendment and Restatement Agreement]

each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Restatement Date.
(c)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.14 shall be conclusive, absent manifest error.
(d)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(e)    The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party unless such Payment is made with funds provided by the Borrower.
(f)    Each party’s obligations under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 12.15    Parallel Debt.
(a)    Each of the Loan Parties hereby irrevocably and unconditionally agrees and undertakes with the Collateral Agent (by way of an abstract acknowledgement of debt) and each Secured Party acknowledges that each of the Loan Parties shall pay to the Collateral Agent sums equal to, and in the currency of, any sums owing by it to a Secured Party (other than to the Collateral Agent solely by operation of this provision) under any Loan Documents (other than a Spanish Security Document) together with the Obligations.
(b)    The Collateral Agent, the Loan Parties and each of the other Secured Parties further agree that the Collateral Agent shall be the joint and several creditor (together with the relevant other Secured Party) of each and every obligation of the Loan Parties towards that other Secured Party under the Loan Documents (other than the Spanish Security Documents) (together with the Obligations) and that accordingly the Collateral Agent will have its own and independent right to demand performance by the Loan Parties of those obligations in full.
(c)    In no event shall “parallel debt” provisions set out in this Section 12.15 apply to the Spanish Security Documents.
Section 12.16    Administration of Security granted pursuant to German Security Documents. In relation to the German Security Documents the following additional provisions shall apply:
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(a)    The Collateral Agent, with respect to the German Collateral, shall: (i) hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties; and (ii) hold, administer, and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Collateral Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.
(b)    With respect to the German Collateral, each Secured Party hereby authorizes and grants a power of attorney, and each future Secured Party by becoming a party to this Agreement authorizes, and grants a power of attorney (Vollmacht) to the Collateral Agent (whether or not by or through employees or agents) to: (i) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Parties in connection with the German Security Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Documents or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security; (ii) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Security Documents or any other agreement related to such German Collateral; (iii) realise such Collateral in accordance with the German Security Documents or any other agreement securing such German Collateral; (iv) release or retransfer such German Collateral in accordance with this Agreement and the German Security Documents, (v) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Security Documents or any other agreement securing the German Collateral; (vi) take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents; and (vii) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Security Documents together with such powers and discretions as are reasonably incidental thereto.
(c)    Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any German Security Document, the relationship of the Secured Parties to the Collateral Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.
Each Secured Party hereby ratifies and approves, and each future Secured Party by becoming a party to this Agreement ratifies and approves, all acts and declarations previously done by the Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise).
Section 12.17    Belgian Security Documents. For the purposes of the Belgian Security Documents, the Secured Parties appoint the Collateral Agent as their representative in accordance with (a) Article 5 of the Belgian Act of 15 December 2004 on financial collateral arrangements and several tax dispositions in relation to security collateral arrangements and loans of financial instruments; and (b) Article 3 of Book III, Title XVII of the Belgian Civil Code, which appointment is hereby accepted.
Section 12.18    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE
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91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 12.19    Posting of Communications.
(a)    The Lead Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent in its reasonable discretion to be its electronic transmission system (the “Platform”).
(b)    Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Lead Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Lead Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence, bad faith or willful misconduct of any of the Applicable Parties (as defined below) (as determined by a court of competent jurisdiction by a final and nonappealable judgment).
[Adient ABL — Amendment and Restatement Agreement]

(c)    THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL NON-APPEALABLE JUDGMENT).
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 12.19, including through the Platform.
(d)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Issuing Banks and the Lead Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE XIII
MISCELLANEOUS
Section 13.01    Payment of Expenses, etc.
(a)    The Loan Parties hereby jointly and severally agree, and provided that the aggregate liability of each Belgian Loan Party under the Loan Documents shall at all times be limited as set out in the Guarantee Agreement, from and after the Original Closing Date, to: (i) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents and Issuing Banks (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and Issuing Banks and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement and any notarial fees relating to any Spanish Public Document and registration fees, if any; (ii) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents, each Lender and each Issuing Bank (including notarial fees relating to any Spanish Public Document, court clerk fees (procurador) (even if their intervention is not mandatory), court costs and any sworn translation costs and together with any applicable VAT) in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents, Lenders and
[Adient ABL — Amendment and Restatement Agreement]

Issuing Banks to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs the Lead Borrower of such conflict, of a single additional firm of counsel and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), in each case for all similarly situated affected Indemnified Persons); and (iii) indemnify each Agent and each Lender, each Issuing Bank and their respective Affiliates, and the officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Bank or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party) related to the entering into and/or performance of this Agreement or any other Loan Document or the proceeds of any Loans hereunder or the consummation of the Transactions, the Amendment and Restatement Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (b) the actual or alleged presence of Hazardous Materials in the Environment relating in any way to any Real Property owned, leased or operated, at any time, by the Parent or any of its subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by the Parent or any of its subsidiaries at any location, whether or not owned, leased or operated by the Parent or any of its subsidiaries; the non-compliance by the Parent or any of its subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim asserted against the Parent, any of its subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by the Parent or any of its subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment) of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Loan Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by the Lead Borrower or Guarantors or any of their respective affiliates and is brought by an Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Bank or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Loan Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
(b)    No Agent or any Indemnified Person shall be responsible or liable to any Loan Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Loan Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.
(c)    No party hereto (and no Indemnified Person or any subsidiary or Affiliate of Adient Global Holdings Jersey or the Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any subsidiary or Affiliate of Adient Global Holdings Jersey or the Borrower) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Loan Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Loan Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).
(d)    This Section 13.01 shall not apply to any Taxes (other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim).
[Adient ABL — Amendment and Restatement Agreement]

Section 13.02    Right of Set-off.
(a)    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Parent or any of its subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, such Issuing Bank or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
(b)    NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO ISSUING BANK OR LENDER SHALL EXERCISE A RIGHT OF SET-OFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SET-OFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY ISSUING BANK OR ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH ISSUING BANK, EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.
Section 13.03    Notices.
(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and emailed: if to any Loan Party, at its address specified on Schedule 13.03; if to any Lender, at its address specified on Schedule 13.03 or in writing to the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent. Each of the Administrative Agent, the Lead Borrower or Adient Global Holdings Jersey may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, further, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
[Adient ABL — Amendment and Restatement Agreement]

Section 13.04    Benefit of Agreement; Assignments; Participations, etc.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Lead Borrower; provided that, the Lead Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 11.01(b), (c), (h) or (i), any other Eligible Transferee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    each applicable Issuing Bank (solely for the assignment that increases the obligations of the assignees to participate in exposure under one or more Letters of Credit (whether or not outstanding)); provided that no consent of any Issuing Bank shall be required for an assignment from a Lender to its Affiliate; and
(D)    the Swingline Lender, in the case of assignments of any European Subfacility; provided that no consent of the Swingline Lender shall be required for an assignment from a Lender to its Affiliate.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Lead Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Lead Borrower shall be required if an Event of Default has occurred and is continuing under Section 11(b), (c), (h) or (i);
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans of a single class, other than as set forth in clause (C) below;
(C)    any assignment of obligations under the U.S. Revolving Subfacility shall be made together with an equal and proportionate assignment of such obligations under the U.S. FILO Subfacility;
(D)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with the payment by the assignee of a processing and recordation fee of $3,500;
[Adient ABL — Amendment and Restatement Agreement]

(E)    any assignment of obligations under any European Subfacility shall be made together with an equal and proportionate assignment of such obligations under each other European Subfacility;
(F)    the assignee shall not be any Disqualified Institution (but solely to the extent the DQ List has been made available to the assigning Lender pursuant to Section 13.04(d)); and
(G)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
Notwithstanding anything in this Agreement to the contrary, MUFG Union Bank, N.A. may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) to its Affiliate, MUFG Bank, Ltd., which assignment shall otherwise be documented in accordance with the terms hereof.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 5.01, 5.02 and 13.01). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Lender, as to its own positions only, and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(D) above and any written consent to such assignment required by clause (b)(i) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).
(c)    Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including participations in Letters of Credit) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Participant shall not be a Disqualified Institution (but solely to the extent the DQ List has been posted to the Platform pursuant to Section 13.04(d)). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any
[Adient ABL — Amendment and Restatement Agreement]

provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 5.01 and 5.02 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 5.01 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) agrees to be subject to the provisions of Section 3.03 as if it were an assignee clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01, 5.01 or 5.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such Commitments, Loans, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    The Borrowers hereby authorize the Administrative Agent to post the list of Disqualified Institutions provided by the Lead Borrower and any updates thereto from time to time (the “DQ List”) on the Platform to “public siders” and/or “private siders” and/or to provide the DQ List to each Lender requesting the same.
(e)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or any such central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.
(f)    At the reasonable request of the Administrative Agent, each of the assignee and the existing Lender (each at its own cost) shall promptly formalize the duly completed transfer certificate and/or assignment agreement as a Spanish Public Document.
(g)    The parties hereto agree that a transfer or assignment under this Section 13.04 shall constitute a transfer of any Spanish Law Security Document to the assignee in the manner set out in Article 1,203 et seq. of the Spanish Civil Code, and with the effects set out in Article 1,528 of the Spanish Civil Code.
(h)    Each Spanish Loan Party hereby expressly waives any right it may have in the future under article 1,535 of the Spanish Civil Code to any extent it may be applicable.
(i)    Each Spanish Loan Party (and each other Loan Party having executed a Spanish Law Share Pledge) accepts all transfers and assignments made by the Lenders under and in accordance with the terms of this Agreement without requiring any additional formalities, and undertakes, if necessary, to cooperate in the granting of any Spanish Public Document required for such purposes (at the cost of the Assignee or the existing Lender).
(j)    Each Lender acknowledges and agrees to comply with the provisions of this Section 13.04 applicable to it as a Lender hereunder.
Section 13.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Loan Party and the Administrative
[Adient ABL — Amendment and Restatement Agreement]

Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.
Section 13.06    [Reserved].
Section 13.07    Distributable Reserves. Nothing in this Agreement or any other Loan Document will prevent any of Parent, the Borrowers or any of the Subsidiaries from reducing its company capital in any way permitted by applicable law and the Lenders hereby consent to any such reduction of company capital and, without limiting the foregoing, consent to and agree not to object to any such reduction of company capital by way of court or other procedure required to implement any such reduction of company capital. Notwithstanding the foregoing, nothing in this Section 13.07 shall diminish the applicability of the covenants contained in Article 10 hereof.
Section 13.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; PROCESS AGENT.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION, (Y) IN THE CASE OF ANY SPECIFIED FOREIGN LOAN DOCUMENT, LEGAL ACTIONS AND PROCEEDINGS MAY BE BROUGHT AS SPECIFIED THEREIN AND (Z) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY LOAN PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID AT SUCH PARTY’S ADDRESS SET FORTH IN SECTION 13.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT
[Adient ABL — Amendment and Restatement Agreement]

THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
(d)    Each Loan Party party hereto irrevocably and unconditionally appoints the Lead Borrower, with an office on the date hereof at 49200 HALYARD DRIVE, PLYMOUTH, MI 48170, and its successors hereunder (in each case, the “Process Agent”), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York and, in the case of the Mexican Obligors, agree to grant before a notary public in Mexico an irrevocable power-of-attorney for lawsuits and collections (poder irrevocable para pleitos y cobranzas) in favor of the Process Agent in form and substance reasonably acceptable to the Administrative Agent or its counsel and to maintain such power-of-attorney in effect for at least six (6) months after all amounts hereunder and under the other Loan Documents shall have been paid in full; provided that to the extent the Process Agent is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia, the Process Agent agrees to maintain an office in the United States (which may be effected through a sub-agent) for service of process. Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon. Each Loan Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.
Section 13.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Lead Borrower and the Administrative Agent.
Section 13.10    [reserved].
Section 13.11    Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 13.12    Amendment or Waiver; etc.
(a)    Except as expressly contemplated hereby, neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Loan Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Guarantee Agreement and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders), or the Administrative Agent with the written consent of the Required Lenders, provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Revolving Commitment, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with the waiver of the applicability of any post-default increase in interest rates) or reduce or forgive the principal amount thereof, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender, (iii) except as otherwise provided in the Loan Documents, release all or substantially all of the value of the Guarantees by the Guarantors without the prior written consent of each Lender, (iv) subordinate (x) the Liens securing any of the Loans on all or substantially all of the Collateral to the liens securing any other Indebtedness or (y) any Loans in contractual right of payment to any Indebtedness, (v) amend, modify or waive any pro rata sharing provision of Section 2.10, the payment waterfall provisions of Section 11.02, or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Commitments on the Restatement Date), in each case,
[Adient ABL — Amendment and Restatement Agreement]

without the prior written consent of each Lender directly and adversely affected thereby, (vi) reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders without the prior written consent of each Lender (it being understood that, without the prior written consent of the Required Lenders or Supermajority Lenders, as applicable, additional extensions of credit pursuant to this Agreement that are permitted by the terms hereof or that have been consented to by the Required Lenders may be included in the determination of the Required Lenders or Supermajority Lenders, as applicable, on substantially the same basis as the extensions of Revolving Commitments are included on the Restatement Date), (vii) amend Section 1.04 or the definition of “Alternative Currency” in a manner that could cause any Lender to be required to lend Loans in an additional currency without the written consent of such Lender or (viii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement without the consent of each Lender; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Loan Document as the same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) without the consent of an Issuing Bank or the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the such Issuing Bank or Swingline Lender, (5) without the prior written consent of the Supermajority Lenders, change the definition of the term “Global Availability,” “Aggregate Borrowing Base,” “U.S. FILO Borrowing Base,” “U.S. Revolving Borrowing Base,” “European Borrowing Base,” “Belgian Borrowing Base,” “German Borrowing Base,” “Polish Borrowing Base,”  “Spanish Borrowing Base,” “Swedish Borrowing Base,” “U.K. Borrowing Base” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Accounts,” “Eligible Billed Accounts,” “Eligible Unbilled Accounts,” “Eligible Cash” and “Eligible Inventory”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased, or increase the percentages set forth therein or add any new classes of eligible assets thereto; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein, (6) without the prior written consent of the Supermajority Lenders, add Borrowers under this Agreement that are organized under the laws of a jurisdiction other than the United States, Belgium, Germany, Poland, Spain, Sweden, England and Wales or in each case, any state thereof or the District of Columbia; provided, further, that no Lender shall be required to lend to any such Borrower without the prior written consent of such Lender, or (7) without the prior written consent of the Required Subfacility Lenders, adversely affect the rights of Lenders under such Subfacility in respect of payments hereunder in a manner different than such amendment affects other Subfacilities.
(b)    If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Lead Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Revolving Loans of such Lender in accordance with Section 3.04; provided that, unless the Commitments that are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event the Lead Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
(c)    Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrowers, the Administrative Agent and each Lender providing the relevant Revolving Commitment Increase may (i) in accordance with the provisions of Section 2.15, enter into an Incremental Revolving Commitment Agreement, and (ii) in accordance with the provisions of Section 2.19, enter into an Extension Amendment; provided that after the execution and delivery by the Borrowers, the Administrative Agent and each such Lender may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.
(d)    Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new
[Adient ABL — Amendment and Restatement Agreement]

agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
(e)    Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.
(f)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Supermajority” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
(g)    Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Original Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
Section 13.13    Survival. All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 5.01, 5.02, 12.07, 12.13 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
Section 13.14    [Reserved].
Section 13.15    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section 13.15, each Agent, each Lead Arranger, any Co-Documentation Agent and any Lender agrees that it will not disclose any non-public information received from the Parent, the Borrowers or any of their Subsidiaries relating to the Parent, the Borrowers or any of their Subsidiaries or any of their respective businesses that is clearly identified at the time of delivery as confidential without the prior consent of the Lead Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, advisors, agents, representatives, counselors, credit risk insurance providers, or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s, Co-Documentation Agent’s or Lender’s role hereunder or investment in the Loans), provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or any foreign regulatory authorities and central banking authorities having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, any Co-Documentation Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Parent, Adient Global Holdings Jersey, the Lead Borrower or any of their respective subsidiaries, and which source is not known by such Person to be subject to a
[Adient ABL — Amendment and Restatement Agreement]

confidentiality restriction in respect thereof in favor of the Lead Borrower or any Affiliate of the Lead Borrower, (ix) for purposes of establishing a “due diligence” defense and (x) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by the Lead Borrower or on the Lead Borrower’s behalf, provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Lead Borrower in advance of such disclosure so as to afford the Lead Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.
(b)    The Lead Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Parent, Adient Global Holdings Jersey, the Lead Borrower or any of their subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Parent, Adient Global Holdings Jersey, the Lead Borrower and their subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.
(c)    [Reserved].
(d)    If any Loan Party provides any Agent, any Lead Arranger, any Co-Documentation Agent or any Lender with personal data of any individual as required by, pursuant to, or in connection with the Loan Documents, that Loan Party represents and warrants to the Agents, the Lead Arrangers, Co-Documentation Agents and Lenders that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Agents, Lead Arrangers, the Co-Documentation Agents and the Lenders, in each case, in accordance with or for the purposes of the Loan Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.
Section 13.16    USA Patriot Act Notice. Each Lender hereby notifies Adient Global Holdings Jersey and the Borrowers that pursuant to the requirements of the USA PATRIOT Act, the U.K. Money Laundering Regulations Act 2007 and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules, it is required to obtain, verify, and record information that identifies Adient Global Holdings Jersey, the Borrowers and each Subsidiary Guarantor, which information includes the name of each Loan Party and other information that will allow such Lender to identify the Loan Party in accordance with the Patriot Act, and each Loan Party agrees to provide such information from time to time to any Lender.
Section 13.17    Restricted Lenders. With respect to each Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) (each a “Restricted Lender”), Section 8.23 and, solely as it relates to compliance with Section 8.23, Article 6A shall only apply to the extent that such provision would not result in (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (b) a violation or conflict with section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) or a similar anti-boycott statute. In connection with any amendment, waiver, determination or direction relating to any part of Section 8.23 and, solely as it relates to compliance with Section 8.23, Article 6A of which a Restricted Lender does not have the benefit, to the extent that on or prior to the date of such amendment, waiver, determination or direction (and until such time as Lender shall advise the Administrative Agent and the Lead Borrower in writing otherwise), such Lender has advised the Administrative Agent and the Lead Borrower in writing that it does not have such benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made.
Section 13.18    Release of Liens and Guarantees.
(a)    The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 13.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent
[Adient ABL — Amendment and Restatement Agreement]

that such Collateral comprises property leased or licensed to a Loan Party, upon termination or expiration of such lease or license (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.12), (v) to the extent that the property constituting such Collateral is owned by any Guarantor (other than Parent or a Borrower), upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, (vii) upon such Collateral becoming Excluded Property, and (viii) in the case of Permitted Receivables Facility Assets or Securitization Assets, upon the Disposition thereof by any Permtted Receivables Jurisdiction Subsidiary to a Receivables Entity or Securitization Entity, as applicable, of such Permitted Receivables Facility Assets or Securitization Assets, in each case, pursuant to a Qualified Receivables Facility or in connection with a Qualified Securitization Transaction, in each case to the extent permitted hereunder, and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 12.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.
(b)    (1) In addition, the Lenders and the other Secured Parties hereby irrevocably agree that any Guarantor (other than Parent or any Borrower) shall be released from its respective Guarantee (i) automatically upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Guarantor (other than Parent and the Borrowers) which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by the Borrowers to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided, that any such release pursuant to the preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (C) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 10.01 and 10.04 (for this purpose, with the Borrowers being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to Section 10.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Guarantor (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)) and (D) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Refinancing Notes, Permitted Debt or any Permitted Refinancing Indebtedness with respect to the foregoing or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 13.12).
(2)    In addition, the Lenders and the other Secured Parties hereby irrevocably agree that any Borrower (other than the Lead Borrower) shall be released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary following a written request by the Lead Borrower to the Administrative Agent requesting that such person no longer constitute a Borrower and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided, that any such release shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) no Loans have been made to such Borrower that have not yet been repaid at the time of such release, (C) no Letters of Credit have been issued for the account of such Borrower that have not expired, been terminated or been Cash Collateralized or backstopped on terms acceptable to the Administrative Agent and the applicable Issuing Bank, (D) to the extent that after giving effect to such release, no Borrower would remain with respect to the applicable Subfacility, all Commitments with respect to such Subfacility shall have been terminated, (E) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (F) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 10.01 and 10.04 (for this purpose, with the Borrowers being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to Section 10.05 shall be re-characterized and would then be permitted as
[Adient ABL — Amendment and Restatement Agreement]

if same were made to a Subsidiary that was not a Guarantor (and all items described above in this clause (F) shall thereafter be deemed recharacterized as provided above in this clause (F)) and (G) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Refinancing Notes, Permitted Debt or any Permitted Refinancing Indebtedness with respect to the foregoing or (ii) if the release of such Borrower is approved, authorized or ratified by the each Lender under the applicable Subfacility.
(c)    The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 13.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers and at the Borrowers’ expense in connection with the release of any Liens created by any Loan Document in respect of such Loan Party, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of Parent containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 13.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.
(d)    Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Lead Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, including, without limitation, original executed releases of the Mortgages in recordable or registerable form and any reasonable assistance as may be required to make any applicable recording, filing or registration of such releases, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Bank Product Obligations (other than in connection with any application of proceeds pursuant to Section 11.02) and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, administration or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Lead Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 13.18(d).
(e)    Other than in connection with any application of proceeds pursuant to Section 11.02, Obligations of Parent or any of its Subsidiaries under any Secured Bank Product Obligations (after giving effect to all netting arrangements relating to such Secured Bank Product Obligations) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Bank Product Obligations. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Bank Product Obligations.
Section 13.19    U.K. “Know Your Customer” Checks.
(a)    If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a U.K. Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your
[Adient ABL — Amendment and Restatement Agreement]

customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each U.K. Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
(b)    Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
Section 13.20    Waiver of Sovereign Immunity. Each of the Loan Parties, in respect of itself, its subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Parent, Adient Global Holdings Jersey, the Borrowers, or any of their respective subsidiaries or any of their respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of Parent, Adient Global Holdings Jersey, the Borrowers, or any of their respective subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Parent, Adient Global Holdings Jersey and the Borrowers, for themselves and on behalf of their respective subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, the Borrowers further agree that the waivers set forth in this Section 13.20 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
Section 13.21    INTERCREDITOR AGREEMENT.
(a)    EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.
(b)    THE PROVISIONS OF THIS SECTION 13.21 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.
(c)    THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH ADIENT GLOBAL HOLDINGS JERSEY OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.
Section 13.22    Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, (i) none of the Lead Arrangers, the Co-Documentation Agents, the Co-Syndication Agents or any Lender shall, solely by reason of this Agreement or any other Loan Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Adient Global Holdings Jersey and the Borrowers hereby waive, to the fullest extent permitted by law, any
[Adient ABL — Amendment and Restatement Agreement]

claims they may have against the Lead Arrangers, the Co-Documentation Agents, the Co-Syndication Agents or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty.
Section 13.23    Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the rate of exchange used shall be the Spot Rate for conversion into U.S. Dollars or, for conversion into another currency, the spot rate for the purchase of the Agreement Currency with such other currency through the Administrative Agent’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).
Section 13.24    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 13.25    Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
Section 13.26    Appointment of Collateral Agent as Security Trustee. For purposes of any Liens or Collateral created under the Foreign Security Documents and any Additional Security Document governed by Irish laws or the law of any jurisdiction of the United Kingdom (the “Security Trust Security Documents”), in addition to the provisions set out in Article 12 or otherwise hereunder.
(a)    In this Section 13.26, the following expressions have the following meanings:
(i)    “Appointee” shall mean any receiver, administrator, examiner, judicial manager or other insolvency officer appointed in respect of any Loan Party or its assets.
(ii)    “Charged Property” shall mean the assets of the Loan Parties subject to a security interest under any Foreign Security Documents and any Additional Security Document governed by Irish law or the law of any jurisdiction of the United Kingdom.
(iii)    “Delegate” shall mean any delegate, agent, attorney or co-trustee appointed by the relevant Collateral Agent (in its capacity as security trustee).
(b)    The Secured Parties appoint the Collateral Agent to hold the security interests constituted by the Security Trust Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Collateral Agent accepts that appointment.
(c)    [Reserved].
(d)    The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.
[Adient ABL — Amendment and Restatement Agreement]

(e)    Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Loan Party.
(f)    The Collateral Agent shall not have any duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
(g)    The Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the Security Trust Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.
(h)    The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the Security Trust Security Documents as may be conferred by the instrument of appointment of that person.
(i)    The Collateral Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).
(j)    The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.
(k)    Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the Security Trust Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the Collateral Agent in its capacity as security trustee) in the provisions of the Security Trust Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.
(l)    Each Secured Party confirms its approval of the Security Trust Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the Security Trust Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the Security Trust Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the Security Trust Security Documents.
(m)    The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.
(n)    Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a Security Trust Security Document and accordingly authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry or the Irish Property Registration Authority (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.
(o)    Except to the extent that a Security Trust Security Document otherwise requires, any moneys which the Collateral Agent receives under or pursuant to a Security Trust Security Document may be: (a) invested in any investments which the Collateral Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Collateral Agent) on terms that the Collateral Agent thinks fit, in each case in the name or under the control of the Collateral Agent, and the Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.
(p)    On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Collateral Agent shall (at the cost of the Loan Parties) execute any release of the Security Trust Security Documents or other claim over that Charged Property and issue any certificates of non-crystallization of floating charges that may be required or take any other action that the Collateral Agent considers desirable.
[Adient ABL — Amendment and Restatement Agreement]

(q)    The Collateral Agent shall not be liable for:
(i)    any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a Security Trust Security Document;
(ii)    any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a Security Trust Security Document;
(iii)    the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or
(iv)    any shortfall which arises on enforcing a Security Trust Security Document.
(r)    The Collateral Agent shall not be obligated to:
(i)    obtain any authorization or environmental permit in respect of any of the Charged Property or a Security Trust Security Document;
(ii)    hold in its own possession a Security Trust Security Document, title deed or other document relating to the Charged Property or a Security Trust Security Document;
(iii)    perfect, protect, register, make any filing or give any notice in respect of a Security Trust Security Document (or the order of ranking of a Security Trust Security Document), unless that failure arises directly from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment; or
(iv)    require any further assurances in relation to a Security Trust Security Document.
(s)    In respect of any Security Trust Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.
(t)    In respect of any Security Trust Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.
(u)    Every appointment of a successor Collateral Agent under a Security Trust Security Document shall be by deed.
(v)    Section 1 of the Trustee Act 2000 (U.K.) shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.
(w)    In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (U.K.) or the Trustee Act 2000 (U.K.), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (U.K.).
(x)    Where there are any inconsistencies between the Trustee Acts 1888 to 1989 of Ireland and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail.
(y)    The rights, powers, authorities and discretions given to the Collateral Agent under or in connection with this Agreement and the Irish Security Documents shall be supplemental to the Trustee Acts 1888 to 1989 of Ireland and in addition to any which may be vested in the Collateral Agent by law or regulation or otherwise.
(z)    The perpetuity period under the rule against perpetuities if applicable to this Agreement and any Security Trust Security Document shall be 80 years from the date of this Agreement.
[Adient ABL — Amendment and Restatement Agreement]

No party (other than Collateral Agent) may take any proceedings against any officer, employee or agent of the Collateral Agent in respect of any claim it might have against the Collateral Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to the Security Trust Security Documents and any officer, employee or agent of the Collateral Agent may rely on this Section 13.26 and the provisions of the Contracts (Rights of Third Parties) Act 1999.
(aa)    Collateral limitation of liability to non-Beneficiaries:
(i)    The Collateral Agent, in its capacity as security trustee, enters into and performs the Security Trust Security Documents and the transactions they contemplate only as the trustee of the security trust constituted pursuant to Section 13.26 (“Security Trust”), except where expressly stated otherwise. This applies also in respect of any past and future conduct (including omissions) relating to this Agreement or those transactions.
(ii)    Under and in connection with the Security Trust Security Documents and those transactions and conduct:
(A)    the Collateral Agent’s liability (including for negligence) to the Loan Parties is limited to the extent it can be satisfied out of the Charged Property assets. The Collateral Agent need not pay any such liability out of other assets;
(B)    a Loan Party may only do the following with respect to the Collateral Agent (but any resulting liability remains subject to the limitations in this Section 13.26):
(1)    prove and participate in, and otherwise benefit from, any winding up or examinership of the Collateral Agent or any form of insolvency administration of the Collateral Agent but only with respect to Security Trust assets;
(2)    exercise rights and remedies with respect to Security Trust assets, including set-off;
(3)    enforce its security (if any) and exercise contractual rights; and
(4)    bring any proceedings against the Collateral Agent seeking relief or orders that are not inconsistent with the limitations in this Section 13.26,
(5)    and may not:
(6)    bring other proceedings against the Collateral Agent;
(7)    take any steps to have the Collateral Agent wound up or placed in any form of examinership or other insolvency administration or to have a receiver or receiver and manager or examiner appointed; or
(8)    seek by any means (including set-off) to have a liability of the Collateral Agent to that Loan Party (including for negligence) satisfied out of any assets of the Collateral Agent other than Security Trust assets.
(iii)    Paragraphs (i) and (ii) apply despite any other provision in the applicable Security Trust Security Documents but do not apply with respect to any liability of the Collateral Agent to a Loan Party (including for negligence):
(A)    to the extent that the Collateral Agent has no right or power to have Security Trust assets applied towards satisfaction of that liability, or its right or power to do so is subject to a deduction, reduction, limit or requirement to make good, in either case because the Collateral Agent’s behavior was beyond power or improper in relation to the Security Trust; or
(B)    under any provision which expressly binds the Collateral Agent other than as trustee of the Security Trust (whether or not it also binds it as trustee of the Security Trust).
[Adient ABL — Amendment and Restatement Agreement]

(iv)    The limitation in paragraph (ii)(A) is to be disregarded for the purposes (but only for the purposes) of the rights and remedies described in paragraph (ii)(B), and interpreting the Security Trust Security Documents and any security for them, including determining the following:
(A)    whether amounts are to be regarded as payable (and for this purpose damages or other amounts will be regarded as a payable if they would have been owed had a suit or action barred under paragraph (ii)(B) been brought);
(B)    the calculation of amounts owing; or
(C)    whether a breach or default has occurred,
but any resulting liability will be subject to the limitations in this Section 13.26.
Section 13.27    Guarantee Limitations. To the extent a Borrower or Guarantor incorporated in Germany as a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Debtor”) or established in Germany as a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (a “German GmbH & Co KG Debtor”, together with any German GmbH Debtor hereinafter referred to as “German Debtor”) can be held liable for any Obligation of a Borrower or Guarantor (other than the relevant German Debtor) due to its joint and several liability or a Guarantee granted under the Loan Documents (including the Guarantee Agreement), the enforcement of such indemnity or Guarantee (the “Indemnity”) granted under the Loan Documents against such German Debtor shall be limited as follows:
(a)    The enforcement of the Indemnity shall be limited, if and to the extent that the relevant German Debtor is liable for obligations of an affiliated company (verbundenes Unternehmen) of such German Debtor within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than any of the German Debtor’s subsidiaries) and that, in such case, the enforcement of the Indemnity (y) would cause the German Debtor’s, or, where the German Debtor is a German GmbH & Co KG Debtor, its general partner’s assets (the calculation of which shall include all items set forth in Section 266(2) A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch)) less the German Debtor’s, or, where the German Debtor is a German GmbH & Co KG Debtor, its general partner’s liabilities (the calculation of which shall include all items set forth in Section 266(3) B (but disregarding any accruals (Rückstellungen) in respect of a potential enforcement of this Indemnity or any Lien), C, D and E of the German Commercial Code (but shall, for the avoidance of doubt, exclude the liabilities under or relating to this Indemnity) (the “Net Assets”) to be less than the aggregate of (i) its respective registered share capital (Stammkapital) (Begründung einer Unterbilanz) and (ii) the amount of profits not available for distribution in accordance with section 268(8) of the German Commercial Code (such aggregate the “Protected Capital”), or (z) (if the German Debtor’s, or, where the German Debtor is a German GmbH & Co KG Debtor, its general partner’s Net Assets are already less than its respective Protected Capital) would cause such deficit to be further increased (Vertiefung einer Unterbilanz) (each such event, a “Capital Impairment”).
(b)    For the purposes of such calculation of the Net Assets, all items shall be accounted for pursuant to generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) applicable from time to time in Germany under the German Commercial Code and be based on the same principles that were applied by the German Debtor in preparation of its most recent annual balance sheet (Jahresbilanz) except that the following balance sheet items shall be adjusted as follows:
(i)    if the registered share capital of the German Debtor, or, where the German Debtor is a German GmbH & Co KG Debtor, of its general partner, is not fully paid up (nicht voll eingezahlt), the relevant amount which is not paid up shall be deducted from the registered share capital;
(ii)    the amount of any increase after the date of the relevant German Debtor’s accession to this Agreement of the German Debtor’s, or, where the German Debtor is a German GmbH & Co KG Debtor, its general partner’s registered share capital which has been effected without the prior written consent of the Administrative Agent shall be deducted from the registered share capital;
(iii)    liabilities incurred under loans provided to the German Debtor by another member of its group of companies or by any direct or indirect shareholder of the German Debtor shall be disregarded if and to the extent such loans are subordinated by law or contract at least to
[Adient ABL — Amendment and Restatement Agreement]

the rank pursuant to Section 39(1) no. 5 of the German Insolvency Code (Insolvenzordnung), unless a waiver of the repayment claim, the contribution of such repayment claim into the capital reserves and any other way of extinguishing the relevant liabilities would violate mandatory legal restrictions applicable to the relevant member of the German Debtor’s group of companies and such obstacle cannot be overcome in a legally admissible manner;
(iv)    the amount of non-distributable assets according to Section 253 sub-section 6 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets;
(v)    liabilities in relation to loans granted to, and other contractual liabilities incurred by, the German Debtor or as the case may be its general partner, in breach of any term of any Loan Document shall be disregarded;
(vi)    the calculation of the Net Assets shall take into account the costs of the Auditor’s Determination; and
(vii)    the assets of the German Debtor shall, for the avoidance of doubt only, be assessed at their liquidation value (Liquidationswert) instead of their book value (Buchwert) if, at the time the demand under the Indemnity is made, a negative going concern prognosis (negative Fortführungsprognose) must be made.
(c)    In addition, the German Debtor and, where the German Debtor is a German GmbH & Co KG Debtor, also its general partner shall, at the request of the Administrative Agent, realise, as soon as is reasonably practicable and to the extent legally permitted and commercially justifiable, in a situation where after enforcement of the Indemnity the German Debtor, or, where the German Debtor is a German GmbH & Co KG Debtor, its general partner would not have Net Assets in excess of its Protected Capital, any of its assets which are not necessary for the German Debtor’s or, as the case may be, its general partner’s operational business (betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset. The German Debtor and, where the German Debtor is a German GmbH & Co KG Debtor, its general partner shall, prior to such realisation, assign its respective claim for the purchase price or other proceeds from the realisation to the Administrative Agent for security purposes (Sicherungsabtretung) unless otherwise agreed or directed by the Administrative Agent (acting on the instructions of the Required Lenders).
(d)    The enforcement of the Indemnity shall initially be excluded if no later than 15 Business Days following a demand by the Administrative Agent to make a payment under the Indemnity, the managing directors on behalf of the German Borrower have confirmed in writing to the Administrative Agent:
(i)    to what extent the Indemnity granted hereunder is an up-stream or cross-stream indemnity as described in paragraph (a) of Section 13.27 above; and
(ii)    which amount of such cross-stream and/or up-stream indemnity cannot be enforced as it would cause a Capital Impairment (taking into account the adjustments set out in paragraph (b) of Section 13.27 above),
(iii)    (the “Management Determination”) and such confirmation is supported by a reasonably detailed calculation provided that the Administrative Agent shall in any event be entitled to enforce the Indemnity for any amounts where such enforcement would, in accordance with the Management Determination, not cause a Capital Impairment (in each case as calculated and adjusted in accordance with paragraphs (a) and (b) of Section 13.27 above).
(e)    Following the Administrative Agent’s receipt of a Management Determination, any further enforcement of the Indemnity (i.e. any enforcement to which the Agent is not already entitled to pursuant to paragraph (d) of Section 13.27 above) shall be excluded unless the Administrative Agent has requested from the German Debtor and the German Debtor has not provided an Auditor’s Determination (as defined below) within 20 Business Days of such written request. If the Administrative Agent receives within such 20 Business Day period (i) an up-to date balance sheet together with (ii) a determination in each case prepared by auditors of international standard and reputation appointed by the relevant German Debtor either confirming the Management Determination or setting out deviations from the Management Determination (the “Auditor’s Determination”), any further enforcement of the Indemnity shall be limited,
[Adient ABL — Amendment and Restatement Agreement]

if and to the extent such enforcement would, in accordance with the Auditor’s Determination cause a Capital Impairment in each case as calculated and adjusted in accordance with paragraphs (a) and (b) of Section 13.27 above. If the German Debtor fails to deliver an Auditor’s Determination within 20 Business Days after receipt of a written request from the Administrative Agent to provide an Auditor’s Determination, the Administrative Agent shall be entitled to enforce the Indemnity without any limitation or restriction.
(f)    The limitations on enforcement set out in this Section 13.27 shall not apply (or, as the case may be, shall cease to apply):
(i)    if and to the extent the relevant German Debtor owes or guarantees any amounts borrowed under this Agreement which are lent, on-lent or otherwise passed on to such German Debtor and/or, in case of a German GmbH & Co KG Debtor, its general partner or any of their respective subsidiaries from time to time (provided that the relevant German Debtor must prove (Beweislast) that or to which extent the owed or guaranteed amounts have not been lent, on-lent or otherwise passed on to it or any of its subsidiaries);
(ii)    if and to the extent the enforcement of the Indemnity will result in a fully valuable recourse claim (vollwertiger Gegenleistungs - oder Rückgriffsanspruch) of the German Debtor within the meaning of sentence 2 of paragraph 1 of section 30 of the German Act on Limited Liability Companies (GmbH-Gesetz) against the Borrower or Guarantor (as applicable) whose obligations are owed or guaranteed under the Indemnity; or
(iii)    if and to the extent for any other reason (including, without limitation, as a result of a change in the relevant rules of law) the Capital Impairment referred to in paragraph (a) of Section 13.27 above does not constitute a breach of the German Debtor’s or, where the German Debtor is a German GmbH & Co KG Debtor, its general partner’s obligations to maintain its registered share capital pursuant to sections 30 et seq. of the German Act on Limited Liability Companies (GmbH-Gesetz) and its obligation not to distribute certain profits pursuant to section 268(8) of the German Commercial Code, each as amended, supplemented and/or replaced from time to time.
(g)    (g)    For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of (i) the enforcement of the Indemnity to the extent such Indemnity relates to obligations of the German Debtor’s direct or indirect subsidiaries including in each case their legal successors or (ii) the enforcement of any claim of any Finance Party against the Borrower who incurred the obligation under the Loan Documents owed or guaranteed by the German Debtor under the Indemnity.
Section 13.28    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Adient ABL — Amendment and Restatement Agreement]

Section 13.29    Spanish Provisions Relating to Executive Proceedings.
(a)    Spanish Public Documents:
(i)    At the reasonable request of the Administrative Agent or the Collateral Agent, this Agreement and any other Loan Document (as well as any amendments hereto or thereto and any accession deeds) shall be formalized as a Spanish Public Document, so that it may have the status of a notarial document of loan for all purposes contemplated in Article 517, numbers 4º or 5º (as applicable) of the Spanish Civil Procedural Law. Any costs and expenses relating to such formalization shall be paid and satisfied by the Spanish Loan Parties in accordance with this Agreement.
(ii)    Each Spanish Loan Party also undertakes to grant any public or private document reasonably required by the Administrative Agent for the purposes of or in relation to such Spanish Public Document.
(iii)    The costs of issuance of first copies (with and without enforcement title) of such Spanish Public Document shall be borne by the relevant Spanish Loan Party, and the cost regarding the issuance of additional copies will be borne by the Party requesting such additional copies.
(iv)    Each Spanish Loan Party undertakes that the Spanish Public Document shall:
(1)    expressly state that any Secured Party is entitled to claim (subject to any of the applicable guarantee limitations established and subject to compliance with the terms of this Agreement) amounts outstanding under the Loan Documents following any non-payment of principal or interest under this Agreement, in accordance with the terms of this Agreement. This does not prejudice the exercise of any other right and remedy of the Agent or any Finance Party; and
(2)    state any conditions that the Administrative Agent reasonably considers necessary or convenient in respect of the enforceability of the Loan Documents referred to in article 517 et seq. of the Spanish Civil Procedural Law
(b)    Enforcement proceedings:
(i)    Upon enforcement, the sum payable by any Spanish Loan Party shall be the total aggregate amount of the balance of the accounts maintained by the Administrative Agent (or the relevant Lender, as the case may be) pursuant to Section 8.09 (Administrative Agent May File Proofs of Claim: Credit Binding). For the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, the Parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.
(ii)    For the purpose of the provisions of Art. 571 et seq. of the Spanish Civil Procedural Law, it is expressly agreed by the Parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Administrative Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (i) above. By virtue of the foregoing, to exercise executive action by the Administrative Agent or any of the Lenders it will be sufficient to present (i) an original notarial first or authentic copy of this Agreement (or accession deed to the same), (ii) a notarial certificate, if necessary, for the purposes described in clause (iii) below, (iii) the notarial document (acta notarial) which incorporates the certificate issued by the Administrative Agent (or the relevant Lender, as the case may be) of the amount due by the Spanish Loan Party including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in clause (i) above, evidencing that the determination of the amounts due and payable by the Spanish Loan Party have been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (iv) a notarial document (acta notarial) evidencing that the Spanish Loan Party has been served notice of the amount that is due and payable.
(iii)    Paragraph (ii) above is also applicable to any Lender with regard to its Commitment. Such Lender may issue an appropriate certification of the balances of the relevant account(s) referred to in paragraph (i) above and certification of the balances of such accounts shall be legalized by a notary.
[Adient ABL — Amendment and Restatement Agreement]

(iv)    The amount of the balances so established shall be notified to the Spanish Loan Party in an attestable manner at least three (3) Business Days in advance of exercising the executive action set out in paragraph (ii) above.
(v)    The Spanish Loan Parties hereby expressly authorize the Administrative Agent (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary who has formalized this Agreement (or any accession deed or amendment thereto) in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of numbers 4º or 5º (as applicable) of Article 517 of the Spanish Civil Procedural Law. The cost of such certificate and documents will be for the account of the Spanish Loan Parties in the manner provided under this Agreement.
(vi)    For the purposes of article 540.2 of the Spanish Civil Procedural Law, the Loan Parties acknowledge and accept that, provided that the relevant assignment, transfer or change of Lenders has been made in accordance with the terms of this Agreement, any assignment, transfer or change of Lenders shall be duly and sufficiently evidenced to any Spanish court by means of a certificate issued by the Administrative Agent confirming who the Lenders are in each moment, and therefore, those who are certified as Lenders by the Administrative Agent shall be able to initiate enforcement in Spain through procedimiento ejecutivo without further evidence being required.
Section 13.30    Luxembourg Law Provisions. It is hereby expressly accepted and confirmed that, for the purposes of articles 1278 and article 1281 of the Luxembourg civil code, notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Agreement, any security provided pursuant to a Loan Document to which a Luxembourg Loan Party is a party shall be preserved, for the purposes of Luxembourg law, for the benefit of any new Lender.
It is further expressly accepted and confirmed that, notwithstanding the foregoing or anything to the contrary in the Loan Documents, each of the Luxembourg Loan Parties shall not grant any guarantee or security other than in respect of the liabilities owed by any holding company, subsidiary, or fellow subsidiary, or any other company which belong to their group of companies.
Section 13.31    Ireland “Know Your Customer” Checks.
(a)    If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of an Irish Loan Party after the date of this Agreement; (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or (iv) any law, regulation, applicable market guidance or internal policy in relation to the period review and/or updating of customer information obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Irish Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents; and
(b)    Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
Section 13.32    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that
[Adient ABL — Amendment and Restatement Agreement]

the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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[SIGNATURE PAGES INTENTIONALLY OMITTED]

[Adient ABL — Amendment and Restatement Agreement]